As filed with the Securities and Exchange Commission on July 3, 2003

Registration No. 333-104641

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

Under

The Securities Act of 1933

PIXELWORKS, INC.

(Exact name of Registrant as specified in its charter)

Oregon	3674	91-1761992
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

	8100 SW Nyberg Road Tualatin, Oregon 97062 (503) 454-1750
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Allen H. Alley President and Chief Executive Officer 8100 SW Nyberg Road Tualatin, Oregon 97062 (503) 454-1750
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
William C. Campbell, Esq. Gregory E. Struxness, Esq. Ater Wynne LLP 222 S.W. Columbia, Suite 1800 Portland, Oregon 97201 (503) 226-1191	James E. Donegan Chief Executive Officer Genesis Microchip Inc. 2150 Gold Street Alviso, California 95002 (408) 262-6599	Selim Day, Esq. Robert T. Ishii, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300
Karen K. Dreyfus, Esq. Andrew R. Hull, Esq. O’Melveny & Myers LLP 990 Marsh Road Menlo Park, California 94025 (650) 473-2600

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement and consummation of the merger contemplated herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8 of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8, may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. Pixelworks may not sell these securities until the registration statement is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated July 3, 2003

Dear holders of Pixelworks and Genesis Microchip common stock:

On behalf of the boards of directors and management teams of each of Pixelworks, Inc. and Genesis Microchip Inc., we are pleased to deliver our joint proxy statement/prospectus for the proposed merger involving Pixelworks and Genesis Microchip. Upon completion of the merger, holders of Genesis Microchip common stock will be entitled to receive 2.3366 shares of Pixelworks common stock for each share of Genesis Microchip common stock they hold at that time. In the merger, Pixelworks will also assume all outstanding options to purchase Genesis Microchip common stock.

The common stock of each of Pixelworks and Genesis Microchip is traded on the Nasdaq National Market under the trading symbols “PXLW” and “GNSS,” respectively. Following the merger, and subject to the approval by the Pixelworks shareholders of a proposal to amend Pixelworks’ articles of incorporation, the combined company will be named Genesis Pixelworks, Inc., and we expect that its common stock will be traded on the Nasdaq National Market under the trading symbol “GNPX.” The headquarters of the combined company will be the current headquarters of Genesis Microchip in Alviso, California.

We encourage you to read this joint proxy statement/prospectus, which includes important information about the merger. In addition, the section entitled “Risk Factors” beginning on page 18 of this joint proxy statement/prospectus contains a description of risks that you should consider in evaluating the merger.

Completion of the merger requires Pixelworks shareholders to approve the issuance of shares of Pixelworks common stock in connection with the merger and requires Genesis Microchip stockholders to adopt the merger agreement. Pixelworks and Genesis Microchip have scheduled special meetings of their shareholders to obtain these approvals on   •  , 2003. Information regarding these special meetings is included in this joint proxy statement/prospectus.

The Pixelworks board of directors unanimously recommends that Pixelworks shareholders vote “FOR” the proposal to approve the issuance of shares of Pixelworks common stock in connection with the merger and “FOR” the proposal to amend Pixelworks’ articles of incorporation to change Pixelworks’ name to Genesis Pixelworks, Inc. after completion of the merger.

The Genesis Microchip board of directors unanimously recommends that Genesis Microchip stockholders vote “FOR” the proposal to adopt the merger agreement.

YOUR VOTE IS IMPORTANT.    Whether or not you plan to attend the Pixelworks special meeting or the Genesis Microchip special meeting, please vote “FOR” your company’s proposals today by signing and dating the enclosed proxy card and returning it in the pre-addressed envelope provided.

Thank you for your support.

Sincerely,

Allen H. Alley Chairman, President and Chief Executive Officer Pixelworks, Inc.	James E. Donegan Chairman and Chief Executive Officer Genesis Microchip Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of Pixelworks common stock to be issued in connection with the merger or determined whether this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated   •  , 2003 and is first being mailed to shareholders of Pixelworks and Genesis Microchip on or about   •  , 2003.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Pixelworks, Inc. and Genesis Microchip Inc. from documents that each company has filed with the Securities and Exchange Commission and that have not been included in or delivered with this joint proxy statement/prospectus.

Pixelworks will provide you with copies of this information relating to Pixelworks, without charge, upon written or oral request to:

Pixelworks, Inc.

Attention: Chief Financial Officer

8100 SW Nyberg Road

Tualatin, Oregon 97062

Telephone Number: (503) 454-1750

Genesis Microchip will provide you with copies of this information relating to Genesis Microchip, without charge, upon written or oral request to:

Genesis Microchip Inc.

Attention: Chief Financial Officer

2150 Gold Street

Alviso, California 95002

Telephone Number: (408) 262-6599

If you would like to request any documents, please do so by   •  , 2003, in order to receive them before the special meetings. See “Where You Can Find Additional Information” beginning on page 116.

PIXELWORKS, INC.

8100 SW Nyberg Road

Tualatin, Oregon 97062

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON   •  , 2003

To the Shareholders of Pixelworks, Inc.:

Notice is hereby given that a special meeting of shareholders of Pixelworks, Inc. will be held on   •  , 2003, at 9:00 a.m., Pacific Time, at   •  , Portland, Oregon, for the following purposes:

1.	to consider and vote on a proposal to approve the issuance of shares of Pixelworks common stock, par value $0.001 per share, pursuant to the Agreement and Plan of Merger dated as of March 17, 2003 by and among Genesis Microchip Inc., Pixelworks and Display Acquisition Corporation, a newly formed, wholly-owned subsidiary of Pixelworks, pursuant to which Genesis Microchip will become a wholly-owned subsidiary of Pixelworks;

2.	to consider and vote on a proposal to approve an amendment to Pixelworks’ articles of incorporation effective upon completion of the merger, changing the name of Pixelworks to Genesis Pixelworks, Inc.; and

3.	to transact such other business as may properly come before the Pixelworks special meeting or any adjournment or postponement of the meeting.

These items of business are more fully described in the attached joint proxy statement/prospectus.

Only Pixelworks shareholders of record at the close of business on May 21, 2003, the date assumed for purposes of this document as the record date for the Pixelworks special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the meeting.

Your vote is important. Whether or not you plan to attend the special meeting, we urge you to complete, date, sign and return the enclosed proxy card in the accompanying envelope. Your prompt response is greatly appreciated. You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus before it has been voted at the special meeting. Shareholders who attend the special meeting may vote their stock personally even if they have previously delivered a proxy.

By Order of the Board of Directors of Pixelworks, Inc.

July • , 2003 Tualatin, Oregon	Allen H. Alley Chairman of the Board, President and Chief Executive Officer

GENESIS MICROCHIP INC.

2150 Gold Street

Alviso, California 95002

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON   •  , 2003

To the Stockholders of Genesis Microchip Inc.:

Notice is hereby given that a special meeting of stockholders of Genesis Microchip Inc. will be held on   •  , 2003, at 9:00 a.m., Pacific Time, at 2150 Gold Street, Alviso, California, for the following purposes:

1.	to consider and vote on a proposal to adopt the Agreement and Plan of Merger dated as of March 17, 2003 by and among Genesis Microchip, Pixelworks, Inc. and Display Acquisition Corporation, a newly formed, wholly-owned subsidiary of Pixelworks, pursuant to which Genesis Microchip will become a wholly-owned subsidiary of Pixelworks; and

2.	to transact such other business as may properly come before the Genesis Microchip special meeting or any adjournment or postponement of the meeting.

Adoption of the Agreement and Plan of Merger will constitute approval of the merger. These items of business are more fully described in the attached joint proxy statement/prospectus.

Only Genesis Microchip stockholders of record at the close of business on May 21, 2003, the date assumed for purposes of this document as the record date for the Genesis Microchip special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the meeting.

Your vote is important. Whether or not you plan to attend the special meeting, we urge you to complete, date, sign and return the enclosed proxy card in the accompanying envelope. Your prompt response is greatly appreciated. You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus before it has been voted at the special meeting. Stockholders who attend the special meeting may vote their stock personally even if they have previously delivered a proxy.

By Order of the Board of Directors of Genesis Microchip Inc.

July • , 2003 Alviso, California	Eric Erdman Secretary

i

ANNEX A:	AGREEMENT AND PLAN OF MERGER
ANNEX B:	OPINION OF CITIGROUP GLOBAL MARKETS INC. (FORMERLY SALOMON SMITH BARNEY INC.)
ANNEX C:	OPINION OF DRESDNER KLEINWORT WASSERSTEIN, INC.
ANNEX D:	FORM OF PIXELWORKS VOTING AGREEMENT
ANNEX E:	FORM OF GENESIS MICROCHIP VOTING AGREEMENT

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	Pixelworks and Genesis Microchip are proposing to merge under the terms of the merger agreement that is attached as Annex A and that is described in this joint proxy statement/prospectus.

The merger requires approval by the shareholders of Pixelworks and Genesis Microchip. Pixelworks and Genesis Microchip have scheduled special meetings of their shareholders to obtain these approvals.

Q:	Why are Pixelworks and Genesis Microchip proposing to merge?

A:	We are proposing to merge because we believe the merger will enhance our competitive ability in the advanced display industry. In addition, we believe that the combined company will have a more diversified product offering and revenue base than either company has on a stand-alone basis.

Q:	What will happen to my shares in the merger?

A:	Pixelworks: All outstanding shares of Pixelworks common stock will remain outstanding.

Genesis Microchip:  Each issued and outstanding share of Genesis Microchip common stock will convert into the right to receive 2.3366 shares of Pixelworks common stock. Genesis Microchip stockholders will receive cash in lieu of fractional shares.

Q:	What percentage of the combined company will the shareholders of Pixelworks and Genesis Microchip own after the merger?

A:	Pixelworks: Assuming the merger had been completed as of May 21, 2003, Pixelworks shareholders would have owned approximately 38.3% of the outstanding shares of the combined company.

Genesis Microchip: Assuming the merger had been completed as of May 21, 2003, Genesis Microchip stockholders would have owned approximately 61.7% of the outstanding shares of the combined company.

Q:	As a Genesis Microchip stockholder will I be able to trade the stock I receive in the merger?

A:	The shares of Pixelworks common stock issued to you in the merger will be freely tradable, unless you are an affiliate of Genesis Microchip. Generally, persons who are affiliates of Genesis Microchip must comply with Rule 145 under the Securities Act of 1933 if they wish to sell or otherwise transfer any of the shares of Pixelworks common stock they receive in the merger.

Q:	What will happen to my stock options in the merger?

A:	Pixelworks: All outstanding options to purchase Pixelworks common stock will remain outstanding. The vesting of certain Pixelworks stock options held by directors and certain key employees of Pixelworks will be accelerated in connection with the merger.

Genesis Microchip:  Each option to purchase Genesis Microchip common stock outstanding at the time of the merger will be assumed by Pixelworks and will become an option to acquire a number of shares of Pixelworks common stock determined by multiplying the number of shares of Genesis Microchip common stock covered by the option immediately before the completion of the merger by 2.3366, rounded down to the nearest whole share. The exercise price per share of each assumed option will be equal to the exercise price per share of Genesis Microchip common stock applicable to that option, divided by 2.3366, rounded up to the nearest whole cent.

Q:	What will the combined company be called?

A:	The combined company will be called Genesis Pixelworks, Inc. if Pixelworks’ shareholders approve the proposed amendment to Pixelworks’ articles of incorporation. The combined company’s common stock is expected to trade on the Nasdaq National Market under the trading symbol “GNPX.”

Q:	Where will the combined company have its headquarters?

A:	The headquarters of the combined company will be Genesis Microchip’s current headquarters in Alviso, California. The combined company will also have a significant presence at Pixelworks’ current headquarters in Tualatin, Oregon.

Q:	What am I being asked to vote on?

A.	Pixelworks shareholders: You are being asked to vote to approve the issuance of shares of common stock in connection with the merger and to approve an amendment to the Pixelworks articles of incorporation to change the company’s name to Genesis Pixelworks, Inc.

Genesis Microchip stockholders:  You are being asked to vote to adopt the merger agreement, which will constitute approval of the merger.

Q:	What shareholder approvals are required?

A:	Pixelworks shareholders: The issuance of shares in the merger and the proposed amendment to the articles of incorporation each require the affirmative vote of a majority of the votes cast at the Pixelworks special meeting.

Genesis Microchip stockholders:  Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Genesis Microchip common stock.

Q:	When and where will the votes take place?

A:	The special meetings of Pixelworks and Genesis Microchip shareholders will take place on • , 2003 at the locations specified in the notices of special meetings in this joint proxy statement/prospectus.

Q:	How does my board of directors recommend that I vote?

A:	Pixelworks shareholders: The Pixelworks board of directors unanimously recommends that Pixelworks shareholders vote “FOR” the issuance of Pixelworks common stock pursuant to the merger and “FOR” the amendment to the articles of incorporation to change the company’s name to Genesis Pixelworks, Inc.

Genesis Microchip stockholders:  The Genesis Microchip board of directors unanimously recommends that Genesis Microchip stockholders vote “FOR” the adoption of the merger agreement.

Q:	How do I vote?

A:	If your shares are registered in your name: Complete, sign, date and return the enclosed proxy card in the enclosed return envelope as soon as possible. You may also attend and vote at the special meeting instead of submitting a proxy.

If your shares are held in “street name:”  You need to follow your broker’s instructions as to how to vote your shares. Your broker will not vote your shares unless he or she receives instructions from you.

Q:	How do I change my vote?

A.	If your shares are registered in your name: You may change your vote at any time before your company’s meeting by sending a signed revocation or a proxy with a later date to your company’s secretary, or by attending the special meeting and voting in person.

If your shares are held in “street name:”  You need to follow your broker’s instructions on how to change your vote.

Q:	What happens if I am a registered holder and I return a properly executed proxy card but I don’t indicate how to vote my proxy?

A:	Your shares will be voted “FOR” the proposals related to the merger, including, in the case of Pixelworks shareholders, the proposal to change the company’s name, and according to the best judgment of the proxyholder in regard to any other matter that properly comes before the special meeting.

Q:	Should I send in my stock certificates?

A:	Pixelworks shareholders: No, you do not need to exchange your stock certificates.

Genesis Microchip stockholders:  Not at this time. We will send you written instructions that explain how to exchange your shares of Genesis Microchip common stock for shares of Pixelworks common stock after completion of the merger.

Q:	When do you expect to complete the merger?

A:	We expect to complete the merger as soon as possible after the special meetings if we obtain the required shareholder approvals at these meetings. Because the merger is also subject to governmental approvals and other conditions, we cannot predict when we will complete the merger. Those conditions include the termination of a waiting period which has been extended by the Federal Trade Commission’s request for additional information on June 23, 2003, more particularly described under the heading “Regulatory Approvals Required to Complete the Merger” on page 80. Either company can terminate the merger agreement if we do not complete the merger by September 17, 2003, or, in specified circumstances, November 17, 2003.

Q:	Are there risks I should consider in deciding whether to vote for the share issuance or merger?

A:	Yes. We have set out a number of risk factors that you should carefully consider in connection with the merger under the heading “Risk Factors” beginning on page 18.

Q:	Who can help answer my questions about the merger?

A:	If you have any questions about the merger or how to vote your proxy, or if you need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, please contact:

If you are a Pixelworks shareholder:

Pixelworks, Inc.

8100 SW Nyberg Road

Tualatin, Oregon 97062

Attention: Chief Financial Officer

(503) 454-1750

If you are a Genesis Microchip stockholder:

Genesis Microchip Inc.

2150 Gold Street

Alviso, California 95002

Attention: Chief Financial Officer

(408) 262-6599

SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. For a more complete description of the merger, we encourage you to carefully read this entire joint proxy statement/prospectus, including the attached annexes. In addition, we encourage you to read the information incorporated by reference into this joint proxy statement/prospectus, which includes important business and financial information about Pixelworks and Genesis Microchip. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions under the heading “Where You Can Find Additional Information” beginning on page 116.

OVERVIEW

Pixelworks and Genesis Microchip have agreed to combine their businesses under the terms of a merger agreement they have signed. Under the terms of that agreement, each issued and outstanding share of Genesis Microchip common stock will be converted into the right to receive 2.3366 shares of Pixelworks common stock, and Genesis Microchip will become a wholly-owned subsidiary of Pixelworks. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

THE COMPANIES

Pixelworks, Inc.

8100 SW Nyberg Road

Tualatin, Oregon 97062

(503) 454-1750

Pixelworks is a leading provider of system-on-a-chip integrated circuits for the advanced display industry. Pixelworks’ solutions process and optimize video, computer graphics and Web information for display on a wide variety of devices, including multimedia projectors, digital televisions and flat-panel monitors, used in business and consumer markets. Pixelworks’ broad integrated circuits product line is used by the world’s leading manufacturers of consumer electronics and computer display products to enhance image quality and ease of use. Pixelworks is an Oregon corporation, and was incorporated in 1997.

Genesis Microchip Inc.

2150 Gold Street

Alviso, California 95002

(408) 262-6599

Genesis Microchip designs, develops and markets integrated circuits that receive and process digital video and graphic images. Genesis Microchip’s integrated circuits are typically located inside a display device and process incoming images for viewing on that display. Genesis Microchip’s products utilize patented algorithms, integrated circuit architectures, advanced integrated circuit design and system design expertise to solve problems related to conversion of analog to digital display systems and improvement of perceived image quality.

Genesis Microchip commenced operations as a Canadian company in 1987, and changed its domicile to become a Delaware corporation in February 2002.

Display Acquisition Corporation

8100 SW Nyberg Road

Tualatin, Oregon 97062

(503) 454-1750

Display Acquisition Corporation is a Delaware corporation and a wholly-owned subsidiary of  Pixelworks, incorporated in 2003 solely for the purpose of effecting the merger.

EXCHANGE RATIO FOR GENESIS MICROCHIP SHARES

In the merger, each issued and outstanding share of Genesis Microchip common stock will be converted into the right to receive 2.3366 shares of Pixelworks common stock. Because the exchange ratio is fixed at 2.3366, as the stock price of Pixelworks fluctuates, so does the market value of the stock consideration to be paid by Pixelworks. For example, as set forth in the table below, if Pixelworks’ common stock is trading at $8.00 per share at the time the merger is completed, the consideration received by Genesis Microchip stockholders would have a value of $18.69 per share. If Pixelworks’ common stock is trading at $5.00 per share at the time the merger is completed, the consideration received by Genesis Microchip stockholders would have a value of $11.68 per share. The post-closing value of the Pixelworks shares issued in the merger will continue to be subject to the fluctuations of the stock market.

Pixelworks Stock Price	Per Share Consideration to Genesis Microchip Stockholders
$8.00	$18.69
7.65(1)	17.87
7.00	16.36
6.00	14.02
• (2)	•
$5.00	$11.68

(1)	Closing price on March 14, 2003 (the last complete trading day prior to the announcement of the proposed merger).
(2)	Closing price on • , 2003 (the last complete trading day prior to the date of this joint proxy statement/prospectus).

FAIRNESS OPINIONS OF FINANCIAL ADVISORS

Opinion of Citigroup Global Markets Inc. (formerly Salomon Smith Barney Inc.) (page 41)

In deciding to approve the merger, Pixelworks’ board of directors considered, among other things, the opinion of its financial advisor, Citigroup Global Markets Inc. (formerly Salomon Smith Barney Inc.), which we refer to as Citigroup, that, as of March 17, 2003 and subject to the considerations and limitations set forth in its opinion, the exchange ratio was fair, from a financial point of view, to Pixelworks. The full text of this opinion, which sets forth the assumptions made, general procedures followed, matters considered, and limits on review undertaken, is attached as Annex B to this joint proxy statement/prospectus. Pixelworks urges its shareholders to read the opinion of Citigroup in its entirety.

Opinion of Dresdner Kleinwort Wasserstein, Inc. (page 49)

In deciding to approve the merger, Genesis Microchip’s board of directors considered, among other things, the opinion of its financial advisor, Dresdner Kleinwort Wasserstein, Inc., which we refer to as DrKW, that, as of March 17, 2003 and subject to the considerations and limitations set forth in its opinion, the exchange ratio was fair, from a financial point of view, to Genesis Microchip’s stockholders. The full text of this opinion, which sets forth the assumptions made, matters considered, and limits on review undertaken, is attached as Annex C to this joint proxy statement/prospectus. Genesis Microchip urges its stockholders to read the opinion of DrKW in its entirety.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

Pixelworks (page 57)

In connection with the merger, the vesting of certain Pixelworks stock options held by directors and executive officers of Pixelworks will accelerate. This will have the effect of accelerating approximately 17% of the 1,476,295 aggregate unvested stock options held by these individuals outstanding as of May 21, 2003. In addition, all stock options held by directors of Pixelworks who will not serve as directors of the combined company will accelerate.

In addition, Pixelworks’ executive officers have entered into agreements pursuant to which they may be eligible to receive severance payments and additional acceleration of stock option vesting in the event these officers are terminated or have their benefits reduced after completion of the merger. Further, Pixelworks has agreed to provide certain relocation benefits to Pixelworks’ chief operating officer and has made a contractual designation of certain individuals to serve on the board of directors or the management team of the combined company for the 12-month period following the merger. Each of these interests is more particularly described under the heading “Interests of Director and Executive Officers of Pixelworks” beginning on page 57. These interests are different from or in addition to the interests of holders of common stock of Pixelworks generally and may make these directors and executive officers more likely to recommend the merger.

Genesis Microchip (page 59)

In connection with the merger, the vesting of certain Genesis Microchip stock options held by certain directors and an officer of Genesis Microchip will accelerate. This will have the effect of accelerating all stock options of current Genesis Microchip board members who do not continue as directors of the combined company and all stock options of an executive officer if he does not continue as an employee of the combined company. In addition, some of Genesis Microchip’s officers have entered into agreements pursuant to which they may be eligible to receive severance payments and acceleration of stock option vesting in the event these officers are terminated or have their benefits reduced after completion of the merger.

These interests together with the contractual designation of certain individuals to serve on the board of directors or the management team of the combined company, for the 12-month period following the merger, are different from or in addition to the interests of holders of common stock of Genesis Microchip generally and may make these directors and officers more likely to recommend the merger.

SHARE OWNERSHIP OF MANAGEMENT

Pixelworks (page 98)

As of the record date, the directors and executive officers of Pixelworks, together with their affiliates, beneficially owned a total of 10,173,329 shares, representing approximately 22.5% of the shares of Pixelworks common stock outstanding and entitled to vote at the special meeting.

Genesis Microchip (page 100)

As of the record date, the directors and executive officers of Genesis Microchip, together with their affiliates, beneficially owned a total of 999,623 shares, representing approximately 3.1% of the shares of Genesis Microchip common stock outstanding and entitled to vote at the special meeting.

VOTING AGREEMENTS (page 83)

All of the directors of Pixelworks have entered into voting agreements with Genesis Microchip obligating them to vote their shares in favor of the issuance of Pixelworks common stock in the merger. As of the record date, these voting agreements covered a total of 2,534,502 shares of Pixelworks common stock, representing approximately 5.6% of the shares of Pixelworks common stock outstanding and entitled to vote at the Pixelworks special meeting.

All of the directors of Genesis Microchip as of March 17, 2003, the date of the merger agreement, have entered into voting agreements with Pixelworks obligating them to vote their shares in favor of adoption of the merger agreement. As of the record date, these voting agreements covered a total of 308,609 shares of Genesis Microchip common stock, representing approximately 1.0% of the shares of Genesis Microchip common stock outstanding and entitled to vote at the Genesis Microchip special meeting.

REGULATORY APPROVALS (page 80)

The merger is subject to United States antitrust law. We have made the required filings with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice. We are not permitted to complete the merger until the applicable waiting periods associated with those filings, including the extension of those waiting periods resulting from the Federal Trade Commission’s request for additional information on June 23, 2003, have expired or been terminated and required clearances have been obtained. A governmental authority or private party could challenge or seek to block the merger under antitrust law at any time before or after its completion.

AMENDMENT TO PIXELWORKS ARTICLES OF INCORPORATION—NAME CHANGE (page 84)

In connection with the merger, Pixelworks has agreed to submit a proposal to its shareholders to amend its articles of incorporation to change the name of the company to Genesis Pixelworks, Inc. effective upon completion of the merger.

ORGANIZATION OF THE COMBINED COMPANY

Board of Directors (page 85)

After completion of the merger, the board of directors of the combined company will be expanded from five to nine directors, four of whom will have served on the board of directors of Pixelworks immediately prior to the merger, four of whom will have served on the board of directors of Genesis Microchip immediately prior to the merger, and one of whom will be designated by the four Pixelworks board designees and must be reasonably acceptable to the Genesis Microchip board designees. The Chairman of the board of directors will be a current Genesis Microchip director.

Executive Officers (page 85)

After completion of the merger, the executive officers of the combined company will include executive officers of Pixelworks and Genesis Microchip. Officers of Pixelworks will serve as chief executive officer, chief operating officer and chief financial officer of the combined company. An officer of Genesis Microchip will serve as executive vice president of all three business units of the combined company.

Organizational Structure (page 88)

After completion of the merger, the combined company will have a new organizational structure which will group the combined company’s product development and marketing group into three business units: flat-panel monitors, projectors and digital television applications.

THE MERGER

Pixelworks and Genesis Microchip Prohibited from Soliciting Other Offers (page 67)

Pixelworks and Genesis Microchip have each agreed that while the merger is pending, neither will, subject to some limited exceptions, initiate nor participate in discussions with any third party regarding extraordinary transactions, such as mergers, business combinations or sales of a material amount of assets or capital stock.

Conditions to Completion of the Merger (page 73)

Several conditions must be satisfied or waived before we complete the merger, including:

•	approval by Pixelworks shareholders and Genesis Microchip stockholders;

•	absence of any order or injunction prohibiting completion of the merger;

•	expiration or termination of all waiting periods under applicable antitrust laws;

•	receipt of opinions by Pixelworks and Genesis Microchip from their respective tax counsel that the merger will qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code;

•	accuracy at the completion of the merger of the representations and warranties in the merger agreement of each of Pixelworks and Genesis Microchip, except as would not have a material adverse effect;

•	absence of any changes to the organizational structure of the combined company that Pixelworks has agreed to implement; and

•	material compliance by Pixelworks and Genesis Microchip with their respective covenants in the merger agreement.

Termination of the Merger Agreement (page 75)

Under circumstances specified in the merger agreement, either of Pixelworks or Genesis Microchip may terminate the merger agreement if:

•	the other party consents to the termination;

•	the merger is not completed by September 17, 2003, or in specified circumstances, November 17, 2003, and a breach of the merger agreement by the party seeking to terminate was not a principal cause of the failure to complete the merger by such date;

•	any governmental entity takes a nonappealable final action permanently restraining the transaction;

•	the Pixelworks shareholders or the Genesis Microchip stockholders do not approve the matters required to be approved by them;

•	the other party takes certain actions in opposition to the merger or fails to take certain required actions in support of the merger; or

•	the other party breaches or fails to perform any of its representations, warranties or covenants such that the conditions to completing the merger are not satisfied.

Termination Fee (page 76)

If the merger agreement is terminated, either Pixelworks or Genesis Microchip, in specified circumstances, may be required to pay a termination fee of $20 million to the other party.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES (page 81)

It is expected that the merger will constitute a tax-free reorganization for United States federal income tax purposes. Assuming the merger so qualifies, Genesis Microchip stockholders generally will not recognize gain or loss for United States federal income tax purposes as a result of receiving Pixelworks common stock in the merger, except with respect to cash received in lieu of fractional shares of Pixelworks common stock. It is a condition to the merger that each of Pixelworks and Genesis Microchip receive an opinion from its tax counsel that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

You should carefully read the discussion under the heading “Material United States Federal Income Tax Consequences” beginning on page 81. Further, you are encouraged to consult your own tax advisors to understand fully the tax consequences of the merger to you, because tax matters can be complicated, and the tax consequences of the merger to you will depend upon your own situation.

COMPARISON OF RIGHTS OF SHAREHOLDERS (page 102)

When Genesis Microchip stockholders become shareholders of the combined company after the merger, their rights will be governed by Oregon law and the combined company’s articles of incorporation and bylaws, each as amended in accordance with the merger agreement. Those rights differ from the current rights of Genesis Microchip stockholders under Delaware law and the certificate of incorporation and bylaws of Genesis Microchip.

DISSENTERS’ OR APPRAISAL RIGHTS (page 79)

Neither Pixelworks’ shareholders nor Genesis Microchip’s stockholders will be entitled to any dissenters’ or appraisal rights in connection with the merger.

ACCOUNTING TREATMENT OF THE MERGER (page 79)

The merger will be accounted for under the purchase method of accounting. Although the merger is structured so that Genesis Microchip will become a subsidiary of Pixelworks after completion of the merger, for accounting purposes the acquisition will be a “reverse acquisition,” and Genesis Microchip will be treated as the acquiring company.

SUM MARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PIXELWORKS

The table below presents a summary of Pixelworks’ selected consolidated financial data as of the dates and for the periods indicated.

The consolidated statement of operations data presented below for the three months ended March 31, 2003 and 2002 and the consolidated balance sheet data as of March 31, 2003 have been derived from Pixelworks unaudited consolidated financial statements and related notes thereto incorporated by reference into this joint proxy statement/prospectus. The consolidated statement of operations data presented below for the years ended December 31, 2002, 2001 and 2000 and the consolidated balance sheet data as of December 31, 2002 and 2001 have been derived from Pixelworks’ consolidated financial statements and related notes thereto, incorporated by reference into this joint proxy statement/prospectus. The consolidated statement of operations data presented below for the years ended December 31, 1999 and 1998 and the consolidated balance sheet data as of December 31, 2000, 1999 and 1998 have been derived from Pixelworks’ audited consolidated financial statements and related notes thereto, which are not incorporated by reference into this joint proxy statement/prospectus. The historical financial information may not be indicative of Pixelworks’ future performance.

It is important for you to read the following summary of selected consolidated financial data together with Pixelworks’ “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with Pixelworks’ consolidated financial statements and accompanying notes in Pixelworks’ Annual Report on Form 10-K/A for the year ended December 31, 2002, and subsequent Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission, all of which are incorporated by reference into this joint proxy statement/prospectus.

Pixelworks Summary Selected Historical Consolidated Financial Data

	Three months ended March 31,		Years ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(In thousands, except per share data)
Statement of Operations Data:
Revenue	$32,005	$22,005	$102,641	$90,808	$52,593	$12,812	$978
Cost of revenue	17,290	10,538	51,736	46,539	31,412	8,376	22

Gross profit	14,715	11,467	50,905	44,269	21,181	4,436	956
Operating expenses:
Research and development	6,094	5,452	23,730	18,096	10,225	4,805	1,446
Selling, general and administrative	6,041	5,188	21,865	16,373	9,708	4,366	1,314
Amortization of goodwill and assembled workforce	242	—	242	15,982	—	—	—
Patent settlement	—	—	—	—	4,078	—	—
Merger related expenses	1,580	—	—	—	—	—	—
In-process research and development	—	4,200	24,342	32,400	—	—	—
Amortization of deferred stock compensation	164	1,027	2,972	8,421	2,157	558	—

Total operating expenses	14,121	15,867	73,151	91,272	26,168	9,729	2,760

Income (loss) from operations	594	(4,400)	(22,246)	(47,003)	(4,987)	(5,293)	(1,804)
Interest and other income, net	379	645	2,275	4,444	4,420	409	215

Income (loss) before income taxes	973	(3,755)	(19,971)	(42,559)	(567)	(4,884)	(1,589)
Income taxes	725	151	880	—	—	3	14

Net income (loss)	248	(3,906)	(20,851)	(42,559)	(567)	(4,887)	(1,603)
Preferred stock beneficial conversion feature	—	—	—	—	9,996	—	—
Accretion of preferred stock redemption preference	—	—	—	—	2,100	4,278	10

Net income (loss) attributable to common shareholders	$248	$(3,906)	$(20,851)	$(42,559)	$(12,663)	$(9,165)	$(1,613)

Net income (loss) per share:
Basic and diluted	$0.01	$(0.09)	$(0.48)	$(1.05)	$(0.50)	$(1.53)	$(0.61)

Weighted average number of shares outstanding	46,347	42,420	43,397	40,662	25,573	5,971	2,660

	March 31, 2003	December 31,
		2002	2001	2000	1999	1998
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$89,471	$62,152	$53,288	$49,681	$12,199	$6,119
Marketable securities	15,084	39,415	47,967	54,051	—	—
Working capital	111,746	95,776	98,820	100,371	12,770	4,427
Total assets	231,168	227,212	202,839	120,294	18,394	7,676
Long-term obligations, net of current portion	—	—	—	—	591	—
Redeemable convertible preferred stock	—	—	—	—	23,701	7,755
Total shareholders’ equity (deficit)	215,863	214,816	193,633	106,453	(9,295)	(1,908)

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF

GENESIS MICROCHIP

The table below presents a summary of Genesis Microchip’s financial results as of the dates and for the periods indicated.

The consolidated statement of operations data presented below for the fiscal years ended March 31, 2003, 2002 and 2001 and the consolidated balance sheet data as of March 31, 2003 and 2002 have been derived from Genesis Microchip’s audited consolidated financial statements and related notes thereto incorporated by reference into this joint proxy statement/prospectus. The consolidated statement of operations data presented below for the fiscal year ended March 31, 2000 and for the ten months ended March 31, 1999 and the consolidated balance sheet data as of March 31, 2001, 2000 and 1999 have been derived from Genesis Microchip’s audited consolidated financial statements and related notes thereto, which are not incorporated by reference into this joint proxy statement/prospectus. The historical financial information may not be indicative of Genesis Microchip’s future performance.

It is important for you to read the following summary of selected consolidated financial data together with Genesis Microchip’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with Genesis Microchip’s consolidated financial statements and accompanying notes in Genesis Microchip’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003 as filed with the Securities and Exchange Commission, which is incorporated by reference into this joint proxy statement/prospectus.

Genesis Microchip Summary Selected Historical Consolidated Financial Data

	Years ended March 31,				Ten months ended March 31, 1999
	2003	2002	2001	2000
	(In thousands, except per share data)
Statement of Operations Data:
Revenues	$194,325	$163,370	$63,627	$53,332	$37,738
Cost of revenues	119,410	89,287	32,416	17,021	14,062

Gross profit	74,915	74,083	31,211	36,311	23,676
Operating expenses:
Research and development	38,108	21,762	17,413	16,065	10,261
Selling, general and administrative	36,231	21,469	15,947	12,364	10,307
Amortization of acquired intangibles	10,627	1,032	—	—	—
Provision for costs associated with patent litigation	9,671	—	—	—	—
In-process research and development	—	4,700	—	—	—
Restructuring	—	1,858	—	—	—
Merger-related costs	—	—	—	3,455	—

Total operating expenses	94,637	50,821	33,360	31,884	20,568

Income (loss) from operations	(19,722)	23,262	(2,149)	4,427	3,108
Interest and other income, net	946	1,463	2,328	1,941	1,436

Income (loss) before income taxes	(18,776)	24,725	179	6,368	4,544
Provision for (recovery of) income taxes	(4,140)	6,729	(2,483)	360	(986)

Net income (loss)	$(14,636)	$17,996	$2,662	$6,008	$5,530

Earnings (loss) per share:
Basic	$(0.47)	$0.82	$0.14	$0.32	$0.31

Diluted	$(0.47)	$0.74	$0.13	$0.30	$0.29

Weighted average number of shares outstanding:
Basic	31,248	22,025	19,406	18,756	18,027
Diluted	31,248	24,177	19,884	19,922	19,365

	March 31,
	2003	2002	2001	2000	1999
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$113,138	$106,564	$32,827	$42,942	$38,479
Working capital	131,931	139,633	53,190	50,661	50,131
Total assets	402,654	428,391	81,446	71,791	64,815
Long-term liabilities, net of current portion	—	9,347	410	518	504
Total stockholders’ equity	373,833	383,571	70,389	65,247	55,408

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED  CONSOLIDATED FINANCIAL DATA

The following selected unaudited pro forma condensed combined consolidated financial data was prepared using the purchase method of accounting. The merger will be accounted for as a reverse acquisition. As a reverse acquisition, the financial statements will reflect Genesis Microchip on a historical basis and will include the results of operations of Pixelworks from the effective date of the merger. The pro forma disclosures have been prepared on the basis of a March 31 year-end, the fiscal year-end of Genesis Microchip.

The table below presents selected financial data from the Pixelworks and Genesis Microchip unaudited pro forma consolidated statements of operations for the year ended March 31, 2003 included in this joint proxy statement/prospectus. The unaudited pro forma consolidated statements of operations are presented as if the merger had occurred at the beginning of the year. The unaudited pro forma consolidated balance sheet presents the combined financial position of Pixelworks and Genesis Microchip as of March 31, 2003 assuming that the merger had occurred as of that date.

The unaudited pro forma consolidated financial data are based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for the purposes of developing such pro forma information. The unaudited pro forma consolidated financial data are not necessarily indicative of the financial position or operating results that would have been achieved had the merger been consummated as of the dates indicated, nor are they necessarily indicative of future financial position or operating results. This information should be read in conjunction with the unaudited pro forma condensed combined consolidated financial statements and related notes and the historical financial statements and related notes of Pixelworks and Genesis Microchip included in or incorporated by reference into this joint proxy statement/prospectus. See the information under the heading “Incorporation by Reference” beginning on page 113.

Selected Unaudited Pro Forma Condensed Combined Consolidated Financial Data

Year ended March 31, 2003
(In thousands, except per share data)
Statement of Operations Data:
Revenue	$306,966
Cost of revenue (exclusive of amortization of developed technology of $21,475)	177,411

Gross profit	129,555
Operating expenses:
Research and development	62,997
Selling, general and administrative	59,518
Amortization of acquired intangible assets	26,282
Provision for costs associated with patent litigation	9,671

Total operating expenses	158,468

Loss from operations	(28,913)
Interest income and other expense, net	2,955

Loss before income taxes	(25,958)
Recovery of income taxes	(8,048)

Net loss	$(17,910)

Net loss per share:
Basic and diluted	$(0.15)

Weighted average shares used in computing net loss per share:
Basic and diluted	118,218

March 31, 2003
(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$202,609
Marketable securities	15,084
Working capital	246,403
Total assets	693,447
Long-term obligations, net of current portion	—
Total shareholders’ equity	636,261

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following table sets forth selected historical per share data and selected unaudited pro forma combined and equivalent per share data after giving effect to the merger as a reverse acquisition using the purchase method of accounting assuming the merger has been completed at the beginning of the periods presented. This data has been derived from and should be read in conjunction with the summary selected historical consolidated financial data and unaudited pro forma condensed combined consolidated financial statements beginning on page 9 of this joint proxy statement/prospectus, and the separate historical consolidated financial statements of Pixelworks and Genesis Microchip and accompanying notes incorporated by reference into this joint proxy statement/prospectus. See the information under the heading “Incorporation by Reference” beginning on page 113.

The unaudited pro forma per share data presented below is for informational purposes only. You should not rely on the pro forma financial data as an indication of the combined financial position or results of operations of future periods or the results that actually would have been realized had the merger of Pixelworks and Genesis Microchip occurred at the beginning of the period presented.

	As of or For the Twelve Months Ended March 31, 2003
	Historical		Pro forma
	Pixelworks	Genesis Microchip	Genesis Pixelworks	Genesis Microchip Equivalent (3)

Net loss per diluted share (1)	$(0.38)	$(0.47)	$(0.15)	$(0.35)
Book value per share (2)	4.77	11.99	5.39	12.59

(1)	The historical net loss per share is computed by dividing the historical net loss by the number of Pixelworks or Genesis Microchip diluted weighted average shares outstanding. The pro forma combined net loss per share is computed by dividing the pro forma combined net loss by the pro forma weighted average common shares outstanding.
(2)	Historical book value per share is computed by dividing shareholders’ equity by the number of shares of Pixelworks or Genesis Microchip common stock outstanding. Pro forma combined book value per share is computed by dividing pro forma combined shareholders’ equity by the pro forma number of shares outstanding.
(3)	The Genesis Microchip equivalent pro forma per share data amounts are calculated by multiplying Genesis Pixelworks combined pro forma per share amounts by the exchange ratio in the merger of 2.3366 shares of Pixelworks common stock for each share of Genesis Microchip common stock.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

Pixelworks common stock trades on the Nasdaq National Market under the symbol “PXLW.” Genesis Microchip common stock trades on the Nasdaq National Market under the symbol “GNSS.” The following table sets forth, for the quarters indicated, the high and low closing sale prices per share of Pixelworks and Genesis Microchip common stock as reported on the Nasdaq National Market.

	Pixelworks Common Stock		Genesis Microchip Common Stock
	High	Low	High	Low
Calendar year ended December 31, 2001
First quarter	$26.75	$10.00	$18.88	$9.31
Second quarter	35.74	8.31	37.40	8.38
Third quarter	34.30	10.04	36.00	19.70
Fourth quarter	19.00	9.41	69.81	26.70
Calendar year ended December 31, 2002
First quarter	$17.15	$10.51	$72.51	$23.49
Second quarter	12.56	7.17	28.40	7.72
Third quarter	8.02	4.50	9.31	5.64
Fourth quarter	9.34	3.92	21.41	6.40
Calendar year ended December 31, 2003
First quarter	$8.76	$5.46	$18.15	$10.49
Second quarter (through June 11, 2003)	8.28	5.70	19.02	13.05

The following table presents the last reported sales price of Pixelworks common stock and Genesis Microchip common stock on each of March 14, 2003 (the last full trading day before we announced the proposed merger) and •, 2003 (the last full trading day before the date of this joint proxy statement/prospectus). The table also presents the value of the Genesis Microchip common stock on an equivalent per share basis on each of March 14, 2003 and •, 2003, calculated by multiplying the Pixelworks common stock value on each date by the exchange ratio of 2.3366.

Date	Pixelworks Common Stock		Genesis Microchip Common Stock		Implied Share Value of Genesis Microchip Common Stock
March 14, 2003		$7.65		$13.17		$17.87
•, 2003	$		$		$

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and are subject to the safe harbor provisions created by those statutes. Forward-looking statements relate to expectations concerning matters that are not historical facts. Words such as “projects,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar words and expressions are intended to identify forward-looking statements. We believe that the expectations reflected in the forward-looking statements are reasonable but we cannot assure you those expectations will prove to be correct. You should not place undue reliance on the forward-looking statements contained in this joint proxy statement/prospectus. Important factors that could cause the combined company’s actual results to differ materially from those expectations are disclosed in this joint proxy statement/prospectus, including those provided under the heading “Risk Factors” beginning on page 18 and in the reports filed by Pixelworks and Genesis Microchip with the Securities and Exchange Commission which are incorporated by reference and described under the heading “Incorporation by Reference” beginning on page 113. If any of these risks or uncertainties materialize or any of these assumptions prove incorrect, the results of Pixelworks, Genesis Microchip and the combined company could differ materially from the expectations expressed or implied in these documents. These forward-looking statements speak only as of the date upon which the statements were made, and are expressly qualified in their entirety by these factors and all related cautionary statements. We are not under any obligation, and we expressly disclaim any obligation, to update or alter these forward-looking statements, whether as a result of new information, future events, or otherwise.

RISK FACTORS

There are significant risks associated with the proposed merger. After completion of the merger, Pixelworks and Genesis Microchip will operate as a combined company in a market environment that cannot be predicted and that involves significant risks, many of which will be beyond the combined company’s control. In addition to the other information contained in this joint proxy statement/prospectus or incorporated by reference into this document, including the risks contained in the reports filed by Pixelworks and Genesis Microchip with the Securities and Exchange Commission, you should carefully consider the risks described below before deciding how to vote your shares. Additional risks and uncertainties not currently known to Pixelworks and Genesis Microchip or that are not currently believed to be important to you, if they materialize, may also adversely affect the merger and the combined company.

Risks Related to the Merger

We may not be able to successfully integrate the businesses of Pixelworks and Genesis Microchip, which could harm our business and prevent us from realizing the anticipated financial benefits of the merger.

After the merger, we will need to integrate the operations of Pixelworks and Genesis Microchip. If we are unable to successfully complete this integration, our business may be harmed and we may not realize the anticipated financial benefits of the merger. This integration will require significant efforts, including:

•	implementation of a new organizational structure;

•	determination of product roadmaps;

•	consolidation of research and development activities;

•	coordination of worldwide sales and marketing efforts, including distribution channels;

•	retention of existing customers;

•	retention of management and other key employees;

•	integration of manufacturing operations;

•	retention of relationships with existing suppliers;

•	transition to common accounting and information technology systems; and

•	development and implementation of common controls, procedures and policies.

The difficulties we may encounter in our integration efforts may be compounded by factors such as:

•	our widely dispersed operations, located in California, Oregon, Canada, Taiwan, China, Japan, India and South Korea; and

•	our new organizational structure, under which neither company has previously operated.

We may not successfully integrate our operations in a timely manner, or at all, and we may not realize the anticipated financial benefits of the merger to the extent, or in the timeframe, anticipated. The expected financial benefits relate to cost savings associated with anticipated restructurings, other operational efficiencies and greater economies of scale. However, these anticipated financial benefits are based on projections and assumptions, not actual experience, and assume a successful integration. In addition to the integration risks discussed above, our ability to realize these financial benefits could be adversely impacted by practical or legal constraints on our ability to combine our operations.

Genesis Microchip stockholders will receive a fixed ratio of Pixelworks common stock for each share of Genesis Microchip common stock regardless of the market value of the Pixelworks common stock at the time of the completion of the merger.

In the merger, each share of Genesis Microchip common stock will be converted into the right to receive 2.3366 shares of Pixelworks common stock. There will be no adjustment to the exchange ratio and the parties do not have a right to terminate the merger agreement based upon changes in the market value of either Pixelworks common stock or Genesis Microchip common stock.

Market values of Pixelworks common stock and Genesis Microchip common stock have varied since Pixelworks and Genesis Microchip entered into the merger agreement and will continue to vary in the future. The dollar value of Pixelworks common stock that Genesis Microchip stockholders will receive upon completion of the merger will depend on the market value of Pixelworks common stock at the time of completion of the merger, which may be different from, or lower than, the closing price of Pixelworks common stock on the last full trading day preceding public announcement that Pixelworks and Genesis Microchip entered into the merger agreement, the last full trading day prior to the date of this joint proxy statement/prospectus or the date of the special meetings.

Genesis Microchip’s business could be seriously harmed if it fails to successfully resolve its patent litigation with Silicon Image and Pixelworks would not be able to terminate the merger.

In the event of a negative development in the patent litigation brought by Silicon Image, Inc. against Genesis Microchip, Pixelworks will not have the right to unilaterally terminate the merger agreement. The lawsuit alleges that certain products of Genesis Microchip infringe Silicon Image patents. Genesis Microchip believes it has meritorious defenses to Silicon Image’s claims. However, an unfavorable outcome to this litigation could force Genesis Microchip, or the combined company, to do one or more of the following:

•	stop selling products or using technology that contain the allegedly infringing intellectual property;

•	obtain a license to the relevant intellectual property, which license may not be available on reasonable terms, or at all;

•	incur substantial settlement costs; and

•	attempt to redesign those products that contain the allegedly infringing intellectual property.

Based on Genesis Microchip’s revenues for the year ended March 31, 2003, approximately 42% of Genesis Microchip’s revenues could be impacted by this patent litigation. If Genesis Microchip, or the combined company, is forced to take any of these actions, it may be unable to continue selling certain products which could impair the revenues of Genesis Microchip or the combined company.

Pixelworks’ business could be harmed if third parties cease developing new products or terminate current supply arrangements and Genesis Microchip would not be able to terminate the merger.

Pixelworks develops new products with significant assistance from Analog Devices, Inc. and relies on Infineon Technologies AG to manufacture a substantial portion of its products. For the twelve months ended March 31, 2003, products developed with Analog Devices represented 2% of Pixelworks’ revenues and products manufactured by Infineon represented 69% of Pixelworks’ revenues. In the event Analog Devices terminates projects under development or Infineon delivers a notice terminating its relationship with Pixelworks, Genesis Microchip will not have the right to unilaterally terminate the merger agreement. These events could result in one or more of the following:

•	inability of Pixelworks to complete development of certain products unless alternative technology sources were found;

•	termination of Pixelworks’ license agreement with Analog Devices; and

•	the need for Pixelworks to make a final purchase of product from Infineon to satisfy forecasts of customer demand until product is available from a new supplier.

If the Analog Devices license is terminated, Pixelworks, or the combined company, may be unable to develop certain classes of new products or to continue to manufacture and sell those products jointly developed with Analog Devices. If Pixelworks, or the combined company, needs to make a final purchase of product from Infineon, it may be unable to purchase a sufficient quantity of products to fulfill customer demand or it may purchase more inventory than it is able to resell. If any of these events occur, the business, costs, revenues and customer relationships of Pixelworks and of the combined company could be harmed.

Pixelworks and Genesis Microchip may be unable to obtain approval from antitrust authorities without material restrictions or conditions on the combined company’s business.

It is a condition to completing the merger that all waiting periods under applicable antitrust laws expire or are terminated. On June 23, 2003, the Federal Trade Commission requested additional information and documentary material in connection with its review of the merger, extending the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. This additional request is more particularly described under the heading “Regulatory Approvals Required to Complete the Merger” on page 80. Any resulting delay in the completion of the merger could diminish the anticipated benefits of the merger or result in additional transaction costs, loss of customers, business partners and other effects associated with uncertainty about the transaction.

We may agree to restrictions or conditions, such as licenses or divestitures, imposed by antitrust authorities in order to obtain regulatory approval and these restrictions or conditions could harm the combined company’s operations. We will not seek shareholder approval of any restrictions or conditions unless it is required under applicable law.

The stock prices and businesses of Pixelworks and Genesis Microchip may be adversely affected if the merger is not completed.

If the merger is not completed, the price of Pixelworks common stock and Genesis Microchip common stock may decline to the extent that the current market prices of Pixelworks common stock and Genesis Microchip common stock reflect the market assumption that the merger will be completed. In addition, Pixelworks’ and Genesis Microchip’s businesses may be harmed to the extent that customers, suppliers and others believe the companies cannot effectively compete in the marketplace without the merger, or there is customer or employee uncertainty surrounding the future direction of the product and service offerings and strategy of Pixelworks or Genesis Microchip on a stand-alone basis.

Some of the directors and key employees of Pixelworks and Genesis Microchip have interests and arrangements that could have affected their decision to support or approve the merger.

The interests of some of the directors and key employees of Pixelworks and Genesis Microchip in the merger and their participation in arrangements that are different from, or in addition to, those of Pixelworks or Genesis Microchip shareholders generally could have affected their decision to support or approve the merger. The merger agreement provides for:

•	the acceleration of vesting of stock options for those directors of Pixelworks and Genesis Microchip who will not serve as directors of the combined company when the merger is consummated;

•	the execution of individual severance agreements for key employees of each of Pixelworks and Genesis Microchip providing for severance payments and accelerated vesting of stock options under certain circumstances;

•	the acceleration of vesting of certain stock options held by all directors and executive officers of Pixelworks after completion of the merger, which will have the effect of accelerating approximately 17% of the 1,476,295 aggregate unvested stock options held by such individuals as of May 21, 2003;

•	the provision of certain relocation benefits to an executive officer of Pixelworks; and

•	a supermajority vote of the board of directors of the combined company for the removal of certain officers of the combined company or a change in certain officers positions.

Shareholders should consider whether directors and officers may have been more likely to recommend the proposals relating to the merger than if they did not have these interests. A discussion of such factors is contained under the heading “Interests of Directors and Executive Officers of Pixelworks and Genesis Microchip in the Merger” beginning on page 57.

Pixelworks and Genesis Microchip may lose key customers because of uncertainties surrounding the merger.

Customers and suppliers of Pixelworks and/or Genesis Microchip may, in response to the announcement of the merger, delay or defer purchasing decisions, elect to switch suppliers or choose to terminate supply arrangements, any of which could harm the businesses of Pixelworks or Genesis Microchip if the merger is not completed or harm the business of the combined company if the merger is completed.

Pixelworks and Genesis Microchip may lose foundries, licensors, sales representatives, or other business partners because of uncertainties surrounding the merger.

Foundries, licensors, sales representatives and others doing business with Pixelworks or Genesis Microchip may experience uncertainty about their future role with the combined company or may elect not to continue business with the combined company, or may seek to modify the terms under which they do business in ways that are less attractive, more costly, or otherwise damaging to the business of the combined company, any of which could harm the businesses of Pixelworks or Genesis Microchip if the merger is not completed or harm the business of the combined company if the merger is completed.

Pixelworks and Genesis Microchip may lose employees because of uncertainties surrounding the merger.

Current and prospective employees may experience uncertainty about their future role with the combined company as a result of the merger. This may adversely affect the ability of Pixelworks or Genesis Microchip to attract and retain key management, marketing and technical personnel. The loss of or lack of continued efforts by key personnel could impair integration of Pixelworks and Genesis Microchip, product development and customer relationships, which could cause a decline in the sales of the combined company.

Charges to earnings resulting from the application of the purchase method of accounting may adversely affect the market price of the common stock of the combined company following the merger.

In accordance with accounting principles generally accepted in the United States, the combined company will account for the merger using the purchase method of accounting but will base the acquisition on Genesis Microchip’s historical financial statements as if Pixelworks is the acquired company. This will result in charges to earnings that could have a material adverse effect on the market price of the common stock of the combined company following completion of the merger. The portion of the estimated purchase price allocated to in-process research and development will be expensed by the combined company in the quarter in which the merger is completed. The combined company will incur additional depreciation and amortization expense over the useful lives of certain of the net tangible and intangible assets acquired in connection with the merger including, but not limited to, purchased developed technology, customer relationships and deferred stock-based compensation. Purchase accounting also requires the revaluation of tangible assets to their fair values which will result in charges to earnings of the combined company. In addition, the inherent gain on Pixelworks’ stock options on the date the merger is completed will be deferred and amortized to earnings over the remaining vesting periods. To the extent the value of goodwill or intangible assets with indefinite lives become impaired, the combined company may be required to incur material charges relating to the impairment of those assets. These depreciation, amortization, in-process research and development and potential impairment charges could have a material impact on the combined company’s results of operations.

Costs associated with the merger may harm the financial results of the combined company.

Pixelworks estimates that it will incur direct transaction costs of approximately $10.5 million in connection with the merger. Genesis Microchip estimates that it will incur direct transaction costs of approximately $5.1 million in connection with the merger. We may incur additional material costs in quarters following completion of the merger. If the benefits of the merger do not exceed the costs associated with the merger, including any dilution to Pixelworks’ shareholders, the combined company’s financial results could suffer and the market price of the combined company’s common stock could decline.

Risks Related to the Combined Company’s Business Following the Merger

In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, you should consider the following risk factors related to the combined company. This discussion assumes that the merger has been completed.

The supermajority provisions contained in the merger agreement and agreements with certain employees may interfere with the board of directors’ and managements’ ability to effectively govern and manage the combined company.

Restrictions imposed by the organizational structure contemplated by the merger agreement and agreements with certain employees may impair the ability of the board of directors and management of the combined company to quickly and adequately respond to changes in the business environment, which may, in turn, harm the combined company’s operations.

For a period of twelve months after completion of the merger, the merger agreement requires a vote of at least 70% of the members of the board of directors to undertake certain actions, including:

•	changing the organizational structure of the combined company; and

•	approving the termination or replacement of certain key employees of the combined company.

In addition, each of Pixelworks and Genesis Microchip entered into change of control severance agreements with certain of their key employees. Although intended to retain these key employees by reducing their uncertainties about their role in the combined company, these agreements may restrict management’s ability to change roles and responsibilities in the combined company in a manner management might otherwise then deem appropriate.

The ability of the combined company to operate successfully depends in part on the continued service of key employees after the merger, and it may not be able to retain these employees.

Our success after the merger depends in part on the continued service of key Pixelworks and Genesis Microchip employees. Each of Pixelworks and Genesis Microchip has entered into employment agreements or post-employment non-competition agreements with certain, but not all, of their senior management and key employees. Employees of both Pixelworks and Genesis Microchip have the ability to terminate their employment relationship with Pixelworks, Genesis Microchip or the combined company at any time. If one or more key employees were to resign, the combined company could lose sales, experience delays in new product development and experience diversion of management resources. If the combined company cannot retain its key employees, its ability to operate may suffer. Because of the overlap in some positions, the uncertainty surrounding the new organizational structure, or changes in the reporting structure, we may lose some key employees.

If the market demand for flat panel monitor, projector and digital television products fails to grow, the combined company’s business may be harmed.

The combined company’s revenues will depend on the growth of the demand for flat panel monitor, projector and digital television products. If the market demand for these products does not grow, demand for our products may not grow and, as a result, revenues of the combined company may suffer. In addition, the development of digital television products is at an early stage and further development requires continued consumer willingness to adopt emerging digital technologies. The potential number of display products and the timing of their development is uncertain and will depend in particular upon:

•	a significant reduction in the costs of products;

•	the availability of components such as LCD panels, projector light sources and other components required to manufacture display products; and

•	the emergence of competing technologies or standards.

Pixelworks and Genesis Microchip expect that a substantial portion of the combined company’s revenues in the next year will be derived from sales to customers for flat panel monitor and projector products. The market for these and other potential products may not develop as expected, which could harm the combined company’s operating results.

As a result of the merger, some customers who purchased products from one or both of Pixelworks and Genesis Microchip prior to the merger may curtail or not do business with the combined company, which could cause a decline in the sales of the combined company.

Customers who have historically purchased products from one or both of Pixelworks and Genesis Microchip may seek additional or alternative solutions following the merger:

•	those customers who purchase products from both companies may diversify their purchases by purchasing products from other suppliers and reducing their purchases from the combined company; and

•	those customers who purchase from only one company may discontinue their relationship with the combined company for reasons outside of our control.

The loss or reduction in sales to historical customers of Pixelworks and Genesis Microchip would harm the business, financial condition and results of operations of the combined company.

Failure to diversify its product offerings may harm the combined company’s results of operations.

A substantial portion of Pixelworks’ and Genesis Microchip’s revenues are currently derived from sales of a limited number of products. Although following the merger, the combined company will have a more diverse product offering than either of Pixelworks or Genesis Microchip on a standalone basis, we expect that a small number of products will continue to account for a large portion of revenues of the combined company. If demand for such products decreases, our results of operations could be significantly harmed. In addition, if we are unable to successfully develop and market new products that diversify our revenue base, our future prospects will be diminished.

The combined company may make acquisitions, which involve numerous risks and if not successfully integrated, could harm its business.

Our growth is dependent on our ability to develop new products on a timely basis, which may require us to acquire other companies. Acquisitions are inherently risky, and no assurance can be given that future acquisitions, if any, will be successful and will not adversely affect the combined company’s business, operating results or financial condition. Failure to successfully integrate acquisitions made by us could materially harm the combined company’s business and operating results.

If the combined company’s products are not accepted, the combined company’s revenues will suffer.

The combined company’s success will depend on the extent to which its customers, manufacturers of flat panel monitors, projectors and digital television products elect to incorporate the combined company’s products into their own products. The combined company must design products for customers that continually require higher functionality at lower costs. The development process for these advances is lengthy and will require the combined company to accurately anticipate technological innovations and market trends. The failure of the combined company’s products to be accepted by these manufacturers for any reason could harm the combined company’s business.

Pixelworks and Genesis Microchip are developing digital television products that are designed to operate with certain current industry standards. In the event manufacturers adopt different standards that are not compatible with existing standards, the combined company will need to develop new products to operate successfully with such standards. Any failure to develop new products in a timely manner could impair the revenues of the combined company.

The combined company will face intense competition and may not be able to compete effectively.

The industries in which we will compete are extremely competitive, with a large number of established and start-up companies providing alternative products. The fragmented nature of these industries and the absence of standard component solutions will continue to facilitate entry by additional competitors. Competitors may offer solutions that our customers find more compelling in price or functionality in particular segments of these industries. Among the combined company’s competitors will be IChips Co., Ltd., Macronix International Co., Ltd., Mediatek Corp., Media Reality Technologies, Inc., Micronas Semiconductor Holding AG, Mstar Semiconductor, Inc., National Semiconductor Corp., Oplus Technologies Ltd., Realtek Semiconductor Corp., Silicon Image, Inc., Silicon Optix Inc., SmartASIC Technology, Inc., ST Microelectronics N.V., Topro Technology Inc., Trident Microsystems, Inc. and Trumpion Microelectronics Inc. The combined company will also compete against the semiconductor divisions or affiliates of some of its customers, including leading consumer electronics companies such as Matsushita Electric Industrial Co., Ltd., Mitsubishi Corporation, NEC Corporation, Sanyo Electric Co., Ltd, Sharp Corporation, Sony Corporation, Koninlijke Philips Electronics N.V., SAMSUNG Electronics, LG Electronics, Inc., and Toshiba Corporation, each of which designs and produces products competitive with our products, potentially creating a competitive disadvantage for the combined company. Competition from the companies discussed above and others will likely require the combined company to lower its prices to remain competitive, which could decrease its profit margins.

In addition, as the markets we serve expand, larger competitors with significant patent portfolios, multimedia expertise, and financial and operational resources to draw upon, such as ATI Technologies, Intel Corp., LSI Logic Corp., NVIDIA Corp. and Texas Instruments, Inc., may enter these markets. The combined company may not have adequate financial and operational resources available to compete effectively against these larger competitors.

The combined company may not be profitable.

The combined company may not be profitable because:

•	Pixelworks and Genesis Microchip’s expenses are predominantly fixed in the short term and substantially all their present customers order on a purchase order basis rather than on long term purchase commitments;

•	the combined company expects that it will need to decrease the prices of its products to remain competitive; and

•	the combined company will take certain non-cash charges in connection with the merger that will negatively affect the combined company’s profitability using accounting principles generally accepted in the United States.

Any failure to reduce spending in response to any unanticipated declines in revenues would harm the business, financial condition and results of operations of the combined company.

The loss of a large customer of the combined company may reduce the combined company’s revenues.

A substantial portion of Pixelworks’ and Genesis Microchip’s sales are derived from a limited number of large customers. If the combined company loses business from one or more large customers, the combined company’s revenues will be reduced, unless offset by additional sales to existing or new customers. Assuming the combined company had been in operation during the relevant period, for the year ended March 31, 2003, one customer of the combined company would have represented 19% of the combined company’s total revenue.

Pixelworks and Genesis Microchip expect that a small number of customers will continue to account for a large amount of the combined company’s revenues. All of Pixelworks’ and Genesis Microchip’s sales are made on the basis of purchase orders rather than long-term agreements so that any customer could cease purchasing products at any time without penalty.

If the combined company is unable to design and manufacture semiconductors cost-effectively and within specifications its business could be harmed.

The combined company’s products primarily consist of semiconductors, the design and manufacture of which is complex. In the past Pixelworks and Genesis Microchip have each encountered difficulties in designing and manufacturing their products. Failure to design and manufacture semiconductors cost-effectively and within specifications could harm our business by resulting in:

•	the inability to complete or sell products for which we have already incurred substantial manufacturing costs;

•	additional costs to redesign our products or to reimburse customers for the return of defective products;

•	damage to our reputation and customer relationships because of our inability to fulfill delivery obligations, or because of reliability, quality or compatibility problems;

•	diversion of technical resources to identify and resolve problems; or

•	product liability claims against us which may not be fully covered by insurance.

In addition, it is often difficult for semiconductor foundries to achieve acceptable product yields. Product yields depend on product design and the manufacturing process technology used in a particular semiconductor foundry. Since low yields or product deficiencies may result from either design flaws or manufacturing process difficulties, identification of yield problems may only occur when sufficient numbers are being produced to permit statistical analysis and test, and may occur after the shipment of product to customers.

The combined company’s reliance on subcontract manufacturing, assembly and test operations may harm its business.

Neither Pixelworks nor Genesis Microchip own wafer fabrication, assembly or testing facilities, and each relies on others to provide these services. Reliance on others for these services could harm our business resulting in:

•	reduced control over manufacturing costs and delivery schedules of products;

•	reduced control over quality assurance and supply of products;

•	political, environmental or health risks in the countries where the manufacturing facilities are located;

•	lack of adequate capacity during periods of excess demand; and

•	unauthorized use of intellectual property.

In addition, Genesis Microchip has a sole-source wafer manufacturing arrangement. A substantial portion of Pixelworks’ wafers are procured from a different supplier. The combined company may not be able to retain the benefits under the arrangement Genesis Microchip has with its sole-source wafer manufacturer because the combined company will likely procure wafers from multiple suppliers. If the combined company is unable to retain the benefits under the sole-source arrangement, the cost of goods sold could significantly increase and profit margins could be impaired.

Pixelworks’ and Genesis Microchip’s third-party wafer manufacturers, assembly and test subcontractors and significant customers are located in areas susceptible to natural disasters and public health risks.

The combined company’s customers and suppliers are concentrated in geographic areas that have experienced natural disasters such as floods and earthquakes. Natural disasters could directly or indirectly cause business interruptions in the combined company’s customers or suppliers, which could harm the combined company’s business. Pixelworks has experienced delays in obtaining products because of a flood near its wafer supplier in Germany. Genesis Microchip has experienced delays in obtaining products because of an earthquake in Taiwan.

Significant customers or suppliers of both companies are located in Asia, including China, Taiwan, Singapore, South Korea and Japan. Because of health concerns in countries in that region, including actions taken in response to severe acute respiratory syndrome, or SARS, and possible quarantines, the combined company’s sales and product support activities may be impaired which could adversely affect the combined company’s business. Customers located in China, Taiwan, South Korea and Japan were responsible for more than 80% of each of Pixelworks and Genesis Microchip’s revenue for the year ended March 31, 2003.

Failure to accurately forecast product demand could harm the business of the combined company.

Pixelworks and Genesis Microchip each make sales on the basis of purchase orders rather than long-term purchase commitments, which requires each to make forecast and demand assumptions. If, as a combined company, we overestimate customer demand, we may produce more than we are able to sell, and if we underestimate customer demand, we will forego revenue opportunities, lose market share and damage customer relationships. Our customers may cancel or defer purchase orders for reasons outside of our control, such as supply constraints for other components incorporated into their products or errors in their forecast of demand for their products.

The combined company will be subject to risks associated with international operations, which may harm our business.

Pixelworks and Genesis Microchip have significant design, manufacturing and sales operations in Canada, China, India, Japan, South Korea and Taiwan. These foreign operations subject us to a number of risks associated with conducting business outside of the United States, including the following:

•	unexpected changes in, delays or costs of obtaining or complying with existing or new legislative or regulatory requirements, including export licenses, tariffs, quotas and other trade barriers and restrictions;

•	political, military or economic risks associated with our operations outside the United States;

•	difficulties in maintaining sales representatives outside of the United States that are knowledgeable of the display applications industry, the video processing industry and our range of products;

•	potentially adverse tax consequences;

•	difficulties protecting intellectual property outside the United States;

•	transportation, travel and communication delays; and

•	risks associated with severe acute respiratory syndrome.

In addition, sales of Pixelworks’ and Genesis Microchip’s products have been denominated in United States dollars. An increase in the value of the United States dollar could increase the price of the combined company’s products so that they become relatively more expensive to customers in the local currency of a particular country, potentially leading to a reduction in the combined company’s revenues and profitability.

A breakdown in our information technology systems could cause a business interruption, impair our ability to manage our business or report results, or result in the unauthorized disclosure of our confidential and proprietary information.

Our information technology systems could suffer a sudden breakdown as a result of factors beyond our control, such as earthquakes, insecure connections or problems with our outside consultants who provide information technology services to us. If our information technology systems were to fail and we were not able to gain timely access to adequate alternative systems or back-up information, this could harm our ability to operate and manage our business and to report results in a timely manner. Also, any breach of our information systems by an unauthorized third party could result in our confidential information being made public or being used by a competitor, which could have a material adverse effect on our ability to realize the potential of our proprietary rights.

The effective tax rate of the combined company is uncertain, and may be higher than that experienced by the predecessor companies.

The impact of the merger on the overall effective tax rate of the combined company is uncertain, and may be higher than one or both predecessor companies experienced historically. Increases in tax rates would adversely affect financial results of the combined company, and therefore the company’s business. The combination of the operations of Pixelworks and Genesis Microchip may result in an overall effective tax rate for the combined company that is higher than either predecessor’s currently reported tax rate.

The combined company may be unable to adequately protect its intellectual property, which may harm our business.

Pixelworks and Genesis Microchip have each been issued patents and have a number of pending United States and foreign patent applications. However, we cannot assure you that any patent will be issued as a result of any applications or, if issued, that any claims allowed will be sufficiently broad to protect our technology. In addition, it is possible that existing or future patents may be challenged, invalidated or circumvented. It may be possible for a third party to copy or otherwise obtain and use the combined company’s products, or technology without authorization, develop similar technology independently or design around the combined company’s patents.

Our competitors may also be able to design around our patents. The laws of certain foreign countries in which our products are or may be developed, manufactured or sold, including various countries in Asia, may not protect products or intellectual property rights to the same extent as the laws of the United States. There can be no assurance that the steps taken to protect our intellectual property rights will be adequate to prevent misappropriation of our technology or that competitors will not independently develop technologies that are substantially equivalent or superior.

Intellectual property infringement suits brought against us may significantly harm our business.

Genesis Microchip is a defendant in an intellectual property infringement suit, and the combined company may become a party to litigation in the future. Intellectual property litigation could force the combined company to do one or more of the following:

•	stop selling products or using technology that contain the allegedly infringing intellectual property;

•	obtain a license to the relevant intellectual property, which license may not be available on reasonable terms or at all; and

•	attempt to redesign those products that contain the allegedly infringing intellectual property.

If the combined company is forced to take any of these actions, it may be unable to manufacture and sell some of its products, which could harm its business.

Genesis Microchip is currently defending claims brought against it by Silicon Image, Inc., which alleges that certain Genesis Microchip products that contain digital receivers infringe various Silicon Image patent claims. The case is pending before the United States District Court for the Eastern District of Virginia. Silicon Image, Inc. is seeking an injunction to halt the sale, manufacture and use of Genesis Microchip’s DVI receiver chips and unspecified monetary damages. Trial was set for January 2003, but the trial was taken off the calendar of the court in December 2002 and has not been rescheduled. Since January 2003, the parties have filed case dispositive motions, which were heard by the court in March 2003. Genesis Microchip is currently awaiting the court’s ruling on these motions, which ruling could result in dismissal of the case against Genesis Microchip on terms that may be favorable or unfavorable to Genesis Microchip, setting the case for trial and/or entry by the court of other orders which we cannot predict. Genesis Microchip believes it has meritorious defenses to this claim. However, this or any future lawsuits could subject the combined company to a permanent injunction preventing it from selling selected products or incurring significant monetary damages. Based on Genesis Microchip’s revenue for the year ended March 31, 2003, approximately 42% of Genesis Microchip’s revenues could be impacted by this patent litigation. Also, this kind of lawsuit, regardless of its outcome, is likely to be time-consuming and expensive to resolve and would divert management time and attention.

The combined company may be subject to judgments for securities class action suits.

Genesis Microchip is a defendant in a securities class action suit. Genesis Microchip believes it has meritorious defenses to the claims in the securities class action suit as well as adequate insurance coverage to cover any likely unfavorable outcome. However, this or any future securities class action suit could subject the combined company to judgments in excess of its insurance coverage and could harm the combined company’s business. In addition, this kind of lawsuit, regardless of its outcome, is likely to be time-consuming and expensive to resolve and may divert management time and resources.

General economic conditions may reduce the combined company’s revenues and harm its business.

As the businesses of Pixelworks and Genesis Microchip have grown, the companies are increasingly subject to risks arising from adverse changes in domestic and global economic conditions. Because of the current worldwide economic slowdown, many industries are delaying or reducing technology purchases. As a result, if economic conditions worsen or if a wider or global economic slowdown occurs, reduced orders and shipments may cause the combined company to fall short of its revenue expectations for any given period and may result in the combined company carrying increased inventory. These conditions would negatively affect its business and results of operations. If the combined company’s inventory builds up as a result of order postponement, it would carry excess inventory that is either unusable or that must be sold at clearance prices which will harm its revenues. In addition, weakness in the technology market could negatively affect the cash flow of customers who could, in turn, delay paying their obligations to the combined company. This would increase the combined company’s credit risk exposure that could harm its financial condition.

The issuance of additional Pixelworks shares may reduce Pixelworks’ stock price.

As of May 21, 2003, Genesis Microchip had approximately 31,276,061 common shares outstanding and outstanding options to purchase 7,600,263 shares of common stock, which will convert into 73,079,644 shares of Pixelworks common stock and options to purchase 17,758,775 shares of Pixelworks common stock. If the combined company’s earnings per share are less than what the Pixelworks earnings per share would have been if it had not acquired Genesis Microchip, Pixelworks’ stock price could decrease until the combined company achieves revenue growth or cost savings sufficient to offset the dilutive effect of the merger. There can be no assurance that the combined company will achieve revenue growth or cost savings or that you will achieve greater returns as a shareholder of the combined company than as a Pixelworks shareholder or Genesis Microchip stockholder before the merger.

The market price and trading volume of Pixelworks’ and Genesis Microchip’s stock has fluctuated substantially and the combined company’s stock price and volume are likely to continue to do so.

The stock market has experienced large price and volume fluctuations that have affected the market price of many companies and have often been unrelated to the operating performance of these companies. These factors, as well as general economic and political conditions, may adversely affect the market price and trading volume of the combined company’s common stock in the future. The market price and trading volume of the combined company’s common stock may fluctuate significantly in response to a number of factors, including:

•	actual or anticipated fluctuations in the combined company’s operating results;

•	changes in expectations as to the combined company’s future financial performance;

•	changes in financial estimates of securities analysts;

•	changes in market valuations of other companies;

•	announcements by the combined company or its competitors of significant technical innovations, design wins, contracts, standards or acquisitions;

•	the operating and stock price performance of other comparable companies; and

•	the number of shares of the combined company that are available for trading by the public and the trading volume of its shares.

Due to these factors, the price of the combined company’s stock may decline and the value of your investment would be reduced. In addition, the stock market experiences volatility often unrelated to the performance of particular companies. These market fluctuations may cause the combined company’s stock price to decline regardless of its performance.

Terrorist acts and acts of war may seriously harm the combined company’s business, revenues, costs, expenses and financial condition.

Terrorist acts or acts of war, wherever located around the world, may cause damage or disruption to the combined company, its employees, facilities, partners, suppliers, distributors and resellers, and customers, which could significantly impact the combined company’s business, revenues, costs, expenses and financial condition. The terrorist attacks that took place in the United States on September 11, 2001 were unprecedented events that have created many economic and political uncertainties, some of which may materially harm the combined company’s business and results of operations. The long-term effects on the combined company of the September 11, 2001 attacks are unknown. The potential for future terrorist attacks, the national and international responses to terrorist attacks, hostilities in the Middle East, including Iraq, and other acts of war or hostility, especially in the Korean peninsula, have created economic and political uncertainties, which could adversely affect the business and results of operations of Pixelworks, Genesis Microchip or the combined company in ways that cannot be predicted. In addition, as companies with headquarters and significant operations located in the United States, any of Pixelworks, Genesis Microchip or the combined company may be impacted by actions against the United States. The combined company may not be insured for losses and interruptions caused by terrorist acts and acts of war.

THE PIXELWORKS SPECIAL MEETING

Pixelworks is furnishing this joint proxy statement/prospectus to its shareholders in connection with the solicitation of proxies by the management of Pixelworks for use at the Pixelworks special meeting of shareholders in connection with the merger and at any adjournment or postponement of the Pixelworks special meeting.

Date, Time, and Place

Pixelworks will hold its special meeting on     •    , 2003, at 9:00 a.m., Pacific Time, at     •    , Portland, Oregon.

Purpose of the Special Meeting

At the Pixelworks special meeting, Pixelworks shareholders will be asked:

1.	to consider and vote on a proposal to approve the issuance of shares of Pixelworks common stock, par value $0.001 per share, pursuant to the merger agreement by and among Genesis Microchip Inc., Pixelworks and Display Acquisition Corporation, a newly formed, wholly-owned subsidiary of Pixelworks, pursuant to which Genesis Microchip will become a wholly-owned subsidiary of Pixelworks;

2.	to consider and vote on a proposal to approve an amendment to Pixelworks’ articles of incorporation effective upon completion of the merger, changing the name of Pixelworks to Genesis Pixelworks, Inc.; and

3.	to consider such other business as may properly come before the Pixelworks special meeting or any adjournment or postponement of the meeting.

Copies of the merger agreement and certain other merger related documents are attached to this joint proxy statement/prospectus as Annexes A through E. Pixelworks shareholders are encouraged to read these documents and the other information in this joint proxy statement/prospectus carefully before deciding how to vote.

Pixelworks Board of Directors’ Recommendation

The Pixelworks board of directors, after careful consideration, has unanimously determined that the merger, the merger agreement and the other transactions contemplated in the merger agreement are advisable, fair to, and in the best interests of Pixelworks and its shareholders. The Pixelworks board of directors unanimously recommends that you vote “FOR” the issuance of Pixelworks common stock in the merger and “FOR” the amendment to the articles of incorporation changing the company’s name to Genesis Pixelworks, Inc.

Record Date; Shares Entitled to Vote

Only Pixelworks shareholders of record at the close of business on May 21, 2003, the date assumed for purposes of this document as the record date, will be entitled to notice of, and to attend in person, or appoint a proxy nominee to attend the Pixelworks special meeting and to vote at the Pixelworks special meeting. As of the Pixelworks record date, 44,363,471 shares of Pixelworks common stock were issued and outstanding. In addition, the trustee of the Pixelworks Special Voting Share is entitled to vote the equivalent of 948,204 Pixelworks common shares on behalf of the holders of exchangeable shares of Jaldi Semiconductor Corp. Shareholders of Pixelworks common stock as of the record date are entitled to one vote per share of Pixelworks common stock on the proposals.

Quorum

A quorum of Pixelworks shareholders is required to hold a valid special meeting. A quorum will be present at the Pixelworks special meeting if a majority of the shares of Pixelworks voting stock issued, outstanding and entitled to vote on the Pixelworks record date is represented at the special meeting in person or by proxy. Pixelworks voting stock consists of outstanding Pixelworks common stock and one Pixelworks special voting share. As of the record date the special voting share represented the power to vote 948,204 shares. The failure to return your proxy may contribute to a failure to obtain a quorum at the special meeting.

Vote Required

The issuance of the shares of Pixelworks common stock in the merger and the amendment to the Pixelworks’ articles of incorporation must each be approved by the holders of a majority of the votes cast in person or by proxy at the special meeting. As to all matters to be considered at the special meeting, abstentions and broker “non-votes” are counted for purposes of determining whether a quorum exists at the special meeting, but will not be counted and will have no effect in determining whether any proposal is approved. A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner with respect to the proposal.

Shares Owned by Pixelworks Directors and Executive Officers

As described on page 57, certain directors and executive officers of Pixelworks have interests in the merger that may be different from, or in addition to, the interests of other Pixelworks shareholders. As of the assumed record date, the directors and executive officers of Pixelworks together with their affiliates beneficially owned in the aggregate, 10,173,329 shares of Pixelworks common stock. These shares represent approximately 22.5% of the shares of Pixelworks common stock entitled to vote at the Pixelworks special meeting. The directors of Pixelworks have each executed agreements with Genesis Microchip to vote their shares in favor of the issuance of shares of Pixelworks common stock in the merger. As of the assumed record date, these voting agreements covered a total of 2,534,502 shares of Pixelworks common stock, or approximately 5.6% of Pixelworks shares entitled to vote at the special meeting.

Voting of Proxies

All shares of Pixelworks common stock represented by properly executed unrevoked proxies received before or at the Pixelworks special meeting will be voted according to the instructions contained in the proxy at the special meeting and at any adjournment or postponement. Properly executed unrevoked proxies that do not contain instructions (other than broker or nominee non-votes) will be voted “FOR” approval of the issuance of Pixelworks common stock pursuant to the merger, “FOR” approval of an amendment to the company’s articles of incorporation to change the company’s name to Genesis Pixelworks, Inc., and according to the best judgment of the proxyholder in regard to any other matter that properly comes before the special meeting.

If you are a registered holder of your shares, you may vote your shares by completing, signing, dating and returning the enclosed proxy card in the enclosed return envelope as soon as possible. You may also attend the Pixelworks special meeting and vote in person instead of submitting a proxy. However, in order to assure that we obtain your vote, please vote as instructed on your proxy card even if you currently plan to attend the Pixelworks special meeting in person.

If your shares are held in “street name,” you should contact your broker and follow the directions that your broker provides to you so that you can instruct your broker to vote your shares. Your broker will not vote your shares unless the broker receives instructions from you. Shareholders that have instructed a broker to vote their shares must follow directions received from such broker in order to change their vote at the Pixelworks special meeting.

The Pixelworks board of directors does not know of any matters other than those described in the notice of the Pixelworks special meeting that are to be presented for action at such meeting. If any other matters are properly presented for consideration at the Pixelworks special meeting, the persons appointed as proxies will generally have discretion to vote on such matters in accordance with their judgment.

Revoking Your Proxy

Any person giving a proxy may revoke it at any time before its exercise by delivering to the Secretary of Pixelworks an instrument of revocation or a duly executed proxy bearing a later date at our principal executive offices, located at 8100 SW Nyberg Road, Tualatin, Oregon 97062, telephone (503) 454-1750. Although attendance at the Pixelworks special meeting will not in itself constitute revocation of a proxy, a shareholder attending the Pixelworks special meeting may withdraw his or her proxy and vote in person.

Dissenting Shareholder Rights

Pixelworks shareholders are not entitled to any appraisal or dissenters’ rights with respect to the merger.

Solicitation of Proxies

Pixelworks and Genesis Microchip will generally equally share expenses incurred in connection with the filing, printing and mailing of this joint proxy statement/prospectus, but each will pay its own cost of soliciting approvals. Brokers and nominees should forward Pixelworks solicitation materials to the beneficial owners of shares held of record by such brokers and nominees. Pixelworks will reimburse such persons for their reasonable forwarding expenses.

In addition to the use of the mails, Pixelworks’ directors, officers and regular employees may solicit proxies in person or by telephone, facsimile, electronic mail or other means of communication. These persons will not be paid but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation.

Pixelworks shareholders should not send in any Pixelworks stock certificates.

THE GENESIS MICROCHIP SPECIAL MEETING

Genesis Microchip is furnishing this joint proxy statement/prospectus to its stockholders in connection with the solicitation of proxies by the management of Genesis Microchip for use at the Genesis Microchip special meeting of stockholders in connection with the merger and at any adjournment or postponement of the meeting.

Date, Time, and Place

Genesis Microchip will hold its special meeting on     •    , 2003, at 9:00 a.m., Pacific Time, at 2150 Gold Street, Alviso, California.

Purpose of the Special Meeting

At the Genesis Microchip special meeting, Genesis Microchip stockholders will be asked:

1.	to consider and vote on a proposal to adopt the merger agreement by and among Genesis Microchip, Pixelworks, Inc. and Display Acquisition Corporation, a newly formed, wholly-owned subsidiary of Pixelworks, pursuant to which Genesis Microchip will become a wholly-owned subsidiary of Pixelworks; and

2.	to consider such other business as may properly come before the Genesis Microchip special meeting or any adjournment or postponement of the meeting.

Adoption of the merger agreement will constitute approval of the merger. Copies of the merger agreement and certain other merger related documents are attached to this joint proxy statement/prospectus as Annexes A through E. Genesis Microchip stockholders are encouraged to read these documents and the other information in this joint proxy statement/prospectus carefully before deciding how to vote.

Genesis Microchip Board of Directors’ Recommendation

The Genesis Microchip board of directors, after careful consideration, has unanimously determined that the merger, the merger agreement and the transactions contemplated in the merger agreement are advisable and fair to, and in the best interest of, Genesis Microchip and its stockholders. The Genesis Microchip board unanimously recommends a vote “FOR” the adoption of the merger agreement.

Record Date; Shares Entitled to Vote

Only holders of record of Genesis Microchip common stock at the close of business on May 21, 2003, the date assumed for purposes of this document as the record date, will be entitled to notice of and to attend in person, or appoint a proxy nominee to attend, the Genesis Microchip special meeting and to vote at the special meeting. As of the Genesis Microchip record date, 31,276,061 shares of Genesis Microchip common stock were issued and outstanding. Stockholders of Genesis Microchip common stock as of the record date are entitled to one vote per share of Genesis Microchip common stock on the proposal to adopt the merger agreement.

Quorum

A quorum of Genesis Microchip stockholders is required to hold a valid special meeting. A quorum will be present at the Genesis Microchip special meeting if a majority of the shares of Genesis Microchip common stock issued, outstanding and entitled to vote on the Genesis Microchip record date are represented at the special meeting in person or by proxy. The failure to return your proxy may contribute to a failure to obtain a quorum at the special meeting.

Vote Required

The adoption of the merger agreement must be approved by the holders of a majority of the shares of Genesis Microchip common stock outstanding and entitled to vote, in person or by proxy, at the Genesis Microchip special meeting. As to all matters to be considered at the special meeting, abstentions and broker “non-votes” are counted for purposes of determining whether a quorum exists at the special meeting. Because the adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Genesis Microchip common stock, abstentions, failures to vote and broker non-votes will have the same effect as a vote against adoption of the merger agreement. A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner with respect to the proposal.

Shares Owned by Genesis Microchip Directors and Executive Officers

As described on page 59, certain directors and executive officers of Genesis Microchip have interests in the merger that may be different from, or in addition to, the interests of other Genesis Microchip stockholders. As of the assumed record date, the directors and executive officers of Genesis Microchip and their affiliates beneficially owned, in the aggregate, 999,623 shares of Genesis Microchip common stock. These shares represent approximately 3.1% of the shares of Genesis Microchip common stock entitled to vote at the special meeting with respect to the adoption of the merger agreement. The directors of Genesis Microchip as of March 17, 2003, the date of the merger agreement, have each executed agreements with Pixelworks to vote their shares in favor of adoption of the merger agreement. As of the assumed record date, these voting agreements covered a total of 308,609 shares of Genesis Microchip common stock, or approximately 1.0% of Genesis Microchip common stock entitled to vote at the special meeting.

Voting of Proxies

All shares of Genesis Microchip common stock represented by properly executed unrevoked proxies received before or at the Genesis Microchip special meeting will be voted according to the instructions contained in the proxy at the special meeting and at any adjournment or postponement thereto. Properly executed unrevoked proxies that do not contain instructions (other than broker or nominee non-votes) will be voted “FOR” the adoption of the merger agreement and according to the best judgment of the proxyholder in regard to any other matter that properly comes before the special meeting.

If you are the registered holder of your shares, you may vote your shares by completing, signing, dating and returning the enclosed proxy card in the enclosed return envelope as soon as possible. You may also attend the Genesis Microchip special meeting and vote in person instead of submitting a proxy. However, in order to assure that we obtain your vote, please vote as instructed on your proxy card even if you currently plan to attend the Genesis Microchip special meeting in person.

If your shares are held in “street name,” you should contact your broker and follow the directions that your broker provides to you so that you can instruct your broker to vote your shares. Your broker will not vote your shares unless the broker receives instructions from you. Stockholders that have instructed a broker to vote their shares must follow directions received from such broker in order to change their vote at the Genesis Microchip special meeting.

The Genesis Microchip board of directors does not know of any matters other than those described in the notice of the Genesis Microchip special meeting that are to be presented for action at such meeting. If any other matters are properly presented for consideration at the Genesis Microchip special meeting, the persons appointed as proxies will generally have discretion to vote on such matters in accordance with their judgment.

Revoking Your Proxy

Any person giving a proxy may revoke it at any time before its exercise by delivering to the Secretary of Genesis Microchip an instrument of revocation or a duly executed proxy bearing a later date at our principal executive offices, located at 2150 Gold Street, Alviso, California 95002, telephone (408) 262-6599. Although attendance at the Genesis Microchip special meeting will not in itself constitute revocation of a proxy, a stockholder attending the Genesis Microchip special meeting may withdraw his or her proxy and vote in person.

Dissenting Stockholder Rights

Genesis Microchip stockholders are not entitled to any appraisal or dissenters’ rights with respect to the merger.

Solicitation of Proxies

Pixelworks and Genesis Microchip will generally equally share expenses incurred in connection with the filing, printing and mailing of this joint proxy statement/prospectus, but each will pay its own cost of soliciting approvals. Brokers and nominees should forward Genesis Microchip solicitation materials to the beneficial owners of shares held of record by such brokers and nominees. Genesis Microchip will reimburse such persons for their reasonable forwarding expenses.

In addition to the use of the mails, Genesis Microchip’s directors, officers and regular employees may solicit proxies in person or by telephone, facsimile, electronic mail or other means of communication. These persons will not be paid but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation.

Genesis Microchip stockholders should not send in their stock certificates with their proxy card. A transmittal letter with instructions for the surrender of stock certificates will be mailed to Genesis Microchip stockholders promptly following completion of the merger.

THE MERGER

The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to carefully read the merger agreement and the other documents attached to this joint proxy statement/prospectus as Annexes A through E for a more complete understanding of the merger.

Background of the Merger

Both Pixelworks and Genesis Microchip continually evaluate strategic opportunities as part of their evaluation of changes in the industry in which they operate and evaluate opportunities to strengthen their respective businesses. In addition, from time to time senior management of Pixelworks and Genesis Microchip have met with each other at various investor conferences and trade shows.

On April 26, 2001, Mr. Allen Alley, chairman, chief executive officer and president of Pixelworks, met with Mr. Amnon Fisher, then chief executive officer of Genesis Microchip. Messrs. Alley and Fisher discussed the potential for a combination of the companies.

In mid-to-late May 2001, Messrs. Alley and Fisher discussed combining the two companies. During that same period, Citigroup Global Markets Inc., which is referred to in this document as Citigroup, began assisting Pixelworks in its role as a financial advisor.

In late May and early June 2001, Messrs. Alley and Fisher discussed terms of a proposed business combination, including management, board composition and relative ownership of a combined company. In mid-June 2001, Dresdner Kleinwort Wasserstein, Inc., or DrKW, assisted Genesis Microchip as a financial advisor, pursuant to a previously executed engagement letter with Genesis Microchip.

On June 13, 2001, representatives of each of Pixelworks and Genesis Microchip, together with their respective financial advisors, met. At that meeting, Pixelworks and Genesis Microchip executed a nondisclosure agreement and exchanged initial financial information regarding their respective companies.

During the week of June 18, 2001, representatives of each of Pixelworks and Genesis Microchip continued to discuss the terms of a proposed business combination. The parties were unable to reach agreement and ceased their discussions at the end of that week. No additional meetings were scheduled at that time.

On April 8, 2002, at the invitation of Mr. Alex Lushtak, then chairman of the Genesis Microchip board of directors, Messrs. Alley and Lushtak met for dinner and agreed to initiate new discussions regarding a potential business combination. On April 9, 2002, Messrs. Alley and Fisher had lunch together for further discussions.

From mid-to-late April 2002, representatives of each of Pixelworks and Genesis Microchip further discussed a proposed business combination. On April 12, 2002, Genesis Microchip entered into a new engagement agreement with DrKW specific to a potential transaction between Pixelworks and Genesis Microchip.

During the first week of May 2002, several members of the Genesis Microchip board of directors met with Mr. Alley and discussed the culture of the two companies.

On May 16 and 17, 2002, representatives of each of Pixelworks and Genesis Microchip, together with their respective financial and legal advisors, met to discuss the terms of a potential business combination, and engaged in financial and business due diligence. At these meetings, the parties discussed combining the two companies in a merger-of-equals transaction in which Genesis Microchip would issue its shares to Pixelworks shareholders in exchange for their Pixelworks shares, with no premium. At this time, the parties also discussed the relative ownership of a combined company. The proposed ownership percentages ranged from 35% to 40% for

Pixelworks shareholders and from 60% to 65% for Genesis Microchip stockholders. The parties also discussed an eight-member board with equal representation and the potential management structure of a combined company.

From May 16, 2002 to May 21, 2002, legal counsel for each of Pixelworks and Genesis Microchip conducted due diligence reviews. During this period, representatives of the parties continued their discussions of the terms of a potential business combination, including a combined company ownership percentage of 37.5% for the shareholders of Pixelworks and 62.5% for the stockholders of Genesis Microchip based on the treasury stock method. On May 21, 2002, Wilson Sonsini Goodrich & Rosati, Professional Corporation, legal counsel to Genesis Microchip, delivered a draft merger agreement to O’Melveny & Myers LLP, special counsel to Pixelworks. Representatives of each of Pixelworks and Genesis Microchip met on May 23, 2002 and mutually agreed to defer further discussions. No additional meetings were scheduled at that time.

On December 13 and 14, 2002, Mr. Alley and Mr. James Donegan, the chief executive officer of Genesis Microchip, together with representatives of each of Pixelworks and Genesis Microchip and their respective financial and legal advisors, met and discussed initiating new discussions regarding a potential business combination. At the conclusion of these meetings, the parties agreed to continue their discussions in January 2003.

During January and early February 2003, representatives of each of Pixelworks and Genesis Microchip held meetings to discuss the organizational structure of a combined company and the timing of a possible business combination.

On February 13, 2003, at the request of Mr. Lushtak, Messrs. Alley and Lushtak met and discussed combining the two companies in a merger-of-equals transaction in which Pixelworks would issue its shares to Genesis Microchip stockholders in exchange for their Genesis Microchip shares, at a premium. Messrs. Alley and Lushtak also discussed a proposed management structure, in which Mr. Alley would serve as chief executive officer of a combined company.

On February 21, 2003, representatives of each of Pixelworks and Genesis Microchip, together with their respective financial advisors, met and discussed issues relating to a premium Genesis Microchip stockholders might receive in the proposed merger-of-equals transaction and the composition of a combined company’s nine-person board of directors.

On February 25, 2003, the Pixelworks board of directors met to review the proposed transaction.

Beginning February 26, 2003 and continuing through March 16, 2003, representatives of each of Pixelworks and Genesis Microchip, together with their respective financial advisors, conducted business and financial due diligence. During that same period, the parties’ respective legal counsel, including Ater Wynne LLP, general outside counsel to Pixelworks, conducted legal due diligence. On February 27, 2003, representatives of Wilson Sonsini Goodrich & Rosati delivered a draft merger agreement to legal counsel for Pixelworks.

In the first week of March 2003, the Pixelworks board of directors met to review the proposed transaction. During that same period, the Genesis Microchip board of directors also met to review the proposed transaction and representatives of the parties began negotiating the terms of the merger agreement and continued financial and legal due diligence.

During the week of March 10, 2003, representatives of each of Pixelworks and Genesis Microchip met to discuss in detail the composition of the board of directors, management and organizational structure of a combined company.

During that same period, the parties’ respective legal counsel, in consultation with their respective clients, continued negotiations of the terms of the merger agreement, including provisions relating to the organizational structure of a combined company, the businesses of the parties during the period after execution of the merger agreement but prior to consummation of the merger, the situations under which the parties could terminate the merger agreement and under which termination fees would be payable and the circumstances under which the parties could review and accept alternative proposals. Concurrently, each of Pixelworks and Genesis Microchip negotiated change of control severance agreements with certain of their key employees. During that same period, the Genesis Microchip board of directors met to review the transaction.

On March 16, 2003, the Pixelworks board of directors held a meeting to review in depth the proposed business combination. Members of Pixelworks management reviewed the proposed business combination with the Pixelworks board of directors, including the strategic reasons for the business combination, the principal terms of the business combination, a summary of Genesis Microchip’s financial condition and business operations and the results of Pixelworks’ due diligence. Representatives of Citigroup (formerly Salomon Smith Barney) presented the Pixelworks board of directors with a summary of its financial analyses related to the consideration to be exchanged in the proposed business combination. Citigroup then delivered its oral opinion, subsequently confirmed in writing, that the ratio for exchanging shares of Pixelworks common stock for shares of Genesis Microchip common stock contemplated by the merger agreement was fair, from a financial point of view, to Pixelworks. Representatives of O’Melveny & Myers, together with representatives of Ater Wynne, legal counsel to Pixelworks, presented the Pixelworks board of directors with a summary of the terms of the draft merger agreement and related documents, which had been previously distributed to the board of directors, and discussed the fiduciary duties of directors in considering a business combination transaction.

Upon completing its deliberations at its meeting on March 16, 2003, the Pixelworks board of directors unanimously approved the merger agreement and related agreements and the transactions contemplated by those agreements, declared them advisable, fair to and in the best interests of the company and its shareholders and resolved to recommend that the shareholders of Pixelworks approve the issuance of shares of Pixelworks common stock in the merger.

On March 16, 2003, the Genesis Microchip board of directors held a meeting to review in depth the proposed business combination. Members of Genesis Microchip management reviewed the proposed business combination with the Genesis Microchip board of directors, including the strategic reasons for the business combination, the principal terms of the business combination, a summary of Pixelworks’ financial condition and business operations and the results of Genesis Microchip’s due diligence. Representatives of DrKW presented the Genesis Microchip board of directors with a summary of its financial analyses related to the consideration to be received in the proposed business combination. DrKW then delivered its oral opinion, subsequently confirmed in writing, that the ratio for exchanging shares of Genesis Microchip common stock for shares of Pixelworks common stock contemplated by the merger agreement was fair, from a financial point of view, to the stockholders of Genesis Microchip. Representatives of Wilson Sonsini Goodrich & Rosati, legal counsel to Genesis Microchip, presented the Genesis Microchip board of directors with a summary of the terms of the draft merger agreement and related documents, which had been previously distributed to the board of directors, and discussed the fiduciary duties of directors in considering a business combination transaction.

Upon completing its deliberations at its meeting on March 16, 2003, the Genesis Microchip board of directors unanimously approved the merger agreement and related agreements and the transactions contemplated by those agreements, declared them advisable, fair to and in the best interests of the company and its stockholders and resolved to recommend that the stockholders of Genesis Microchip adopt the merger agreement.

After negotiation of the final terms of the merger agreement and the related agreements, on March 17, 2003, representatives of both Pixelworks and Genesis Microchip executed the merger agreement. In addition, the members of the Pixelworks board of directors entered into voting agreements with Genesis Microchip, in which they agreed to vote their shares in favor of the issuance of shares of Pixelworks common stock in the merger. The members of the Genesis Microchip board of directors entered into voting agreements with Pixelworks, in which they agreed to vote their shares in favor of adoption of the merger agreement.

On March 17, 2003, the parties issued a joint press release announcing the proposed business combination between Pixelworks and Genesis Microchip.

Reasons for the Merger

Overview

The boards of directors of Pixelworks and Genesis Microchip, at separate meetings held on March 16, 2003, each unanimously approved the merger agreement and the related agreements and the transactions contemplated by those agreements, and declared them advisable, fair to and in the best interests of their respective companies and shareholders. The Pixelworks board of directors resolved to recommend that its shareholders approve the issuance of shares in connection with the merger, and the Genesis Microchip board of directors resolved to recommend that its stockholders adopt the merger agreement.

In reaching their separate decisions, each board consulted with its senior management, financial and legal advisors, and considered a number of factors. In view of the complexity and wide variety of information and factors, both positive and negative, considered by each board, neither board found it practical to qualify, rank or otherwise assign any relative or specific weights to the factors it considered. In addition, neither board reached any specific conclusion with respect to each of the factors it considered, or any aspect of any particular factor. Instead, each board conducted an overall analysis of the factors it considered. In considering those factors, individual members of each board may have given different weights to different factors. Each board considered all of those factors as a whole and believed that those factors supported its decision.

Benefits of the Merger

We believe that the proposed merger represents an opportunity for the combined company to increase shareholder value by:

•	creating a company poised to take advantage of the emerging digital television industry; and

•	improving the combined company’s ability to continue its product diversification.

Digital Television Opportunity.    We believe that the merger presents an opportunity to enhance our combined competitive position in key industries by leveraging the strengths of each of Pixelworks and Genesis Microchip. Pixelworks is the leading supplier of semiconductors to projector manufacturers, and Genesis Microchip is the leading supplier of semiconductors to flat panel monitor manufacturers. Together, we believe that we will continue to be leaders in our current business and to capitalize on the expected unit growth in semiconductors for the digital television industry.

Pixelworks believes that it has become a leader in its industry by developing integrated circuits, complex software and systems solutions for projector manufacturers. Pixelworks’ unit sales of semiconductors for projectors have grown in the past two years, as has the projector industry generally, despite a decline in worldwide information technology spending. Pixelworks attributes its unit growth to its ability to:

•	develop products that are compatible with a wide range of computers and video sources; and

•	design products that anticipate changes in user requirements and advances in projection technologies.

Genesis Microchip believes that it has become a leader in its industry by developing advanced semiconductor solutions for flat panel monitor manufacturers in high volumes. Genesis Microchip’s unit sales of semiconductors for flat panel monitors has grown rapidly, as has the flat panel monitor industry generally. Genesis Microchip attributes its unit growth to its ability to:

•	integrate analog and digital processing into a single chip;

•	manage high volume manufacturing and distribution; and

•	design products that anticipate changes in user requirements and advances in display technologies.

Together, we believe that the combined company will be able to use the individual strengths of Pixelworks and Genesis Microchip to capitalize on the expected unit growth in semiconductors for the digital television industry because we believe that a successful participant in the digital television industry will need to:

•	cost-effectively manufacture and distribute semiconductors in high volumes;

•	design products that are compatible with a wide range of end-user products and input sources;

•	integrate multiple analog and digital technologies on a single chip; and

•	design products that anticipate changes in user requirements and advances in digital television technologies.

As a combined company, our strategy will be to become the leading semiconductor supplier to digital television manufacturers, while maintaining leadership positions in each of the projector and flat panel monitor industries.

Diversification Opportunities and Other Benefits.    In addition to the opportunities for growth in semiconductors for the digital television industry, we believe the merger will enable the combined company to diversify its business by:

•	adding more products to reduce reliance on any one product;

•	establishing a financially stronger company with over $200 million in cash and marketable securities; and

•	creating a company with a broader base that could be used as a platform to acquire other businesses, products or technologies.

In addition, we believe the merger will also create a more efficient and competitive industry participant by:

•	creating significant opportunities for cost reduction through the elimination of redundant manufacturing overhead, sales, marketing and administrative costs;

•	combining each company’s global geographic strengths to create an efficient and competitive global sales network;

•	combining the manufacturing know-how and talent of the companies in order to work effectively with their foundries to bring new and improved products to market more quickly and at greater volume; and

•	combining the companies’ engineering resources and complementary technologies to focus on innovative technologies for consumer electronics applications.

Recommendations of the Pixelworks Board of Directors:

Pixelworks’ board of directors consulted with senior management of Pixelworks and with Pixelworks’ financial and legal advisors and considered a number of factors, including those set forth below, in reaching its decision to approve and adopt the merger agreement and approve the transactions contemplated by the merger agreement, and to recommend that Pixelworks’ shareholders vote “FOR” approval of the issuance of shares of common stock of Pixelworks in connection with the merger, and “FOR” the change in the company’s name to Genesis Pixelworks Inc.

Pixelworks’ board of directors considered factors that it believes will contribute to the success of the combined company, including the following:

•	improved position of the combined company in the digital television industry creating a company that can more effectively compete with much larger multi-national integrated circuits suppliers and in-house customer developed solutions;

•	lower operating costs as a combined company from elimination of redundancies and the ability to focus development on the digital television industry;

•	increased depth of industry knowledge and intellectual property, including but not limited to analog design intellectual property, that will be available to the combined company;

•	enhanced ability to reach and provide service to customers in the advanced display industry segments;

•	added management experience and strength the combined company will enjoy in high volume design, sales and delivery of semiconductor products; and

•	enhanced purchasing power of the combined company, which should result in lower purchase prices from suppliers through greater volume purchasing.

Pixelworks’ board of directors also considered the detailed financial analysis and pro forma and other information with respect to the companies presented to the board of directors, including the opinion of Citigroup (formerly Salomon Smith Barney), that, as of the date of its opinion, the exchange ratio to be used in the merger is fair from a financial point of view to Pixelworks. This opinion is subject to assumptions and limitations noted in the opinion and described under the heading “Opinion of Citigroup Global Markets Inc.” below and you should carefully read both that section and the opinion that is attached to this joint proxy statements/prospectus as Annex B.

Pixelworks’ board of directors also considered factors that it considers risks associated with signing the merger agreement, and with completing the merger, including:

•	difficulties in integrating the culture of the two companies;

•	difficulties in implementing the agreed-upon organizational structure or ineffectiveness of the organizational structure;

•	shorter customer order lead times and therefore less revenue visibility, compared to Pixelworks, of the higher volume, lower price products from Genesis Microchip;

•	risks that suppliers and customers may, in anticipation of the merger, reduce future business which would then be lost even if the merger does not close;

•	dilution of Pixelworks shareholders as a result of the issuance of stock in the merger;

•	risk that Silicon Image may prevail or achieve a favorable outcome in its case against Genesis Microchip; and

•	other applicable risks described in this joint proxy statement/prospectus described under the heading “Risk Factors” beginning on page 18.

The Pixelworks board of directors concluded that the potential benefits of the merger outweighed these factors.

After taking into account these and other factors, the Pixelworks board of directors unanimously determined that the merger agreement was in the best interest of Pixelworks and its shareholders and that Pixelworks should enter into the merger agreement and complete the merger.

Opinion of Citigroup Global Markets Inc. (formerly Salomon Smith Barney Inc.)

Salomon Smith Barney Inc. was retained to act as financial advisor to Pixelworks in connection with the merger. On April 7, 2003 Salomon Smith Barney Inc. changed its name to Citigroup Global Markets Inc. Pursuant to Citigroup’s letter agreement with Pixelworks, dated March 14, 2003, Citigroup rendered an oral opinion to the Pixelworks board of directors on March 16, 2003, which was confirmed by delivery of a written opinion dated as of March 17, 2003, to the effect that, based upon and subject to the considerations and limitations set forth in the opinion, Citigroup’s work described below and other factors it deemed relevant, as of that date, the ratio of Pixelworks common stock to be issued for each share of Genesis Microchip common stock pursuant to the merger agreement, referred to as the “exchange ratio,” was fair, from a financial point of view, to Pixelworks.

The full text of the opinion of Citigroup, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Annex B to this document. The summary of Citigroup’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Shareholders are urged to read Citigroup’s opinion carefully and in its entirety.

In arriving at its opinion, Citigroup reviewed a draft of the merger agreement, dated March 15, 2003, and held discussions with certain senior officers and other representatives and advisors of each of Pixelworks and Genesis Microchip concerning the business, operations and prospects of Pixelworks and Genesis Microchip. Citigroup examined certain publicly available business and financial information relating to Pixelworks and Genesis Microchip, and certain financial forecasts and other information and data relating to Pixelworks and Genesis Microchip which were provided to or otherwise discussed with Citigroup by the managements of Pixelworks and Genesis Microchip, including information regarding certain strategic implications and operational benefits anticipated to result from the merger. Citigroup reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things:

•	current and historical market prices and trading volumes of Pixelworks common stock and Genesis Microchip common stock;

•	the historical and projected earnings and other operating data for Pixelworks and Genesis Microchip; and

•	the historical and projected capitalization and financial condition of Pixelworks and Genesis Microchip.

Citigroup also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected that Citigroup considered relevant in evaluating the exchange ratio and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of Pixelworks and Genesis Microchip. Citigroup also evaluated the pro forma financial impact of the merger on Pixelworks. In addition to the foregoing, Citigroup conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

In rendering its opinion, Citigroup assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data furnished to or otherwise reviewed by or discussed with it and further relied upon the assurances of the managements of Pixelworks and Genesis Microchip that they were not aware of any facts that would make any of such information inaccurate or misleading. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with it, Citigroup was advised by the managements of Pixelworks and Genesis Microchip that such forecasts and other information and data had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Pixelworks and Genesis Microchip as to the future financial performance of Pixelworks and Genesis Microchip, respectively, and the strategic implications and operational benefits anticipated to result from the merger. Citigroup expressed no view with respect to such forecasts and other information and data or the assumptions on which they were based. Citigroup assumed, with the consent of the Pixelworks board of directors, that the merger will be treated as a tax-free reorganization for United States federal income tax purposes. Citigroup did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise of Pixelworks or Genesis Microchip nor did it make any physical inspection of the properties or assets of Pixelworks or Genesis Microchip. Citigroup assumed, and had been advised by Pixelworks, that the final terms of the merger agreement would not vary materially from those set forth in the draft of the merger agreement reviewed by Citigroup. Citigroup further assumed that the merger would be consummated in accordance with the terms of the merger agreement without waiver of any of the conditions precedent to the merger contained in the merger agreement.

Citigroup noted that its opinion addressed only the relative values of Pixelworks and Genesis Microchip. Citigroup did not express any opinion as to what the value of the Pixelworks common stock actually will be when issued in the merger or the price at which it will trade subsequent to the merger. Citigroup was not requested to consider, and its opinion did not address, the relative merits of the merger as compared to any alternative business strategies that might exist for Pixelworks or the effect of any other transaction in which Pixelworks might engage. The opinion of Citigroup necessarily was based on information available to it, and financial, stock market and other conditions and circumstances existing and disclosed to it as of the date of its opinion.

The advisory services and opinion of Citigroup were provided for the information of the Pixelworks board of directors in its evaluation of the proposed merger and did not constitute a recommendation of the proposed merger to Pixelworks or a recommendation to any shareholder as to how that shareholder should vote on any matters relating to the proposed merger.

In connection with rendering its opinion, Citigroup made a presentation to the Pixelworks board of directors on March 16, 2003, with respect to the material analyses performed by Citigroup in evaluating the fairness of the exchange ratio. The following is a summary of that presentation. The summary includes information presented in tabular format. In order to understand fully the financial analyses used by Citigroup, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to March 14, 2003, and is not necessarily indicative of current or future market conditions.

Implied Historical Exchange Ratio

Citigroup derived implied historical exchange ratios by dividing the closing price per share of Genesis Microchip common stock by the closing price per share of Pixelworks common stock for each day in the period from March 14, 2002 through March 14, 2003. Citigroup calculated that the implied exchange ratio as of March 14, 2003 was 1.7216x. Citigroup also calculated the high, low and average implied exchange ratios for each of the following calendar periods ended March 14, 2003:

	High	Low	Average
Last Twelve Months	2.8430x	0.8601x	1.8645x
Last One Hundred Eighty Days	2.8430x	0.8601x	1.7940x
Last Ninety Days	2.6438x	1.4096x	2.0491x
Last Sixty Days	2.6438x	1.4096x	1.9192x
Last Thirty Days	2.0111x	1.4096x	1.5851x
Last Twenty Days	1.7849x	1.4096x	1.5493x

Based on this analysis, Citigroup derived a reference range of 1.7x to 2.4x for the implied historical exchange ratio. Citigroup noted that the exchange ratio in the merger of 2.3366x was within this range.

Contribution Analysis

Citigroup analyzed the relative contribution of each of Pixelworks and Genesis Microchip to the pro forma merged entity with respect to certain market and financial data, including:

•	actual revenue for calendar year 2002, and estimated revenue for each of calendar years 2003 and 2004;

•	actual gross profit for calendar year 2002, and estimated gross profit for each of calendar years 2003 and 2004;

•	actual earnings before interest expense, taxes and amortization or EBITA, for calendar year 2002, and estimated EBITA for each of calendar years 2003 and 2004; and

•	actual net income for calendar year 2002, and estimated net income for each of calendar years 2003 and 2004.

In performing this analysis, Citigroup did not take into account any purchase accounting adjustments or any of the possible benefits that may be realized following the merger. In performing this analysis, Citigroup adjusted certain income statement data of Pixelworks and Genesis Microchip based on the leverage, or net debt, that each company had as of December 31, 2002 and eliminated certain non-recurring expenses for Genesis Microchip for calendar year 2003. Estimated financial data for Pixelworks and Genesis Microchip for each of calendar year 2003 and 2004 were based on internal projections of Pixelworks and Genesis Microchip, respectively. Actual financial data for calendar year 2002 were adjusted by the management of each of Pixelworks and Genesis Microchip to eliminate certain non-cash and non-recurring expenses. The following table sets forth the results of Citigroup’s relative contribution analysis.

	Contribution / Implied Ownership		Implied Exchange Ratio
	Pixelworks	Genesis Microchip
Revenue
Calendar Year 2002 Actual	34.4%	65.6%	2.326x
Calendar Year 2003 Estimated	40.3%	59.7%	1.947x
Calendar Year 2004 Estimated	41.9%	58.1%	1.851x
Gross Profit
Calendar Year 2002 Actual	40.2%	59.8%	1.949x
Calendar Year 2003 Estimated	43.5%	56.5%	1.770x
Calendar Year 2004 Estimated	44.0%	56.0%	1.743x
EBITA
Calendar Year 2002 Actual	22.4%	77.6%	3.459x
Calendar Year 2003 Estimated	35.9%	64.1%	2.219x
Calendar Year 2004 Estimated	39.8%	60.2%	1.973x
Net Income
Calendar Year 2002 Actual	30.2%	69.8%	3.307x
Calendar Year 2003 Estimated	34.1%	65.9%	2.771x
Calendar Year 2004 Estimated	37.0%	63.0%	2.440x

Based on this information, Citigroup derived a reference range of 1.8x to 2.7x for the implied exchange ratio. Citigroup noted that the exchange ratio in the merger of 2.3366x was within this range.

Comparable Companies Analysis

Citigroup compared financial, operating and stock market data and forecasted financial information for selected publicly traded companies that Citigroup deemed appropriate to similar information for Pixelworks and Genesis Microchip. The selected comparable companies considered by Citigroup were:

Multimedia Integrated Circuits—DVD/Audio	Multimedia Integrated Circuits—Image Processing Sensors
• ESS Technology, Inc.	• Pixelworks
• Micronas Semiconductor Holding AG	• Omnivision Technologies, Inc.
• Oak Technology, Inc.	• Silicon Image, Inc.
• Zoran Corporation	• Genesis Microchip

The multimedia integrated circuits—DVD/Audio category includes companies that produce integrated circuits for multimedia and consumer applications that support compression / encoding or decompression / decoding of digital audio and video. The multimedia integrated circuits—Image Processing / Sensors category includes companies that produce integrated circuits for the processing of digital image or video information for transmission or display on electronic monitors.

The forecasted financial information used by Citigroup for Pixelworks and Genesis Microchip was based on internal projections of Pixelworks and Genesis Microchip, respectively. The forecasted financial information used by Citigroup for the other selected comparable companies in the course of these analyses was based on information published by First Call Corporation. First Call Corporation compiles summaries of financial forecasts published by various investment banking firms.

For each of the selected comparable companies, Citigroup derived and compared, among other things:

•	the ratio of each company’s firm value as of March 14, 2003, to its estimated revenue for each of calendar years 2003 and 2004; and

•	the ratio of the closing price per common share of each company as of March 14, 2003, to its estimated earnings per share, or EPS, for each of calendar years 2003 and 2004.

Firm value was calculated as the sum of the value of:

•	all shares of common stock on a fully-diluted basis valued at the closing price per share on March 14, 2003, less any proceeds that would be received from the exercise of in-the-money options or conversion of in-the-money securities; plus

•	non-convertible indebtedness and out-of-the-money convertible indebtedness; plus

•	non-convertible preferred stock and out-of-the-money convertible preferred stock; plus

•	minority interest; less

•	cash and investments in unconsolidated affiliates.

The following tables set forth the results of these analyses:

Comparable Companies at March 14, 2003 Closing Price
	Range	Median	Mean
Ratio of Firm Value to:
(a) Estimated Revenue for Calendar Year 2003	0.6x – 3.2x	1.4x	1.6x
(b) Estimated Revenue for Calendar Year 2004	0.5x – 2.2x	1.2x	1.3x

Ratio of Price per Share to:
(a) Estimated EPS for Calendar Year 2003	12.6x – 71.8x	27.9x	32.4x
(b) Estimated EPS for Calendar Year 2004	10.1x – 24.8x	17.9x	18.0x

Based on this information, Citigroup derived a reference range for the implied equity value per share of Pixelworks common stock of $6.00 to $9.00, and an implied equity value per share of Genesis Microchip common stock of $12.00 to $19.00. Citigroup noted that the implied offer price per share of Genesis Microchip common stock of $17.87 based on the closing price of Pixelworks common stock on March 14, 2003 was within the reference range for the implied equity value per share of Genesis Microchip common stock of $12.00 to $19.00. Based on this information, Citigroup derived a reference range for the implied exchange ratio of 1.9x to 2.6x. Citigroup noted that the exchange ratio in the merger of 2.3366x was within this range.

Precedent Transaction Analysis

Citigroup reviewed publicly available information for thirteen merger or acquisition transactions announced since February 22, 2000 involving publicly traded companies that it deemed appropriate in analyzing the merger. The precedent transactions considered by Citigroup were the following (in each case, the acquiror’s name is listed first and the acquired company’s name is listed second):

•	Creative Technology Limited / 3Dlabs Inc., Ltd.

•	Intersil Corp. / Elantec Semiconductor, Inc.

•	Digi International Inc. / NetSilicon Inc.

•	Globespan Inc. / Virata Corp.

•	Genesis Microchip / Sage, Inc.

•	Vishay Intertechnology, Inc. / General Semiconductor Inc.

•	LSI Logic Corporation / C-Cube Semiconductor Inc.

•	Maxim Integrated Products, Inc. / Dallas Semiconductor Corp.

•	Pixelworks / Panstera Inc.

•	Microchip Technology Incorporated / Telcom Semiconductor, Inc.

•	Micronas Semiconductor Holding AG / Infineon Technologies AG’s Consumer Integrated Circuits Business

•	Zoran Corporation / Nogatech, Inc.

•	Sage, Inc. / Faroudja, Inc.

For each precedent transaction, Citigroup derived and compared, among other things:

•	the ratio of the firm value of the acquired company to:

(a)	revenue of the acquired company for the twelve-month period ending prior to the announcement of the transaction; and

(b)	estimated revenue of the acquired company for either the twelve-month period or the calendar year following the announcement of the transaction;

•	the ratio of the purchase price per share of the acquired company to:

(a)	EPS of the acquired company for the twelve-month period ending prior to the announcement of the transaction; and

(b)	estimated EPS of the acquired company for either the twelve-month period or the calendar year following the announcement of the transaction.

With respect to the financial information for the companies involved in the precedent transactions, Citigroup relied on information from company press releases, Securities Data Corp. and Wall Street equity research. Securities Data Corp. compiles summaries of merger and financing information published by certain investment banks, market research firms and trade associations.

The following table sets forth the results of these analyses:

Comparable Companies at March 14, 2003 Closing Price
	Range	Median	Mean
Ratio of the Firm Value to:
(a) Revenue for the twelve-month period prior to announcement	0.9x – 13.2x	3.3x	4.9x
(b) Estimated revenue for either the twelve-month period or calendar year following announcement	0.7x – 12.6x	4.5x	5.0x

Ratio of the Purchase Price per Share to:
(a) EPS for the twelve-month period prior to announcement	19.1x – 130.7x	28.4x	57.0x
(b) Estimated EPS for either the twelve-month period or calendar year following announcement	15.0x – 158.5x	39.2x	69.8x

Based on this information, Citigroup derived a reference range for the implied equity value per share of Pixelworks common stock of $6.00 to $9.00, and a reference range for the implied equity value per share of

Genesis Microchip common stock of $15.00 to $21.00. Citigroup noted that the implied offer price per share of Genesis Microchip common stock of $17.87 based on the closing price of Pixelworks common stock on March 14, 2003 was within the reference range for the implied equity value per share of Genesis Microchip common stock of $15.00 to $21.00. Based on this information, Citigroup derived a reference range for the implied exchange ratio of 2.2x to 3.0x. Citigroup noted that the exchange ratio in the merger of 2.3366x was within this range.

Discounted Cash Flow Analysis

Citigroup performed a discounted cash flow analysis for each of Pixelworks and Genesis Microchip common stock using, respectively, Pixelworks’ and Genesis Microchip’s management projections for the years 2003 and 2004, and with respect to 2005, Citigroup applied third-party estimates of market growth rates for Pixelworks’ and Genesis Microchip’s respective product categories to Pixelworks’ and Genesis Microchip’s management projections for 2004. In the course of this analysis, Citigroup calculated the estimated present value of each of Pixelworks’ and Genesis Microchip’s unlevered free cash flows for the years 2003 through 2005. Citigroup added to that the estimated present value of forecasted terminal value of each of Pixelworks and Genesis Microchip at the end of the year 2005. For purposes of this analysis, Citigroup utilized discount rates ranging from 14.0% to 18.0%, based upon an analysis of the weighted average cost of capital of comparable companies, and terminal values based on multiples of projected terminal revenue at the end of the forecast period ranging from 1.25x to 2.25x. Based on this data, Citigroup derived a reference range of implied equity value per share of Pixelworks common stock of $7.00 to $9.00 and a reference range of implied equity value per share of Genesis Microchip common stock of $16.00 to $20.00. Based on this analysis, Citigroup derived a reference range of 2.0x to 2.7x for the implied exchange ratio. Citigroup noted that the exchange ratio in the merger of 2.3366x was within this range.

The preceding discussion is a summary of the material financial analyses furnished by Citigroup to the Pixelworks board of directors, but it does not purport to be a complete description of the analyses performed by Citigroup or of its presentation to the Pixelworks board of directors. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Citigroup made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Citigroup believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Citigroup, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Citigroup and its opinion. With regard to the comparable companies and precedent transaction analyses summarized above, Citigroup selected comparable public companies and precedent transactions on the basis of various factors, including size and similarity of the line of business of the relevant entities; however, no company utilized in these analyses is identical to Pixelworks or Genesis Microchip and no precedent transaction is identical to the merger. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors that could affect the transaction or public trading value of the subject companies to which Pixelworks and Genesis Microchip are being compared.

In its analyses, Citigroup made numerous assumptions with respect to Pixelworks, Genesis Microchip, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Pixelworks and Genesis Microchip. Any estimates contained in Citigroup’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of Pixelworks, Genesis Microchip, the Pixelworks board of directors, the Genesis Microchip board of directors, Citigroup or any other person assumes responsibility if future results or actual values differ materially from the estimates.

The analyses of Citigroup were prepared solely as part of Salomon Smith Barney’s analysis of the fairness of the exchange ratio in the merger and were provided to the Pixelworks board of directors in that connection. The opinion of Citigroup was only one of the factors taken into consideration by the Pixelworks board of directors in making its determination to approve and adopt the merger agreement and approve the merger. A discussion of factors considered by the Pixelworks’ board of directors is included under the heading “Background of the Merger,” beginning on page 36.

Citigroup is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Pixelworks selected Citigroup to act as its financial advisor on the basis of Citigroup’s international reputation and Citigroup’s familiarity with Pixelworks. Citigroup and its predecessors and affiliates have previously provided and currently are providing investment banking services to Pixelworks unrelated to the merger, for which Citigroup has received and will receive compensation. In the ordinary course of its business, Citigroup and its affiliates may actively trade or hold the securities of both Pixelworks and Genesis Microchip for its own account and for the account of customers and, accordingly, may at any time hold a long or short position in those securities. Citigroup and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with Pixelworks and Genesis Microchip and their respective affiliates.

Pursuant to its letter agreement with Citigroup, Pixelworks agreed to pay Citigroup a transaction fee of $5 million, contingent upon consummation of the merger. A fee of $500,000 became payable following delivery of Citigroup’s fairness opinion. This fee will be credited against payment of the full transaction fee. In the event the transaction does not close, Citigroup will be entitled to 25% of any termination, break-up, or similar fee paid to Pixelworks. Pixelworks has also agreed to reimburse Citigroup for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and expenses of its counsel, and to indemnify Citigroup against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws. Pixelworks has not paid any other fees to Citigroup in the last two years.

Recommendations of the Genesis Microchip Board of Directors

Genesis Microchip’s board of directors consulted with senior management of Genesis Microchip and Genesis Microchip’s financial and legal advisors and considered a number of factors, including those set forth below, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, and to recommend that Genesis Microchip’s stockholders vote “FOR” adoption of the merger agreement. Genesis Microchip’s board of directors considered factors that it believes will contribute to the success of the combined company, including the following:

•	the ability to broaden the combined company’s product offerings by combining the projector image processing integrated circuit products of Pixelworks with the flat panel monitor controller integrated circuit products of Genesis Microchip;

•	the enhanced in-house intellectual property expertise and know-how gained through the consolidation of the research and development groups of both companies;

•	the increased manufacturing efficiencies and the elimination of redundant costs in the combined entity;

•	the expansion of the combined company through the combination of the Chinese operations of Pixelworks with the flat panel television group of Genesis Microchip;

•	the terms of the merger agreement, including the fact that the exchange ratio represented an approximately 36% premium to the Genesis Microchip common stock closing price on March 14, 2003, which was the last trading day immediately prior to the public announcement of the merger; and

•	the expectation that the merger will generally be a tax-free transaction to Genesis Microchip and its stockholders.

Genesis Microchip’s board of directors also considered the detailed financial analysis and pro forma and other information with respect to the companies presented to the board of directors, including the opinion of Dresdner Kleinwort Wasserstein, Inc., or DrKW, that, as of the date of its opinion, the exchange ratio to be used in the merger is fair from a financial point of view to Genesis Microchip’s stockholders. This opinion is subject to assumptions and limitations noted in the opinion and described under the heading “Opinion of Dresdner Kleinwort Wasserstein” beginning on page 49 and you should carefully read both that section and the opinion that is attached to this joint proxy statements/prospectus as Annex C.

In addition, Genesis Microchip’s board of directors considered the following potentially negative factors in its deliberation concerning the merger:

•	the risk that management of the combined company may not be able to successfully integrate and manage the businesses and realize the expected benefits of the merger;

•	the risk that the combined company will not be sufficiently diversified to eliminate reliance on sales from a small number of products and that additional diversification through merger and acquisition activity, or by other means, will be needed;

•	the risk that the merger might not be consummated in a timely manner, or at all, and the effect of the public announcement of the merger on the sales, stock price and operating results and ability to attract and retain key management and technical, sales and marketing personnel of each of Pixelworks and Genesis Microchip;

•	the risk that the sale of Pixelworks products, or that the average sale price of their products, will decline;

•	the risk that Genesis Microchip would not be profitable because of the decreasing prices of its products; and

•	other applicable risks described in this joint proxy statement/prospectus described under the heading “Risk Factors” beginning on page 18.

The Genesis Microchip board of directors concluded that the potential benefits of the merger outweighed these factors.

After taking into account these and other factors, the Genesis Microchip board of directors unanimously determined that the merger agreement was in the best interest of Genesis Microchip and its stockholders and that Genesis Microchip should enter into the merger agreement and complete the merger.

Opinion of Dresdner Kleinwort Wasserstein

Pursuant to the terms of an engagement letter dated April 12, 2002, Genesis Microchip retained Dresdner Kleinwort Wasserstein, Inc., or DrKW, as its financial advisor in connection with the proposed merger of Genesis Microchip and Pixelworks.

At the meeting of the board of directors of Genesis Microchip on March 16, 2003, DrKW rendered its oral opinion to the board of directors of Genesis Microchip, subsequently confirmed in writing, that, at the time of delivery of such confirmation, the exchange ratio provided for pursuant to the terms of the merger agreement was fair to the stockholders of Genesis Microchip from a financial point of view.

The full text of DrKW’s opinion to the board of directors of Genesis Microchip, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached here as Annex C and is incorporated by reference into this joint proxy statement/prospectus. Holders of Genesis Microchip common stock are urged to read this opinion carefully and in its entirety. DrKW’s opinion is addressed to the board of directors of Genesis Microchip and relates only to the fairness from a financial point of view to the stockholders of Genesis Microchip of the exchange ratio in the merger. DrKW’s opinion does not address any other aspect of the proposed merger or any related transaction and does not constitute a recommendation to any stockholder as to any matter relating to the merger. Specifically, DrKW’s opinion does not address Genesis Microchip’s underlying business decision to effect the transactions contemplated by the merger agreement. It should be noted that in the context of this engagement by Genesis Microchip, DrKW was not authorized to and did not solicit third party indications of interest in acquiring all or any part of Genesis Microchip, or investigate any alternative transactions that may be available to Genesis Microchip. The summary of DrKW’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, DrKW reviewed and considered:

•	a draft of the merger agreement, dated as of March 17, 2003, and assumed that the final form of the merger agreement did not differ in any material respect from the draft provided to DrKW;

•	certain publicly available business and financial information relating to Genesis Microchip and Pixelworks for recent years and interim periods; and

•	certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of Genesis Microchip and Pixelworks and provided to DrKW for purposes of its analysis.

In addition, DrKW met with the management of Genesis Microchip and Pixelworks to review and discuss, among other matters, Genesis Microchip’s and Pixelworks’ business, operations, assets, financial condition and future prospects.

DrKW also reviewed and considered:

•	certain financial and stock market data relating to Genesis Microchip and Pixelworks and compared that data with similar data for certain other publicly traded companies that DrKW believes may be relevant or comparable in certain respects to Genesis Microchip and Pixelworks or one or more of their respective businesses or assets; and

•	the financial terms of certain recent acquisitions and business combination transactions in the semiconductor industry specifically, and in the technology industry generally, that DrKW believes to be reasonably comparable to the merger or otherwise relevant to DrKW’s inquiry.

DrKW also performed such other financial studies, analyses, and investigations and reviewed such other information as DrKW considered appropriate for purposes of its opinion.

In its review and analysis and in formulating its opinion, DrKW assumed and relied without independent verification upon:

•	the accuracy and completeness of all of the historical financial and other information provided to or discussed with DrKW or publicly available; and

•	the reasonableness and accuracy of the financial projections, forecasts and analyses provided to DrKW, including estimates of certain cost savings and other operating efficiencies expected to result from consummation of the merger.

Furthermore, DrKW assumed that such projections, forecasts and analyses provided to it were reasonably prepared in good faith and on bases reflecting the best judgments and estimates of the Genesis Microchip and Pixelworks management available at that time. DrKW noted that actual historical results and estimated financial projections for Genesis Microchip and Pixelworks were adjusted by Genesis Microchip management and Pixelworks management, respectively, to exclude certain non-cash and non-recurring charges. DrKW expresses no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based.

In addition, DrKW did not review any of the books and records of Genesis Microchip or Pixelworks, or assume any responsibility for conducting a physical inspection of the properties or facilities of Genesis Microchip or Pixelworks, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of Genesis Microchip or Pixelworks, and no such independent valuation or appraisal was provided to DrKW. DrKW is not an expert in the evaluation of litigation or other actual or threatened claims, and DrKW assumed that the allowances or other reserves of Genesis Microchip established to cover losses in connection with any such litigation or other claims will be adequate to cover all such losses. DrKW expresses no opinion with respect to such allowances or reserves or the assumptions upon which they are based.

DrKW noted that the merger is intended to qualify as a tax-free reorganization for United States Federal tax purposes, and DrKW assumed that the merger will so qualify.

DrKW assumed that obtaining all regulatory and other approvals and third party consents required for consummation of the merger will not have an adverse impact on Genesis Microchip or Pixelworks or on the anticipated benefits of the merger, and DrKW assumed that the transactions described in the merger agreement will be consummated without waiver or modification of any of the material terms or conditions contained therein by any party to the agreement. DrKW’s opinion is necessarily based on economic and market conditions and other circumstances as they existed and could be evaluated by DrKW as of March 16, 2003. DrKW did not express any opinion as to the prices at which any securities of Pixelworks or Genesis Microchip will actually trade at any time.

In preparing its opinion to the Genesis Microchip board of directors, DrKW performed a variety of financial and comparative analyses including those described below. The summary of DrKW’s analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, DrKW made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, DrKW believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, DrKW considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Genesis Microchip and Pixelworks. No company, transaction or business used in DrKW’s analyses as a comparison is identical to Genesis Microchip and Pixelworks or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed.

DrKW’s opinion and financial analyses were only one of many factors considered by the board of directors of Genesis Microchip in its evaluation of the proposed merger and should not be viewed as determinative of the views of the board of directors of Genesis Microchip or Genesis Microchip management with respect to the merger or the exchange ratio. Although DrKW evaluated the exchange ratio in the merger agreement from a financial point of view, DrKW was not requested to, and did not, recommend the specific consideration payable in the merger, which consideration was determined between Genesis Microchip and Pixelworks.

The following is a summary of the material financial analyses underlying DrKW’s opinion delivered to the board of directors of Genesis Microchip in connection with the merger.

Contribution Analysis

DrKW performed a contribution analysis based on (1) historical results for Genesis Microchip and Pixelworks, (2) Genesis Microchip management’s quarterly projections for calendar years 2003 and 2004 and (3) Pixelworks management’s quarterly projections for Pixelworks as adjusted by Genesis Microchip management for calendar years 2003 and 2004. DrKW calculated that Genesis Microchip’s contribution to a combined Genesis Microchip and Pixelworks ranged from 59.8% to 64.0% when calculated using historical and projected revenues, ranged from 55.2% to 59.7% when calculated using historical and projected gross profits, ranged from 47.2% to 67.5% when calculated using historical and projected operating income, ranged from 43.8% to 69.3% when calculated using historical and projected net income and was 51.3% when calculated using tangible book value for the latest reported period.

DrKW compared Genesis Microchip’s revenue, gross profit and operating income contribution to Genesis Microchip’s share of the combined company’s enterprise value (defined as market capitalization of common stock plus book value of total debt, preferred stock, and minority interest less cash and cash equivalents) of approximately 65.6%. DrKW also compared Genesis Microchip’s net income and tangible book value contribution to Genesis Microchip’s share of the combined company’s market capitalization, calculated using the treasury stock method, of 62.5%.

Comparable Company Analysis

DrKW compared certain financial, operating and stock market data of Genesis Microchip and Pixelworks to corresponding data of selected public multimedia chip companies and selected large market capitalization semiconductor vendors as listed below:

Multimedia Chip Companies:

•	NVIDIA Corporation;

•	ATI Technologies Inc.;

•	Micronas Semiconductor Holding AG;

•	Silicon Image, Inc.;

•	Zoran Corporation;

•	ESS Technology, Inc.;

•	Oak Technology, Inc.; and

•	Cirrus Logic, Inc.

Large-Cap. Semiconductor Vendors:

•	Intel Corporation;

•	Texas Instruments Incorporated;

•	Koninklijke Philips Electronics N.V.;

•	STMicroelectronics N.V.;

•	Broadcom Corporation;

•	National Semiconductor Corporation;

•	Intersil Corporation; and

•	LSI Logic Corporation.

Using publicly available information, DrKW calculated enterprise values as a multiple of last twelve months, or LTM, revenues and estimated revenues for calendar years 2003 and 2004. DrKW also examined prices per share as a multiple of estimated earnings per share for calendar years 2003 and 2004. DrKW noted that the comparable company analysis does not take into account any acquisition or control premium.

The following table summarizes the results of this analysis. The information in the table below is based on closing stock prices on March 14, 2003.

Genesis Microchip
	Range	Median	Mean	Trading Value on 3/14/03	Value Implied by Exchange Ratio of 2.3366x
Multimedia Chip Companies
Enterprise Value / LTM Revenues	0.2x–4.5x	0.8x	1.2x	1.6x	2.4x
Enterprise Value / CY03E Revenues	0.3x–3.0x	0.8x	1.1x	1.5x	2.2x
Enterprise Value / CY04E Revenues	0.3x–2.2x	0.7x	0.9x	1.2x	1.9x

Price Per Share / CY03E Earnings Per Share	10.5x–71.8x	24.2x	29.4x	46.9x	63.7x
Price Per Share / CY04E Earnings Per Share	8.8x–23.1x	17.2x	15.8x	20.1x	27.3x

Large-Cap. Semiconductor Vendors
Enterprise Value / LTM Revenues	0.8x–4.0x	2.5x	2.4x	1.6x	2.4x
Enterprise Value / CY03E Revenues	0.8x–3.7x	2.3x	2.2x	1.5x	2.2x
Enterprise Value / CY04E Revenues	0.7x–3.3x	2.0x	2.0x	1.2x	1.9x

Price Per Share / CY03E Earnings Per Share	15.8x–111.6x	27.7x	46.6x	46.9x	63.7x
Price Per Share / CY04E Earnings Per Share	9.4x–39.7x	22.3x	23.7x	20.1x	27.3x

No company included in the comparable company analyses is identical to Genesis Microchip or Pixelworks. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

Comparable Transactions Analysis

DrKW reviewed the financial terms, to the extent publicly available, of representative acquisition transactions in the semiconductor industry. Specifically, DrKW included in its review two groups of transactions. The first group consisted of selected public multimedia semiconductor transactions since 1997 involving targets engaged in businesses that were reasonably comparable to Genesis Microchip’s business. These transactions were:

Acquiring Company	Target Company
Creative Technology Ltd.	3Dlabs Inc., Ltd.
Genesis Microchip Inc.	Sage, Inc.
LSI Logic Corporation	C-Cube Microsystems Inc.
Zoran Corporation	Nogatech Inc.
Sage, Inc.	Faroudja, Inc.
S3 Inc.	Diamond Multimedia Systems Inc.
Intel Corporation	Chips and Technologies, Inc.

The second group of comparable acquisition transactions consisted of selected public semiconductor deals since 1997 which included strategic mergers, strategic acquisitions for the primary purpose of acquiring access to a particular technology or product and acquisitions of early stage growth companies by established companies. Those selected transactions included the following:

Acquiring Company	Target Company
Creative Technology Ltd.	3Dlabs Inc., Ltd.
Intersil Corporation	Elantec Semiconductor, Inc.
GlobeSpan, Inc.	Virata Corporation
Genesis Microchip Inc.	Sage, Inc.
Vishay Intertechnology, Inc.	General Semiconductor, Inc.
TriQuint Semiconductor, Inc.	Sawtek Inc.
LSI Logic Corporation	C-Cube Microsystems Inc.
Maxim Integrated Products, Inc.	Dallas Semiconductor Corporation
Microchip Technology Incorporated	TelCom Semiconductor, Inc.
Marvell Technology Group Ltd.	Galileo Technology Ltd.
Applied Micro Circuits Corporation	MMC Networks, Inc.
PMC-Sierra, Inc.	Quantum Effect Devices, Inc.
Texas Instruments Incorporated	Burr-Brown Corporation
QLogic Corporation	Ancor Communications, Inc.
Conexant Systems, Inc.	Maker Communications, Inc.
Intel Corporation	DSP Communications, Inc.
Texas Instruments Incorporated	Unitrode Corporation
Intel Corporation	Level One Communications, Incorporated
Koninklijke Philips Electronics N.V.	VLSI Technology, Inc.
Texas Instruments Incorporated	Amati Communications Corporation
National Semiconductor Corporation	Cyrix Corporation
Intel Corporation	Chips and Technologies, Inc.

DrKW reviewed the enterprise values paid in the selected public multimedia semiconductor and other public semiconductor transactions as a multiple of LTM revenues and next twelve months, or NTM, revenues. DrKW also examined the equity values paid in the selected transactions as a multiple of LTM net income and NTM net income.

DrKW then considered the multiples derived from the selected transactions that were announced during the period from January 1, 2001 to March 14, 2003. DrKW considered transactions announced during that period to be more relevant for the purposes of its analysis because DrKW deemed the market environment during that period to be more comparable to the market conditions present at the time of its analysis. The multiples for that subset of selected transactions are indicated in the following table. The information in the table is based on the closing prices of Genesis Microchip and Pixelworks common stock on March 14, 2003.

Genesis Microchip
	Range	Median	Mean	Trading Value on 3/14/03	Value Implied by Exchange Ratio of 2.3366x
Selected Public Multimedia
Semiconductor Transactions
Enterprise Value / LTM Revenues	2.0x–6.1x	3.2x	3.8x	1.6x	2.4x
Enterprise Value / NTM Revenues	3.0x–4.5x	3.8x	3.8x	1.5x	2.2x

Equity Value / LTM Net Income	28.9x–28.9x	28.9x	28.9x	27.7x	37.6x
Equity Value / NTM Net Income	34.8x–34.8x	34.8x	34.8x	46.9x	63.7x

Selected Public Semiconductor Transactions
Enterprise Value / LTM Revenues	1.5x–13.2x	3.9x	4.9x	1.6x	2.4x
Enterprise Value / NTM Revenues	1.5x–12.0x	4.2x	5.3x	1.5x	2.2x

Equity Value / LTM Net Income	15.2x–124.2x	27.8x	43.3x	27.7x	37.6x
Equity Value / NTM Net Income	25.1x–104.8x	34.8x	50.3x	46.9x	63.7x

Although the public multimedia semiconductor and other public semiconductor transactions were used for comparison purposes, none of those transactions is directly comparable to the transaction contemplated by Genesis Microchip and Pixelworks, and none of the companies in those transactions is directly comparable to Genesis Microchip or Pixelworks. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of the target companies.

Stock Price Premiums Analysis

DrKW reviewed the premiums paid in the second group of comparable transactions that consisted of the selected public semiconductor transactions since 1997. The following table presents the premium of the offer price over the trading prices one trading day, one week and one month prior to the announcement date for the selected comparable transactions and the premiums implied for Genesis Microchip, based on the exchange ratio in the merger and the closing prices of Genesis Microchip and Pixelworks common stock on March 14, 2003.

	Range	Median	Mean	Premiums Implied by Exchange Ratio of 2.3366x
Selected Public Semiconductor Transactions
1 Day Premium to Target Price	(7.6)%–95.3%	33.1%	41.7%	35.7%
1 Week Premium to Target Price	(6.9)%–115.4%	41.8%	46.4%	40.4%
1 Month Premium to Target Price	(21.9)%–153.7%	43.0%	49.3%	51.1%

DrKW also calculated the premiums paid in 26 merger-of-equals transactions in the technology industry announced since 1994. The following table compares the premium of the offer price over the trading prices one trading day, one week and one month prior to the announcement date for the selected merger-of-equals transactions and the premiums implied for Genesis Microchip, based on the exchange ratio in the merger and the closing prices of Genesis Microchip and Pixelworks common stock on March 14, 2003.

	Range	Median	Mean	Premiums Implied by Exchange Ratio of 2.3366x
Selected Technology Merger-of-Equals Transactions
1 Day Premium to Target Price	(15.6)%–47.0%	16.8%	18.2%	35.7%
1 Week Premium to Target Price	(47.5)%–63.7%	20.9%	15.2%	40.4%
1 Month Premium to Target Price	(61.3)%–84.6%	10.5%	12.0%	51.1%

Exchange Ratio Analysis

DrKW reviewed the recent historical stock market performance of Genesis Microchip common stock and Pixelworks common stock in relation to each other and reviewed the exchange ratios implied by those relative trading values. In addition, DrKW compared the merger agreement exchange ratio of 2.3366x to the average exchange ratios over certain specified time periods and noted the amount by which the 2.3366x exchange ratio constituted a premium to such period averages, including the information set forth below:

	At 3/14/2003	Last 5 Trading Days	Last 10 Trading Days	Last 20 Trading Days	Last 30 Trading Days	Last 60 Trading Days	Last 90 Trading Days	Last 6 Months	Since 3/14/2002
Mean	1.7216x	1.7268x	1.6441x	1.5493x	1.5992x	1.9328x	2.0582x	2.0052x	1.8661x
Implied Premium at 2.3366x	35.7%	35.3%	42.1%	50.8%	46.1%	20.9%	13.5%	16.5%	25.2%

Has/Gets Analysis

DrKW analyzed certain pro forma effects of the merger on the projected combined income statement of operations of Genesis Microchip and Pixelworks. DrKW calculated the effect that the merger would have on the projected revenue, operating income and net income of Genesis Microchip on a stand-alone basis as compared to the projected revenue, operating income and net income of the portion of the pro forma company to be received by former Genesis Microchip stockholders after the merger. This analysis was based upon (1) Genesis Microchip management’s financial projections for Genesis Microchip, (2) Pixelworks management’s financial projections for Pixelworks as adjusted by Genesis Microchip’s management, (3) potential revenue changes and related impact on cost of goods sold resulting from the merger estimated by the management of Genesis Microchip and (4) estimates of potential cost savings and synergies prepared by the managements of Genesis Microchip and Pixelworks. For purposes of this analysis, DrKW assumed that Genesis Microchip stockholders would receive approximately 65.6% of the combined enterprise value and 62.5% of the combined equity value, based on the treasury stock method. DrKW observed that, based on the exchange ratio provided for in the merger agreement, the merger would result in increases to the projected revenues, operating income and net income attributable to former Genesis Microchip stockholders for the September 2003 quarter, the December 2003 quarter and calendar year 2004.

Pro Forma Earnings Analysis

DrKW considered the potential effect the merger could have on the after tax earnings per share of the combined entity as compared with the after tax earnings per share of Pixelworks on a stand-alone basis. This analysis was based upon (1) Genesis Microchip management’s financial projections for Genesis Microchip, (2) Pixelworks management’s financial projections for Pixelworks as adjusted by Genesis Microchip management, (3) potential revenue changes and related impact on cost of goods sold resulting from the merger estimated by the management of Genesis Microchip and (4) estimates of potential cost savings and synergies prepared by the managements of Genesis Microchip and Pixelworks. DrKW observed that, based on this analysis and the exchange ratio provided for in the merger agreement, the merger was accretive to Pixelworks’ after tax earnings per share (excluding merger-related charges and non-cash charges for amortization of purchased developed technology, amortization of goodwill and assembled workforce, in-process research and development expense, and amortization of deferred stock compensation) for the September 2003 quarter, the December 2003 quarter and calendar year 2004.

The actual results achieved by the combined company after the merger may vary from such estimated results and the variations may be material.

DrKW has acted as Genesis Microchip’s financial advisor in connection with the merger. Genesis Microchip selected DrKW as its financial advisor based on DrKW’s experience, expertise and reputation. DrKW is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions and for other purposes.

DrKW acted as financial advisor to Genesis Microchip in connection with the proposed merger, and pursuant to the terms of an engagement letter dated April 12, 2002, Genesis Microchip has agreed to pay DrKW a transaction fee of $3.6 million, contingent upon, among other things, consummation of the merger. Genesis Microchip has paid DrKW an opinion fee of $1.1 million, which fee will be credited against payment of the full transaction fee. The terms of the fee arrangement with DrKW were negotiated at arm’s length between Genesis Microchip and DrKW.

In addition, DrKW has performed various investment banking services for Genesis Microchip from time to time in the past and has received customary fees for rendering such services. Over the past two years Genesis Microchip has paid a total of $2.5 million, not taking into account the $1.1 million opinion fee referred to in the paragraph above, to DrKW for DrKW’s provision of services to Genesis Microchip.

In the ordinary course of its business, DrKW may actively trade the debt and equity securities of Genesis Microchip and Pixelworks for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Interests of Directors and Executive Officers of Pixelworks and Genesis Microchip in the Merger

Interests of Directors and Executive Officers of Pixelworks

In considering the recommendation of the Pixelworks board of directors to vote in favor of the issuance of shares of Pixelworks common stock in the merger, you should be aware that some of the directors and executive officers of Pixelworks have interests in the merger that are different from, and in addition to, the interests of the Pixelworks shareholders generally. These interests may make the Pixelworks board of directors and executive officers more likely to recommend the proposals relating to the merger than if they did not have these interests.

Board of Directors.    Pixelworks has agreed to take all actions necessary to cause the board of directors of the combined company immediately following the merger to consist of nine persons, four of whom will have served on the board of directors of Pixelworks immediately prior to the merger, four of whom will have served on the board of directors of Genesis Microchip immediately prior to the merger, and one of whom will be designated by the four Pixelworks board designees and must be reasonably acceptable to the Genesis Microchip board designees.

Pixelworks has also agreed to take all actions necessary to ensure that the combined company’s board of directors is divided into three equal classes, with Class I consisting of two Pixelworks board designees and one Genesis Microchip board designee, Class II consisting of one Pixelworks board designee and two Genesis Microchip board designees, and Class III consisting of one Pixelworks board designee, one Genesis Microchip board designee and the additional director.

Until the later of the one year anniversary of the completion of the merger and the date immediately following the combined company’s first annual meeting of shareholders following the merger, if any Pixelworks board designee resigns or is unable to continue to serve as a director, the remaining Pixelworks board designees then in office will select a replacement reasonably acceptable to a majority of the Genesis Microchip board designees then in office. In addition, after completion of the merger, each committee of the board of directors of the combined company will include at least one Pixelworks board designee.

Pixelworks has agreed that options to purchase Pixelworks common stock held by members of the Pixelworks board of directors who do not join the combined company’s board of directors after the merger shall fully vest as of the date of the merger and will remain exercisable for a period of two years following the merger. In addition, directors of Pixelworks may have additional rights as described under the heading “Pixelworks Change of Control Resolutions” on page 59.

Executive Officers of Pixelworks.    Pixelworks and Genesis Microchip have agreed that the following Pixelworks officers will hold the following positions with the combined company after the merger: Allen Alley, president and chief executive officer; Hans Olsen, executive vice president and chief operating officer; Jeffrey Bouchard, executive vice president and chief financial officer; Robert Greenberg, senior vice president, projector business unit; and Bradley Zenger, senior vice president, television business unit.

Pixelworks Change of Control Severance Agreements.    Certain individuals, including the following executive officers of Pixelworks, have entered into Change of Control Severance Agreements with Pixelworks that will provide certain benefits upon an involuntary termination following the merger: Allen Alley, Hans Olsen, Jeffrey Bouchard, Robert Greenberg, Bradley Zenger, Michael West and Marc Fleischmann.

The Change of Control Severance Agreements generally provide that if, within 12 months after the merger, or any other change of control of the combined company following the merger, the executive’s employment is involuntarily terminated and the executive signs a release of claims, then the executive will be entitled to the following severance benefits:

•	12 months (6 months in the case of certain executives) of the executive’s base salary, payable in lump sum;

•	12 months of acceleration of vesting under all stock options, and 12 months of lapsing of Pixelworks’ right of repurchase with respect to all restricted stock, held by the executive prior to the change of control;

•	the ability to exercise all vested stock options granted to the executive by Pixelworks prior to the change of control for a period of 2 years following the termination of employment; and

•	health coverage and benefits at the same level of coverage as was provided immediately prior to termination, for up to 12 months (6 months in the case of certain executives) following the termination of employment.

The Change of Control Severance Agreements also generally provide that if, in the second year after the merger, or any other change of control of the combined company following the merger, the executive’s employment is involuntarily terminated and the executive signs a release of claims, then the executive will be entitled to the following severance benefits:

•	a lump sum payment equal to the product of 100% (50% in the case of certain executives) of the executive’s monthly base salary, multiplied by the number of months remaining in such second year as of the employment termination date;

•	12 months of acceleration of vesting under all stock options, and 12 months of lapsing of Pixelworks’ right of repurchase with respect to all restricted stock, held by the executive prior to the change of control;

•	the ability to exercise all vested stock options granted to the executive by Pixelworks prior to the change of control for a period of 2 years following the termination of employment; and

•	health coverage and benefits at the same level of coverage as was provided immediately prior to termination, for that number of months remaining in such second year.

Pixelworks Change of Control Resolutions.    Pixelworks’ board of directors adopted resolutions in March 2002, approving a change of control and severance program for persons who were executive officers and directors of Pixelworks at that time. The resolutions apply to the following Pixelworks’ directors and executive officers: Oliver Curme, Mark Stevens, Frank Gill, Scott Gibson, Allen Alley, Hans Olsen, Jeffrey Bouchard, Robert Greenberg, Bradley Zenger, Michael West, Michael Barton and Marc Fleischmann.

Under the terms of the resolutions, upon a change of control, the vesting of those options held by the executive officers and directors that would have vested during the last twelve months of the vesting schedule associated with such options will accelerate in full. This will have the effect of accelerating approximately 17% of the aggregate 1,476,295 unvested stock options outstanding as of the record date held by such individuals. In addition, upon a change of control of Pixelworks, and the termination of an executive officer, or a substantial diminution in the executive officer’s responsibilities within 3 months prior to or 12 months following the change of control, the terminated officer will be entitled to severance payments equal to six months of his base salary as in effect on the date of such termination and continuation of medical insurance benefits for a period of six months from the date of termination. The Pixelworks’ board of directors has determined that the merger would constitute a “change of control” under the resolutions and as such, would cause the acceleration of stock option vesting, and the obligation to make severance payments upon termination of an officer’s employment, as described in this paragraph.

Relocation Agreement.    The parties have agreed that Hans Olsen, who is currently Pixelworks’ chief operating officer, and who will become the chief operating officer of the combined company, will be based and have his primary office at the headquarters of the combined company in Alviso, California. In connection with the merger, Pixelworks intends to enter into a Relocation Agreement with Hans Olsen, its chief operating officer. The Relocation Agreement provides that Mr. Olsen will use all reasonable efforts to relocate to California at the request of Pixelworks within nine months after completion of the merger, and in any event within one year after the completion of the merger. Under the terms of the Relocation Agreement, Pixelworks will provide Mr. Olsen with funds to make repairs to his current home in preparation of sale, reimburse Mr. Olsen for any sales commission payable on the sale of his home of up to 6% of the sales price, and reimburse all reasonable non-recurring closing costs necessary to complete the sale. Those funds shall not exceed $50,000. Mr. Olsen will also be reimbursed for temporary living expenses for up to twelve months after the completion of the merger, as well as the cost of leasing an automobile and weekly personal trips (either by Mr. Olsen or his spouse) between California and his current residence until the relocation of his principal residence. Pixelworks will lease to Mr. Olsen a house, purchased by Pixelworks, for a total cost of up to $3,000,000, for the term of his employment with Pixelworks, plus eighteen months. The rent to be paid by Mr. Olsen to Pixelworks is to be determined. Mr. Olsen will be reimbursed for any additional tax expenses associated with imputed benefits of the lease of his California home, on a grossed-up basis. In addition, Mr. Olsen will be reimbursed for moving expenses, not to exceed $50,000. In the event of Mr. Olsen’s involuntary termination or retirement, the combined company will reimburse Mr. Olsen for reasonable expenses, not to exceed $50,000, incurred in relocating to the Portland area, provided such expenses are incurred within eighteen months of termination and are not reimbursed by any other entity.

Interests of Directors and Executive Officers of Genesis Microchip

In considering the recommendation of the Genesis Microchip board of directors to vote for the adoption of the merger agreement, you should be aware that some of the directors and executive officers of Genesis Microchip have interests in the merger that are different from, and in addition to, the interests of Genesis Microchip stockholders generally. These interests may make the Genesis Microchip board of directors and executive officers more likely to recommend the proposals relating to the merger than if they did not have these interests.

Board of Directors.    Pixelworks has agreed that the board of directors of the combined company immediately following the merger will include four members who served on the Genesis Microchip board of directors immediately prior to the merger. In addition, Pixelworks has agreed to implement a classified board structure, as described under the heading “Interests of Directors and Executive Officers of Pixelworks—Board of Directors” on page 57.

Until the later of the one year anniversary of the completion of the merger and the date immediately following the combined company’s first annual meeting of shareholders following the merger, if any Genesis Microchip board designee resigns or is unable to continue to serve as a director, the remaining Genesis Microchip board designees then in office shall select a replacement reasonably acceptable to a majority of the Pixelworks board designees then in office. In addition, for at least one year following the completion of the merger, each committee of the board of directors of the combined company will include at least one Genesis Microchip board designee.

Genesis Microchip has agreed that the options to purchase Genesis Microchip common stock held by members of the Genesis Microchip board of directors who do not join the combined company’s board of directors after the merger will fully vest as of the date of the merger and shall remain exercisable for a period of two years following the merger.

Executive Officers of Genesis Microchip.    Pixelworks and Genesis Microchip have agreed that the following Genesis Microchip officers will hold the following positions with the combined company after completion of the merger: Anders Frisk, executive vice president, products and marketing; Eric Erdman, executive vice president, corporate development; Matthew Ready, senior vice president, sales; Tzoyao Chan, senior vice president, corporate engineering; and Mohammad Tafazzoli, vice president, operations.

Genesis Microchip Change of Control Severance Agreements.    Certain individuals, including the following Genesis Microchip executive officers, have entered into Change of Control Severance Agreements with Genesis Microchip that will provide certain benefits upon an involuntary termination of employment following the merger: Anders Frisk, Matthew Ready, Tzoyao Chan, Ken Murray, and Mohammad Tafazzoli.

The Change of Control Severance Agreements generally provide that if, within 12 months after the merger, or any other change of control of the combined company following the merger, the executive’s employment is involuntarily terminated and signs a release of claims, then the executive will be entitled to the following severance benefits:

•	12 months (6 months in the case of certain executives) of the executive’s base salary, payable in lump sum;

•	12 months of acceleration of vesting under all stock options, and 12 months of lapsing of Genesis Microchip’s right of repurchase with respect to all restricted stock, held by the executive prior to the change of control;

•	the ability to exercise all vested stock options being assumed by Pixelworks that were originally granted to the executive by Genesis Microchip prior to the change of control for a period of 2 years following the termination of employment; and

•	health coverage and benefits at the same level of coverage as was provided immediately prior to termination, for up to 12 months (6 months in the case of certain executives) following the termination of employment.

The Change of Control Severance Agreements also generally provide that if, in the second year after the merger, or any other change of control of the combined company following the merger, the executive’s employment is involuntarily terminated, then the executive will be entitled to the following severance benefits:

•	a lump sum payment equal to the product of 100% (50% in the case of certain executives) of the executive’s monthly base salary, multiplied by the number of months remaining in such second year as of the employment termination date;

•	12 months of acceleration of vesting under all stock options, and 12 months of lapsing of Genesis Microchip’s right of repurchase with respect to all restricted stock, held by the executive prior to the change of control;

•	the ability to exercise all vested stock options granted to the executive by Genesis Microchip prior to the change of control for a period of 2 years following the termination of employment; and

•	health coverage and benefits at the same level of coverage as was provided immediately prior to termination, for that number of months remaining in such second year as of the employment termination date.

The Change of Control Severance Agreement between Anders Frisk and Genesis Microchip includes an additional provision stating that if Mr. Frisk’s employment is involuntarily terminated at any time, Mr. Frisk will be entitled to a lump sum payment equal to 12 months of his base salary in effect as of the date of termination.

Employment Agreements.    Genesis Microchip entered into an employment letter agreement with Eric Erdman, its Vice President, Finance and Chief Financial Officer, dated March 18, 2002, which provides that if Mr. Erdman is removed from the position of Vice President, Finance and Chief Financial Officer for any reason other than gross misconduct or voluntary resignation, and he is not offered an alternate position that he accepts, Mr. Erdman will be entitled to the following severance benefits: 12 months base salary; the continuation of company-provided health coverage and benefits until the earlier of 12 months from his date of termination or the date on which he secures alternative employment; immediate vesting of any unvested stock options and up to 18 months to exercise such stock options; and payment of his corporate bonus as if he had achieved 100% of the plan’s objectives, such bonus to be prorated based upon the number of months he was employed by Genesis Microchip during the then current fiscal year. Mr. Erdman has been offered the position of Executive Vice President, Corporate Development, with the combined company but as of the date of this joint proxy statement/prospectus, he has not accepted this position. The location of his principal office at the combined company if he accepts the position has not been determined.

Indemnification; Directors’ and Officers’ Liability Insurance

Pixelworks has agreed to maintain all indemnification obligations of Genesis Microchip to its directors and officers that exist immediately prior to the completion of the merger, unless otherwise required by law, for at least six years after the completion of the merger. In addition, the articles of incorporation and bylaws of the combined company will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors and officers who were indemnified by Genesis Microchip immediately prior to completion of the merger as the exculpation and indemnification provisions that were contained in the certificate of incorporation and bylaws of Genesis Microchip in effect at the time the merger agreement was executed. The corporate charters and bylaws of Pixelworks and Genesis Microchip generally provide the directors and officers of the respective companies indemnification to the fullest extent permitted by applicable law.

In addition, for six years after completion of the merger, the combined company will maintain directors’ and officers’ liability insurance covering those directors and officers of Genesis Microchip who had been covered by such insurance at the time the merger agreement was executed, on terms comparable, if available, to those applicable to Genesis Microchip’s directors and officers on the date the merger agreement was executed. After two years following completion of the merger, the combined company will not be required to pay, in total, an annual premium for the insurance described in this paragraph in excess of 175% of the greater of the annual premium paid by Genesis Microchip in the year prior to the merger, or the annual premium paid by the combined company in either of the two years following the merger. However, if the annual premiums of such insurance coverage exceed that amount, the combined company will obtain a policy with the greatest coverage available not exceeding that amount.

The Merger Agreement

The following is a summary of the material provisions of the merger agreement. The provisions of the merger agreement are complicated and not easily summarized. This summary may not contain all the information about the merger agreement that is important to you. The merger agreement is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus, and we urge you to read it carefully for a more complete understanding of the merger agreement.

Structure of the Merger

The merger agreement provides for the merger of a newly formed, wholly-owned subsidiary of Pixelworks with Genesis Microchip, such that Genesis Microchip will become a wholly-owned subsidiary of Pixelworks. In the merger, each outstanding share of Genesis Microchip common stock will be converted into a right to receive 2.3366 shares of Pixelworks common stock.

Completion and Effectiveness of the Merger

We will complete the merger when all the conditions to completion of the merger contained in the merger agreement described under the heading “Conditions to Completion of the Merger” beginning on page 73, are satisfied or waived, including approval of the issuance of shares of Pixelworks common stock in connection with the merger by the shareholders of Pixelworks and adoption of the merger agreement by stockholders of Genesis Microchip. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of Delaware or such later time as we may agree.

We are working to complete the merger as quickly as possible. We currently expect to complete the merger by the second half of calendar year 2003. However, because completion of the merger is subject to governmental and regulatory approvals and other conditions, we cannot predict the exact timing. Those conditions include the termination of a waiting period which has been extended by the Federal Trade Commission’s request for additional information on June 23, 2003, more particularly described under the heading “Regulatory Approvals Required to Complete the Merger” on page 80.

Conversion of Genesis Microchip Common Stock in the Merger

Upon completion of the merger, each share of Genesis Microchip common stock outstanding immediately prior to the effective time will be canceled and automatically converted into the right to receive 2.3366 shares of Pixelworks common stock, rounded down to the nearest whole share. The Pixelworks common stock will be issued upon surrender of certificates representing shares of Genesis Microchip common stock in the manner described below. After completion of the merger, Pixelworks will also assume outstanding options to purchase Genesis Microchip common stock as described under the heading “Treatment of Genesis Microchip Stock Options” beginning on page 70 below.

The exchange ratio in the merger is fixed, but will be adjusted to reflect the effect of any reclassification, stock split, reverse stock split, stock dividend, reorganization, recapitalization, or other similar change with respect to Pixelworks common stock or Genesis Microchip common stock occurring or having a record date on or after the date of the merger agreement and prior to completion of the merger.

Each share of Genesis Microchip common stock held by Genesis Microchip or owned by Pixelworks or any of their direct or indirect wholly-owned subsidiaries immediately prior to the merger will be automatically canceled, and none of Genesis Microchip, Pixelworks or any of their direct or indirect subsidiaries will receive any securities of Pixelworks or other consideration in exchange for those shares.

Based on the exchange ratio and the number of shares of Genesis Microchip common stock and options to purchase Genesis Microchip common stock outstanding as of May 21, 2003, a total of approximately 73,079,644 shares of Pixelworks common stock will be issued in connection with the merger to holders of Genesis Microchip common stock and a total of approximately 17,758,775 shares of Pixelworks common stock will be reserved for issuance upon the exercise of outstanding options to purchase Genesis Microchip common stock assumed by Pixelworks in connection with the merger. In addition, Pixelworks will assume Genesis Microchip’s stock plans, under which, as of May 21, 2003, approximately 556,149 shares of Genesis Microchip common stock, equivalent to 1,299,498 shares of Pixelworks common stock as adjusted to reflect the exchange ratio, were available for future grant.

Fractional Shares

Pixelworks will not issue any fractional shares of common stock in connection with the merger. Instead, each holder of Genesis Microchip common stock exchanged in the merger who would otherwise be entitled to receive a fraction of a share of Pixelworks common stock will receive cash, without interest, in an amount equal to such fraction multiplied by the average last reported sales price of one share of Pixelworks common stock at the end of regular trading hours on the Nasdaq National Market for the ten consecutive trading days ending on the last trading day prior to the date the merger is completed.

Exchange of Genesis Microchip Stock Certificates for Pixelworks Stock Certificates

Promptly after completion of the merger, Mellon Investor Services LLC, the exchange agent for the merger, will mail to each record holder of Genesis Microchip common stock a letter of transmittal and instructions for surrendering the record holder’s stock certificates in exchange for a statement indicating book-entry ownership of Pixelworks common stock or, if requested, a certificate representing Pixelworks common stock. Only those holders of Genesis Microchip common stock who properly surrender their Genesis Microchip stock certificates in accordance with the exchange agent’s instructions will receive (1) a statement indicating book-entry ownership of Pixelworks common stock or, if requested, a certificate representing Pixelworks common stock, (2) cash in lieu of any fractional share of Pixelworks common stock, and (3) any dividends or distributions, if any, to which they are entitled under the terms of the merger agreement. The surrendered certificates representing Genesis Microchip common stock will be canceled. After the effective time of the merger, each certificate representing shares of Genesis Microchip common stock that has not been surrendered will represent only the right to receive each of the items enumerated in the preceding sentence.

Holders of Genesis Microchip common stock should not send in their Genesis Microchip stock certificates until they receive a letter of transmittal from Mellon Investor Services LLC, the exchange agent for the merger, with instructions for the surrender of Genesis Microchip stock certificates.

Distributions with Respect to Unexchanged Shares

Holders of Genesis Microchip common stock are not entitled to receive any dividends or other distributions on Pixelworks common stock until the merger is completed. After the merger is completed, holders of Genesis Microchip common stock certificates will be entitled to dividends and other distributions declared or made after completion of the merger, if any, with respect to the number of whole shares of Pixelworks common stock which they are entitled to receive upon exchange of their Genesis Microchip stock certificates, but they will not be paid any dividends or other distributions on Pixelworks common stock until they surrender their Genesis Microchip stock certificates to the exchange agent in accordance with the exchange agent instructions.

Transfers of Ownership and Lost Stock Certificates

Pixelworks will only issue (1) a statement indicating book-entry ownership of Pixelworks common stock or, if requested, a stock certificate for Pixelworks common stock, (2) cash in lieu of a fractional share and (3) any dividends or distributions that may be applicable in a name other than the name in which a surrendered Genesis Microchip stock certificate is registered if the person requesting the exchange presents to the exchange agent all documents required to show and effect the unrecorded transfer of ownership and to show that such person paid any applicable stock transfer taxes. If a Genesis Microchip stock certificate is lost, stolen, or destroyed, the holder of the certificate may need to deliver an affidavit or bond prior to receiving any statement indicating book-entry ownership of Pixelworks common stock or a stock certificate for Pixelworks common stock.

Representations and Warranties

The merger agreement contains generally reciprocal representations and warranties made by each of Pixelworks and Genesis Microchip regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. These representations and warranties relate to the following subject matters with respect to each party:

•	corporate organization, qualifications to do business, corporate standing and corporate power;

•	effectiveness and absence of any breach of the corporate charters, bylaws and similar organizational documents of each party and its subsidiaries;

•	capitalization;

•	identity, ownership interests, corporate organization, qualifications to do business, corporate standing and corporate power of subsidiaries;

•	ownership interest in business entities other than subsidiaries;

•	corporate authorization to enter into and carry out the obligations of the merger agreement and the enforceability of the merger agreement;

•	approvals by the board of directors;

•	absence of any conflict or violation of any corporate charter, bylaws or similar organizational documents of each party and its subsidiaries, any lien or contract, and applicable legal requirements, as a result of the execution, delivery and the performance of the obligations of the merger agreement;

•	governmental and regulatory approvals required to complete the merger;

•	filings and reports with the Securities and Exchange Commission;

•	financial statements;

•	accuracy of information supplied in this joint proxy statement/prospectus and the related registration statement filed by Pixelworks with the Securities and Exchange Commission;

•	the absence of undisclosed liabilities;

•	absence of any material adverse change in its business since the date of its balance sheet dated December 31, 2002;

•	taxes;

•	owned and leased real property;

•	intellectual property;

•	effectiveness and absence of breaches of contracts;

•	litigation;

•	environmental matters;

•	employees and employee labor relations;

•	employee benefit plans;

•	compliance with applicable laws and agreements;

•	absence of investigations or reviews by any governmental or regulatory body;

•	possession of and compliance with all permits required for the operation of business;

•	absence of liens and encumbrances;

•	insurance;

•	no existing discussions with any other party with respect to an acquisition proposal;

•	fairness opinions received;

•	inapplicability of state takeover statutes;

•	payment, if any, required to be made to brokers and agents on account of the merger; and

•	the vote required for Genesis Microchip stockholders to adopt the merger agreement, and the vote required for Pixelworks shareholders to approve the issuance of common stock in the merger.

In addition, Pixelworks represented that Display Acquisition Corporation was formed solely to effect the merger and had not engaged in any business during any period of its existence other than conducting operations as contemplated by the merger agreement. Genesis Microchip made an additional representation regarding the amendment of its stockholder rights agreement so that the merger does not trigger any rights outstanding under that agreement, and the termination of that agreement, immediately prior to the completion of the merger.

The representations and warranties of Pixelworks and Genesis Microchip contained in the merger agreement expire upon completion of the merger. The representations and warranties of the parties contained in the merger agreement are complicated and not easily summarized. You are urged to carefully read the sections of the merger agreement entitled “Representations and Warranties of Genesis” and “Representations and Warranties of Pixelworks and Merger Sub.”

Conduct of Business Before Completion of the Merger

Under the merger agreement, Pixelworks and Genesis Microchip have agreed that, until the earlier of the completion of the merger or the termination of the merger agreement, except as permitted or required by the merger agreement or unless the other party consents in writing, it will carry on its business in all material respects, in the ordinary course of business, and in compliance with all applicable laws, pay its debts and taxes when due, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to:

•	preserve intact its present business organization;

•	keep available the services of its present officers and employees; and

•	preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings.

Under the merger agreement, each of Pixelworks and Genesis Microchip also agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless the other party consents in writing, subject to specified exceptions, it will conduct its business in compliance with specific restrictions relating to the following:

•	declaring or paying dividends, or making any other distributions;

•	effecting any stock splits, recapitalizations and similar transactions;

•	purchasing, redeeming or acquiring its capital stock or any other of its securities, warrants, or options;

•	issuing, delivering, selling, granting, pledging, or otherwise disposing of or encumbering its capital stock or any rights, warrants or options to acquire such shares other than:

-	issuances of common stock upon the exercise of stock options outstanding prior to the date of the merger agreement in accordance with their then present terms;

-	grants of options to purchase common stock within permitted limits set forth in the merger agreement; and

-	grants of options and issuances of common stock pursuant to employee stock purchase plans;

•	modifying or amending its corporate charter and bylaws or the corporate charter, bylaws or similar organizational documents of its subsidiaries, and with respect to Pixelworks, the charters of any committee of the Pixelworks board of directors;

•	acquiring any business or entity, or purchasing all or a substantial portion of the assets or stock of any business or entity;

•	acquiring any assets that are material to it and its subsidiaries;

•	except in the ordinary course of business, selling, leasing, licensing, pledging or otherwise disposing of or encumbering any properties or assets;

•	whether or not in the ordinary course of business, selling, disposing of or otherwise transferring any material assets, except the selling or licensing of products in the ordinary course of business;

•	with respect to Genesis Microchip, redeeming the rights under the Genesis Microchip stockholder rights agreement, amending, waiving or otherwise modifying or terminating the Genesis Microchip stockholder rights agreement, or rendering the Genesis Microchip stockholder rights agreement inapplicable to any acquisition proposal, except as otherwise specifically required by the merger agreement or by a court of competent jurisdiction;

•	with respect to Pixelworks, adopting or implementing any shareholder rights agreement;

•	entering into an agreement with respect to:

-	any merger, consolidation, liquidation or business combination;

-	any acquisition or disposition of all or substantially all assets or securities; or

-	any other acquisition proposal, as defined in the merger agreement;

•	incurring or permitting to exist any indebtedness for borrowed money or guaranteeing any such indebtedness of another person;

•	issuing, selling or amending any of its debt securities or warrants or other rights to acquire any of its debt securities, or guaranteeing any debt securities of another person;

•	entering into any agreement to maintain any financial statement condition of another person;

•	other than with respect to subsidiaries and routine advances to employees in the ordinary course of business, making loans, advances, capital contributions to, or investments in, any person;

•	making any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $5,000,000 in the aggregate, other than as set forth in such party’s budget for capital expenditures;

•	making any changes in accounting methods, principles or practices, except as required by the Securities and Exchange Commission or a change in accounting principles generally accepted in the United States;

•	except in the ordinary course of business, modifying, amending or terminating any material contract or agreement;

•	except in the ordinary course of business, entering into any material contract or agreement;

•	licensing any material intellectual property rights to or from any third party;

•	except as required by applicable law or existing agreements, plans or arrangements, taking any action to:

-	adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan, employee stock purchase or employee stock option plan, for the benefit of any current or former director or officer;

-	adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan, employee stock purchase or employee stock option plan, for the benefit of any employee or consultant or any collective bargaining agreement except in the ordinary course of business;

-	increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except for annual increases of the salaries of employees in the ordinary course of business and option grants to officers within permitted limits set forth in the merger agreement);

-	accelerate, amend, modify or waive the payment, right to payment, vesting or period of exercisability or other material terms of any compensation or benefits;

-	reprice or exchange options or warrants granted under any employee, consultant or director stock plans or otherwise, or authorize cash payments in exchange for any options, warrants or restricted stock granted under any of such plans;

-	pay any material benefit not provided for under any benefit plan at the time of the merger agreement;

-	grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan; or

-	other than in the ordinary course of business, fund or in any way secure the payment of compensation or benefits under any benefit plan, agreement, contract or arrangement;

•	making or rescinding any material tax election, settling or compromising any material tax liability or amending any material tax return;

•	initiating, compromising or settling any material litigation or arbitration proceeding;

•	failing to maintain present insurance levels;

•	failing to pay accounts payable and other obligation in the ordinary course of business;

•	making any payments outside the ordinary course of business in excess of $2,500,000 in the aggregate;

•	amending, modifying or changing, in any way, the agreed organizational structure of the combined company following the merger; and

•	authorizing any of, or committing or agreeing, in writing or otherwise, to take any of the above actions.

Pixelworks and Genesis Microchip Prohibited from Soliciting Other Offers

Under the merger agreement, subject to certain limited exceptions described below, each of Pixelworks and Genesis Microchip has agreed that it will not, and will not authorize or permit any of its or its subsidiaries’ respective directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives to directly or indirectly:

•	solicit, initiate, induce, encourage, or take any other action to facilitate inquiries with respect to, or the making of, any proposal or offer that constitutes, or could reasonably be expected to lead to an acquisition proposal, as defined below, including amending or granting any waiver or release under any agreement with respect to its common stock; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish any person any information with respect to, assist or participate in any effort or attempt by any person with respect to or otherwise cooperate in any way with any acquisition proposal.

Under the merger agreement, an acquisition proposal is any offer or proposal, with respect to Pixelworks or Genesis Microchip, including:

•	the acquisition or purchase by any person entity or group of more than a 15% interest in the total outstanding voting securities of the party or any of its subsidiaries;

•	any tender or exchange offer that if completed would result in any person, entity or group owning 15% or more of the total outstanding voting securities of the party or any of its subsidiaries;

•	any merger, consolidation, business combination or similar transaction involving the party or any of its subsidiaries pursuant to which the shareholders of the party hold less than 85% of the equity interests of the surviving or resulting entity;

•	any sale, lease outside the ordinary course of business, exchange, transfer, license outside the ordinary course of business, acquisition or disposition of more than 15% of the assets of the party; or

•	any liquidation, dissolution, recapitalization or other significant corporate reorganization of the party.

Each of Pixelworks and Genesis Microchip is obligated to immediately advise the other orally, with written confirmation to follow within two business days, of any acquisition proposal or any request for nonpublic information in connection with any acquisition proposal or of any inquiry with respect to or that could reasonably be expected to lead to an acquisition proposal. The notice must include the material terms and conditions of the acquisition proposal or inquiry and the identity of the person or entity making the acquisition proposal, request or inquiry. Neither Pixelworks nor Genesis Microchip may provide any information to, or participate in discussions or negotiations with, a person making any acquisition proposal until two business days after the party receiving the acquisition proposal has first notified the other party. The party receiving an acquisition proposal must keep the other party fully informed, on a current basis, of the status and details of any acquisition proposal or inquiry including any change, whether written or oral, to the terms thereof. The party receiving an acquisition proposal must also provide the other party copies of all correspondence or written material sent, provided or received in connection with any acquisition proposal concurrently with the delivery of such information to the third party or promptly after the receipt of such correspondence or written material from the third party. If the other party makes a counterproposal, the party receiving the acquisition proposal must consider and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of that counterproposal.

Notwithstanding the prohibitions contained in the merger agreement with respect to acquisition proposals, prior to, in the case of Pixelworks, the approval of the issuance of shares of Pixelworks common stock in the merger at the Pixelworks special meeting, or, in the case of Genesis Microchip, prior to adoption of the merger agreement at the Genesis Microchip special meeting, in response to an acquisition proposal received by Pixelworks or Genesis Microchip, the receiving party may, assuming it has complied with all requirements with respect to acquisition proposals, request clarifications from or furnish information to, but not enter into discussions with, any person or entity that makes an unsolicited, bona fide written acquisition proposal, if:

•	such action is taken subject to a confidentiality agreement containing customary terms and conditions no less restrictive than those in the confidentiality agreement with the party receiving the acquisition proposal;

•	such action is taken solely for the purpose of obtaining information reasonably necessary to ascertain whether the acquisition proposal is, or is reasonably likely to lead to, a superior proposal, as defined below; and

•	the receiving party’s board of directors reasonably determines in good faith, after consultation with outside legal counsel and independent nationally recognized financial advisors, that it is necessary to take such actions in order to comply with its fiduciary duties under applicable law.

In addition, prior to, in the case of Pixelworks, the approval of the issuance of shares of Pixelworks common stock in the merger at the Pixelworks special meeting, or, in the case of Genesis Microchip, prior to adoption of the merger agreement at the Genesis Microchip special meeting, in response to an acquisition proposal received by Pixelworks or Genesis Microchip, the receiving party may participate in discussions with, request clarifications from, or furnish information to, any person who makes an unsolicited, bona fide written acquisition proposal if:

•	such action is taken subject to a confidentiality agreement containing customary terms and conditions no less restrictive than those in the confidentiality agreement with the party receiving the acquisition proposal;

•	the receiving party’s board of directors reasonably determines in good faith, after consultation with outside legal counsel and independent nationally recognized financial advisors, that the acquisition proposal is a superior proposal; and

•	the receiving party’s board of directors reasonably determines in good faith, after consultation with outside legal counsel, that it is necessary to take such actions to comply with its fiduciary duties under applicable law.

Under the merger agreement, a superior proposal is an unsolicited bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the company’s assets or a majority of its total outstanding voting securities, and as a result of which the shareholders of the company immediately preceding the transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction, or any direct or indirect parent or subsidiary thereof, on terms that the receiving party’s board of directors has in good faith concluded, after consultation with outside legal counsel and independent nationally recognized financial advisors, after taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the person or group making the offer (1) to be more favorable, from a financial point of view, to its shareholders, in their capacity as shareholders, than the terms of the merger and (2) is reasonably capable of being completed and is not conditioned on any financing.

Nothing in the non-solicitation provisions of the merger agreement prohibits either party or its board of directors from taking and disclosing to such company’s shareholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2(a) under the Securities Exchange Act with respect to an acquisition proposal as long as the content of any such disclosure complies with the merger agreement.

Under the merger agreement, each of Pixelworks and Genesis Microchip agreed to cease, as of March 17, 2003, all existing discussions or negotiations with any parties that constituted, or could reasonably be expected to lead to an acquisition proposal.

Obligations of the Pixelworks Board of Directors and Genesis Microchip Board of Directors with Respect to Recommendations and Shareholder Meetings

Under the merger agreement, Pixelworks, through its board of directors, must promptly and duly call, give notice of, convene and hold as promptly as practicable after the declaration of effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, a meeting of its shareholders for the purpose of considering and voting upon the issuance of shares of Pixelworks common stock in the merger. Except for a limited right to withdraw its recommendation in connection with a superior proposal, and to the fullest extent permitted by applicable law, the Pixelworks board of directors must recommend approval of the issuance of shares of Pixelworks common stock in the merger by the shareholders of Pixelworks, and must include such recommendation in this joint proxy statement/prospectus. Neither the Pixelworks board of directors nor any committee thereof may withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Genesis Microchip, the recommendation of the Pixelworks board of directors that Pixelworks’ shareholders vote in favor of the issuance of shares of Pixelworks common stock in the merger. The Pixelworks board of directors must take all reasonable and lawful action to solicit from its shareholders proxies in favor of the issuance of shares of Pixelworks common stock in the merger.

Under the merger agreement, Genesis Microchip, through its board of directors, must promptly and duly call, give notice of, convene and hold as promptly as practicable after the declaration of effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, a meeting of its stockholders for the purpose of considering and voting upon the adoption of the merger agreement. Except for a limited right to withdraw its recommendation in connection with a superior proposal, and to the fullest extent permitted by applicable law, the Genesis Microchip board of directors must recommend adoption of the merger agreement by the stockholders of Genesis Microchip and must include such recommendation in this joint proxy statement/ prospectus. Neither the Genesis Microchip board of directors nor any committee thereof may withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Pixelworks, the recommendation of the Genesis Microchip board of directors that Genesis Microchip’s stockholders vote in favor of the adoption of the merger agreement. The Genesis Microchip board of directors must take all reasonable and lawful action to solicit from its stockholders proxies in favor of adoption of the merger agreement.

Neither party’s board of directors may withdraw or modify its recommendations to its shareholders as described above or recommend or declare advisable any superior proposal, unless each of the following requirements are met:

•	such action is in response to a superior proposal that did not result from a breach of the non solicitation provisions of the merger agreement as described under the heading “Pixelworks and Genesis Microchip Prohibited from Soliciting Other Offers” beginning on page 67 above;

•	after consultation with its outside legal counsel and independent nationally recognized financial advisors, it determines in good faith such action is required to comply with the board of directors’ fiduciary duties;

•	in the case of Pixelworks, such action occurs prior to the approval of the issuance of shares of Pixelworks common stock pursuant to the merger by the Pixelworks shareholders, or, in the case of Genesis Microchip, such action occurs prior to the adoption of the merger agreement by the Genesis Microchip stockholders;

•	such action occurs more than five business days following receipt by the other party of written notice from the party taking the action indicating that it desires to take such action and identifying the material terms and conditions of the superior proposal and the third party making such superior proposal; and

•	within three business days following receipt of such written notice, the other party has not proposed modifications to the terms of the merger or the merger agreement or, after consideration of any such proposed modifications and consultation with outside legal counsel and independent nationally recognized financial advisors, the board of directors of the party proposing to withdraw or modify its recommendation reasonably determines in good faith that such action is still necessary to comply with its fiduciary duties.

Regardless of any such withdrawal or modification of recommendation, Pixelworks and Genesis Microchip will each remain obligated to call through their respective boards of directors, provide notice of, convene and hold a meeting of its shareholders to, in the case of Pixelworks, consider and vote upon the approval of the issuance of shares of Pixelworks common stock in the merger and, in the case of Genesis Microchip, consider and vote upon the adoption of the merger agreement. In the event of a withdrawal or modification of recommendation, the withdrawing party must, upon request, provide the non-withdrawing party with a current, accurate shareholder list so that the non-withdrawing party may solicit proxies of the shareholders of the withdrawing party. Nothing in the merger agreement prohibits the board of directors of Pixelworks or Genesis Microchip from complying with its duty of candor, if any, under Oregon or Delaware law.

Treatment of Genesis Microchip Stock Options

When the merger is completed, Pixelworks will assume all outstanding options to purchase shares of Genesis Microchip common stock and such options will be converted into options to purchase shares of Pixelworks common stock. Each Genesis Microchip option assumed by Pixelworks will be converted into an option to purchase that number of shares of Pixelworks common stock equal to the number of shares of Genesis Microchip common stock covered by the option immediately prior to the completion of the merger, multiplied by 2.3366, rounded down to the nearest whole number. The exercise price per share of Pixelworks’ common stock subject to each assumed option will be equal to the exercise price per share of Genesis Microchip common stock applicable to the option, divided by 2.3366, rounded up to the nearest whole cent. Each assumed option will be subject to all other terms and conditions set forth in the applicable documents evidencing such option immediately prior to the completion of the merger, including any repurchase rights, or vesting provisions. As of May 21, 2003, options to purchase approximately 7,600,263 shares of Genesis Microchip common stock were outstanding in the aggregate under various Genesis Microchip stock option plans. In addition, Pixelworks will assume Genesis Microchip’s stock option plans.

Promptly after completion of the merger, Pixelworks will file a registration statement on Form S-8 with the Securities and Exchange Commission, to the extent available, for the shares of Pixelworks common stock issuable with respect to Genesis Microchip options assumed by Pixelworks in connection with the merger and will use commercially reasonable efforts to maintain the effectiveness of that registration statement for as long as the assumed stock options remain outstanding.

Treatment of Rights under the Genesis Microchip Employee Stock Purchase Plan

Participation in Genesis Microchip’s employee stock purchase plan permits eligible Genesis Microchip employees to purchase Genesis Microchip common stock at a discount. As of the time the merger is completed, the Genesis Microchip employee stock purchase plan will be terminated. Any offering period then underway under the Genesis Microchip employee stock purchase plan will be shortened, if necessary, to make the last business day prior to the day the merger is completed the last day of such offering period. Pro rata adjustments to the rights of employees in the Genesis Microchip employee stock purchase plan will be made to reflect the shortened offering period. Each shortened offering period will otherwise be treated as a fully effective and completed offering period for all purposes under the Genesis Microchip employee stock purchase plan. Rights to purchase shares of Genesis Microchip common stock outstanding under the plan at the end of each shortened offering period will then be exercised in accordance with the plan. Each share of Genesis Microchip common stock purchased pursuant to such exercises will, without any action on the part of the holder, be converted into the right to receive a number of shares of Pixelworks common stock determined by multiplying the number of shares of Genesis Microchip common stock by the exchange ratio.

Genesis Microchip Employee Benefits

In the merger agreement, Pixelworks has agreed that, with respect to Genesis Microchip employees that become employees of the combined company after the merger, Pixelworks will:

•	take reasonable actions to provide health and welfare benefits at least equivalent to the health and welfare benefits provided to similarly situated employees of Pixelworks;

•	recognize prior service with Genesis Microchip or its subsidiaries for purposes of eligibility, vesting and levels of benefits under any of the combined company’s employee benefit plans;

•	provide an employer matching contribution under the combined company’s 401(k) plan at a level not less than that provided to Genesis Microchip employees under Genesis Microchip’s 401(k) plan as of the date of the merger agreement;

•	permit participation in corporate bonus or similar programs;

•	establish an employee stock purchase loan program similar to Genesis Microchip’s 2001 Employee Stock Purchase Loan Plan if permitted by applicable law and subject to certain other requirements and conditions in the merger agreement; and

•	establish a special offering period under its employee stock purchase plan for the benefit of the Genesis Microchip employees that become employees of the combined company no later than ten business days following the completion of the merger assuming the merger becomes effective on or after August 1, 2003, subject to certain requirements and conditions in the merger agreement.

Genesis Microchip employees, whether or not they become employees of the combined company after completion of the merger, are not contractual beneficiaries to the provisions regarding employee benefits contained in the merger agreement and have no contractual rights thereunder.

Board of Directors and Management of the Combined Company Following the Merger

The Pixelworks board of directors has agreed to take all actions necessary to cause the board of directors of the combined company immediately after the merger to consist of nine persons, four of whom will have served on the board of directors of Pixelworks immediately prior to the merger, four of whom will have served on the board of directors of Genesis Microchip immediately prior to the merger, and one whom will be designated by the four Pixelworks board designees and will be reasonably acceptable to the Genesis Microchip board designees. In addition, the Pixelworks board of directors has agreed to take all actions necessary to ensure that the combined company’s board of directors is divided into three equal classes, with Class I consisting of two Pixelworks board designees and one Genesis Microchip board designee, Class II consisting of one Pixelworks board designee and two Genesis Microchip board designees, and Class III consisting of one Pixelworks board designee, one Genesis Microchip board designee and the additional director.

Until the later of the one year anniversary of the merger and the date immediately following the combined company’s first annual meeting of shareholders after the merger, if any Pixelworks board designee resigns, declines or is unable to continue to serve as a director, the remaining Pixelworks board designees then in office will select a replacement reasonably acceptable to a majority of the Genesis Microchip board designees then in office. Until the later of the one year anniversary of the completion of the merger and the date immediately after the combined company’s first annual meeting of shareholders after the merger, if any Genesis Microchip board designee resigns, declines or is unable to continue to serve as a director, the remaining Genesis Microchip board designees then in office will select a replacement reasonably acceptable to a majority of the Pixelworks board designees then in office.

In addition, until the later of the one year anniversary of the merger and the date immediately after the combined company’s first annual meeting of shareholders following the merger, each committee of the board of directors of the combined company will include at least one Pixelworks board designee and one Genesis Microchip board designee.

Effective upon completion of the merger, Pixelworks and Genesis Microchip have agreed that the following individuals will hold the following positions with the combined company: Allen Alley, President and chief executive officer; Hans Olsen, executive vice president and chief operating officer; Jeffrey Bouchard, executive vice president and chief financial officer; Anders Frisk, executive vice president, products and marketing and Eric Erdman, executive vice president, corporate development. For a period of twelve months after the merger, the approval of at least 70% of the members of the combined company’s board of directors will be required to terminate the employment, significantly reduce the duties or position of, or approve a replacement for any of these officers. If any of these individuals decline or are unable to serve in such capacity prior to completion of the merger, a replacement may be selected by mutual consent of Pixelworks and Genesis Microchip. After completion of the merger, a replacement must be approved by at least 70% of the members of the combined company’s board of directors.

Regulatory Approvals; Antitrust Matters; Further Assurances

Except as otherwise provided in the merger agreement, Pixelworks and Genesis Microchip have agreed to each use commercially reasonable efforts to, as promptly as practicable:

•	take all actions necessary, proper or advisable to complete the merger and the transactions contemplated by the merger agreement;

•	obtain from any governmental entity or other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders necessary to complete the merger and the transactions contemplated by the merger agreement;

•	make all necessary filings and any other required submissions with respect to the merger agreement and merger under:

–	federal or state securities laws;

–	the Hart-Scott-Rodino Act and comparable merger notification and antitrust laws of other applicable jurisdictions, including any related governmental requests thereunder; and

–	any other applicable law;

•	execute and deliver any additional instruments necessary to complete the transactions contemplated by, and to carry out the purposes of, the merger agreement; and

•	assist and cooperate with the other party in taking the foregoing actions, including:

–	consult with the other party prior to making any filings described above and accepting reasonable suggestions or changes from the other party thereto; and

–	furnish the other party with copies of filings made and all information necessary for any filing required by law in connection with the transactions contemplated by the merger agreement, including information required to be included in this joint proxy statement/prospectus and the registration statement of which this joint proxy statement/prospectus forms a part.

With respect to filings under the Hart-Scott-Rodino Act referred to above, and comparable antitrust laws of other jurisdictions, in addition to the agreements set forth above, Pixelworks and Genesis Microchip will promptly:

•	supply each other with information required by such filings;

•	use reasonable efforts to certify compliance with any requests for additional information or material by any applicable governmental authority; and

•	use reasonable efforts to take all other actions consistent with applicable provisions of the merger agreement necessary to cause the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Act or other comparable antitrust laws of other jurisdictions.

In addition, Pixelworks and Genesis Microchip will use all reasonable efforts to obtain any material consents, waivers and approvals under any contract or other agreement to which they are a party that is required in connection with the merger.

Conditions to Completion of the Merger

The respective obligations of Pixelworks and Genesis Microchip to complete the merger are subject to the satisfaction or waiver of each of the following conditions:

•	the issuance of shares of Pixelworks common stock to stockholders of Genesis Microchip in connection with the merger has been approved by the vote of a majority of the votes cast at the Pixelworks special meeting, provided that a quorum is present;

•	the merger agreement has been adopted by the vote of holders of a majority of the outstanding shares of Genesis Microchip common stock at the Genesis Microchip special meeting, provided that a quorum is present;

•	all waiting periods under the Hart-Scott-Rodino Act and comparable antitrust laws of any foreign jurisdiction reasonably determined by the parties to be applicable to the merger have expired or been terminated;

•	other than the filing of the certificate of merger, all authorizations, consents, orders or approvals of, or declaration or filings with, or expirations of waiting periods imposed by, any governmental entity in connection with the merger and the consummation of the other transactions contemplated by the merger agreement, the failure of which to file, obtain or occur is reasonably likely to have a Pixelworks material adverse effect or a Genesis Microchip material adverse effect, will have been filed, been obtained or occurred on terms and conditions which could not reasonably be likely to have a Pixelworks material adverse effect or a Genesis Microchip material adverse effect, which is defined below;

•	the Securities and Exchange Commission has declared Pixelworks’ registration statement effective, no stop order suspending its effectiveness has been issued and no proceedings for suspension of the registration statement’s effectiveness, or a similar proceeding with respect to this joint proxy statement/prospectus, has been initiated or threatened in writing (and not abandoned or withdrawn) by the Securities and Exchange Commission;

•	no order, stay, decree, judgment, injunction, law, regulation or order has been enacted, issued, promulgated, enforced or entered by a governmental entity of competent jurisdiction which is in effect and has the effect of making the merger illegal or otherwise prohibiting completion of the merger or certain other transactions contemplated by the merger agreement, or the commencement of any action or proceeding seeking any of the foregoing; and

•	Pixelworks shall have submitted any required notice to the Nasdaq Stock Market for listing of additional shares with respect the merger.

In addition, the respective obligations of Pixelworks and Genesis Microchip to effect the merger and the other transactions contemplated by the merger agreement, are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the other party will have been true and correct on March 17, 2003 and true and correct as of the date of completion of the merger as if made at and as of that time, except:

–	to the extent the representations and warranties of the other party address matters only as of a particular date, they must be true and correct as of that date;

–	if any of these representations and warranties are not true and correct but the effect of the inaccuracy in each case, or in the aggregate, does not constitute a material adverse effect, as defined below; and

–	with respect to the representations regarding capitalization, the representation must be true and correct as of March 17, 2003 and as of the date of completion of the merger in all material respects;

•	the other party will have performed in all material respects all obligations required by the merger agreement to be performed by it before completion of the merger;

•	the party shall have received from its tax counsel or the other party’s tax counsel an opinion to the effect that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•	all consents and approvals of third parties, other than a governmental entity, the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a Pixelworks material adverse effect or a Genesis Microchip material adverse effect, as the case may be, have been obtained; and

•	in the case of Genesis Microchip, the combined company’s organizational structure adopted by the Pixelworks board of directors will not have been amended, modified or waived, except to the extent someone named therein declines to serve.

Definition of Material Adverse Effect

Under the merger agreement, a “material adverse effect” on either Pixelworks or Genesis Microchip means any change, effect, occurrence or state of facts, individually or when taken together with all other effects that have occurred prior to the date of determination of a material adverse effect, that is, or is reasonably expected to be, materially adverse to (a) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of that party and its subsidiaries, taken as a whole, or (b) the ability of that party to perform the transactions contemplated by the merger agreement. However, under the terms of the merger agreement, none of the following, alone or in combination, will be deemed to constitute a material adverse effect on Pixelworks or Genesis Microchip, as the case may be:

•	general economic conditions or conditions generally affecting any industry in which Pixelworks or Genesis Microchip, as the case may be, operates, except to the extent that party is materially disproportionately affected by those conditions;

•	the outbreak or escalation of hostilities or terrorist activities, either in the United States or abroad;

•	the announcement or pendency of the merger;

•	a change in the stock price or trading volume, or any failure to meet published revenue or earnings projections, in and of itself, of Pixelworks or Genesis Microchip, as the case may be, although any underlying effect that caused the change or failure to meet published revenue or earnings projections will not be excluded;

•	any litigation arising out of or related to any alleged breach of fiduciary duty related to the merger agreement;

•	in the case of Genesis Microchip, the intellectual property litigation with Silicon Image, Inc. pending against Genesis Microchip as of March 17, 2003;

•	in the case of Pixelworks, any termination of projects under development with Analog Devices, Inc.; and

•	in the case of Pixelworks, a notice from Infineon Technologies AG, one of Pixelworks’ wafer suppliers, terminating its relationship with Pixelworks.

Termination of the Merger Agreement

The merger agreement may be terminated in accordance with its terms at any time prior to completion of the merger, whether before or after the adoption of the merger agreement by Genesis Microchip stockholders or the approval of the issuance of shares of Pixelworks common stock to Genesis Microchip stockholders by Pixelworks shareholders in connection with the merger:

•	by mutual written consent of the Pixelworks board of directors and the Genesis Microchip board of directors;

•	by Pixelworks or Genesis Microchip if the merger is not completed by September 17, 2003, which will be extended to November 17, 2003 if the merger has not been completed as a result of a failure to obtain required antitrust or governmental approvals or the existence of governmental regulation or order making the completion of the merger illegal or otherwise prohibiting the consummation of the merger or certain other transactions contemplated by the merger agreement. This right to terminate the merger agreement is not available to any party whose failure to fulfill any obligation under the merger agreement has been a principal cause of, or resulted in the failure of, the merger to occur on or before that date;

•	by Pixelworks or Genesis Microchip, if any governmental entity of competent jurisdiction issues a nonappealable final order, decree or ruling or takes any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or prohibiting the merger;

•	by Pixelworks or Genesis Microchip if the requisite affirmative vote for adoption of the merger agreement at the meeting of Genesis Microchip stockholders is not obtained, except that this right to terminate the merger agreement is not available to a party whose failure to fulfill any obligation under the merger agreement has been a principal cause of or resulted in the failure to obtain the requisite vote;

•	by Pixelworks or Genesis Microchip if the issuance of shares of Pixelworks common stock to Genesis Microchip stockholders in connection with the merger fails to receive the requisite affirmative vote by the shareholders of Pixelworks at the meeting of Pixelworks shareholders, except that this right to terminate the merger agreement is not available to party whose failure to fulfill any obligation under the merger agreement has been a principal cause of or resulted in the failure to obtain the requisite vote;

•	by Pixelworks, if any of the following triggering events occur with respect to Genesis Microchip:

–	the Genesis Microchip board of directors fails to give its recommendation for the adoption of the merger agreement in this joint proxy statement/prospectus, or withdraws or modifies such recommendation;

–	after the receipt by Genesis Microchip of an acquisition proposal, Pixelworks requests in writing that the Genesis Microchip board of directors reconfirm its recommendation of adoption of the merger agreement and the Genesis Microchip board of directors fails to do so within five business days after its receipt of the Pixelworks request;

–	the Genesis Microchip board of directors or any committee thereof approves or recommends to the stockholders of Genesis Microchip an acquisition proposal;

–	a tender or exchange offer relating to outstanding shares of Genesis Microchip common stock is commenced, and the Genesis Microchip board of directors or any committee thereof recommends that the stockholders of Genesis Microchip tender their shares in such tender or exchange offer or, within ten business days after the commencement of such tender or exchange offer, the Genesis Microchip board of directors fails to recommend against acceptance of such offer;

–	Genesis Microchip breaches its non solicitation obligations as described under the heading “Pixelworks and Genesis Microchip Prohibited from Soliciting Other Offers” beginning on page 67 above;

–	Genesis Microchip breaches its obligations with respect to the recommendation of its board of directors and the holding of a meeting of its stockholders as described under the heading “Obligations of the Pixelworks Board of Directors and Genesis Microchip Board of Directors with Respect to Recommendations and Shareholder Meetings” beginning on page 69 above; or

–	Genesis Microchip fails to hold a stockholder meeting and submit the merger agreement to its stockholders for adoption by the date which is one business day prior to September 17, 2003 or, under certain circumstances, November 17, 2003;

•	by Genesis Microchip, if any of the triggering events described above with respect to Genesis Microchip or the Genesis Microchip board of directors occurs with respect to Pixelworks or the Pixelworks board of directors;

•	by Pixelworks, if there has been a breach of or a failure to perform any representation, warranty, covenant or agreement on the part of Genesis Microchip in the merger agreement, which breach:

–	would cause the conditions with respect to representations, warranties or performance of obligations of Genesis Microchip not to be satisfied; and

–	shall not have been cured within 30 days following receipt by Genesis Microchip of written notice of such breach from Pixelworks; or

•	by Genesis Microchip, if there has been a breach of or a failure to perform any representation, warranty, covenant or agreement on the part of Pixelworks in the merger agreement, which breach:

–	would cause the conditions with respect to representations, warranties or performance of obligations of Pixelworks not to be satisfied; and

–	shall not have been cured within 30 days following receipt by Pixelworks of written notice of such breach from Genesis Microchip.

Payment of a Termination Fee

Genesis Microchip has agreed to pay Pixelworks a fee of $20 million if the merger agreement is terminated:

•	by Pixelworks or Genesis Microchip if the merger has not been consummated by September 17, 2003, which date shall be extended to November 17, 2003 under certain circumstances as described under the heading “Termination of the Merger Agreement” beginning on page 75 above, and

–	prior to the termination of the merger agreement, an acquisition proposal for Genesis Microchip has been publicly announced or has become publicly known and not withdrawn, and

–	within 12 months following the termination of the merger agreement, either a third-party acquisition, as defined below, is consummated, or Genesis Microchip enters into a definitive agreement providing for a third-party acquisition and this third-party acquisition is consummated within 12 months following execution of such definitive agreement;

•	by Pixelworks or Genesis Microchip if at the Genesis Microchip special meeting of stockholders, the requisite vote of the stockholders in favor of the adoption of the merger agreement has not been obtained, except that this right to terminate the merger agreement will not be available to any party whose failure to fulfill any obligation under the merger agreement was a principal cause of or resulted in the failure to obtain this requisite vote, and

–	prior to the termination of the merger agreement, an acquisition proposal for Genesis Microchip has been publicly announced or has become publicly known and not withdrawn, and

–	within 12 months following the termination of the merger agreement, either a third-party acquisition is consummated, or Genesis Microchip enters into a definitive agreement providing for a third-party acquisition and this third-party acquisition is consummated within 12 months following execution of the definitive agreement;

•	by Pixelworks if any of the triggering events occur with respect to actions taken by Genesis Microchip in opposition to the merger or with respect to Genesis Microchip’s failure to take certain actions required in support of the merger, as described under the heading “Termination of the Merger Agreement” beginning on page 75 above; or

•	by Pixelworks if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Genesis Microchip of the type described under the heading “Termination of the Merger Agreement” beginning on page 75 above, where:

–	Genesis Microchip’s breach is willful or intentional and intended to facilitate, assist or otherwise benefit, or the breach has the effect, directly or indirectly, of facilitating or assisting or otherwise benefiting, an acquisition proposal for Genesis Microchip or the party making the acquisition proposal,

–	prior to the termination of the merger agreement, an acquisition proposal for Genesis Microchip has been publicly announced or has become publicly known and not withdrawn, and

–	within 12 months following the termination of the merger agreement, either a third-party acquisition is consummated, or Genesis Microchip enters into a definitive agreement providing for a third-party acquisition and the third-party acquisition is consummated within 12 months following execution of the definitive agreement.

Pixelworks has agreed to pay Genesis Microchip a fee of $20 million if the merger agreement is terminated:

•	by Pixelworks or Genesis Microchip if the merger has not been consummated by September 17, 2003, which date shall be extended to November 17, 2003 under certain circumstances as described under the heading “Termination of the Merger Agreement” beginning on page 75 above, and

–	prior to the termination of the merger agreement, an acquisition proposal for Pixelworks has been publicly announced or has become publicly known and not withdrawn, and

–	within 12 months following the termination of the merger agreement, either a third-party acquisition is consummated, or Pixelworks enters into a definitive agreement providing for a third-party acquisition and this third-party acquisition is consummated within 12 months following execution of such definitive agreement;

•

by Pixelworks or Genesis Microchip if at the Pixelworks special meeting of shareholders, the requisite vote of the shareholders in favor of the issuance of shares of Pixelworks common stock to Genesis Microchip stockholders in connection with the merger has not been obtained, except that this right to terminate the merger agreement will not be available to any party whose failure to fulfill any obligation under the merger agreement was a principal cause of or resulted in the failure to obtain this requisite vote, and

–	prior to the termination of the merger agreement, an acquisition proposal for Pixelworks has been publicly announced or has become publicly known and not withdrawn, and

–	within 12 months following the termination of the merger agreement, either a third-party acquisition is consummated, or Pixelworks enters into a definitive agreement providing for a third-party acquisition and this third-party acquisition is consummated within 12 months following execution of the definitive agreement;

•	by Genesis Microchip if any of the triggering events occur with respect to actions taken by Pixelworks in opposition to the merger or with respect to Pixelworks’ failure to take certain actions required in support of the merger, as described under the heading “Termination of the Merger Agreement” beginning on page 75 above; or

•	by Genesis Microchip if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Pixelworks of the type described under the heading “Termination of the Merger Agreement” beginning on page 75 above, where:

–	Pixelworks’ breach is willful or intentional and intended to facilitate, assist or otherwise benefit, or the breach has the effect, directly or indirectly, of facilitating or assisting or otherwise benefiting, an acquisition proposal for Pixelworks or the party making the acquisition proposal,

–	prior to the termination of the merger agreement, an acquisition proposal for Pixelworks has been publicly announced or has become publicly known and not withdrawn, and

–	within 12 months following the termination of the merger agreement, either a third-party acquisition is consummated, or Pixelworks enters into a definitive agreement providing for a third-party acquisition and the third-party acquisition is consummated within 12 months following execution of the definitive agreement.

Under the merger agreement, a third-party acquisition means, with respect to each of Pixelworks and Genesis Microchip, any of the following transactions, other than the transactions contemplated by the merger agreement:

•	a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction as a result of which the shareholders of Pixelworks or the stockholders of Genesis Microchip, as the case may be, immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction,

•	a sale or other disposition of assets representing in excess of 30% of the aggregate fair market value of the business of Pixelworks or Genesis Microchip, as the case may be, immediately prior to such sale, or

•	the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 30% of the voting power of the then outstanding shares of capital stock of Pixelworks or Genesis Microchip, as the case may be.

Effects of Termination

If the merger agreement is terminated in accordance with any of the provisions described under the heading “Termination of the Merger Agreement” beginning on page 75 above, the merger agreement will become void and all obligations of the parties will terminate, except for provisions of the merger agreement and obligations of the parties relating to expenses and termination and under a separate confidentiality agreement between the parties. However, no termination will relieve any party from liability for any willful breach of the merger agreement.

Extension, Waiver and Amendment of the Merger Agreement

At any time before the completion of the merger, either of Pixelworks or Genesis Microchip may extend the time for the performance of each other’s obligations, waive inaccuracies in representations and warranties, and waive compliance with agreements or conditions that were for its benefit.

The parties may amend the merger agreement in writing, but, after approval by the shareholders of Pixelworks or Genesis Pixelworks, any amendment may also require the further approval of such shareholders.

No Appraisal Rights

Pixelworks shareholders will not be entitled to any dissenters’ rights under the Oregon Business Corporation Act in connection with the merger. Genesis Microchip stockholders will not be entitled to any appraisal rights under the General Corporation Law of the State of Delaware in connection with the merger.

Accounting Treatment of the Merger

The transaction will be accounted for as a “reverse acquisition” using the purchase method of accounting under accounting principles generally accepted in the United States. Although the merger is structured so that Genesis Microchip will be a subsidiary of Pixelworks after the merger, Genesis Microchip will be treated as the acquiring company for accounting purposes in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations.”

Under this method of accounting, the estimated purchase price of Pixelworks will be the market value of the common stock that Genesis Microchip is deemed, for accounting purposes, to have “issued” in connection with the merger, the fair value of the options to purchase shares of Pixelworks common stock that Genesis Microchip is deemed to have assumed in connection with the merger, and the amount of direct transaction costs incurred by Genesis Microchip associated with the merger. The market value was calculated based on the average closing price of Genesis Microchip common stock on the day prior to the announcement of the merger, the day of the announcement (March 17, 2003) and the day following the announcement.

The purchase price will be allocated to the net tangible and amortizable intangible assets acquired (including developed technology and customer relationships), intangible assets with indefinite lives and in-process research and development, based on their fair values at the date of the completion of the merger. Any excess of the estimated purchase price over those fair values will be accounted for as goodwill.

Amortizable intangible assets, currently estimated at $64.5 million, will be amortized over their useful lives ranging from four to five years, resulting in an estimated accounting charge for amortization attributable to these items of approximately $15.7 million on an annual basis. In-process research and development, which is currently estimated at $17.6 million, will be expensed during the fiscal quarter in which the merger is completed. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” intangible assets with indefinite lives and goodwill will not be amortized but instead will be tested for impairment at least annually. The amount of the estimated purchase price allocated to goodwill and intangible assets with indefinite lives, which is based on certain assumptions, is estimated to be approximately $82.5 million. The allocation is preliminary, and the actual allocation will be determined at the date of completion of the merger based on the fair value of Pixelworks’ assets and liabilities on that date. If management should change the assumptions used in the allocation of the purchase price, amounts preliminarily allocated to intangible assets with indefinite lives may significantly decrease or be eliminated, and amounts allocated to intangible assets with definite lives may increase significantly, which could result in a material increase in amortization of intangible assets.

In the event that the management of the combined company determines that the value of goodwill or intangible assets with indefinite lives has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made. In addition, in the event that the management of the combined company determines that the useful life of any intangible assets with indefinite lives has become definite, the intangible asset will be amortized over its remaining useful life, and the combined company will incur an accounting charge related to such amortization during each fiscal quarter of the intangible asset’s remaining useful life. The amounts listed in the above paragraph are preliminary estimates, and actual amounts may differ from these estimates.

Regulatory Approvals Required to Complete the Merger

Under the Hart-Scott-Rodino Act, as amended, the merger may not be consummated unless certain filings are submitted to the Federal Trade Commission and the Department of Justice and certain waiting period requirements are satisfied. We filed the notification and report forms required under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Department of Justice. On June 23, 2003, the Federal Trade Commission requested additional information and documentary material in connection with its review of the proposed merger. The Federal Trade Commission request will result in an extension of the waiting period under the Hart-Scott-Rodino Act. Pixelworks and Genesis Microchip plan to respond as promptly as possible to the Federal Trade Commission request.

In addition, we may be required to make certain filings or seek certain approvals from other foreign jurisdictions to be determined. The Federal Trade Commission and the Department of Justice frequently scrutinize the legality of transactions such as the merger under the antitrust laws. At any time before or after the completion of the merger, the Federal Trade Commission or the Department of Justice could take a variety of actions under the antitrust laws, including seeking to prevent the merger or seeking the divestiture of substantial assets of Pixelworks or Genesis Microchip. In addition, certain private parties as well as state attorneys general and other antitrust authorities may challenge the merger under United States or foreign antitrust laws. We intend to make any applicable foreign such filings if we determine that they are required.

Listing of Pixelworks Common Stock Issued Pursuant to the Merger

It is a condition to the merger that Pixelworks, if required, submit to the Nasdaq National Market a notification form for listing additional shares with respect to the Pixelworks common stock issuable in the merger.

Delisting of Genesis Microchip Common Stock

If the merger is completed, the Genesis Microchip common stock will be delisted from the Nasdaq National Market and deregistered under the Securities and Exchange Act of 1934.

Restrictions on Sales of the Pixelworks Common Stock Issued Pursuant to the Merger

The shares of Pixelworks common stock to be issued in the merger will be freely transferable under the Securities Act, except for shares of Pixelworks common stock issued to any person who is an affiliate of Genesis Microchip prior to the merger. Affiliates of Genesis Microchip prior to the merger may not sell any Pixelworks common stock received by them in the merger except pursuant to:

•	an effective registration statement under federal securities laws covering the resale of those shares;

•	under paragraph (d) of Rule 145 under the Securities Act of 1933; or

•	any applicable exemption under federal securities laws.

Affiliates of Genesis Microchip are individuals or entities that control, are controlled by, or are under common control with Genesis Microchip and include directors and executive officers of Genesis Microchip.

Each Genesis Microchip affiliate at the time the merger agreement was executed delivered a written agreement to Pixelworks agreeing that they will not sell, transfer or disposes of any of the Pixelworks common stock issued to them in the merger in violation of federal securities laws. In addition, the merger agreement requires Genesis Microchip to cause any person who becomes an affiliate of Genesis Microchip prior to the completion of the merger to enter into a similar agreement that they will not sell, transfer or otherwise dispose of any of the Pixelworks common stock issued to them in the merger in violation of federal securities laws.

Material United States Federal Income Tax Considerations

General

The following discussion is a summary of the material United States federal income tax consequences to stockholders who exchange Genesis Microchip common stock for Pixelworks common stock pursuant to the merger. This discussion is based on the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” United States Treasury Regulations under the Code, administrative rulings and pronouncements and judicial decisions as of the date of this joint proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences discussed in this joint proxy statement/prospectus.

This discussion does not address the effects of any state, local, or foreign tax laws. Furthermore, this discussion relates only to persons who hold Genesis Microchip common stock, and will hold Pixelworks common stock, as capital assets within the meaning of Section 1221 of the Code, generally property held as an investment. The tax treatment of a Genesis Microchip stockholder may vary depending upon such stockholder’s particular situation, and certain stockholders may be subject to special rules not discussed below. Such stockholders would include, for example, foreign persons or entities, insurance companies, tax-exempt organizations, financial institutions, investment companies, broker-dealers, domestic stockholders whose functional currency is not the United States dollar, stockholders who are subject to alternative minimum tax provisions of the Code, stockholders who hold Genesis Microchip common stock as part of a hedge, straddle, constructive sale or conversion transaction, and individuals who receive Genesis Microchip common stock pursuant to the exercise of employee stock options or otherwise as compensation.

You are strongly urged to consult with your tax advisor with respect to the tax consequences to you of the merger in light of your own particular circumstances, including tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

Consequences of the Merger

Based on factual representations contained in letters provided by Pixelworks and Genesis Microchip, and on certain customary factual assumptions, all of which must continue to be true and accurate as of the effective time of the merger, each of O’Melveny & Myers LLP, special counsel to Pixelworks, and Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Genesis Microchip, has delivered its opinion (attached as exhibits 8.1 and 8.2, respectively, to the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part) that the merger will qualify as a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code. The following material United States federal income tax consequences will result from such qualification:

•	stockholders of Genesis Microchip will not recognize any gain or loss as a result of the receipt of shares of Pixelworks common stock in exchange for shares of Genesis Microchip common stock pursuant to the merger, except with respect to cash received instead of fractional shares of Pixelworks common stock;

•	the aggregate tax basis of the Pixelworks common stock received by a Genesis Microchip stockholder in exchange for Genesis Microchip common stock pursuant to the merger will equal such stockholder’s aggregate tax basis in the Genesis Microchip common stock surrendered, reduced by the tax basis allocable to any fractional share interest in Pixelworks common stock for which cash is received;

•	a Genesis Microchip stockholder who receives cash instead of fractional shares of Pixelworks common stock will be treated as having received such cash in exchange for such fractional shares and generally will recognize capital gain or loss on such deemed exchange in an amount equal to the difference between the amount of cash received and the tax basis of the Genesis Microchip common stock exchanged for such fractional share;

•	the holding period for the Pixelworks common stock received by a Genesis Microchip stockholder pursuant to the merger will include the holding period of the Genesis Microchip common stock surrendered in exchange therefor; and

•	no gain or loss will be recognized by Pixelworks or Genesis Microchip as a result of the merger.

The completion of the merger is conditioned upon the delivery by each of O’Melveny & Myers LLP, special counsel to Pixelworks, and Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Genesis Microchip, of its opinion to the effect that, on the basis of the facts, assumptions and representations set forth in such opinion, the merger will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code. Although the merger agreement allows Pixelworks and Genesis Microchip to waive this condition to complete the merger, neither Pixelworks nor Genesis Microchip currently anticipates doing so. If either Pixelworks or Genesis Microchip does waive this condition, stockholders of Pixelworks and Genesis Microchip will be informed of this decision, and asked to approve the merger related proposals taking this waiver into consideration.

Neither Genesis Microchip nor Pixelworks will request a ruling from the Internal Revenue Service regarding the tax consequences of the merger to Genesis Microchip stockholders. The tax opinions do not bind the Internal Revenue Service and do not prevent the Internal Revenue Service from successfully asserting a contrary opinion. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the tax consequences of the merger could be adversely affected.

A successful Internal Revenue Service challenge to the reorganization status of the merger would result in Genesis Microchip stockholders recognizing taxable gain or loss with respect to each share of Genesis Microchip common stock surrendered equal to the difference between each stockholder’s basis in such share and the fair market value, as of the effective time, of the Pixelworks common stock received in exchange therefor. In such event, a stockholder’s aggregate basis in the Pixelworks common stock so received would equal its fair market value as of the closing date of the merger, and the stockholder’s holding period for such stock would begin the day after the merger.

Excess Parachute Payments

The acceleration of vesting of certain options and restricted stock held by directors and employees of Pixelworks and Genesis Microchip at the time of completion of the merger or, in some cases, following such individuals’ termination of employment, as well as the payment of other severance or relocation benefits, may constitute excess parachute payments as defined in Section 280G of the Code. More information regarding these interests may be found under the heading “Interests of Directors and Executive Officers of Pixelworks and Genesis Microchip in the Merger” on page 57. Excess parachute payments are not deductible, and, as a result, the combined company following completion of the merger may not be entitled to the tax deduction otherwise available for federal income tax purposes when such options are exercised, when such restricted stock vests, or when those severance or relocation payments are made for the amounts determined to be excess parachute payments.

Backup Withholding and Information Reporting

Certain United States holders may be subject to information reporting with respect to the amount of cash, if any, received in lieu of a fractional share of Pixelworks common stock. United States holders who are subject to information reporting and who do not provide appropriate information when requested may also be subject to backup withholding with respect to any cash to be received at the rate of 30%. Any amount withheld under such rules is not an additional tax and may be refunded or credited against such United States holder’s federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

Voting Agreements

Pixelworks

In connection with the signing of the merger agreement, Allen Alley, Oliver D. Curme, Frank Gill, Mark A. Stevens and Scott Gibson, who comprise the entire board of directors of Pixelworks have entered into agreements with Genesis Microchip whereby each, individually and only in his capacity as a shareholder of Pixelworks, agreed to vote in favor of the issuance of Pixelworks common stock in the merger and each of the transactions contemplated by the merger agreement. Furthermore, each agreed to vote his shares against any matter that is intended or could be expected to impede or adversely affect the consummation of the merger. As of May 21, 2003, these voting agreements covered a total of 2,534,502 shares, representing approximately 5.6% of the shares of Pixelworks common stock outstanding and entitled to vote at the Pixelworks special meeting. The form of Pixelworks voting agreement is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus.

Genesis Microchip

In connection with the signing of the merger agreement, James E. Donegan, Chandrashekar M. Reddy, Tim Christoffersen, Jeffrey Diamond, George A. Duguay, Robert H. Kidd and Alexander S. Lushtak, who comprised the entire board of Genesis Microchip at the time the merger agreement was entered into, have entered into agreements with Pixelworks whereby each, individually and only in his capacity as a stockholder of Genesis Microchip, agreed to vote in favor of the adoption of the merger agreement and each of the transactions contemplated by the merger agreement. Furthermore, each agreed to vote his shares against any matter that is intended or could be expected to impede or adversely affect the consummation of the merger. As of May 21, 2003, these voting agreements covered a total of 308,609 shares, representing approximately 1.0% of the Genesis Microchip common stock outstanding and entitled to vote at the Genesis Microchip special meeting of stockholders. The form of Genesis voting agreement is attached as Annex E to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus.

AMENDMENT TO THE PIXELWORKS ARTICLES OF INCORPORATION—NAME CHANGE

Pixelworks’ articles of incorporation provide that the name of Pixelworks is “Pixelworks, Inc.” Pursuant to the merger agreement, Pixelworks has agreed to propose and recommend to its shareholders that the articles of incorporation be amended effective upon completion of the merger to change Pixelworks’ name to “Genesis Pixelworks, Inc.” The Pixelworks board of directors has authorized this amendment to the articles of incorporation effective upon the completion of the merger, subject to shareholder approval. Under the proposed amendment, subject to and upon completion of the merger, Article 1 of the articles of incorporation would be amended and restated to read as follows:

“The name of the corporation is Genesis Pixelworks, Inc.”

The Pixelworks shareholders are being asked to approve this amendment. The affirmative vote of the holders of a majority of the votes cast at the Pixelworks special meeting will be required to approve the amendment of the articles of incorporation.

Pixelworks board of directors unanimously recommends that Pixelworks shareholders vote “FOR” the amendment of the Pixelworks articles of incorporation to change the corporate name of Pixelworks to “Genesis Pixelworks, Inc.”, subject to and upon completion of the merger.

ORGANIZATION OF THE COMBINED COMPANY

Overview

The combined company will have a new board of directors, a new management team and a new organizational structure. In addition, subject to the approval of the Pixelworks shareholders, the combined company will operate under the name Genesis Pixelworks, Inc. with its headquarters in Alviso, California, the current headquarters of Genesis Microchip. The common stock of the combined company is expected to trade on the Nasdaq National Market under the trading symbol “GNPX.”

Board of Directors of the Combined Company

The board of directors of the combined company immediately following the merger will consist of nine directors, four of whom will have served on the Pixelworks board immediately prior to the merger and four of whom will have served on the Genesis Microchip board immediately prior to the merger. The ninth director will be selected by the Pixelworks board designees and must be reasonably acceptable to the Genesis Microchip board designees.

The board of directors of the combined company will be divided into three classes. All of the directors will stand for election at the combined company’s 2004 annual meeting of shareholders. Class I will consist of two Pixelworks board designees and one Genesis Microchip board designee and will be nominated for election to a one-year term. Class II will consist of two Genesis Microchip board designees and one Pixelworks board designee and will be nominated for election to a two-year term. Class III will consist of one director from the Pixelworks board, one director from the Genesis Microchip board and the additional board designee and will be nominated for election to a three-year term. At each subsequent annual meeting one class of directors will be elected for a three-year term, beginning with Class I directors at the 2005 Annual Meeting of the combined company’s shareholders. In addition, for at least one year following the completion of the merger, each committee of the combined company’s board of directors will include at least one Pixelworks board designee and one Genesis Microchip board designee.

For at least the first twelve months following completion of the merger, the chairman of the board of directors of the combined company will be either the chairman of the board of directors of Genesis Microchip immediately prior to the merger, or one of the Genesis Microchip board designees designated by a majority of the Genesis Microchip designees. If the chairman resigns, declines or is unable to serve at any time during such twelve-month period, a majority of the Genesis Microchip board designees will have the right to select a new chairman who is reasonably acceptable to a majority of Pixelworks board designees then on the board.

Pixelworks and Genesis Microchip have also agreed that for a period of twelve months after completion of the merger, the bylaws of the combined company will provide that a vote of a majority consisting of at least 70% of the members of the board of directors of the combined company will be required to approve any change in the size of the board of directors.

Management of the Combined Company

The executive management team of the combined company immediately following the completion of the merger will include certain executive officers from each of Pixelworks and Genesis Microchip. Pixelworks and Genesis Microchip have agreed that for a period of twelve months after completion of the merger, a majority consisting of at least 70% of the members of the board of directors of the combined company will be required to approve the termination or replacement of the executive officers listed below and certain other key employees of the combined company.

The name, current position with Pixelworks or Genesis Microchip, respectively, position with the combined company after the merger and location of principal office of each member of the executive management team of the combined company immediately after the merger are set forth in the table below:

Name	Current Position	Position After the Merger	Location of Principal Office at Combined Company
Allen Alley	Chairman, President and Chief Executive Officer of Pixelworks	President and Chief Executive Officer	Oregon

Jeffrey Bouchard	Vice President, Finance, Chief Financial Officer and Secretary of Pixelworks	Executive Vice President and Chief Financial Officer	Oregon

Eric Erdman (1)	Director, Chief Financial Officer and Secretary of Genesis Microchip	Executive Vice President, Corporate Development	—

Anders Frisk	Executive Vice President and Chief Operating Officer of Genesis Microchip	Executive Vice President, Products and Marketing	California

Hans Olsen (2)	Executive Vice President and Chief Operating Officer of Pixelworks	Executive Vice President and Chief Operating Officer	California

(1)	Mr. Erdman has been offered the position of executive vice president, corporate development, with the combined company but has not accepted this position. The location of his principal office at the combined company if he accepts has not been determined as of the date of this joint proxy statement/prospectus.
(2)	Mr. Olsen will relocate from Oregon to California within one year following completion of the merger.

Allen Alley co-founded Pixelworks and has served as president, chief executive officer and chairman of Pixelworks since its inception. From 1992 to 1996, Mr. Alley served as vice president, corporate development, engineering and product marketing for InFocus Systems, a leading electronic display company. While at InFocus, Mr. Alley also was the co-CEO of a joint venture with Motorola, Inc. called Motif. From 1986 to 1992, Mr. Alley was a General Partner of Battery Ventures, a venture capital investment firm. Mr. Alley serves on the board of directors of Applied Films, Inc (Nasdaq: AFCO). Additionally, Mr. Alley serves on the board of the Oregon Museum of Science and Industry and is the Chairman of the Oregon Council of Knowledge and Economic Development. Mr. Alley holds a B.S. degree in Mechanical Engineering from Purdue University.

Jeffrey Bouchard has served as vice president, finance, chief financial officer and secretary of Pixelworks since December 1999. During 1999, Mr. Bouchard served as chief financial officer at eVineyard, a start-up online retailer of premium wines. From 1993 to 1999, Mr. Bouchard held senior financial management positions at InFocus Systems, including Director of Investor Relations and Treasury (1998 to 1999) and director of finance (1995 to 1998) where he was responsible for the company’s financial management and planning. From 1988 to 1992, Mr. Bouchard held a variety of senior financial positions at Sun Microsystems, an enterprise network computing company. Prior to joining Sun Microsystems, Mr. Bouchard held finance and accounting positions at several high-technology companies from 1983 to 1988. Mr. Bouchard holds a B.S. degree in Business Administration—Finance from San Jose State University and an M.B.A. degree from Santa Clara University.

Eric Erdman has served as chief financial officer of Genesis Microchip since March 2002 and previously held the position from December 1997 to February 2002. Mr. Erdman became a director on May 13, 2003 and previously served as a director from October 1995 to September 1996. Mr. Erdman has served as secretary since June 2002 and in the period from October 1995 to February 2002. From March 2002 to June 2002, he served as assistant secretary. Mr. Erdman joined Genesis Microchip in July 1995 as director, finance and administration and served as vice president, finance and administration from July 1996 to May 1999. Mr. Erdman holds a Bachelor of Mathematics degree from the University of Waterloo, and he is a member of the Canadian Institute of Chartered Accountants and of the American Institute of Certified Public Accountants.

Anders Frisk joined Genesis Microchip in March 2000 as vice president, marketing. Since February 2003, Mr. Frisk has served as executive vice president and chief operating officer of Genesis Microchip. From February 1998 to March 2000, Mr. Frisk served as director of technology planning with Nokia, and as PC architecture manager at Fujitsu ICL Computers from April 1991 to January 1998. Mr. Frisk has served on the board of the Video Electronics Standards Association, or VESA, and chaired VESA’s Monitor Committee for four years. Mr. Frisk holds a Master’s degree in Electrical Engineering from Stockholm’s Royal Institute of Technology.

Hans Olsen joined Pixelworks in July 1998 as vice president, operations. Mr. Olsen has served as executive vice president and chief operating officer since January 2001. From 1997 to 1998, Mr. Olsen held the positions of vice president, graphics marketing and vice president, North American sales at Trident Microsystems, a graphics controller semiconductor company. From 1996 to 1997, Mr. Olsen served as vice president, marketing at Paradigm Technology, Inc. which acquired IChips Corporation, a personal computer chipset and embedded memory technology provider, that he founded and was CEO of from 1993 to 1996. From 1982 to 1993, Mr. Olsen held the position of chief executive officer of Electronic Designs, Inc., a semiconductor memory company that he co-founded. Mr. Olsen holds a B.S. degree in Electrical Engineering from Copenhagen Technical University and a Master’s degree in Electrical Engineering from the University of Copenhagen.

Organizational Structure

The combined company will be organized so that each of the executive vice president, products and marketing, chief technology officer, executive vice president, corporate development, chief operating officer and chief financial officer report directly to the president and chief executive officer. As described under the heading “Management of the Combined Company” on page 85 each of these positions, other than the chief technology officer, will be filled by a current officer of either Pixelworks or Genesis Microchip. The chief technology officer of the combined company will be selected either by mutual consent of Pixelworks and Genesis Microchip prior to completion of the merger or by approval of a majority of at least 70% of the combined company’s board of directors immediately following completion of the merger. After completion of the merger, the combined company will have a new organizational structure which will include configuring the combined company’s product development and marketing group into three business units: flat-panel monitors, projectors and digital television applications.

For a period of 12 months following completion of the merger, a change in the organizational structure summarized below will require approval of a majority of at least 70% of the combined company’s board of directors:

UNAUDITED PRO FORMA CONDENSED COMBINED  CONSOLIDATED FINANCIAL STATEMENTS

The following selected unaudited pro forma condensed combined consolidated financial statements give effect to the merger of Genesis Microchip with and into Display Acquisition Corporation, a wholly-owned subsidiary of Pixelworks, under the purchase method of accounting. The pro forma adjustments are made as if the merger had been completed at the beginning of the year for results of operations data for the year ended March 31, 2003 and on March 31, 2003 for balance sheet purposes.

Under the purchase method of accounting, the total estimated purchase price, calculated as described in note 2 to these unaudited pro forma condensed combined consolidated financial statements, is allocated to the net tangible and intangible assets of Pixelworks acquired in connection with the merger, based on their fair values as of the completion of the merger. A final determination of these fair values cannot be made prior to the completion of the merger. The final valuation will be based on the actual net tangible and intangible assets of Pixelworks that exist as of the date of the completion of the merger.

The unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities resulting from integration planning, as management of Pixelworks and Genesis Microchip are in the process of making these assessments and estimates of these costs are not currently known. However, costs will ultimately be recorded for severance or relocation of Pixelworks employees, costs for vacating certain leased facilities of Pixelworks or other costs of exiting activities, such as the potential cancellation of projects in development and the associated assets that would affect amounts in the pro forma financial statements. In addition, Genesis Microchip may incur significant restructuring charges upon completion of the merger or in subsequent quarters for severance or relocation of Genesis Microchip employees, costs for vacating certain leased facilities of Genesis Microchip or other costs of exiting activities.

These unaudited pro forma condensed combined consolidated financial statements have been prepared based on preliminary estimates of fair values. They do not include liabilities resulting from integration planning which are not presently estimable as discussed above. Amounts preliminarily allocated to intangible assets with indefinite lives may significantly decrease or be eliminated and amounts allocated to intangible assets with definite lives may increase significantly, which could result in a material increase in amortization of acquired intangible assets. Therefore, the actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined consolidated financial statements. In addition, the impact of ongoing integration activities, the timing of completion of the merger and other changes in Pixelworks’ net tangible and intangible assets that occur prior to completion of the merger could cause material differences in the information presented.

These unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Pixelworks and Genesis Microchip incorporated by reference into this joint proxy statement/prospectus and the summary selected historical consolidated financial data included in this joint proxy statement/prospectus under the heading “Incorporation by Reference” on page 113. The unaudited pro forma condensed combined consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of the combined company that would have been reported had the merger been completed as of the dates presented, and are not necessarily representative of future consolidated results of operations or financial condition of the combined company.

Accounting Treatment of the Merger

The merger of Pixelworks and Genesis Microchip will be accounted for as a reverse acquisition under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” Under this accounting treatment, Genesis Microchip will be considered the acquiring entity and Pixelworks will be considered the acquired entity. The financial statements of the combined company after the merger will reflect the financial results of Genesis Microchip on a historical basis after giving effect to the exchange ratio to historical share-related data, and will include the results of operations of Pixelworks from the effective date of the merger.

The historical and pro forma data is presented on the basis of a March 31 year-end, which is the year-end of Genesis Microchip. Pixelworks reports its results of operations on the basis of a December 31 year-end. As such, the historical data for Pixelworks for the year ended March 31, 2003 was derived by combining the unaudited quarterly results for the quarters ended March 31, 2003, December 31, 2002, September 30, 2002 and June 30, 2002.

PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

March 31, 2003

(In thousands)

(Unaudited)

	Historical
	Genesis Microchip	Pixelworks	Pro forma Adjustments			Pro forma Combined
ASSETS			(note 3)
Current assets:
Cash and cash equivalents	$113,138	$89,471	$—			$202,609
Short-term marketable securities	—	15,084	—			15,084
Accounts receivable, net	25,587	8,891	—			34,478
Inventories, net	14,269	10,395	7,023	(f	)	31,687
Prepaid expenses and other current assets	6,797	3,210	(1,682)	(e	)	8,325

Total current assets	159,791	127,051	5,341			292,183
Property and equipment, net	12,770	9,160	—			21,930
Goodwill	189,579	82,548	(82,548)	(d	)
			79,778	(e	)	269,357
Acquired intangible assets	36,933	5,508	(5,508)	(d	)
			67,200	(e	)	104,133
Other assets	3,581	6,901	(2,500)	(g	)	—
			(2,138)	(e	)	5,844

Total assets	$402,654	$231,168	$59,625			$693,447

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,640	$6,743	$2,615	(g	)	$17,998
Other accrued liabilities	19,220	8,562	—			27,782

Total current liabilities	27,860	15,305	2,615			45,780
Deferred income tax liability	961	—	10,445	(e	)	11,406

Total liabilities	28,821	15,305	13,060			57,186
Shareholders’ equity:
Common stock and shares exchangeable into common stock	382,618	298,315	(298,315)	(a	)
			281,336	(b	)	663,954
Cumulative other comprehensive loss	(94)	—	—			(94)
Deferred stock compensation	(6,809)	(1,861)	1,861	(a	)
			(1,308)	(c	)	(8,117)
Accumulated deficit	(1,882)	(80,591)	80,591	(a	)
			(17,600)	(e	)	(19,482)

Total shareholders’ equity	373,833	215,863	46,565			636,261

Total liabilities and shareholders’ equity	$402,654	$231,168	$59,625			$693,447

See accompanying notes to pro forma condensed combined consolidated financial statements.

PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED MARCH 31, 2003

(In thousands, except per share data)

(Unaudited)

	Historical
	Genesis Microchip	Pixelworks	Pro forma Adjustments			Pro forma Combined
			(note 3)
Revenue	$194,325	$112,641	$—			$306,966
Cost of revenue (exclusive of amortization of developed technology of $7,700 and $21,475 in Genesis Microchip and pro forma combined, respectively)	119,410	58,467	(528)	(h	)
			62	(k	)	177,411

Gross profit	74,915	54,174	466			129,555
Operating expenses:
Research and development	38,108	24,372	517	(k	)	62,997
Selling, general and administrative	36,231	22,718	569	(k	)	59,518
Amortization of acquired intangible assets	10,627	484	(484)	(h	)
			13,775	(i	)
			1,880	(i	)	26,282
Provision for costs associated with patent litigation	9,671	—	—			9,671
Merger-related expenses	—	1,580	(1,580)	(n	)	—
In-process research and development	—	20,142	(20,142)	(h	)	—
Amortization of deferred stock-based compensation	—	2,130	(2,130)	(j	)	—

Total operating expenses	94,637	71,426	(7,595)			158,468

Loss from operations	(19,722)	(17,252)	8,061			(28,913)
Interest and other income, net	946	2,009	—			2,955

Loss before income taxes	(18,776)	(15,243)	8,061			(25,958)
Provision for (recovery of) income taxes	(4,140)	1,454	(5,362)	(m	)	(8,048)

Net loss	$(14,636)	$(16,697)	$13,423			$(17,910)

Net loss per share:
Basic and diluted	$(0.47)	$(0.38)				$(0.15)

Weighted average shares used in computing net loss per share:
Basic and diluted	31,248	44,062				118,218 (o)

See accompanying notes to pro forma condensed combined consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(Unaudited)

1.    Basis of presentation

These unaudited pro forma condensed combined consolidated financial statements present the pro forma financial position and results of operations of the combined company based upon historical financial information after giving effect to the transaction and adjustments described in these footnotes. Under purchase accounting, the merger of Pixelworks and Genesis Microchip is accounted for such that Genesis Microchip is treated as the acquirer and Pixelworks as the acquired company. These unaudited pro forma condensed combined consolidated financial statements are not necessarily indicative of the results of operations that would have been achieved had the transaction actually taken place at the dates indicated and do not purport to be indicative of the effects that may be expected to occur in the future. The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with the historical financial statements described below which are incorporated by reference in this joint proxy statements/prospectus.

The financial statements of Genesis Microchip, Pixelworks and Sage are prepared in accordance with accounting principles generally accepted in the United States of America.

2.    Pro forma transaction

On March 17, 2003, Pixelworks and Genesis Microchip entered into a merger agreement, whereby Pixelworks would acquire all of the issued and outstanding shares and stock options of Genesis Microchip in exchange for the issuance of shares and stock options of Pixelworks. For accounting purposes the purchase consideration is calculated based upon the implied consideration paid by Genesis Microchip to acquire all of the outstanding share capital of Pixelworks in order for the ratio of ownership interests in the combined company to remain at the levels designated in the merger agreement. These unaudited pro forma consolidated financial statements provide for the implied issuance of approximately 19.3 million shares of Genesis Microchip common stock, based upon an exchange ratio of 2.3366 shares of Pixelworks common stock exchanged for one share of Genesis Microchip common stock. The estimated fair value per share of Genesis Microchip common stock of $13.29 is based on the average closing market price on the day prior to the announcement of the merger, the day of announcement and the day following the announcement.

The value of Pixelworks stock options, for purposes of the estimated purchase consideration, has been calculated based on the Black-Scholes option pricing model using an estimated per share fair market value of $13.29 and the following assumptions:

Risk-free interest rate	2.82%
Expected dividend yield	0%
Expected life	5 years
Volatility	94.36%

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

The total purchase consideration is dependent on the actual number of shares, exchangeable shares, and options to purchase Pixelworks common stock outstanding on the date the merger closes.

The estimated total purchase consideration is as follows:

	Pixelworks Shares	Shares Implied to be Issued by Genesis Microchip	Value
Shares of common stock	44,246,626	18,936,329	$251,664
Shares exchangeable into common stock	957,704	409,871	5,447
Stock options	6,246,585	2,673,365	24,225
Estimated acquisition costs to be incurred by Genesis Microchip			5,115

			$286,451

The purchase consideration was allocated to assets acquired and liabilities assumed based on management’s analysis and estimates of their fair values. Management believes that fair value of the tangibles assets and liabilities approximates their book values with the exception of inventory. The fair value of the inventory was derived by management based on the estimated selling price less the estimated cost to sell, which differs from its book value, which is based on its historical cost. For identifiable intangible assets, fair values are based on the discounted estimated future cash flows attributable to those assets. The excess of the purchase price over the net tangible and identifiable intangible assets acquired and liabilities assumed has been allocated to goodwill. Management’s estimates of fair values are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable.

The intrinsic value of the unvested stock options was allocated to deferred stock-based compensation. The allocation of the purchase price between goodwill and identifiable intangibles and deferred stock-based compensation will be affected by the closing price of Genesis Microchip common shares on the closing date of the merger. For purposes of the pro forma financial statements, a completion date market price of $13.29 for Genesis Microchip shares has been used in the calculation of the intrinsic value allocated to deferred stock-based compensation.

The allocation of the purchase price, which is subject to change based on a final valuation of the assets acquired and liabilities assumed as of the closing date, is as follows:

	Book Value	Fair Value	Adjustment
Net tangible assets acquired:
Net tangible assets (other than inventory and property and equipment)	$104,432	$104,432	$—
Inventory	10,395	17,418	7,023
Property and equipment	9,160	9,160	—
Intangible assets acquired:
Acquired developed technology	—	55,100	—
Trademark	—	2,700	—
Customer relationships	—	9,400	—
Goodwill	—	79,778	—
In-process research and development	—	17,600	—
Deferred stock-based compensation	—	1,308	—
Deferred income tax asset (liability)	3,820	(10,445)	(14,265)

Total estimated purchase price		$286,451

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

A preliminary allocation of the total purchase price of Pixelworks to its identifiable intangible assets and in-process research and development, or IPR&D, projects has been made based upon management’s estimation of their values. The related amortization of the identifiable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed consolidated statements of operations. The estimation of the fair value of the identifiable assets and IPR&D is preliminary and will be finalized at the date of closing. For purposes of these pro forma condensed consolidated financial statements, estimated values at March 31, 2003 have been used.

Acquired developed technology and IPR&D were identified and valued through analysis of data concerning developmental products, their stage of development, the time and resources needed to complete them, if applicable, their expected income generating ability, target markets and associated risks. The income approach, which includes an analysis of the markets, cash flows and risks associated with achieving such cash flows, was the primary technique utilized in valuing the developed technology and IPR&D.

Where developmental projects had reached technological feasibility, they were classified as acquired developed technology, and the value assigned was capitalized. Where the developmental projects had not reached technological feasibility and had no alternative uses, they were classified as IPR&D and will be charged to expenses upon closing of the merger.

The acquired developed technology includes products in most of Pixelworks’ product lines. These include system-on-chip semiconductors and software which process and optimize video, computer graphics and web information for a wide variety of display devices used in both business and consumer markets, including flat panel monitors, digital and analog televisions and multimedia projectors. The combined company expects to amortize the acquired developed technology of approximately $55,100 on a straight-line basis over an estimated remaining useful life of 4 years.

Pixelworks is currently developing new products in multiple product areas. For the purposes of determining which projects qualified as IPR&D, technological feasibility is defined as being equivalent to completion of design verification testing when the design is finalized and ready for pilot manufacturing. Current development efforts are focused on:

•	pursuing higher levels of integration of new features and functions;

•	extending our system-on-chip semiconductors, systems and software solutions into new digital television and advanced video applications; and

•	advancing technology solutions for video enhancement and decoding.

The customer relationships consist of the estimated fair value of the existing relationships with key customers. The combined company expects to amortize the assigned value of approximately $9,400 on a straight-line basis over an estimated remaining useful life of 5 years.

The trademark asset represents the estimated fair value of the Pixelworks trade name. This asset has an indefinite life and as such will not be amortized.

Goodwill represents the excess of the purchase price over the fair value of the underlying net identifiable assets.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

3.    Pro forma adjustments

The unaudited pro forma condensed combined consolidated financial statements give effect to the transaction described in note 2, as if it had occurred on March 31, 2003 for purposes of the pro forma condensed combined consolidated balance sheet and at the beginning of the period presented for purposes of the pro forma condensed combined consolidated statements of operations. The pro forma consolidated statement of operations does not include any material non-recurring charges (see (f), (g) and (l) below) that will arise as a result of the transaction described in note 2. The pro forma statement of operations does not include any charges for stock-based compensation that may result from the acceleration of vesting of certain stock options after the closing of the merger as the amounts cannot be estimated at this time. Adjustments in the pro forma condensed combined consolidated financial statements are as follows:

(a)	Adjustment to restate Pixelworks’ common stock and shares exchangeable into common stock and to eliminate Pixelworks’ historical deferred stock-based compensation and accumulated deficit.

(b)	Adjustment to reflect fair value of common stock, shares exchangeable into common stock and options deemed to be acquired in the merger.

(c)	Adjustment to record deferred stock-based compensation on Pixelworks’ outstanding options based upon the unvested portion of the intrinsic value of the options for which future services are required.

(d)	Adjustment to eliminate Pixelworks’ intangible assets and goodwill acquired in previous business combinations.

(e)	Adjustment to record acquired intangible assets including acquired developed technology, trademark, customer relationships, goodwill, in-process research and development and deferred income tax liability in accordance with the purchase price allocation. Pixelworks had deferred tax assets related to U.S. and Canadian net operating losses and credit carryforwards which were offset by a 100% valuation allowance. It is anticipated that due to the merger this valuation allowance would be released. The estimated impact of this change in valuation allowance is contemplated as part of the purchase price allocation. The estimated deferred income tax liability primarily consisted of acquired developed technology, customer relationships and inventory.

(f)	Adjustment to record the difference between the preliminary estimate of the fair value and the historical cost of Pixelworks’ inventory. This step-up in basis has been excluded from the pro forma statements of operations.

(g)	Adjustment to record estimated transaction costs of Genesis Microchip of $5,115, of which $2,500 is included in Genesis Microchip’s other assets as of March 31, 2003. Amount excludes estimated transaction costs of $10,500 to be incurred by Pixelworks.

(h)	Adjustment to reverse amortization of developed technology of $528, in-process research and development expense of $20,142, and assembled workforce of $484 all of which relate to prior acquisitions by Pixelworks.

(i)	Adjustment to record amortization of the Pixelworks acquired developed technology of $13,775 and customer relationships of $1,880 over a period of 4 years and 5 years, respectively.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(j)	Adjustment to reverse amortization of deferred stock-based compensation recognized by Pixelworks, which consists of amounts excluded from cost of goods sold, research and development expense and selling, general and administrative expenses as follows:

Year ended March 31, 2003
Cost of revenue	$18
Research and development	1,551
Selling, general and administrative	561

$2,130

(k)	Adjustment to record amortization of deferred stock-based compensation on Pixelworks’ unvested stock options which is being amortized on a straight-line basis over the remaining vesting period of the respective options and has been classified in accordance with the nature of the services provided by the option holder.

(l)	The pro forma statement of operations adjustments do not include a non-recurring adjustment of $17,600 to recognize in-process research and development identified as part of the purchase price allocation (note 2). This charge will be reflected in our actual statement of operations in the twelve-month reporting period following the closing of the business combination due to the immediate write-off of in-process research and development under accounting principles generally accepted in the United States of America.

(m)	Adjustment to reflect the tax effect of amortization of deferred stock-based compensation and amortization of acquired intangible assets.

(n)	Adjustment to reverse the expenses incurred by Pixelworks and included in its historical statements of operations that relate to the merger of Pixelworks and Genesis Microchip.

(o)	Pro forma weighted average basic and diluted shares outstanding was calculated as follows:

Year ended March 31, 2003
Genesis basic weighted average shares outstanding	31,248
Adjustment to effectuate the merger, based on exchange ratio of 2.3366	41,766
Pixelworks shares outstanding at the announcement date	45,204

Total pro forma basic weighted average shares outstanding	118,218

OWNERSHIP OF CAPITAL STOCK

Pixelworks Stock Ownership

The following table contains information about the beneficial ownership of common shares as of May 21, 2003, for each Pixelworks director and all executive officers, all of the directors and executive officers as a group, and all persons known by Pixelworks to be beneficial owners of more than 5% of its outstanding capital stock.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares over which the individual or entity has voting power or investment power and any shares that the individual has the right to acquire within sixty days of May 21, 2003 through the exercise of any stock options. Unless indicated, each person or entity has sole voting and investment power over the shares shown as beneficially owned, or shares those powers with his or her spouse.

The number of options exercisable within sixty days of May 21, 2003 is shown in the first column of the table, and is included in the number of common shares beneficially owned shown in the second column.

The number and percentage of shares beneficially owned is computed on the basis of common shares outstanding as of May 21, 2003, inclusive of shares exchangeable into common shares. Common shares that a person has the right to acquire within sixty days of May 21, 2003 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group.

Please see the footnotes below for the disclosure required by the Securities Exchange Act of 1934, as amended, for each of the parties listed below. Pixelworks obtained the information presented below for shareholders other than officers, directors and nominees from Schedule 13Gs and amendments thereto, which reflect beneficial ownership, unless stated otherwise, as of December 31, 2002. Unless otherwise indicated, the principal address of each of the shareholders listed below is c/o Pixelworks, Inc., 8100 SW Nyberg Road, Tualatin, Oregon 97062.

Name and Address of Beneficial Owner	Shares Issuable Pursuant to Options	Number of Shares Beneficially Owned	Percentage of Shares
Mazama Capital Management, Inc. (1)	—	10,427,150	23.0%
One SW Columbia, Suite 1860 Portland, OR 97258
Sequoia Capital Entities (2)	—	2,418,779	5.3
3000 Sand Hill Road Building 4, Suite 280 Menlo Park, CA 94025
Genesis Microchip Inc. (3)	212,744	2,660,510	5.9
2150 Gold Street Alviso, California 95002
Allen H. Alley	77,917	2,311,223	5.1
Oliver D. Curme (4)	31,563	1,616,674	3.6
C. Scott Gibson	—	—	*
Frank Gill	90,938	106,221	*
Mark A. Stevens (2)	28,021	2,601,011	5.7
Jeffrey B. Bouchard	133,404	139,790	*
Marc Fleischmann	87,413	89,005	*
Robert Y. Greenberg	45,469	921,259	2.0
Hans H. Olsen	65,470	298,470	*
Michael G. West	38,698	968,758	2.1
Bradley A. Zenger	40,781	887,295	2.0
Directors and Executive Officers as a group (12 persons)	803,581	10,173,329	22.5%

*	Less than 1%

(1)	This information as to beneficial ownership is based on a Schedule 13G filed by Mazama Capital Management, Inc., (“Mazama”) with the Securities and Exchange Commission on November 8, 2002. The Schedule 13G states that Mazama is the beneficial owner of 10,427,150 shares of Common Stock over which it has sole dispositive power. Mazama shares voting power with respect to 6,431,150 of the shares of Common Stock it beneficially owns.
(2)	This information as to beneficial ownership is based on a Schedule 13G filed by Sequoia Capital VII (“SC VII”), SC VII-A Management, LLC (“SC VII-A”), Sequoia Technology Partners VII (“STP”), Sequoia International Partners (“SIP”), Michael Moritz (“MM”), Douglas Leone (“DL”), Mark Stevens (“MS”) and Thomas F. Stephenson (“TFS”) with the Securities and Exchange Commission on February 4, 2003. The Schedule 13G states that: (a) SC VII is the beneficial owner of 2,216,678 shares of Common Stock over which it has shared voting and dispositive power; (b) SC VII-A is the beneficial owner of 2,348,640 shares of Common Stock over which it has shared voting and dispositive power; (c) STP is the beneficial owner of 98,544 shares of Common Stock over which it has shared voting and dispositive power; (d) SIP is the beneficial owner of 33,418 shares of Common Stock over which it has shared voting and dispositive power; (e) MM is the beneficial owner of 2,524,095 shares of Common Stock including 2,348,640 shares as to which he has shared voting and dispositive power and 175,455 shares as to which he has sole dispositive power; (f) DL is the beneficial owner of 2,469,810 shares of Common Stock including 2,348,640 shares as to which he has shared voting and dispositive power and 121,170 shares as to which he has sole dispositive power; (g) MS is the beneficial owner of 2,516,662 shares of Common Stock including 2,348,640 shares as to which he has shared voting and dispositive power and 168,022 shares as to which he has sole dispositive power; (h) TFS is the beneficial owner of 2,457,345 shares of Common Stock including 2,348,640 shares as to which he has shared voting and dispositive power and 108,705 shares as to which he has sole dispositive power. MM, DL, MS and TFS are managing members of SC VII-A which is the General Partner of SC VII, STP and SIP. Also included are 44,887 shares held by SQP 1997 and 25,252 shares held by Sequoia 1997 LLC which were not reported on the Sequoia Schedule 13G.
(3)	In connection with the merger agreement, each of the members of the board of directors of Pixelworks entered into voting agreements with Genesis Microchip pursuant to which Genesis Microchip has the right to vote common stock of Pixelworks held by the directors of Pixelworks on the date of the meeting in favor of the merger related proposals. As a result, Genesis Microchip filed a Schedule 13D on March 27, 2003, which indicates that 2,660,510 shares of common stock were subject to a voting agreement among Genesis Microchip and the members of the board of directors of Pixelworks, in their individual capacities as of the date of the report. Genesis Microchip does not have dispositive or voting rights with respect to these shares other than the voting rights set forth above.
(4)	This information as to beneficial ownership includes 1,540,145 shares of Common Stock beneficially owned by Battery Ventures IV, L.P., Battery Partners IV, LLC and Battery Investment Partners IV, LLC. Mr. Curme is a General Partner of Battery Ventures and has authority to vote the shares held by Battery entities. Mr. Curme disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

Genesis Microchip Stock Ownership

The following table contains information about the beneficial ownership of common shares as of May 21, 2003, for each Genesis Microchip director and all named executive officers, all of the directors and executive officers as a group, and all persons known by Genesis Microchip to be beneficial owners of more than 5% of its outstanding capital stock.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares over which the individual or entity has voting power or investment power and any shares that the individual has the right to acquire within sixty days of May 21, 2003 through the exercise of any stock options. Unless indicated, each person or entity has sole voting and investment power over the shares shown as beneficially owned, or shares those powers with his or her spouse.

The number of options exercisable within sixty days of May 21, 2003 is shown in the first column of the table, and is included in the number of common shares beneficially owned shown in the second column.

The number and percentage of shares beneficially owned is computed on the basis of common shares outstanding as of May 21, 2003. Common shares that a person has the right to acquire within sixty days of May 21, 2003 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group.

Unless otherwise indicated, the principal address of each stockholder is c/o Genesis Microchip, 2150 Gold Street, Alviso, California 95002.

Name and Address of Beneficial Owner	Shares Issuable Pursuant to Options	Number of Shares Beneficially Owned	Percentage of Shares
Entities affiliated with FMR Corp. (1) 82 Devonshire Street Boston, Massachusetts 02109	—	3,125,000	10.0%
Entities affiliated with Barclays Global Investors, N.A. (2) 45 Fremont Street San Francisco, CA 94105-2228	—	2,043,052	6.5
James E. Donegan	57,500	57,500	*
Amnon Fisher (3)	—	—	—
Tzoyao Chan (4)	63,639	87,843	*
Eric Erdman	103,776	105,919	*
Anders Frisk	85,105	87,686	*
Matthew Ready	50,106	51,719	*
Mohammad Tafazzoli	51,502	51,502	*
Tim Christoffersen	12,291	12,291	*
Jeffrey Diamond (5)	26,249	40,803	*
George A. Duguay	30,000	30,000	*
Robert H. Kidd	12,291	12,291	*
Alexander S. Lushtak	44,791	44,791	*
Chandrashekar M. Reddy	63,013	357,068	1.1
Directors and executive officers as a group (14 persons)	660,473	999,623	3.1%

*	Less than 1%
(1)

The ownership information set forth in this table is based on information contained in a joint statement on Schedule 13G, dated February 14, 2003, filed with the Securities and Exchange Commission by FMR Corp.,

Edward C. Johnson 3d and Abigail P. Johnson with respect to ownership of shares of common stock. The filing indicated that: Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and a registered investment advisor, is deemed to be the beneficial owner of 3,125,000 shares. Mr. Johnson, FMR Corp., through its control of Fidelity, and the Fidelity Funds each has the power to dispose of the securities. Power to vote the securities is held by the Fidelity Funds’ Board of Trustees. Mr. Johnson and Ms. Johnson are chairman of the board of directors and a director, respectively, of FMR Corp., and members of the Johnson family, through their stock ownership and stockholder voting agreement, form a controlling group with respect to FMR Corp. Fidelity carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(2)	The ownership information set forth in this table is based on information contained in a joint statement on Schedule 13G, dated February 12, 2003, filed by entities affiliated with Barclays Global Investors, NA. Barclays Global Investors, NA, is deemed to be the beneficial owner of 1,844,453 shares and has sole voting and dispositive power with respect to such shares. Barclays Global Fund Advisors is deemed to be the beneficial owner of 179,483 shares and has sole voting and dispositive power with respect to such shares. Barclays Capital Investments is deemed to be the beneficial owner of 19,116 shares and has sole voting and dispositive power with respect to such shares.
(3)	Mr. Fisher resigned as President, Chief Executive Officer and as a director on June 25, 2002.
(4)	Includes 2,700 shares owned by YTCC Foundation and 17,189 shares owned by T Chan & W Chen Charitable Remainder Unitrust.
(5)	Includes 14,554 shares owned by Diamond Family Trust.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF PIXELWORKS AND

STOCKHOLDERS OF GENESIS MICROCHIP

When Pixelworks and Genesis Microchip complete the merger, Genesis Microchip stockholders will become Pixelworks shareholders. There are some similarities and some material differences between the rights of holders of Pixelworks common stock and Genesis Microchip common stock. While we believe that the description below covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this joint proxy statement/prospectus and the other documents to which we refer, including those incorporated by reference into this joint proxy statement/prospectus, for a more complete understanding of the differences between being a shareholder of Pixelworks and being a stockholder of Genesis Microchip. You may obtain the information incorporated by reference without charge by following the instructions under the heading “Where You Can Find Additional Information” on page 116.

The rights of Genesis Microchip stockholders are currently governed by the Delaware General Corporation Law and Genesis Microchip’s certificate of incorporation and amended and restated bylaws. After the merger, the rights of Genesis Microchip stockholders who receive common stock of Pixelworks will be governed by the Oregon Business Corporation Act and Pixelworks’ amended and restated articles of incorporation and bylaws, which will be amended in connection with the merger.

	Pixelworks (Oregon)	Genesis Microchip (Delaware)
Authorized Capital Stock	Pixelworks’ articles of incorporation authorize the issuance of 300,000,000 shares of capital stock, consisting of: 250,000,000 shares of common stock, $0.001 par value per share, and 50,000,000 shares of preferred stock, $0.0001 par value per share. The board of directors designated one share a Special Voting Share Series Preferred Stock in connection with Pixelworks’ acquisition of Jaldi Semiconductor, Inc.	Genesis Microchip’s certificate of incorporation authorizes the issuance of 105,000,000 shares of capital stock consisting of: 100,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. The board of directors has designated 100,000 shares as Series A Participating Preferred Stock in connection with the Genesis Microchip stockholder rights plan.

Size of the Board of Directors	Prior to Merger: Under Oregon law, the board of directors or the shareholders may change the number of directors within a range established by the articles of incorporation or bylaws.	Genesis Microchip’s bylaws provide that the board of directors may establish the number of directors from time to time. Genesis Microchip currently has seven directors.

Pixelworks’ articles of incorporation provide that there shall be not less than three nor more than twelve directors, with the exact number to be established from time to time by the board of directors. Pixelworks currently has five directors.

	Pixelworks (Oregon)	Genesis Microchip (Delaware)

After the Merger:

The combined company’s bylaws will provide that for at least one year after the completion of the merger, the number of members of the combined company’s board of directors will be nine, four of whom will have served on the Genesis Microchip board before the merger, four of whom will have served on the Pixelworks board before the merger, and one of whom will be designated by a majority of the Pixelworks board designees and will be reasonably acceptable to a majority of the Genesis Microchip board designees.

Classification of the Board of Directors

Prior to the Merger:

Pixelworks’ articles of incorporation provide that in the event the number of directors is six or more, there will be three classes of directors serving staggered three-year terms.

After the Merger:

The combined company’s board of directors will have nine members and will consist of three classes of directors, with each director to be nominated for election to staggered terms at the 2004 annual meeting.

Class I will consist of two Pixelworks board designees and one Genesis Microchip board designee and will be nominated for a one-year term. Class II will consist of one Pixelworks board designee and two Genesis Microchip board designees and will be nominated for a two-year term. Class III will consist of one Pixelworks board designee, one Genesis Microchip board designee and the ninth board designee designated.

Genesis Microchip’s certificate of incorporation and bylaws provide for three classes of directors serving staggered three-year terms.

Until the later of the one year anniversary after completion of the merger and immediately following the 2004 annual meeting, each of the committees of the combined company’s board of directors will consist of not less than one of the Pixelworks board designees and one of the Genesis Microchip board designees.

	Pixelworks (Oregon)	Genesis Microchip (Delaware)
Chairman of the Board of Directors	Prior to the Merger: Pixelworks’ bylaws provide that the directors may elect a director to serve as the chairman of the board of directors.	Genesis Microchips bylaws do not contain provisions regarding the election of the chairman of the board of directors.

After the Merger:

The combined company’s bylaws will provide that for at least one year after completion of the merger, the chairman of the board of directors of the combined company will be the chairman of the board of directors of Genesis Microchip immediately prior to completion of the merger, or a Genesis Microchip board designee designated by a majority of the Genesis Microchip board designees. If, prior to the one year anniversary of completion of the merger, the chairman resigns, declines or is unable to continue to serve as a director or as the chairman, a majority of the remaining Genesis Microchip board designees then in office shall select a new chairman reasonably acceptable to a majority of the Pixelworks board designees then in office.

Removal of Directors	Pixelworks’ articles of incorporation provide that directors may be removed only for cause and at a meeting of shareholders called expressly for that purpose, by the vote of the holders of at least 75% of the shares entitled to vote at an election of directors.	Genesis Microchip’s certificate of incorporation states that directors can be removed from office at any time, but only for cause, and only by the vote of the holders of at least a majority of the outstanding shares entitled to vote at an election of directors.

Filling Vacancies on the Board of Directors

Prior to the Merger:

Pixelworks’ bylaws provide that vacancies on the board of directors may be filled by a majority vote of the shareholders entitled to vote at an election of directors, a majority of the remaining directors if less than a quorum of the board of directors or a sole remaining director.

Genesis Microchip’s bylaws provide that vacancies on the board of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and not by the stockholders.

	Pixelworks (Oregon)	Genesis Microchip (Delaware)

After the Merger:

The combined company’s bylaws will provide that for at least one year after completion of the merger, if any Pixelworks or Genesis Microchip board designee resigns, declines or is unable to serve as a director, a majority of the remaining Pixelworks or Genesis Microchip board designees, as the case may be, will select a replacement, reasonably acceptable to a majority of the Genesis Microchip or Pixelworks board designees, respectively.

Power to Call Special Meetings of the Board of Directors	Prior to the Merger: Under Pixelworks’ bylaws, special meetings of the board of directors may be called by the president or any director then in office.	Under Genesis Microchip bylaws, special meetings of the board of directors may be called by the chairman of the board, the president, or any two directors.

After the Merger:

The combined company’s bylaws will provide that special meetings of the board of directors of the combined company may be called by the president, the chairman of the board or any two directors.

Power to Call Special Meetings of Shareholders

Under Oregon law, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the articles of incorporation or the bylaws, or by written demand by the holders of at least 10% of the outstanding voting shares.

Pixelworks’ bylaws provide that a special meeting of shareholders may be called at any time by the board of directors, and will be called by the president (under certain circumstances by the secretary or any other officer) at the request of the holders of at least 10% of the outstanding shares entitled to vote at the meeting.

Under Delaware law, a special meeting of stockholders may be called by the board of directors or any other person authorized by the certificate of incorporation or bylaws.

Genesis Microchip’s certificate of incorporation provides that a special meeting of the stockholders may be called by a majority of the board of directors, the chairman of the board of directors, the chief executive officer, or the president. Because no group of stockholders may call a special meeting of stockholders, it is more difficult for Genesis Microchip stockholders to effect corporate actions than is the case for Pixelworks shareholders.

Advance Notice Provisions for Shareholder Nominations and Proposals	Pixelworks’ bylaws allow shareholders to nominate candidates for election to the board of directors or to propose other business at any annual or special shareholder meeting.	Genesis Microchip’s bylaws allow stockholders to nominate candidates for election to the board of directors or to propose other business at any annual or special stockholder meeting.

	Pixelworks (Oregon)	Genesis Microchip (Delaware)
	For a shareholder to properly call and bring business before a special meeting, that shareholder must deliver a written demand to the secretary of Pixelworks describing the purpose of the meeting, to properly bring business before an annual meeting, that shareholder generally must give notice to Pixelworks of a proposal not less than sixty nor more than ninety days prior to the meeting. However, if less than sixty days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, a shareholder must give notice of a proposal not later than the tenth day following the date on which notice of the date of the annual meeting was mailed or such public disclosure was made.	For a shareholder to properly bring business before an annual or special meeting, that stockholder generally must give notice of a nomination or proposal to Genesis Microchip no less than ninety days prior to the anniversary date of the immediately preceding annual meeting. If, however, the annual meeting is called for a date not within thirty days before or after such anniversary date, or in the case of a special meeting of stockholders called for the purpose of electing directors, a stockholder must give notice of a proposal by close of business on the tenth day following the day on which notice of the date of meeting was mailed or public disclosure was made, whichever occurs first.

Amendment of Bylaws

Prior to the Merger:

Pixelworks’ bylaws permit the Pixelworks board of directors or shareholders to alter, amend, repeal and adopt bylaws.

After the Merger:

The bylaws of the combined company will provide that until twelve months after completion of the merger, the vote of at least 70% of the members of the combined company’s board of directors will be required to amend provisions of the combined company’s bylaws relating to:

•      the size of the board;

•      notice of shareholder meetings;

•      voting requirements at shareholder meetings and provisions relating to actions by written consent;

•      notice of business to be conducted at a shareholders’ meeting;

•      classification of the board;

•      the chairman of the board of directors;

•      special meetings of the board of directors;

•      filling vacancies on the board of directors;

•      nominations for elections to the board of directors;

Genesis Microchip’s certificate of incorporation permits the Genesis Microchip board of directors to adopt, amend or repeal the corporation’s bylaws. However, the vote of holders at least 80% of the outstanding shares entitled to vote at an election of directors is required to alter provisions:

•      to allow stockholders to act by written consent;

•      to allow stockholders to call special stockholder meetings;

•      affecting the requirement of advance notice of stockholder proposals;

•      affecting the manner in which notice of stockholder meetings is provided;

•      affecting the manner in which directors are nominated for election;

•      affecting the ability of the board of directors to amend the bylaws, to fill vacancies on the board of directors, and to determine the number of directors that serve on the board of directors; or

•      affecting the ability of stockholders to amend the bylaws to alter any of the above.

	Pixelworks (Oregon)	Genesis Microchip (Delaware)

•      designation of the executive committee of the board of directors;

•      the creation of other committees of the board of directors;

•      resignation and removal of officers; and

•      appointment of certain officers.

In addition, the combined company’s bylaws will provide that, until the later of the one-year anniversary of completion of the merger and immediately following the 2004 annual meeting, the vote of at least 70% of the members of the combined company’s board of directors will be required to amend the provisions of the bylaws relating to:

•      the size of the combined company’s board of directors;

•      the number and classification of directors and the provisions relating to such classification; and

•      the board’s ability to amend the bylaws to alter any provision noted above.

Amendment of Articles/ Certificate of Incorporation

Pixelworks’ articles of incorporation provide that the approval of 75% of the outstanding shares entitled to vote is required for amendments to the articles of incorporation relating to:

•      the number of directors;

•      the manner of election of directors;

•      the removal of directors; and

•      the ability of shareholders to amend the articles of incorporation to alter any provision noted above.

Genesis Microchip’s certificate of incorporation provides that the approval of 80% of the outstanding shares entitled to vote is required for amendments to the certificate of incorporation relating to:

•      the classification of the board and the terms of the classes;

•      any provision affecting the adoption or alteration of bylaws;

•      the manner of election of directors;

•      the number of directors;

•      provisions requiring a supermajority vote;

•      actions by written consent and special meetings of the stockholders;

•      notice of stockholder meeting proposals and director nominations;

	Pixelworks (Oregon)	Genesis Microchip (Delaware)
• the process for filling vacancies and removing directors; and • the ability of stockholders to amend the certificate of incorporation to alter any provision noted above.

Approval of Certain Corporate Transactions	Pixelworks’ articles of incorporation provide that a merger, consolidation or sale of all or substantially all of the assets of Pixelworks must be approved by holders of 67% of the outstanding shares entitled to vote. A supermajority vote of Pixelworks shareholders is not required to effect the transaction described in this joint proxy statement/prospectus because Genesis Microchip will merge with and into a subsidiary of Pixelworks, rather than directly with Pixelworks.	Genesis Microchip’s certificate of incorporation does not provide for approvals other than those required under Delaware law, which are that any merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by a majority of outstanding voting shares entitled to vote.

Dissolution

Under Oregon law, a dissolution of the company must either be approved by written consent of all shareholders or be initiated by the board of directors and, unless the articles of incorporation or the board requires otherwise, approved by holders of a majority of the outstanding shares entitled to vote.

Pixelworks’ articles of incorporation require the approval of holders of not less than 67% of the outstanding shares entitled to vote for a dissolution of the company.

Under Delaware law, unless the board of directors approves the proposal to dissolve the company, the dissolution must be unanimously approved by all the stockholders entitled to vote. Only if the dissolution is initially approved by the board of directors may the dissolution be approved by holders of a majority of the outstanding shares entitled to vote.

Appraisal/ Dissenters’ Rights

Under Oregon law, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to dissenters’ rights pursuant to which the shareholder may receive cash in the amount of the fair market value of the shares held by the shareholder (as determined by a court or by agreement of the corporation and the shareholder) in lieu of consideration such shareholder would otherwise receive in the transaction.

Unless the articles of incorporation provide otherwise, dissenters’ rights do not apply to the holders of shares of any class if the shares of the class were registered on a national securities exchange quoted on The

Under Delaware law, a stockholder of a corporation has the right, in certain circumstances, to demand payment in cash for their shares equal to the fair value (exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation) of such shares, as determined by a court in an action timely brought by the corporation or the dissenters. Delaware law grants appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock regardless of the number of shares being issued. Further, no appraisal rights are available for shares of any class or series of stock listed on a national securities exchange or designated as a

	Pixelworks (Oregon)	Genesis Microchip (Delaware)

Nasdaq National Market on the record date for the meeting of shareholders at which the corporate action giving rise to dissenters’ rights is to be approved.

The Pixelworks’ articles of incorporation do not provide for dissenters’ rights.

national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation requires the holders thereof to accept for such shares anything other than:

•      stock of the surviving corporation;

•      shares of stock of another corporation which shares of stock are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

•      cash in lieu of fractional shares (in the case of the above); or

•      some combination of the above.

In addition, such rights are not available for any shares of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation.

Rights Plan

Pixelworks does not have a shareholder rights plan in place.

Nasdaq National Market on the record date for the meeting of shareholders at which the corporate action giving rise to dissenters’ rights is to be approved.

The Pixelworks’ articles of incorporation do not provide for dissenters’ rights.

Genesis Microchip has adopted a stockholder rights plan that provides its stockholders with the right to purchase preferred stock as a defensive measure in connection with a potential acquisition. Genesis Microchip has amended its right plan to provide that it does not apply to the merger with Pixelworks, and Genesis Microchip will terminate the rights plan in connection with the merger.

Takeover Statutes

In certain circumstances, Delaware law prohibits a business combination between a corporation and an interested stockholder within three years of the stockholder becoming an interested stockholder. An interested stockholder is a holder who, directly or indirectly, controls 15% or more of the outstanding voting stock or is an affiliate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the prior three-year period. A business combination includes a merger, consolidation, sale or other disposition of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation or the aggregate market value of the assets determined on a consolidated basis or outstanding stock of the corporation and certain transactions that would increase the interested stockholder’s proportionate share ownership in the corporation. This provision does not apply where:

•	the business combination or the transaction that resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors prior to the time the interested stockholder acquired such 15% interest;

•	upon the consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation excluding, for the purpose of determining the number of shares outstanding, shares held by persons who are directors and also officers and by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered;

•	the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding votes entitled to be cast by disinterested stockholders at an annual or special meeting;

•	the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on Nasdaq, or held of record by more than 2,000 stockholders unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

•	the corporation effectively elects not to be governed by this provision; or

•	in certain other limited circumstances.

Genesis Microchip has not taken action to elect not to be governed by this provision.

Although the Oregon business combination statute is substantially similar to Delaware’s business combination statute, the Oregon statute omits a significant provision dealing with competitive bidding contests for corporate control. Section 203(b)(6) of the Delaware General Corporation Law generally relieves a bidder from the restrictions of the business combination statute if the board of directors has approved or not opposed a combination with a competing bidder. The basic policy behind Section 203(b)(6) is that once the board of directors has decided to sell the corporation or a majority of its assets or has approved, or not opposed, a tender or exchange offer for 50% or more of the corporation’s outstanding stock, the stockholders of the corporation are benefited by the promotion of bidding contests. Section 203(b)(6) allows a bidder who announces a transaction subsequent to the public announcement of a management-approved transaction and prior to the completion or abandonment of the approved transaction to be free of the requirements of Section 203.

Control Share Act

The Oregon Control Share Act generally provides that a person who acquires “control shares” cannot vote the shares unless voting rights are approved by both a majority of all the votes entitled to be cast by holders of voting shares and a majority of all votes other than votes of interested shareholders entitled to be cast by holders of voting shares. Control shares are shares which, when added to shares then owned or controlled by a shareholder increase the shareholder’s control of voting power above one of three thresholds:

•	more than one-fifth;

•	more than one-third; or

•	more than one-half of the outstanding voting power of the corporation.

Delaware law does not contain an equivalent of the Control Share Act.

FUTURE PIXELWORKS SHAREHOLDER PROPOSALS

According to Rule 14a-8 under the Securities Exchange Act of 1934, some shareholder proposals may be eligible for inclusion in Pixelworks’ proxy statement for consideration at the 2004 annual meeting of shareholders. Any such proposal must be received by Pixelworks no later than December 17, 2003 to be included in the proxy statement for that meeting and must comply with the requirements of Rule 14a-8 of the Securities Exchange Act. Shareholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities law.

The submission of a shareholder proposal or nomination that a shareholder does not seek to include in Pixelworks’ proxy statement pursuant to Rule 14a-8 may be delivered to the Secretary of Pixelworks not less than 60 days nor more than 90 days prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than 60 days prior to the date of such meeting, in which event, shareholders may deliver such notice not later than the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. A shareholder’s submission must include certain specific information concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of common stock of Pixelworks. Proposals or nominations not meeting these requirements will not be entertained at the annual meeting. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, Pixelworks may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a shareholder.

FUTURE GENESIS MICROCHIP STOCKHOLDER PROPOSALS

If the merger is not completed, or if Genesis Microchip elects to hold its 2003 annual meeting of stockholders before the merger is completed, Genesis Microchip stockholders may present proposals for inclusion in Genesis Microchip’s proxy statement for consideration at the 2003 annual meeting by submitting them in writing to Genesis Microchip’s secretary in a timely manner. Proposals generally must have been received by Genesis Microchip no later than April 18, 2002 to be included in the proxy statement for that meeting and must comply with the requirements of Rule 14a-8 of the Securities Exchange Act. If the date of the 2003 annual meeting changes by more than 30 days from September 17, the date of the 2002 annual meeting, the proposal must have been received at Genesis Microchip’s offices a reasonable time before Genesis Microchip begins to print and mail its proxy materials.

If a stockholder intends to present a proposal for consideration or make a nomination for director at the 2003 annual meeting outside the processes of Securities and Exchange Commission Rule 14a-8, the stockholder must meet the requirements of Genesis Microchip’s bylaws which require, in general, that notice must be received by the Secretary of Genesis Microchip not less than 90 days prior to the anniversary date of the prior year’s annual meeting. However, in the event the annual meeting is called for a date that is not within 30 days before or after the anniversary date, notice by the stockholders to be on time must be received not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made, whichever comes first. A copy of the relevant bylaw provision may be obtained by written request to Genesis Microchip Inc., 2150 Gold Street, Alviso, California 95002, Attention: Secretary.

LEGAL MATTERS

The validity of the Pixelworks common shares offered by this joint proxy statement/prospectus will be passed upon by Ater Wynne LLP, Portland, Oregon, counsel to Pixelworks. O’Melveny & Myers LLP, Menlo Park, California, special counsel to Pixelworks, will pass upon certain federal income tax consequences of the merger for Pixelworks.

Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California will pass upon certain federal income tax consequences of the merger for Genesis Microchip.

EXPERTS

The consolidated financial statements of Pixelworks and its subsidiaries as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002 included in its annual report on Form 10-K/A for the year ended December 31, 2002 have been incorporated by reference into this joint proxy statement/prospectus in reliance upon the report dated January 17, 2003 of KPMG LLP, independent auditors, which is incorporated by reference, and upon the authority of that firm as experts in accounting and auditing. The report refers to a change in the accounting for goodwill.

The consolidated financial statements of Genesis Microchip and its subsidiaries as of March 31, 2003 and 2002 and for each of the years in the three-year period ended March 31, 2003 included in its annual report on Form 10-K for the year ended March 31, 2003 have been incorporated by reference in reliance upon the report dated April 25, 2003, except for Note 16, as to which the date is May 30, 2003, of KPMG LLP, independent auditors, which is incorporated by reference, and upon the authority of that firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

This joint proxy statement/prospectus incorporates documents by reference that are not presented in or delivered with this joint proxy statement/prospectus. You should rely on the information contained in this joint proxy statement/prospectus and in the documents that Pixelworks and Genesis Microchip have incorporated by reference into this joint proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from, or in addition to, the information contained in this document and the documents incorporated by reference into this joint proxy statement/prospectus.

The following documents, which were filed by Pixelworks with the Securities and Exchange Commission, are incorporated by reference into this joint proxy statement/prospectus:

•	Pixelworks’ amended annual report on Form 10-K/A for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on May 30, 2003;

•	Pixelworks’ quarterly report on Form 10-Q for its quarter ended March 31, 2003, filed on May 15, 2003;

•	Pixelworks’ current report on Form 8-K dated April 22, 2003, filed with the Securities and Exchange Commission on April 25, 2003;

•	Pixelworks’ current report on Form 8-K dated March 17, 2003, filed with the Securities and Exchange Commission on March 20, 2003;

•	Pixelworks’ amended quarterly report on Form 10-Q/A for its quarter ended September 30, 2002, filed on January 30, 2003;

•	Pixelworks’ current report on Form 8-K dated January 21, 2003, filed with the Securities and Exchange Commission on January 22, 2003; and

•	The description of Pixelworks common stock contained in its registration statement on Form 8-A, filed with the Securities and Exchange Commission on April 10, 2000, and any amendment or report filed with the Securities and Exchange Commission for the purposes of updating such description.

The following documents, which were filed by Genesis Microchip with the Securities and Exchange Commission, are incorporated by reference into this joint proxy statement/prospectus:

•	Genesis Microchip’s annual report on Form 10-K for the fiscal year ended March 31, 2003, filed with the Securities and Exchange Commission on June 20, 2003;

•	Genesis Microchip’s amended annual report on Form 10-K/A for the fiscal year ended March 31, 2002, filed with the Securities and Exchange Commission on May 29, 2003;

•	Genesis Microchip’s amended quarterly report on Form 10-Q/A for the fiscal quarter ended December 31, 2002, filed with the Securities and Exchange Commission on May 29, 2003;

•	The description of Genesis Microchip’s common stock contained in its registration statement on Form 8-A, filed with the Securities and Exchange Commission on January 7, 2002; and

•	The description of Genesis Microchip’s preferred share purchase rights contained in its registration statement on Form 8-A, filed with the Securities and Exchange Commission on August 5, 2002 and amended on March 31, 2003.

In addition, all documents filed by Pixelworks and Genesis Microchip pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this document and before the date of the Pixelworks and Genesis Microchip special meetings are deemed to be incorporated by reference into, and to be a part of, this document from the date of filing of those documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this joint proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this joint proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

The documents incorporated by reference into this document are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference into this document (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this document) to any person, without charge, upon written or oral request. In order for you to receive timely delivery of the documents in advance of the Pixelworks or Genesis Microchip special meetings, you must request the above mentioned information no later than five business days prior to the date you must make your investment decision. As a result, Pixelworks or Genesis Microchip should receive your request no later than •, 2003.

Requests for documents relating to Pixelworks should be directed to:	Requests for documents relating to Genesis Microchip should be directed to:

Pixelworks, Inc. 8100 SW Nyberg Road Tualatin, Oregon 97062 Attention: Chief Financial Officer (503) 454-1750	Genesis Microchip Inc. 2150 Gold Street Alviso, California 95002 Attention: Chief Financial Officer (408) 262-6599

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Pixelworks and Genesis Microchip each file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements and other information at the public reference facilities maintained by the Securities and Exchange Commission at:

Judiciary Plaza Room 1024 450 Fifth Street, N.W. Washington, D.C. 20549	Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661

Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy statements and other information regarding Pixelworks and Genesis Microchip at http://www.sec.gov.

Pixelworks has filed a registration statement on Form S-4 under the Securities Act with the Securities and Exchange Commission with respect to Pixelworks’ common stock to be issued to Genesis Microchip stockholders in the merger. This joint proxy statement/prospectus constitutes the prospectus of Pixelworks filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement and its exhibits are available for inspection and copying as set forth above.

WHO CAN HELP ANSWER YOUR QUESTIONS

If you have additional questions about the merger, you should contact:

For Pixelworks Shareholders:	For Genesis Microchip Stockholders:

Pixelworks, Inc. 8100 SW Nyberg Road Tualatin, Oregon 97062 Attention: Chief Financial Officer (503) 454-1750	Genesis Microchip Inc. 2150 Gold Street Alviso, California 95002 Attention: Chief Financial Officer (408) 262-6599

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities pursuant to this joint proxy statement/prospectus shall, under any circumstances, create any implication that there has been on change in the information set forth or incorporated into this joint proxy statement/prospectus by reference or in our affairs since the date of this joint proxy statement/prospectus. Pixelworks has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus about Pixelworks, and Genesis Microchip has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus about Genesis Microchip.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

Pixelworks, Inc.

Display Acquisition Corporation

and

Genesis Microchip Inc.

Dated as of March 17, 2003

-i-

-ii-

Exhibit A-1	Form of Genesis Voting Agreement
Exhibit A-2	Form of Pixelworks Voting Agreement
Exhibit B	Form of Genesis Affiliate Agreement

-iii-

TABLE OF DEFINED TERMS

Terms	Cross Reference in Agreement
Acquisition Proposal	Section 6.1(e)
Additional Director	Section 6.4
Affiliate	Section 3.3(e)
Affiliate Agreement	Preamble
Agreement	Preamble
Bankruptcy and Equity Exception	Section 3.5(a)
Blue Sky Laws	Section 3.5(c)
Certificate of Merger	Section 1.1
Certificates	Section 2.2(a)
Change of Recommendation	Section 6.5(d)
Closing	Section 1.2(a)
Closing Date	Section 1.2(a)
COBRA	Section 3.16(d)
Code	Preamble
Confidentiality Agreement	Section 5.2
Continuing Employees	Section 6.18(a)
Contract	Section 3.5(b)
CTO	Section 6.15
Delaware Law	Preamble
DOJ	Section 6.6(b)
DOL	Section 3.16(a)
Effect	Section 3.1
Effective Time	Section 1.1
Employee Benefit Plans	Section 3.16(a)
Environmental Laws	Section 3.14
Environmental Permits	Section 3.14
ERISA	Section 3.16(a)
Excess Parachute Payment	Section 3.16(e)
Exchange Act	Section 3.5(c)
Exchange Agent	Section 2.2(a)
Exchange Ratio	Section 2.1(c)
FTC	Section 6.6(b)
GAAP	Section 3.6(b)
Genesis	Preamble
Genesis Balance Sheet	Section 3.6(b)
Genesis Board	Preamble
Genesis Board Designees	Section 6.14
Genesis Business Facility	Section 3.14
Genesis Charter Documents	Section 3.2
Genesis Common Stock	Section 2.1(b)
Genesis Contracts	Section 3.12(a)
Genesis Disclosure Letter	Section 3.1
Genesis Employee	Section 3.16(a)
Genesis Employee Plans	Section 3.16(a)
Genesis Employment Agreement	Section 3.16(a)
Genesis ERISA Affiliate	Section 3.16(a)
Genesis ESPP	Section 2.3(d)
Genesis Insurance Policies	Section 3.20

-iv-

Terms	Cross Reference in Agreement
Genesis International Employee Plan	Section 3.16(f)
Genesis Leases	Section 3.10(b)
Genesis Material Adverse Effect	Section 3.1
Genesis Meeting	Section 3.6(d)
Genesis Officer Designees	Section 6.15
Genesis Permits	Section 3.18
Genesis Preferred Stock	Section 3.3(a)
Genesis Rights	Section 3.25
Genesis Rights Agreement	Section 3.25
Genesis SEC Reports	Section 3.6(a)
Genesis Stock Option	Section 2.3(a)
Genesis Stock Plans	Section 2.3(a)
Genesis Stockholder Approval	Section 3.5(a)
Genesis Voting Agreement	Preamble
Genesis Voting Proposal	Section 3.5(a)
Governmental Entity	Section 3.5(c)
Group	Section 6.1(e)
Hazardous Materials	Section 3.14
Hazardous Materials Activity	Section 3.14
HSR Act	Section 3.5(c)
HSR Approval	Section 3.5(c)
Indemnified Parties	Section 6.12(a)
Initial Director Term	Section 6.14
Intellectual Property	Section 3.11(a)
IRS	Section 3.16(a)
Joint Proxy Statement/Prospectus	Section 3.6(d)
Legal Requirement	Section 3.5(b)
Liens	Section 3.5(b)
Merger	Preamble
Merger Sub	Preamble
Modified Terms	Section 6.5(d)
Multiemployer Plan	Section 3.16(c)
Nasdaq	Section 2.2(c)
Non-Employee Plan	Section 2.3(a)
Non-Withdrawing Party	Section 6.5(d)
Ordinary Course of Business	Section 3.4(c)
Organizational Structure	Section 6.16
Outside Date	Section 8.1(b)
Paradise Plan	Section 2.3(a)
Person	Section 9.8(b)
Pixelworks	Preamble
Pixelworks Amended Articles	Section 6.20
Pixelworks Amended Bylaws	Section 6.20
Pixelworks Balance Sheet	Section 4.6(b)
Pixelworks Board	Preamble
Pixelworks Board Designees	Section 6.14
Pixelworks Business Facility	Section 4.14
Pixelworks Chairman	Section 6.14
Pixelworks Charter Documents	Section 4.2
Pixelworks Common Stock	Section 2.1(c)

-v-

Terms	Cross Reference in Agreement
Pixelworks Contracts	Section 4.12(a)
Pixelworks Disclosure Letter	Section 4.1
Pixelworks Employee	Section 4.16(a)
Pixelworks Employee Plans	Section 4.16(a)
Pixelworks Employment Agreement	Section 4.16(a)
Pixelworks ERISA Affiliate	Section 4.16(a)
Pixelworks Insurance Policies	Section 4.20
Pixelworks International Employee Plan	Section 4.16(f)
Pixelworks Leases	Section 4.10(b)
Pixelworks Material Adverse Effect	Section 4.1
Pixelworks Meeting	Section 4.6(d)
Pixelworks Officer Designees	Section 6.15
Pixelworks Permits	Section 4.18
Pixelworks Preferred Stock	Section 4.3(a)
Pixelworks SEC Reports	Section 4.6(a)
Pixelworks Stock Options	Section 4.3(c)
Pixelworks Stock Plans	Section 4.3(a)
Pixelworks Stockholder Approval	Section 4.5(a)
Pixelworks Voting Agreement	Preamble
Pixelworks Voting Proposal	Section 4.5(a)
Prohibited Transaction	Section 3.16(c)
Purchase Period	Section 2.3(d)
Registration Statement	Section 3.6(d)
Regulation M-A Filing	Section 3.6(d)
Representatives	Section 6.1(a)
Returns	Section 3.9(b)
Rule 145 Affiliates	Section 6.9
Sage Plan	Section 2.3(a)
Securities Act	Section 3.3(e)
Special Offering Period	Section 2.3(d)
Specified Time	Section 6.1(a)
Subsidiary	Section 3.4(a)
Superior Proposal	Section 6.1(e)
Surviving Corporation	Section 1.1
Tax	Section 3.9(a)
Termination Fee	Section 8.3(b)
Third-Party Acquisition	Section 8.3
Withdrawing Party	Section 6.5(d)
1987 Plan	Section 2.3(a)
1997 Employee Plan	Section 2.3(a)
2000 NSO Plan	Section 2.3(a)
2001 NSO Plan	Section 2.3(a)
2004 Annual Meeting	Section 6.14

-vi-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 17, 2003 by and among Pixelworks, Inc., an Oregon corporation (“Pixelworks”), Display Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Pixelworks (“Merger Sub”), and Genesis Microchip Inc., a Delaware corporation (“Genesis”).

WHEREAS, the Board of Directors of Pixelworks (the “Pixelworks Board”) and the Board of Directors of Genesis (the “Genesis Board”) each deem it advisable and in the best interests of its respective corporation and its securityholders that Pixelworks and Genesis engage in a business combination in order to advance the long-term strategic business interests of Pixelworks and Genesis;

WHEREAS, the combination of Pixelworks and Genesis shall be effected through a merger of Merger Sub with and into Genesis (the “Merger”) in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (“Delaware Law”);

WHEREAS, the Board of Directors of Pixelworks (i) has determined that the Merger is advisable, consistent with and in furtherance of the long-term business strategy of Pixelworks and fair to, and in the best interests of, Pixelworks and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has approved and determined to recommend that the stockholders of Pixelworks vote to approve the issuance of shares of Pixelworks Common Stock (as defined below) to the stockholders of Genesis pursuant to the terms of this Agreement;

WHEREAS, the Board of Directors of Genesis (i) has determined that the Merger is advisable, consistent with and in furtherance of the long-term business strategy of Genesis and fair to, and in the best interests of, Genesis and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and declared this Agreement advisable and (iii) has determined to recommend the adoption of this Agreement to the stockholders of Genesis;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Pixelworks’s willingness to enter into this Agreement, certain stockholders of Genesis will be entering into (i) the Genesis Voting Agreement, dated as of the date of this Agreement, in substantially the form attached hereto as Exhibit A-1 (the “Genesis Voting Agreement”), pursuant to which such stockholders will, among other things, agree to give Pixelworks a proxy to vote all of the shares of capital stock of Genesis that such stockholders own, and (ii) an affiliate agreement with Pixelworks in substantially the form attached hereto as Exhibit B (the “Affiliate Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Genesis’s willingness to enter into this Agreement, certain stockholders of Pixelworks will be entering into the Pixelworks Voting Agreement, dated as of the date of this Agreement, in substantially the form attached hereto as Exhibit A-2 (the “Pixelworks Voting Agreement”), pursuant to which such stockholders will, among other things, agree to give Genesis a proxy to vote all of the shares of capital stock of Pixelworks that such stockholders own;

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pixelworks, Merger Sub and Genesis hereby agree as follows:

ARTICLE I

THE MERGER

1.1     The Merger.  Upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall merge with and into Genesis at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of Merger Sub shall cease and Genesis shall continue as the surviving corporation in the Merger. Genesis, following the Merger, is sometimes referred to herein as the “Surviving Corporation.” Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) prepared and executed by Genesis in accordance with Delaware Law with the Secretary of State of the State of Delaware (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed to in writing by Pixelworks and Genesis and specified in the Certificate of Merger) being the “Effective Time”). The Merger shall have the effects set forth in this Agreement and as provided by Delaware Law.

1.2     The Closing.

(a)    The closing of the Merger (the “Closing”) shall take place at a time and on a date to be specified by Pixelworks and Genesis (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another date, place or time is agreed to in writing by Pixelworks and Genesis.

(b)    At the Closing:

(i)  Genesis shall deliver to Pixelworks the various certificates, instruments and documents referred to in Section 7.2;

(ii)  Pixelworks shall deliver to Genesis the various certificates, instruments and documents referred to in Section 7.3; and

(iii)  Pixelworks, on behalf of the Surviving Corporation, shall file the Certificate of Merger with the Secretary of State of the State of Delaware.

1.3     Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a)    Certificate of Incorporation.  At the Effective Time, the Certificate of Incorporation of Genesis shall be amended to be identical to the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time, and such amended Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with Delaware Law and such Certificate of Incorporation; provided, however, that Article I of such amended Certificate of Incorporation shall be amended to provide that the name of the Surviving Corporation shall be “Genesis Microchip Inc.”

(b)    Bylaws.  The parties shall take all requisite action so that at the Effective Time, the Bylaws of Genesis shall be amended and restated to be identical to the Bylaws of Merger Sub in effect immediately prior to the Effective Time, and such amended and restated Bylaws shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

1.4     Directors and Officers of the Surviving Corporation.

(a)    Directors.  The parties shall take all requisite action so that the initial directors of the Surviving Corporation shall be the directors named in Section 1.4(a) of the Pixelworks Disclosure Letter (as defined in Article IV), each to hold office in accordance with the Certificate of Incorporation and Bylaws of the

Surviving Corporation until their respective successors are duly elected or appointed and qualified in accordance with Delaware Law, and the Certificate of Incorporation and Bylaws of the Surviving Corporation.

(b)    Officers.  The parties shall take all requisite action so that the initial officers of the Surviving Corporation shall be the officers named in Section 1.4(b) of the Pixelworks Disclosure Letter (as defined in Article IV), each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed in accordance with Delaware Law, and the Certificate of Incorporation and Bylaws of the Surviving Corporation.

1.5     Tax Consequences.  It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

1.6     Further Action.  At and after the Effective Time, the officers and directors of Pixelworks and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Genesis and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Genesis and Merger Sub, any other actions and things necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Genesis and Merger Sub in accordance with the terms of this Agreement.

ARTICLE II

CONVERSION OF SECURITIES

2.1     Conversion of Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of Pixelworks, Genesis, Merger Sub or the holders of any shares of the capital stock of Genesis or the capital stock of Merger Sub:

(a)    Capital Stock of Merger Sub.  Each share of the common stock of Merger Sub, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation.

(b)    Cancellation of Treasury Stock and Pixelworks-Owned Stock.  All shares of common stock, $0.001 par value per share, of Genesis (“Genesis Common Stock”) that are owned by Genesis as treasury stock or by any direct or indirect wholly owned Subsidiary of Genesis and any shares of Genesis Common Stock owned by Pixelworks, Merger Sub or any other direct or indirect wholly owned Subsidiary of Pixelworks immediately prior to the Effective Time shall be cancelled and shall cease to exist and no shares of Pixelworks or other consideration shall be delivered in exchange therefor.

(c)    Exchange Ratio for Genesis Common Stock.  Each share of Genesis Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) hereof) issued and outstanding immediately prior to the Effective Time shall be automatically converted (subject to Section 2.2(c)) into the right to receive 2.3366 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Pixelworks Common Stock (“Pixelworks Common Stock”), upon surrender of the certificate representing such share of Genesis Common Stock in the manner provided in Section 2.2. As of the Effective Time, all such shares of Genesis Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Genesis Common Stock shall cease to have any rights with respect thereto, except the right to receive Pixelworks Common Stock pursuant to this Section 2.1(c) and any cash in lieu of fractional shares of Pixelworks Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

(d)    Adjustment to Exchange Ratio.  The Exchange Ratio shall be adjusted to reflect appropriately the effect of any reclassification, stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Pixelworks Common Stock or Genesis Common Stock), reorganization, recapitalization or other like change with respect to Pixelworks Common Stock or Genesis Common Stock occurring (or for which a record date is established) on or after the date hereof and prior to the Effective Time.

(e)    Unvested Stock.  If any shares of Genesis Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Genesis, then the shares of Pixelworks Common Stock issued in exchange for such shares of Genesis Common Stock will also be unvested or subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Pixelworks Common Stock will accordingly be marked with appropriate legends. Genesis shall not take or permit any action, which would accelerate vesting of any unvested shares, or remove, modify or amend any such risk of forfeiture or other condition, except to the extent required by their terms as in effect on the date hereof. All outstanding rights and obligations of Genesis in effect immediately prior to the Effective Time pursuant to any applicable restricted stock purchase agreement or other agreement with Genesis, including without limitation any right to repurchase unvested shares of Genesis Common Stock or to exercise any other right with respect to shares of Genesis Common Stock that are restricted, shall be automatically assigned to Pixelworks in the Merger at the Effective Time and shall thereafter become rights and obligations of Pixelworks upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to such rights and the purchase price payable per share shall be appropriately adjusted to reflect the Exchange Ratio. Genesis and Pixelworks each shall take all reasonable steps necessary to cause the foregoing provisions of this Section 2.1(e) to occur.

2.2     Exchange of Certificates.  The procedures for exchanging outstanding shares of Genesis Common Stock for Pixelworks Common Stock pursuant to the Merger are as follows:

(a)    Exchange Agent.  Pixelworks shall make available to Mellon Investor Services LLC or another bank or trust company designated by Pixelworks and reasonably acceptable to Genesis (the “Exchange Agent”), as needed, for exchange in accordance with this Section 2.2, through the Exchange Agent, (i) the shares of Pixelworks Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Genesis Common Stock, (ii) cash in an amount sufficient to make payments for fractional shares required pursuant to Section 2.2(c), and (iii) any dividends or distributions to which holders of certificates which immediately prior to the Effective Time represented outstanding shares of Genesis Common Stock (the “Certificates”) may be entitled pursuant to Section 2.2(d).

(b)    Exchange Procedures.  Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates whose shares were converted pursuant to Section 2.1 into the right to receive shares of Pixelworks Common Stock, cash in lieu of any fractional shares pursuant to Section 2.2(c) hereof, and any dividends or other distributions pursuant to Section 2.2(d) hereof (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Pixelworks may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for Pixelworks Common Stock (plus cash in lieu of fractional shares of Pixelworks Common Stock, if any, and any dividends or distributions as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Pixelworks, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Pixelworks Common Stock issuable in respect thereof pursuant to the provisions of Section 2.1 (provided that in lieu of a certificate representing such shares of Pixelworks Common Stock, such shares may be issued in uncertificated book entry form unless a physical certificate is requested or is otherwise required by applicable law or regulation) plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions pursuant to Section 2.2(d), and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Genesis Common Stock which is not registered in the transfer records of Genesis, a certificate representing the proper number of shares of Pixelworks Common Stock plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions pursuant to Section 2.2(d) may be issued or paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence acceptable to Pixelworks or any agent designated by it that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Pixelworks Common Stock to be issued in consideration therefor plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions pursuant to Section 2.2(d) as contemplated by this Section 2.2.

(c)    No Fractional Shares.  No fraction of a share of Pixelworks Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Pixelworks. Notwithstanding any other provision of this Agreement, each holder of shares of Genesis Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Pixelworks Common Stock (after taking into account all Certificates delivered by such holder and the aggregate number of shares of Genesis

Common Stock represented thereby) shall, upon surrender of such holder’s Certificates, receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Pixelworks Common Stock multiplied by the average of the last reported sales prices of shares of Pixelworks Common Stock at the end of regular trading hours on the Nasdaq National Market (“Nasdaq”) during the ten (10) consecutive trading days ending on the last trading day prior to the Effective Time.

(d)    Distributions with Respect to Unexchanged Shares.  No dividends or other distributions declared or made after the Effective Time with respect to Pixelworks Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, the Exchange Agent shall deliver to the record holder of the whole shares of Pixelworks Common Stock issued in exchange therefore, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Pixelworks Common Stock, without interest, and (ii) cash in lieu of any fractional shares of Pixelworks Common Stock pursuant to Section 2.2(c) above.

(e)    No Further Ownership Rights in Genesis Common Stock.  All shares of Pixelworks Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash or dividends or other distributions paid pursuant to Section 2.2(c) or 2.2(d)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Genesis Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Genesis Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(f)    No Liability.  To the extent permitted by applicable law, none of Pixelworks, Merger Sub, Genesis, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Genesis Common Stock or Pixelworks Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any shares of Pixelworks Common Stock, and any cash payable to the holder of such Certificate or any dividends or distributions payable to the holder of such Certificate pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity), any such shares of Pixelworks Common Stock or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(g)    Withholding Rights.  Each of the Exchange Agent, Pixelworks and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of Genesis Common Stock such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of state, local or foreign Tax law or any other applicable legal requirement. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such amounts would have otherwise have been delivered.

(h)    Lost Certificates.  In the event that any Certificate shall have been lost, stolen or destroyed, the Exchange Agent may require the stockholder of such lost, stolen or destroyed Certificate, in exchange for such lost, stolen or destroyed Certificate, to make and deliver an affidavit of that fact and provide such other documentation and pay such fees, or post such bonds, as is the customary practice of the Exchange Agent prior to delivering the certificates representing the shares of Pixelworks Common Stock into which the shares of Genesis Common Stock represented by such lost, stolen or destroyed Certificate was converted pursuant to Section 2.1 and cash for fractional shares, if any, as may be required pursuant to Section 2.2(c)

and any dividends or distributions payable pursuant to Section 2.2(d); provided, however, that Pixelworks may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Pixelworks Common Stock and other distributions, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Pixelworks, the Surviving Corporation, or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed; provided further, that in no event shall Pixelworks be required to pay any fee or post any bond referred to in this Section 2.2(h).

2.3     Genesis Stock Plans.

(a)    At the Effective Time, Pixelworks shall assume Genesis’s 1987 Stock Option Plan (the “1987 Plan”), 1997 Paradise Stock Option Plan (the “Paradise Plan”), 1997 Employee Stock Option Plan (the “1997 Employee Plan”), 1997 Non-Employee Stock Option Plan (the “Non-Employee Plan”), 2000 Non-Statutory Stock Option Plan (the “2000 NSO Plan”), 2001 Non-Statutory Stock Option Plan (the “2001 NSO Plan”) and 1997 Sage Second Amended and Restated Stock Option Plan (the “Sage Plan,” and together with the 1987 Plan, the Paradise Plan, the 1997 Employee Plan, the Non-Employee Plan, the 2000 NSO Plan and the 2001 NSO Plan, the “Genesis Stock Plans”), and each outstanding option to purchase Genesis Common Stock under any of the Genesis Stock Plans, whether vested or unvested and whether exercisable or unexercisable (each an “Genesis Stock Option”), shall be assumed by Pixelworks and shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Genesis Stock Option immediately prior to the Effective Time, the same number of shares of Pixelworks Common Stock as the holder of such Genesis Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole share), at a price per share (rounded up to the nearest cent) equal to (y) the aggregate exercise price for the shares of Genesis Common Stock purchasable pursuant to such Genesis Stock Option immediately prior to the Effective Time divided by (z) the aggregate number of shares of Pixelworks Common Stock deemed purchasable pursuant to such Genesis Stock Option in accordance with the foregoing. Such Genesis Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.3). It is the intention of the parties that the Genesis Stock Options assumed by Pixelworks qualify, to the maximum extent permissible, following the Effective Time, as incentive stock options (as defined in Section 422 of the Code), to the extent the Genesis Stock Options qualified as incentive stock options prior to the Effective Time.

(b)    As soon as practicable after the Effective Time, Pixelworks shall deliver to the participants in the Genesis Stock Plans an appropriate notice setting forth such participants’ rights with respect to the Genesis Stock Options, as provided in this Section 2.3.

(c)    Pixelworks shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Pixelworks Common Stock for delivery upon exercise of Genesis Stock Options assumed in accordance with this Section 2.3. Promptly after the Effective Time, Pixelworks shall file one or more registration statements on Form S-8 (or any successor form) with respect to the shares of Pixelworks Common Stock subject to such Genesis Stock Options (to the extent a Form S-8 is available for such options) and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

(d)    The rights of participants in the Genesis 1997 Employee Stock Purchase Plan (the “Genesis ESPP”) with respect to any offering then underway under the Genesis ESPP shall be determined by treating the last business day prior to the Effective Time as the last day of such offering period and by making such other pro rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the Genesis ESPP. Outstanding rights to purchase shares of Genesis Common Stock shall be exercised in accordance with Section 19(c) of the Genesis ESPP, and each share of Genesis Common Stock purchased pursuant to such exercise shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive a number of shares of Pixelworks Common Stock in accordance with Section 2.1(c) hereof without issuance of certificates representing issued and outstanding shares of Genesis Common Stock to participants under the Genesis ESPP. As of the Effective Time, the Genesis ESPP shall be terminated. Prior to the Effective Time, Genesis shall (i) provide Pixelworks with evidence that the Genesis ESPP has been terminated pursuant to resolutions of Genesis’s board of directors; the form and substance of such resolutions shall be subject to prior review and approval of Pixelworks (the approval of which shall not be unreasonably withheld) and (ii) take such other reasonable actions (including, but not limited to, if appropriate, amending the Genesis ESPP) that are necessary to give effect to the transaction contemplated by this Section 2.3(d). In the event that the Effective Time occurs on or after August 1, 2003, Pixelworks shall take such actions as are necessary to provide to Genesis’s employees who become employees of Pixelworks (or a subsidiary of Pixelworks) the opportunity to enroll in a special offering period under the Pixelworks Employee Stock Purchase Plan (the “Special Offering Period”), which shall commence within ten (10) business days following the Effective Time; provided, that such employees satisfy the eligibility requirements of the Pixelworks Employee Stock Purchase Plan and that such participation will be subject to the other terms and conditions of such Plan; and provided, further, that, with respect to Genesis’s non-U.S. employees who become employees of Pixelworks (or a subsidiary of Pixelworks) shall also have the opportunity to participate in the Special Offering Period and subsequent offering periods that commence under the Pixelworks Employee Stock Purchase Plan so long as such participation is not prohibited under applicable law, rule or regulation and does not result in any material additional administrative cost to Pixelworks, based on Genesis’s historical costs and taking into account the size of Pixelworks after giving effect to the transactions contemplated by this Agreement. The Special Offering Period shall consist of four “Purchase Periods” (as defined under the Pixelworks Employee Stock Purchase Plan), the first Purchase Period shall start on the first day of the Special Offering Period and shall end on the last trading day immediately preceding the next February 1 or August 1, whichever first occurs, and the following three Purchase Periods shall each be six (6) months in duration coinciding with the usual Purchase Period cycles under the Pixelworks Employee Stock Purchase Plan (subject, in each case, to earlier termination as provided for in the Pixelworks Employee Stock Purchase Plan). In all other respects, participation in the Special Offering Period and the terms of the Special Offering Period shall be subject to the terms and conditions of the Pixelworks Employee Stock Purchase Plan. Pixelworks agrees to designate Genesis as a subsidiary eligible to participate in the Pixelworks Employee Stock Purchase Plan.

(e)    Genesis and Pixelworks shall take all requisite actions, including any required amendments to the Genesis Stock Plans, Genesis Stock Options or the Genesis ESPP so as to permit the transactions contemplated by this Section 2.3 without the consent of the affected award holder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GENESIS

Genesis hereby represents and warrants to Pixelworks and Merger Sub as follows:

3.1     Organization, Standing and Power; Subsidiaries.  Genesis is a corporation duly organized, validly existing and, except as set forth in Section 3.1 of the letter delivered by Genesis to Pixelworks on the date hereof (the “Genesis Disclosure Letter”), is in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, which have not had, and are not reasonably likely to have, an Genesis Material Adverse Effect. For purposes of this Agreement, the term “Genesis Material Adverse Effect” means any change, effect, occurrence or state of facts (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of a Material Adverse Effect, that is, or is reasonably expected to be, materially adverse to (i) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of Genesis and its Subsidiaries (as defined in Section 3.4), taken as a whole, or (ii) the ability of Genesis to perform the transactions contemplated by this Agreement; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute an Genesis Material Adverse Effect: any Effect resulting from (A) general economic conditions or conditions generally affecting any industry in which Genesis operates, except to the extent that Genesis is materially disproportionately affected thereby; (B) the outbreak or escalation of hostilities or terrorist activities, either in the United States or abroad; (C) the announcement or pendency of the Merger; (D) a change in the stock price or trading volume of Genesis (or any failure of Genesis to meet published revenue or earnings projections), in and of itself, provided, that this clause (D) shall not exclude any underlying Effect which may have caused such change in stock price or trading volume or failure to meet published revenue or earnings projections; or (E) any litigation arising out of or related to any alleged breach of fiduciary duty related to this Agreement or the intellectual property litigation with Silicon Image, Inc. pending against Genesis as of the date of this Agreement.

3.2     Charter Documents.  Genesis has delivered or made available to Pixelworks complete and correct copies of its (i) Certificate of Incorporation and Bylaws as amended to date (together, the “Genesis Charter Documents”) and (ii) Subsidiaries’ Certificates of Incorporation, or equivalent organizational documents, and Bylaws, or equivalent organizational documents. Such Genesis Charter Documents and equivalent organizational documents of each of its Subsidiaries are in full force and effect. Genesis is not in violation of any of the provisions of the Genesis Charter Documents, and no Subsidiary of Genesis is in violation of its equivalent organizational documents.

3.3     Capitalization.

(a)    The authorized capital stock of Genesis consists of 100,000,000 shares of Genesis Common Stock and 5,000,000 shares of preferred stock, $0.001 par value per share (“Genesis Preferred Stock”), of which 100,000 shares have been designated as Series A Participating Preferred Stock. As of March 13, 2003: (i) 31,185,104 shares of Genesis Common Stock were issued and outstanding; (ii) 21,216 shares of Genesis Common Stock were held in the treasury of Genesis; (iii) an aggregate of 6,201,702 shares of Genesis Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Genesis Common Stock under the Genesis Stock Plans; (iv) an aggregate of 498,139 shares of Genesis Common Stock were available for future grant under the Genesis Stock Plans; (v) 288,429 shares of Genesis Common Stock were available for future issuance under Genesis’s ESPP; and (vi) no shares of Genesis Preferred Stock were issued or outstanding.

(b)    No shares of Genesis Common Stock held by an executive officer or director of Genesis constitute restricted stock or are otherwise subject to a repurchase or redemption right or right of first refusal in favor of Genesis.

(c)    Section 3.3(c) of the Genesis Disclosure Letter sets forth a complete and correct list, as of March 12, 2003, of all outstanding Genesis Stock Options, indicating with respect to each such Genesis Stock Option the name of the holder thereof, the Genesis Stock Plan under which it was granted, the number of shares of Genesis Common Stock subject to such Genesis Stock Option, the exercise price and the date of grant, vesting schedule and whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger and the date on which the Genesis Stock Option expires. Except as set forth on Section 3.3(c) of the Genesis Disclosure Letter, since March 12, 2003, Genesis has not granted any additional Genesis Stock Options or otherwise modified the terms of such Genesis Stock Options. Genesis has provided or made available to Pixelworks complete and correct copies of all Genesis Stock Plans and the forms of all stock option agreements evidencing Genesis Stock Options.

(d)    Other than as set forth in Sections 3.3(a)-(c) above, and except as set forth in Section 3.3(d) of the Genesis Disclosure Letter, there are no equity securities, partnership interests or other similar ownership interests of any class or series of capital stock of Genesis, or any securities convertible into or exercisable or exchangeable for such equity securities, partnership interests or other similar ownership interests issued, reserved for issuance or outstanding. Except as set forth in Section 3.3(d) of the Genesis Disclosure Letter, except for securities Genesis owns, directly or indirectly through any of its Subsidiaries, there are no equity securities, partnership interests or other similar ownership interests of any class or series of capital stock of any Subsidiary of Genesis, or any securities convertible into or exercisable or exchangeable for such equity securities, partnership interests or other similar ownership interests issued, reserved for issuance or outstanding. Except as set forth in Section 3.3(d) of the Genesis Disclosure Letter, there are no options, warrants, equity securities, partnership interests or other similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any kind or character to which Genesis or any of its Subsidiaries is a party or by which Genesis or any of its Subsidiaries is bound obligating Genesis or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Genesis or any of its Subsidiaries or obligating Genesis or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or other similar ownership interest, call, right, commitment or agreement, except as set forth in Section 3.3(d) of the Genesis Disclosure Letter.

(e)    Except as set forth in Sections 3.3(a)-(d) above, (x) there is no agreement, written or oral, between Genesis or any Affiliate of Genesis and any holder of the securities of Genesis relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), or voting, of the capital stock of Genesis, and (y) there is no rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which Genesis is a party or by which it is bound with respect to any equity security of any class of Genesis. For purposes of this Agreement, the term “Affiliate” when used with respect to any party means any Person who is an affiliate of that party within the meaning of Rule 405 promulgated under the Securities Act.

(f)    All outstanding shares of Genesis Common Stock are, and all shares of Genesis Common Stock subject to issuance as specified in Section 3.3(c) above upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware Law, the Genesis Charter Documents or any agreement to which Genesis is a party or is otherwise bound.

(g)    Stockholders of Genesis are not entitled to dissenters’ or appraisal rights under applicable state law in connection with the Merger.

(h)    No consent of the holders of Genesis Stock Options, in their capacity as such, is required in connection with the actions contemplated by Article II of this Agreement.

3.4     Subsidiaries.

(a)    Section 3.4(a) of the Genesis Disclosure Letter sets forth, for each Subsidiary of Genesis: (i) its name; (ii) the number (if such Subsidiary is not wholly-owned) and type of outstanding equity securities (as well as securities exchangeable or exercisable for and convertible into equity securities thereby) and a list of the holders thereof; and (iii) the jurisdiction of organization. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (x) more that 50% of the voting power of all outstanding stock or ownership interests of such entity or (y) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

(b)    Each Subsidiary of Genesis is a corporation, partnership, limited liability corporation, limited liability partnership or other business association or entity duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its formation, has all requisite corporate, partnership or other entity power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and, except as set forth in Section 3.4(b) of the Genesis Disclosure Letter, is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing that, individually or in the aggregate, have not had, and are not reasonably likely to have, an Genesis Material Adverse Effect. Except as set forth in Section 3.4(b) of the Genesis Disclosure Letter, all of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of Genesis are duly authorized, validly issued, fully paid, and, if applicable, nonassessable and free of preemptive rights and all such shares and interests owned, of record and beneficially, by Genesis or another of its Subsidiaries are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in Genesis’s voting rights, charges or other encumbrances of any nature. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Genesis or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of Genesis, except as set forth in Section 3.4(b) of the Genesis Disclosure Letter. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of Genesis. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Genesis.

(c)    Except as set forth in Section 3.4(c) of the Genesis Disclosure Letter, Genesis does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity, which is not a Subsidiary of Genesis. Except as set forth in Section 3.4(c) of the Genesis Disclosure Letter, there are no obligations, contingent or otherwise, of Genesis or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any Subsidiary of Genesis or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of Genesis or any other entity, other than guarantees of bank obligations of Subsidiaries of Genesis entered into in the ordinary course of business consistent with past practice and the standard practices of other established businesses in the same industry (the “Ordinary Course of Business”).

3.5     Authority; No Conflict; Required Filings and Consents.

(a)    Genesis has all requisite corporate power and authority to execute and deliver this Agreement, and, subject only to the adoption of this Agreement (the “Genesis Voting Proposal”) by Genesis’s stockholders under Delaware Law (the “Genesis Stockholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Genesis Board, at a meeting duly called and held, by the unanimous vote of all directors: (i) determined that the Merger is fair to and in the best interests of Genesis and its stockholders; (ii) approved this Agreement in accordance with the provisions of Delaware Law and the Genesis Charter Documents and the filing and recordation of the Certificate of Merger as required by Delaware Law; (iii) approved the other transactions contemplated by this Agreement; and (iv) directed that this Agreement be submitted to the stockholders of Genesis for their adoption and resolved to recommend that the stockholders of Genesis vote in favor of the adoption of this Agreement. The execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement by Genesis have been duly and validly authorized by all necessary corporate action on the part of Genesis, subject (in the case of the Merger Agreement) only to the required receipt of the Genesis Stockholder Approval and the filing and recordation of the Certificate of Merger as required by Delaware Law. This Agreement has been duly and validly executed and delivered by Genesis and, when duly and validly executed and delivered by each of Pixelworks and Merger Sub, constitutes the valid and binding obligation of Genesis, enforceable against Genesis in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).

(b)    The execution and delivery of this Agreement by Genesis do not, and the performance by Genesis of the transactions contemplated by this Agreement shall not: (i) conflict with, or result in any violation or breach of, any provision of the Genesis Charter Documents or of the charter, Bylaws, or other organizational document of any Subsidiary of Genesis; (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgages, security interests, pledges, liens, charges or encumbrances of any nature (“Liens”) on Genesis’s or any of its Subsidiaries’ assets under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation (each, a “Contract”) to which Genesis or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, except with respect to those items set forth in Section 3.5(b) of the Genesis Disclosure Letter; or (iii) subject to obtaining the Genesis Stockholder Approval and compliance with the requirements specified in clauses (i) through (vi) of Section 3.5(c), conflict with or violate any federal, state, local, municipal, foreign or other governmental permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation (each, a “Legal Requirement”) applicable to Genesis or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.5(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses which, individually or in the aggregate, are not reasonably likely to have an Genesis Material Adverse Effect. Section 3.5(b) of the Genesis Disclosure Letter lists all Contracts to which Genesis or any of its Subsidiaries is a party or otherwise bound under which consents, waivers and approvals are required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate were not obtained, would result in a material loss of benefits to Genesis, Pixelworks or the Surviving Corporation as a result of the Merger.

(c)    No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) is required by or with respect to Genesis or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Genesis or the performance by Genesis of the transactions contemplated by this Agreement, except for: (i) the pre-merger notification requirements (the “HSR Approval”) of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations promulgated thereunder, the “HSR Act”) and of the comparable laws of any foreign jurisdiction reasonably determined by the parties to apply; (ii) applicable requirements, if any, of the Securities Act or the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”); (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which Genesis is qualified as a foreign corporation to transact business; (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 of the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby; (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws (“Blue Sky Laws”) and the comparable laws of any foreign country; (vi) the rules and regulations of Nasdaq; and (vii) such other consents, authorizations, orders, filings, approvals and registrations which, if not obtained or made, are not reasonably likely to have an Genesis Material Adverse Effect.

3.6     SEC Filings; Financial Statements; Information Provided.

(a)    Genesis has filed all registration statements, forms, reports and other documents required to be filed by Genesis with the SEC since December 31, 1999 and has made available to Pixelworks copies of all registration statements, forms, reports and other documents filed by Genesis with the SEC since such date, all of which are available on the SEC’s EDGAR system (“EDGAR”). All such required registration statements, forms, reports and other documents (including those that Genesis may file after the date hereof until the Closing), as amended, are referred to herein as the “Genesis SEC Reports.” Except as set forth in Section 3.6(a) of the Genesis Disclosure Letter, the Genesis SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Genesis SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Genesis SEC Reports or necessary in order to make the statements in such Genesis SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of Genesis is subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act.

(b)    Each of the audited consolidated financial statements (including, in each case, any related notes and schedules) and unaudited interim financial statements contained or to be contained in Genesis SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present the consolidated financial position of Genesis and its Subsidiaries as of the dates indicated and the consolidated results of Genesis and its Subsidiaries’ operations and cash flows for the periods indicated, consistent with the books and records of Genesis and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The consolidated, unaudited balance sheet of Genesis as of December 31, 2002 is referred to herein as the “Genesis Balance Sheet.”

(c)    Genesis has previously furnished to Pixelworks a complete and correct copy of any amendments or modifications to any Genesis SEC Reports, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Genesis with the SEC pursuant to the Securities Act or the Exchange Act.

(d)    The information to be supplied by or on behalf of Genesis for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed by Pixelworks pursuant to which shares of Pixelworks Common Stock issuable in connection with the Merger shall be registered under the Securities Act (the “Registration Statement”), or to be supplied by or on behalf of Genesis for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each, a “Regulation M-A Filing”), shall not at the time the Registration Statement or such Regulation M-A Filing is filed with the SEC, at any time it is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of Genesis for inclusion in the joint proxy statement/prospectus (the “Joint Proxy Statement/Prospectus”) to be sent to the stockholders of Genesis in connection with the meeting of Genesis’s stockholders to consider the Genesis Voting Proposal (the “Genesis Meeting”) and to stockholders of Pixelworks in connection with the Pixelworks Meeting (as defined in Section 4.6(d)), which shall be deemed to include all information about or relating to Genesis, the Genesis Voting Proposal and the Genesis Meeting, shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of Genesis and Pixelworks, or at the time of the Genesis Meeting, the Pixelworks Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Genesis Meeting or the Pixelworks Meeting which has become false or misleading. If at any time prior to the Effective Time any fact or event relating to Genesis or any of its Affiliates should be discovered by Genesis or should occur which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Genesis shall promptly inform Pixelworks of such fact or event.

3.7     No Undisclosed Liabilities.    Except as disclosed in the Genesis SEC Reports filed prior to the date hereof, and except for normal and recurring liabilities incurred since the date of the Genesis Balance Sheet in the Ordinary Course of Business, Genesis and its Subsidiaries do not have any liabilities (absolute, accrued, contingent or otherwise) (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate are reasonably likely to have an Genesis Material Adverse Effect.

3.8     Absence of Certain Changes or Events.  Except as disclosed in the Genesis SEC Reports filed prior to the date of this Agreement, and except as set forth in Section 3.8 of the Genesis Disclosure Letter, since the date of the Genesis Balance Sheet, Genesis and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been: (i) any change, event, circumstance, development or effect that individually or in the aggregate has had, or is reasonably likely to have, an Genesis Material Adverse Effect; or (ii) any other action or event that would have required the consent of Pixelworks pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.

3.9     Taxes.

(a)    For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b)    Genesis and each of its Subsidiaries have timely filed all material federal, state, local and foreign returns, estimates, information statements, reports and all other filings (“Returns”) relating to Taxes required to be filed by Genesis and each of its Subsidiaries with any Tax authority. Such Returns are true and correct in all material respects and have been completed in accordance with applicable law, and Genesis and each of its Subsidiaries have paid or withheld and paid to the appropriate governmental body all Taxes shown to be due on such Returns.

(c)    Neither Genesis nor any of its Subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Genesis or any of its Subsidiaries, nor has Genesis or any of its Subsidiaries executed any unexpired waiver or extension of any statute of limitations on or extending the period for the assessment or collection of any Tax, nor has any such waiver or extension been requested from Genesis or any of its Subsidiaries other than an extension resulting from the filing of a Return after its due date in the Ordinary Course of Business.

(d)    Neither Genesis nor any of its Subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on the Genesis Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since December 31, 2002 in connection with the operation of the business of Genesis and its Subsidiaries in the ordinary course.

(e)    Neither Genesis nor any of its Subsidiaries has, within the two (2) year period ending on the Effective Time, made a distribution to which Code Section 355 (or so much of Section 356 as relates to Section 355) applies.

(f)    The representations to be made by Genesis to Wilson Sonsini Goodrich & Rosati, Professional Corporation, and O’Melveny & Myers LLP in connection with the tax opinions to be rendered pursuant to Sections 7.2(c) and 7.3(c) of this Agreement, as set forth in the certificate attached as Appendix 7.2(c) to the Genesis Disclosure Schedule, are true and correct as of the date hereof. For the avoidance of doubt, such representations will be for the benefit of Wilson Sonsini Goodrich & Rosati, Professional Corporation, and O’Melveny & Myers LLP (and not any other Person, whether or not a party to this Agreement).

3.10     Owned and Leased Real Properties.

(a)    Except as set forth in Section 3.10(a) of the Genesis Disclosure Letter, neither Genesis nor, to Genesis’s knowledge, any of its Subsidiaries owns or has ever owned any real property.

(b)    Section 3.10(b) of the Genesis Disclosure Letter sets forth a complete and correct list of all real property leased, subleased, licensed or occupied by Genesis or any of its Subsidiaries (collectively the “Genesis Leases”) and the location of the premises. Neither Genesis nor any of its Subsidiaries nor, to Genesis’s knowledge, any other party is in default under any of the Genesis Leases, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to have, an Genesis Material Adverse Effect. Except as set forth in Section 3.10(b) of the Genesis Disclosure Letter, no property subject to an Genesis Lease is occupied by a third party other than Genesis, and no third party has a right to occupy such property other than Genesis. Genesis has provided or made available to Pixelworks complete and correct copies of all Genesis Leases.

3.11     Intellectual Property.

(a)    No Infringement.  Except as set forth in Section 3.11(a) of the Genesis Disclosure Letter, to the knowledge of Genesis, the products, services and operations of Genesis do not infringe or misappropriate the Intellectual Property (as defined below) of any third party where such infringement or misappropriation, individually or in the aggregate, would be reasonably expected to have an Genesis Material Adverse Effect. “Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all mask works and any registrations and applications therefor throughout the world; (vi) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vii) all databases and data collections and all rights therein throughout the world; (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

(b)    No Impairment.  The Merger (including the assignment by operation of law of any contract to the Surviving Corporation), by reason of or pursuant to any Contract or other legal obligation to which Genesis or any Subsidiary of Genesis is a party or otherwise bound, will not result in: (i) except with respect to those items listed in Section 3.11(b)(i) of the Genesis Disclosure Letter, Pixelworks or any Subsidiary of Pixelworks (other than Genesis and its Subsidiaries, but only to the extent existing prior to this Agreement) being bound by any material non-compete or other material restriction on the operation of any business of Pixelworks or its Subsidiaries; (ii) Pixelworks or any Subsidiary of Pixelworks (other than Genesis and its Subsidiaries, but only to the extent existing prior to this Agreement) granting any rights or licenses to any material Intellectual Property of Pixelworks or any Subsidiary of Pixelworks to any third party (including a covenant not to sue with respect to any material Intellectual Property of Pixelworks or any Subsidiary of Pixelworks); or (iii) except with respect to those items listed in Section 3.11(b)(iii) of the Genesis Disclosure Letter, the termination or breach of any contract to which Genesis or any Subsidiary of Genesis is a party, which termination or breach would reasonably be expected to have a material adverse effect on any product or service offerings of Surviving Corporation, Genesis or Pixelworks or otherwise have a Pixelworks Material Adverse Effect or an Genesis Material Adverse Effect.

3.12     Agreements, Contracts and Commitments.

(a)    The following Contracts with respect to which Genesis or one of its Subsidiaries is a party or is bound are referred to herein as the “Genesis Contracts”:

(i)  any employment or consulting agreement, contract or commitment with any executive officer or member of Genesis’s Board of Directors, other than those that are terminable by Genesis or any of its Subsidiaries on no more than thirty (30) days’ notice without liability or financial obligation to Genesis;

(ii)  any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii)  any agreement of indemnification or any guaranty other than, in either case, as entered into in the Ordinary Course of Business;

(iv)  any agreement, contract or commitment containing any covenant limiting in any respect the right of Genesis or any of its Subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

(v)  any agreement, contract or commitment currently in force relating to the disposition or acquisition by Genesis or any of its Subsidiaries after the date of this Agreement of assets in excess of $250,000 not in the Ordinary Course of Business or pursuant to which Genesis or any Genesis Subsidiary has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Genesis’s Subsidiaries;

(vi)  any dealer, distributor, joint marketing or development agreement currently in force under which Genesis or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement pursuant to which Genesis or any of its Subsidiaries have continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by Genesis or any of its Subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

(vii)  any material agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Genesis product or service or any material agreement, contract or commitment currently in force to sell or distribute any Genesis products or service, including any material agreement, contract or commitment related to Genesis’s Intellectual Property, except agreements with distributors or sales representative in the Ordinary Course of Business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Pixelworks;

(viii)  any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit other than accounts receivable and payable in the Ordinary Course of Business;

(ix)  any settlement agreement; provided that an Genesis Contract shall not include any settlement agreement entered into more than five (5) years before the date of this Agreement;

(x)  any other agreement, contract or commitment (i) in connection with or pursuant to which Genesis and its Subsidiaries will spend or receive (or are expected to spend or receive), in the aggregate, more than $250,000 during the current calendar year or during the next calendar year, (ii) the termination, expiration or loss of the counterparty’s performance of which could reasonably be expected to have a Material Adverse Effect on Genesis or (iii) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC rules); or

(xi)  any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Genesis or any of its Subsidiaries.

Except as set forth in Section 3.12(a) of the Genesis Disclosure Letter, Genesis has furnished or made available (either directly or through Genesis SEC Reports filed prior to the date of this Agreement) to Pixelworks complete and correct copies of each Genesis Contract. Except as set forth in Section 3.12(a) of the Genesis Disclosure Letter, each Genesis Contract is in full force and effect except to the extent it has previously expired in accordance with its terms or if the failure to be in full force and effect, individually or together with the other Genesis Contracts, would not reasonably be expected to be material to Genesis. Neither Genesis nor any of its Subsidiaries, nor to Genesis’s knowledge, any other party to an Genesis Contract is in material breach, violation or default under, and neither Genesis nor any of its Subsidiaries has received written notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Genesis Contract in such a manner as would permit any other party to cancel or terminate any such Genesis Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

(b)    Section 3.12(b) of the Genesis Disclosure Letter sets forth a complete and correct list of each contract or agreement to which Genesis or any of its Subsidiaries is a party or bound with any Affiliate of Genesis (other than with any Subsidiary). Complete and correct copies of all the agreements, contracts and arrangements set forth in Section 3.12(b) of the Genesis Disclosure Letter have heretofore been furnished or made available to Pixelworks. Except as disclosed in the Genesis SEC Reports filed prior to the date of this Agreement, or as set forth in Section 3.12(b) of the Genesis Disclosure Letter, neither Genesis nor any of its Subsidiaries has entered into any transaction with any Affiliate of Genesis or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

(c)    Except as set forth in Section 3.12(c) of the Genesis Disclosure Letter, there is no non-competition or other similar agreement, commitment, judgment, injunction or order to which Genesis or any of its Subsidiaries is a party or to which Genesis or any of its Subsidiaries is subject that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of Genesis or any of its Subsidiaries or Pixelworks or any of its Subsidiaries as currently conducted and as proposed to be conducted in any material respect. Neither Genesis nor any of its Subsidiaries has entered into (or is otherwise bound by) any agreement under which it is restricted in any material respect from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business.

3.13     Litigation.  Except as described in the Genesis SEC Reports filed prior to the date hereof, or as set forth in Section 3.13 of the Genesis Disclosure Letter, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of Genesis, threatened against or affecting Genesis or any of its Subsidiaries which, individually or in the aggregate, has been, or is reasonably likely to be, material to Genesis. There are no material judgments, orders or decrees outstanding against Genesis or any of its Subsidiaries.

3.14     Environmental Matters.  Genesis and its Subsidiaries: (i) have obtained all material permits, licenses and other authorizations that are required under Environmental Laws (“Environmental Permits”); (ii) are in compliance in all material respects with all material terms and conditions of such required Environmental Permits and all such Environmental Permits are valid and in full force and effect; and (iii) have conducted all Hazardous Material Activities relating to their business in compliance in all material respects with all Environmental Laws, other than, as to each of (i), (ii), and (iii), such as would not have an Genesis Material Adverse Effect. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Genesis, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of Genesis or any of its Subsidiaries relating to its business, or any Genesis Business Facility. As of the date hereof, except in compliance with Environmental Laws and in a manner that could not reasonably be expected to subject Genesis or any Subsidiary to material liability, to the knowledge of Genesis, no Hazardous Materials are present in, on or under any Genesis Business Facility currently owned, leased, operated or occupied by Genesis or any Subsidiary of Genesis or were present on any other Genesis Business Facility at the time it ceased to be owned, leased, operated or occupied by Genesis or any Subsidiary of Genesis. For the purposes of this Section 3.14, “GenesisBusiness Facility” means any property, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon, that is or at any time has been owned, operated, occupied, controlled, or leased by Genesis or any Subsidiary of Genesis in connection with the operation of its business. “Environmental Laws” means all federal, state, local and foreign laws and regulations which prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity or which relate to pollution of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or the protection of human health and worker safety. “Hazardous Materials” means any material, chemical, or substance that is prohibited or regulated by any Governmental Entity to be toxic, radioactive, hazardous or otherwise a danger to health, reproduction or the environment, excluding, however, Hazardous Materials contained in products typically used for office and janitorial purposes properly and safely maintained in accordance with Environmental Laws. “Hazardous Materials Activity” is the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product containing a Hazardous Material.

3.15     Employees.

(a)    Substantially all current and past employees of Genesis and its Subsidiaries have entered into a confidentiality and assignment of inventions agreement with Genesis, a copy or form of which has previously been delivered or made available to Pixelworks. To the knowledge of Genesis, no employee of Genesis or any Subsidiary of Genesis is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Genesis or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Genesis or any of its Subsidiaries or to the use of trade secrets or proprietary information of others, the consequences of which, individually or in the aggregate, are reasonably likely to have an Genesis Material Adverse Effect. To the knowledge of Genesis, no key employee or group of employees has any plans to terminate employment with Genesis or its Subsidiaries.

(b)    Neither Genesis nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither Genesis nor any of its Subsidiaries is the subject of any proceeding asserting that Genesis or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, is reasonably likely to have an Genesis Material Adverse Effect, nor is there pending or, to the knowledge of Genesis, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Genesis or any of its Subsidiaries.

3.16     Employee Benefit Plans.

(a)    All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document and including, without limitation, all “Employee Benefit Plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) covering any active or former employee, director or consultant of Genesis, any of its Subsidiaries, any Genesis ERISA Affiliate (as defined below)) or any trade or business (whether or not incorporated) (an “Genesis Employee”) which is a member of a controlled group or which is under common control with Genesis within the meaning of Section 414 of the Code (an “Genesis ERISA Affiliate”), or with respect to which Genesis has or may in the future have liability, are listed in Section 3.16(a) of the Genesis Disclosure Letter (the “Genesis Employee Plans”). Genesis has provided or made available to Pixelworks: (i) correct and complete copies of all documents embodying each Genesis Employee Plan and each material management, employment, change of control, severance and consulting agreement, contract or understanding between Genesis, any Subsidiary of Genesis or any Genesis ERISA Affiliate and any Genesis Employee (an “Genesis Employment Agreement”), including (without limitation) all amendments thereto, and all related trust documents, and all material written agreements and contracts relating to each Genesis Employee Plan and Genesis Employment Agreement; (ii) the two (2) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Genesis Employee Plan; (iii) the most recent summary plan descriptions together with the summary or summaries of material modifications thereto, if any, required under ERISA with respect to each Genesis Employee Plan; (iv) all United States Internal Revenue Service (“IRS”) or United States Department of Labor (“DOL”) determination, opinion, notification and advisory letters pertaining to any of the Genesis Employee Plans; (v) all material correspondence to or from the DOL or IRS pertaining to any of the Genesis Employee Plans, in each case which were received in the last three (3) years; (vi) all discrimination tests, if any, for each Genesis Employee Plan for the most recent three (3) plan years, (vii) the most recent annual actuarial valuations, if any, prepared for each Genesis Employee Plan, (viii) if the Genesis Employee Plan is funded, the most recent annual and periodic accounting of Genesis Employee Plan assets, (ix) all material written agreements and contracts currently in effect relating to each Genesis Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts, (x) all material communications to employees or former employees, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability under any Genesis Employee Plan or proposed Genesis Employee Plan that were given within the last three (3) years, and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with any Genesis Employee Plan intended to qualify as a retirement plan.

(b)    Except as set forth in Section 3.16(b) of the Genesis Disclosure Letter, each Genesis Employee Plan has been maintained and administered in all material respects in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including but not limited to ERISA and the Code, which are applicable to such Genesis Employee Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Genesis Employee Plan activities) has been brought or is pending or, to the knowledge of Genesis, is threatened, against or with respect to any such Genesis Employee Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Genesis, threatened by the IRS or DOL with respect to any Genesis Employee Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Genesis Employee Plans have been timely made or accrued. Any Genesis Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either obtained a favorable determination notification, advisory and/or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation enacted before 2002. Except as set forth in Section 3.16(b) of the Genesis Disclosure Letter, Genesis does not have any plan or commitment to establish any new Genesis Employee Plan, to modify any Genesis Employee Plan (except to the extent required by law or to conform any such Genesis Employee Plan to the requirements of any applicable law (including any law governing the tax-favored status of any Genesis Employee Plan), in each case as previously disclosed to Pixelworks in writing, or as required by this Agreement), or to enter into any new Genesis Employee Plan. Each Genesis Employee Plan or Genesis Employment Agreement can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Pixelworks, Genesis or any of its ERISA Affiliates (other than ordinary administration expenses and expenses for benefits properly accrued but not yet paid).

(c)    Neither Genesis, any of its Subsidiaries, nor any Genesis ERISA Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code, and at no time has Genesis, any of its Subsidiaries or any Genesis ERISA Affiliate contributed to or been requested to contribute to any “Multiemployer Plan,” and neither Genesis, any of its Subsidiaries, nor any Genesis ERISA Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any Multiemployer Plan, or to any plan described in Section 413 of the Code. Neither Genesis, any of its Subsidiaries, nor any officer or director of Genesis or any of its Subsidiaries is subject to any material liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. No material “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Genesis Employee Plan.

(d)    Neither Genesis, any of its Subsidiaries, nor any Genesis ERISA Affiliates has, prior to the Effective Time and in any material respect, violated any of the health continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). None of the Genesis Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither Genesis nor any of its Subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any Genesis Employee or other person, except to the extent required by statute.

(e)    Except as set forth in Section 3.16(e) of the Genesis Disclosure Letter, neither the execution and delivery of this Agreement, nor the performance of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events): (i) constitute an event under any Genesis Employee Plan, Genesis Employment Agreement, trust, loan or other agreement that will or may result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Genesis Employee; (ii) materially increase any benefits otherwise payable under any Genesis Employee Plan or Genesis Employment Agreement; or (iii) result in any payment or benefit which will or may be made by Genesis or any of its Subsidiaries with respect to any Genesis Employee which will or may be characterized as an “Excess Parachute Payment,” within the meaning of Section 280G(b)(2) of the Code.

(f)    Genesis International Employee Plan.  Each Genesis International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any all statutory or regulatory laws that are applicable to such Genesis International Employee Plan. No Genesis International Employee Plan has material unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Genesis, any Subsidiary of Genesis, Pixelworks or any Subsidiary of Pixelworks (as of the Effective Time), from terminating or amending any Genesis International Employee Plan at any time for any reason without material liability to Genesis, any of its Subsidiaries, Pixelworks or any of its Subsidiaries (other than ordinary administration expenses or routine claims for benefits). For purposes of this Agreement, “Genesis International Employee Plan” shall mean each Genesis Plan or Genesis Employment Agreement that has been adopted or maintained by Genesis or any of its Subsidiaries, whether formally or informally or with respect to which Genesis or any of its Subsidiaries will or may have any liability for the benefit of any Genesis Employee or any employee of its Subsidiaries who perform services outside the United States.

3.17     Compliance With Laws.  Neither Genesis nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any Legal Requirement applicable to Genesis or any of its Subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Genesis or any of its Subsidiaries is a party or by which Genesis or any of its Subsidiaries or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not have or be reasonably expected to have an Genesis Material Adverse Effect. Except as set forth in Section 3.17 of the Genesis Disclosure Letter, to the knowledge of Genesis, no investigation or review by any governmental or regulatory body or authority is pending or threatened against Genesis or its Subsidiaries, nor has any governmental or regulatory body or authority indicated in writing to Genesis or any of its Subsidiaries an intention to conduct the same, other than, in each such case, those the outcome of which would not, individually or in the aggregate, reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of Genesis or any of its Subsidiaries, any acquisition of material property by Genesis or any of its Subsidiaries or the conduct of business by Genesis or any of its Subsidiaries.

3.18     Permits.  Genesis and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to operation of the business of Genesis and its Subsidiaries taken as a whole (collectively, the “Genesis Permits”). Genesis and its Subsidiaries are in compliance in all material respects with the terms of the Genesis Permits, except where such failure to comply would not have or be reasonably expected to have an Genesis Material Adverse Effect.

3.19     Absence of Liens and Encumbrances.  Except as set forth in Section 3.19 of the Genesis Disclosure Letter, Genesis and each of its Subsidiaries has good and valid title to, or, in the case of leased properties, including the Genesis Leases, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected on the Genesis Balance Sheet and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to Genesis.

3.20     Insurance.  Each of Genesis and its Subsidiaries maintains insurance policies (the “Genesis Insurance Policies”) with reputable insurance carriers against all risks of a character as are usually insured against, and in such coverage amounts as are usually maintained, by similarly situated companies in the same or similar businesses. Each Genesis Insurance Policy is in full force and effect.

3.21     No Existing Discussions.  As of the date of this Agreement, neither Genesis nor any of its Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 6.1(e)).

3.22     Opinion of Financial Advisor.  The financial advisor of Genesis, Dresdner Kleinwort Wasserstein, has delivered to Genesis an opinion dated the date of this Agreement to the effect, as of such date, that the Exchange Ratio is fair to the holders of Genesis Common Stock from a financial point of view.

3.23     State Takeover Statutes.  The Board of Directors of Genesis has approved this Agreement and the Pixelworks Voting Agreements and the Merger and the other transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, and the other transactions contemplated hereby and thereby, the restrictions contained in Section 203 of the Delaware Law to the extent, if any, such restrictions would otherwise be applicable to the Merger, this Agreement and the Pixelworks Voting Agreements and the other transactions contemplated by this Agreement and the Pixelworks Voting Agreements. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement, the Pixelworks Voting Agreements or the transactions contemplated hereby and thereby.

3.24     Brokers.  No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of Genesis or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Dresdner Kleinwort Wasserstein, whose fees and expenses shall be paid by Genesis. Genesis has delivered to Pixelworks a complete and correct copy of all agreements pursuant to which Dresdner Kleinwort Wasserstein is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

3.25     Genesis Rights Agreement.  The Board of Directors of Genesis has amended (in the form provided to Pixelworks) the Preferred Stock Rights Agreement, dated as of June 27, 2002, between Genesis and Mellon Investor Services, L.L.C. (the “Genesis Rights Agreement”) so that, none of Pixelworks, Merger Sub or any of their respective affiliates shall become an “Acquiring Person,” and no “Distribution Date” or “Triggering Event” (as such terms are defined in the Genesis Rights Agreement) will occur, as a result of the approval, execution or delivery of this Agreement or the Genesis Voting Agreements or the consummation of the transactions contemplated hereby and thereby. The Genesis Rights Agreement and the outstanding rights thereunder (the “Genesis Rights”) shall terminate and be of no further force or effect as of immediately prior to the Effective Time, without any consideration being payable with respect to the outstanding Genesis Rights thereunder.

3.26     Vote Required.  The affirmative vote by the holders of a majority of the outstanding shares of Genesis Common Stock entitled to vote with respect to the Merger is the only vote of the holders of any class or series of Genesis’s capital stock necessary to approve this Agreement and the transactions contemplated hereby. There are no bonds, debentures, notes or other indebtedness of Genesis having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Genesis may vote.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PIXELWORKS AND MERGER SUB

Pixelworks and Merger Sub hereby represent and warrant to Genesis as follows:

4.1     Organization, Standing and Power; Subsidiaries.  Pixelworks is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, which have not had, and are not reasonably likely to have a Pixelworks Material Adverse Effect. For purposes of this Agreement, the term “Pixelworks Material Adverse Effect” means any Effect, individually or when taken together with all other Effects that have occurred prior to the date of determination of a Material Adverse Effect, that is, or is reasonably expected to be, materially adverse to (i) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of Pixelworks and its Subsidiaries, taken as a whole, or (ii) the ability of Pixelworks to perform the transactions contemplated by this Agreement; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute a Pixelworks Material Adverse Effect: any Effect resulting from (A) general economic conditions or conditions generally affecting any industry in which Pixelworks operates, except to the extent that Pixelworks is materially disproportionately affected thereby; (B) the outbreak or escalation of hostilities or terrorist activities either in the United States or abroad; (C) the announcement or pendency of the Merger; (D) a change in the stock price or trading volume of Pixelworks (or any failure of Pixelworks to meet published revenue or earnings projections), in and of itself, provided, that this clause (D) shall not exclude any underlying Effect which may have caused such change in stock price or trading volume or failure to meet published revenue or earnings projections; (E) any litigation arising out of or related to any alleged breach of fiduciary duty related to this Agreement; or (F) any termination of projects under development with the third party set forth on Section 4.1.1(F) of the letter delivered by Pixelworks and Merger Sub to Genesis on the date of this Agreement (the “Pixelworks Disclosure Letter”), or any end of life notice from the wafer suppliers to Pixelworks set forth on Section 4.1.2(F) of the Pixelworks Disclosure Letter.

4.2     Charter Documents.  Pixelworks has delivered or made available to Genesis complete and correct copies of its (i) Articles of Incorporation and Bylaws as amended to date (the “Pixelworks Charter Documents”) and (ii) Subsidiaries’ Articles of Incorporation, or equivalent organizational documents, and Bylaws, or equivalent organizational documents. Such Pixelworks Charter Documents and equivalent organizational documents of each of its Subsidiaries are in full force and effect. Pixelworks is not in violation of any of the provisions of the Pixelworks Charter Documents, and no Subsidiary of Pixelworks is in violation of its equivalent organizational documents.

4.3     Capitalization.

(a)    Except as set forth in Section 4.3(a) of the Pixelworks Disclosure Letter, the authorized capital stock of Pixelworks consists of 250,000,000 shares of Pixelworks Common Stock and 50,000,000 shares of preferred stock, $0.001 par value per share (“Pixelworks Preferred Stock”), of which one (1) share has been designated as a Special Voting Share Series Preferred Stock. As of March 10, 2003: (i) 45,204,330 shares of Pixelworks Common Stock were issued and outstanding; (ii) no shares of Pixelworks Common Stock were held in the treasury of Pixelworks; (iii) an aggregate of 6,246,585 shares of Pixelworks Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Pixelworks Common Stock under the stock option plans or other stock or equity-related plans of Pixelworks (the “Pixelworks Stock Plans”); (iv) an aggregate of 2,995,201 shares of Pixelworks Common Stock were available for future grant under the Pixelworks Stock Plans; (v) 1,173,276 shares of Pixelworks Common Stock were available for future issuance under Pixelworks’s 2000 Employee Stock Purchase Plan; and (vi) one (1) share of Pixelworks Preferred Stock was issued and outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $0.001 per share, all of which, as of the date hereof, are issued and outstanding and held by Pixelworks.

(b)    Section 4.3(b) of the Pixelworks Disclosure Letter lists all issued and outstanding shares of Pixelworks Common Stock held by an executive officer or director of Pixelworks that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of Pixelworks, indicating the name of the applicable stockholder, the vesting schedule for any such shares, including the extent to which any such repurchase or redemption right or right of first refusal has lapsed as of the date of this Agreement, and whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger.

(c)    Section 4.3(c) of the Pixelworks Disclosure Letter sets forth a complete and correct list, as of March 14, 2003, of all outstanding options to purchase shares of Pixelworks Common Stock (“Pixelworks Stock Options”), indicating with respect to each such Pixelworks Stock Option the name of the holder thereof, the Pixelworks Stock Plan under which it was granted, the number of shares of Pixelworks Common Stock subject to such Pixelworks Stock Option, the exercise price and the date of grant, vesting schedule and whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger and the date on which the Pixelworks Stock Option expires. Since March 14, 2003, Pixelworks has not granted any additional Pixelworks Stock Options or otherwise modified the terms of such Pixelworks Stock Options. Pixelworks has provided or made available to Genesis complete and correct copies of all Pixelworks Stock Plans and the forms of all option agreements evidencing Pixelworks Stock Options.

(d)    Other than as set forth in Sections 4.3(a)–(c) above or as disclosed in Section 4.3(d) of the Pixelworks Disclosure Letter, there are no equity securities, partnership interests or other similar ownership interests of any class or series of capital stock of Pixelworks, or any securities convertible into or exercisable or exchangeable for such equity securities, partnership interests or other similar ownership interests issued, reserved for issuance or outstanding. Except for securities Pixelworks owns, directly or indirectly through any of its Subsidiaries, there are no equity securities, partnership interests or other similar ownership interests of any class or series of capital stock of any Subsidiary of Pixelworks, or any securities convertible into or exercisable or exchangeable for such equity securities, partnership interests or other similar ownership interests issued, reserved for issuance or outstanding. There are no options, warrants, equity securities, partnership interests or other similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any kind or character to which Pixelworks or any of its Subsidiaries is a party or by which Pixelworks or any of its Subsidiaries is bound obligating Pixelworks or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Pixelworks or any of its Subsidiaries or obligating Pixelworks or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or other similar ownership interest, call, right, commitment or agreement.

(e)    Except as set forth in Section 4.3(e) of the Pixelworks Disclosure Letter, (x) there is no agreement, written or oral, between Pixelworks or any Affiliate of Pixelworks and any holder of the securities of Pixelworks relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act (including any rights to include securities in the Registration Statement), or voting, of the capital stock of Pixelworks, and (y) there is no rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which Pixelworks is a party or by which it is bound with respect to any equity security of any class of Pixelworks.

(f)    All outstanding shares of Pixelworks Common Stock are, and all shares of Pixelworks Common Stock subject to issuance as specified in Section 4.3(c) above upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Oregon law, the Pixelworks Charter Documents or any agreement to which Pixelworks is a party or is otherwise bound. The shares of Pixelworks Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement will not be subject to any restrictions on resale under the Securities Act, other than those restrictions imposed by Rule 145 promulgated under the Securities Act.

(g)    Stockholders of Pixelworks are not entitled to dissenters’ or appraisal rights under applicable state law in connection with the Merger.

(h)    No consent of the holders of Pixelworks Stock Options, in their capacity as such, is required in connection with the actions contemplated by Article II of this Agreement.

4.4     Subsidiaries.

(a)    Section 4.4(a) of the Pixelworks Disclosure Letter sets forth, for each Subsidiary of Pixelworks: (i) its name; (ii) the number (if such Subsidiary is not wholly-owned) and type of outstanding equity securities (as well as securities exchangeable or exercisable for and convertible into equity securities thereby) and a list of the holders thereof; and (iii) the jurisdiction of organization.

(b)    Each Subsidiary of Pixelworks is a corporation, partnership, limited liability corporation, limited liability partnership or other business association or entity duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its formation, has all requisite corporate, partnership or other entity power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Pixelworks Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of Pixelworks are duly authorized, validly issued, fully paid, and if applicable, nonassessable and free of preemptive rights and all such shares and interests that are owned, of record and beneficially, by Pixelworks or another of its Subsidiaries are so owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in Pixelworks’s voting rights, charges or other encumbrances of any nature. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Pixelworks or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of Pixelworks. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of Pixelworks. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Pixelworks.

(c)    Except as set forth in Section 4.4(c) of the Pixelworks Disclosure Letter, Pixelworks does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity, which is not a Subsidiary of Pixelworks. There are no obligations, contingent or otherwise, of Pixelworks or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any Subsidiary of Pixelworks or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of Pixelworks or any other entity, other than guarantees of bank obligations of Subsidiaries of Pixelworks entered into in the Ordinary Course of Business.

4.5     Authority; No Conflict; Required Filings and Consents.

(a)    Each of Pixelworks and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and, subject only to the approval of the issuance of shares of Pixelworks Common

Stock in the Merger (the “Pixelworks Voting Proposal”) by Pixelworks’s stockholders under the rules of The Nasdaq Stock Market, Inc. (the “Pixelworks Stockholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Pixelworks Board, at a meeting duly called and held, by the unanimous vote of all directors: (i) determined that the Merger is fair to and in the best interests of Pixelworks and its stockholders; (ii) directed that the Pixelworks Voting Proposal be submitted to the stockholders of Pixelworks for their approval and resolved to recommend that the stockholders of Pixelworks vote in favor of the approval of the Pixelworks Voting Proposal; (iii) approved the other transactions contemplated by this Agreement; and (iv) approved and adopted the Organizational Structure (as defined in Section 6.16) to be effective immediately after the Effective Time. The execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement by Pixelworks and Merger Sub have been duly and validly authorized by all necessary corporate action on the part of each of Pixelworks and Merger Sub, subject (in the case of the Merger Agreement) only to the required receipt of the Pixelworks Stockholder Approval, the adoption of the Merger Agreement by Pixelworks as the sole stockholder of Merger Sub and the filing and recordation of the Certificate of Merger as required by Delaware Law. This Agreement has been duly and validly executed and delivered by Pixelworks and Merger Sub and, when duly and validly executed and delivered by Genesis, constitutes the valid and binding obligation of each of Pixelworks and Merger Sub, enforceable against Pixelworks and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)    The execution and delivery of this Agreement by each of Pixelworks and Merger Sub do not, and the performance by Pixelworks and Merger Sub of the transactions contemplated by this Agreement shall not: (i) conflict with, or result in any violation or breach of, any provision of (A) the Pixelworks Charter Documents prior to the Closing, (B) the Pixelworks Amended Articles (as defined in Section 6.20 of this Agreement) and the Pixelworks Amended Bylaws (as defined in Section 6.20 of this Agreement) subsequent to the Closing, (C) the Certificate of Incorporation or Bylaws of Merger Sub or (D) of the charter, Bylaws or other organizational document of any other Subsidiary of Pixelworks; (ii) except as set forth in Section 4.5(b) of the Pixelworks Disclosure Letter, conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Liens on Pixelworks’s or any of its Subsidiaries’ assets under any of the terms, conditions or provisions of any Contract to which Pixelworks or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound; or (iii) subject to obtaining the Pixelworks Stockholder Approval and compliance with the requirements specified in clauses (i) through (vii) of Section 4.5(c), conflict with or violate any Legal Requirement applicable to Pixelworks or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.5(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, or losses which, individually or in the aggregate, are not reasonably likely to have a Pixelworks Material Adverse Effect. Section 4.5(b) of the Pixelworks Disclosure Letter lists all Contracts to which Pixelworks or any of its Subsidiaries is a party or otherwise bound under which consents, waivers and approvals are required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate were not obtained, would result in a material loss of benefits to Pixelworks, Genesis or the Surviving Corporation as a result of the Merger.

(c)    No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity required by or with respect to Pixelworks or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the performance by Pixelworks or Merger Sub of the transactions contemplated by this Agreement, except for: (i) HSR Approval of the HSR Act and of the comparable laws of any foreign jurisdiction reasonably determined by the parties to apply; (ii) applicable requirements, if any, of the Securities Act or the Exchange Act; (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which Pixelworks is qualified as a foreign corporation to transact business; (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 of the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby; (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable Blue Sky Laws and the comparable laws of any foreign country; (vi) the rules and regulations of The Nasdaq Stock Market, Inc., including the filing of a Notification Form: Listing of Additional Shares with The Nasdaq Stock Market, Inc. for the shares of Pixelworks Common Stock to be issued in the transactions contemplated by this Agreement; and (vii) such other consents, authorizations, orders, filings, approvals and registrations which, if not obtained or made, are not reasonably likely to have a Pixelworks Material Adverse Effect.

4.6     SEC Filings; Financial Statements; Information Provided.

(a)    Pixelworks has filed all registration statements, forms, reports and other documents required to be filed by Pixelworks with the SEC since May 18, 2000 and has made available to Genesis copies of all registration statements, forms, reports and other documents filed by Pixelworks with the SEC since such date, all of which are available on EDGAR. All such required registration statements, forms, reports and other documents (including those that Pixelworks may file after the date hereof until the Closing), as amended, are referred to herein as the “Pixelworks SEC Reports.” The Pixelworks SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Pixelworks SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Pixelworks SEC Reports or necessary in order to make the statements in such Pixelworks SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of Pixelworks is subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act.

(b)    Except as set forth in Section 4.6(b) of the Pixelworks Disclosure Letter, each of the audited consolidated financial statements (including, in each case, any related notes and schedules) and unaudited interim financial statements contained or to be contained in Pixelworks SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present the consolidated financial position of Pixelworks and its Subsidiaries as of the dates indicated and the consolidated results of Pixelworks and its Subsidiaries’ operations and cash flows for the periods indicated, consistent with the books and records of Pixelworks and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The consolidated, unaudited balance sheet of Pixelworks as of December 31, 2002 is referred to herein as “Pixelworks Balance Sheet.”

(c)    Pixelworks has previously furnished to Genesis a complete and correct copy of any amendments or modifications to any Pixelworks SEC Reports, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Pixelworks with the SEC pursuant to the Securities Act or the Exchange Act.

(d)    The information to be supplied by or on behalf of Pixelworks for inclusion or incorporation by reference in the Registration Statement or to be supplied by or on behalf of Pixelworks for inclusion in any Regulation M-A Filing, shall not at the time the Registration Statement or such Regulation M-A Filing is filed with the SEC, at any time it is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of Pixelworks for inclusion in the Joint Proxy Statement/Prospectus to be sent to the stockholders of Pixelworks to consider the Pixelworks Voting Proposal (the “Pixelworks Meeting”) in connection with the Pixelworks Meeting and to stockholders of Genesis in connection with the Genesis Meeting, which shall be deemed to include all information about or relating to Pixelworks, the Pixelworks Voting Proposal and the Pixelworks Meeting contained in the Joint Proxy Statement/Prospectus, shall not, on the dates the Joint Proxy Statement/Prospectus is first mailed to stockholders of Pixelworks and Genesis, or at the time of the Pixelworks Meeting, the Genesis Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Pixelworks Meeting or the Genesis Meeting which has become false or misleading. If at any time prior to the Effective Time any fact or event relating to Pixelworks or any of its Affiliates should be discovered by Pixelworks or should occur which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Pixelworks shall promptly inform Genesis of such fact or event.

4.7    No Undisclosed Liabilities.  Except as disclosed in the Pixelworks SEC Reports filed prior to the date hereof, and except for normal and recurring liabilities incurred since the date of the Pixelworks Balance Sheet in the Ordinary Course of Business, Pixelworks and its Subsidiaries do not have any liabilities (absolute, accrued, contingent or otherwise) (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate, are reasonably likely to have a Pixelworks Material Adverse Effect.

4.8    Absence of Certain Changes or Events.  Except as disclosed in the Pixelworks SEC Reports filed prior to the date of this Agreement, since the date of the Pixelworks Balance Sheet, Pixelworks and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been: (i) any change, event, circumstance, development or effect that individually or in the aggregate has had, or is reasonably likely to have, a Pixelworks Material Adverse Effect; or (ii) any other action or event that would have required the consent of Genesis pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.

4.9    Taxes.

(a)    Pixelworks and each of its Subsidiaries have timely filed all material Returns relating to Taxes required to be filed by Pixelworks and each of its Subsidiaries with any Tax authority. Such Returns are true and correct in all material respects and have been completed in accordance with applicable law, and Pixelworks and each of its Subsidiaries have paid or withheld and paid to the appropriate governmental body all Taxes shown to be due on such Returns.

(b)    Neither Pixelworks nor any of its Subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Pixelworks or any of its Subsidiaries, nor has Pixelworks or any of its Subsidiaries executed any unexpired waiver or extension of any statute of limitations on or extending the period for the assessment or collection of any Tax, nor has any such waiver or extension been requested from Pixelworks or any of its Subsidiaries other than an extension resulting from the filing of a Return after its due date in the Ordinary Course of Business.

(c)    Neither Pixelworks nor any of its Subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on the Pixelworks Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since December 31, 2002 in connection with the operation of the business of Pixelworks and its Subsidiaries in the ordinary course.

(d)    Neither Pixelworks nor any of its Subsidiaries has, within the two (2) year period ending on the Effective Time, made a distribution to which Code Section 355 (or so much of Section 356 as relates to Section 355) applies.

(e)    The representations to be made by Pixelworks to Wilson Sonsini Goodrich & Rosati, Professional Corporation, and O’Melveny & Myers LLP in connection with the tax opinions to be rendered pursuant to Sections 7.2(c) and 7.3(c) of this Agreement, as set forth in the certificate attached as Appendix 7.2(c) to the Pixelworks Disclosure Schedule, are true and correct as of the date hereof. For the avoidance of doubt, such representations will be for the benefit of Wilson Sonsini Goodrich & Rosati, Professional Corporation, and O’Melveny & Myers LLP (and not any other Person, whether or not a party to this Agreement).

4.10    Owned and Leased Real Properties.

(a)    Neither Pixelworks nor, to Pixelworks’s knowledge, any of its Subsidiaries owns or has ever owned any real property.

(b)    Section 4.10(b) of the Pixelworks Disclosure Letter sets forth a complete and correct list of all real property leased, subleased, licensed or occupied by Pixelworks or any of its Subsidiaries (collectively, the “Pixelworks Leases”) and the location of the premises. Neither Pixelworks, nor any of its Subsidiaries nor, to Pixelworks’s knowledge, any other party is in default under any of the Pixelworks Leases, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to have a Pixelworks Material Adverse Effect. Except as set forth in Section 4.10 of the Pixelworks Disclosure Letter, no property subject to a Pixelworks Lease is occupied by a third party other than Pixelworks and no third party has a right to occupy such property other than Pixelworks. Pixelworks has provided or made available to Genesis complete and correct copies of all Pixelworks Leases.

4.11    Intellectual Property.

(a)    No Infringement.  To the knowledge of Pixelworks, the products, services and operations of Pixelworks do not infringe or misappropriate the Intellectual Property of any third party where such infringement or misappropriation, individually or in the aggregate, would be reasonably expected to have a Pixelworks Material Adverse Effect.

(b)    No Impairment.  The Merger, by reason of or pursuant to any Contract or other legal obligation to which Pixelworks or any Subsidiary of Pixelworks is a party or otherwise bound, will not result in: (i) Pixelworks or any Subsidiary of Pixelworks (other than Genesis and its Subsidiaries, but only to the extent existing prior to this Agreement) being bound by any material non-compete or other material restriction on the operation of any business of Pixelworks or its Subsidiaries; (ii) Pixelworks or any Subsidiary of Pixelworks (other than Genesis and its Subsidiaries, but only to the extent existing prior to this Agreement) granting any rights or licenses to any material Intellectual Property of Genesis or any Subsidiary of Genesis (including a covenant not to sue with respect to any material Intellectual Property of Genesis or any Subsidiary of Genesis); or (iii) the termination or breach of any contract to which Pixelworks or any Subsidiary of Pixelworks is a party, which termination or breach would reasonably be expected to have a material adverse effect on any product or service offerings of Pixelworks or otherwise have a Pixelworks Material Adverse Effect or an Genesis Material Adverse Effect.

4.12    Agreements, Contracts and Commitments.

(a)    The following Contracts with respect to which Pixelworks or one of its Subsidiaries is a party or is bound are referred to herein as the “Pixelworks Contracts”:

(i)  any employment or consulting agreement, contract or commitment with any executive officer or member of Pixelworks’s Board of Directors, other than those that are terminable by Pixelworks or any of its Subsidiaries on no more than thirty (30) days’ notice without liability or financial obligation to Pixelworks;

(ii)  any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii)  any agreement of indemnification or any guaranty other than, in either case, as entered into in the Ordinary Course of Business;

(iv)  any agreement, contract or commitment containing any covenant limiting in any respect the right of Pixelworks or any of its Subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

(v)  any agreement, contract or commitment currently in force relating to the disposition or acquisition by Pixelworks or any of its Subsidiaries after the date of this Agreement of assets in excess of $250,000 not in the Ordinary Course of Business or pursuant to which Pixelworks or any Pixelworks Subsidiary has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Pixelworks’s Subsidiaries;

(vi)  any dealer, distributor, joint marketing or development agreement currently in force under which Pixelworks or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement pursuant to which Pixelworks or any of its Subsidiaries have continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by Pixelworks or any of its Subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

(vii)  any material agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Pixelworks product or service or any material agreement, contract or commitment currently in force to sell or distribute any Pixelworks products or service, including any material agreement, contract or commitment related to Pixelworks’s Intellectual Property, except agreements with distributors or sales representative in the Ordinary Course of Business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Genesis;

(viii)  any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit other than accounts receivable and payable in the Ordinary Course of Business;

(ix)  any settlement agreement; provided that a Pixelworks Contract shall not include any settlement agreement entered into more than five (5) years before the date of this Agreement;

(x)  any other agreement, contract or commitment (i) in connection with or pursuant to which Pixelworks and its Subsidiaries will spend or receive (or are expected to spend or receive), in the aggregate, more than $250,000 during the current calendar year or during the next calendar year, (ii) the termination, expiration or loss of the counterparty’s performance of which could reasonably be expected to have a Material Adverse Effect on Pixelworks or (iii) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC rules); or

(xi)  any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Pixelworks or any of its Subsidiaries.

Pixelworks has furnished or made available (either directly or through Pixelworks SEC Reports filed prior to the date of this Agreement) to Genesis complete and correct copies of each Pixelworks Contract. Each Pixelworks Contract is in full force and effect except to the extent it has previously expired in accordance with its terms or if the failure to be in full force and effect, individually or together with the other Pixelworks Contracts, would not reasonably be expected to be material to Pixelworks. Neither Pixelworks nor any of its Subsidiaries,

nor to Pixelworks’s knowledge, any other party to a Pixelworks Contract is in material breach, violation or default under, and neither Pixelworks nor any of its Subsidiaries has received written notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Pixelworks Contract in such a manner as would permit any other party to cancel or terminate any such Pixelworks Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

(b)    Section 4.12(b) of the Pixelworks Disclosure Letter sets forth a complete and correct list of each contract or agreement to which Pixelworks or any of its Subsidiaries is a party or bound with any Affiliate of Pixelworks (other than with any Subsidiary). Complete and correct copies of all the agreements, contracts and arrangements set forth in Section 4.12(b) of the Pixelworks Disclosure Letter have heretofore been furnished or made available to Genesis. Except as disclosed in the Pixelworks SEC Reports filed prior to the date of this Agreement, neither Pixelworks nor any of its Subsidiaries has entered into any transaction with any Affiliate of Pixelworks or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

(c)    There is no non-competition or other similar agreement, commitment, judgment, injunction or order to which Pixelworks or any of its Subsidiaries is a party or to which Pixelworks or any of its Subsidiaries is subject that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of Pixelworks or any of its Subsidiaries or Genesis or any of its Subsidiaries as currently conducted and as proposed to be conducted in any material respect. Neither Pixelworks nor any of its Subsidiaries has entered into (or is otherwise bound by) any agreement under which it is restricted in any material respect from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business.

4.13    Litigation.  Except as described in the Pixelworks SEC Reports filed prior to the date hereof, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of Pixelworks, threatened against or affecting Pixelworks or any of its Subsidiaries which, individually or in the aggregate, has been, or is reasonably likely to be, material to Pixelworks. There are no material judgments, orders or decrees outstanding against Pixelworks or any of its Subsidiaries.

4.14    Environmental Matters.  Pixelworks and its Subsidiaries: (i) have obtained all Environmental Permits; (ii) are in compliance in all material respects with all material terms and conditions of such required Environmental Permits and all such Environmental Permits are valid and in full force and effect; and (iii) have conducted all Hazardous Material Activities relating to their business in compliance in all material respects with all Environmental Laws, other than, as to each of (i), (ii), and (iii), such as would not have a Pixelworks Material Adverse Effect. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Pixelworks, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of Pixelworks or any Subsidiary relating to its business, or any Pixelworks Business Facility. As of the date hereof, except in compliance with Environmental Laws and in a manner that could not reasonably be expected to subject Pixelworks or any Subsidiary to material liability, to the knowledge of Pixelworks, no Hazardous Materials are present in, on or under any Pixelworks Business Facility currently owned, leased, operated or occupied by Pixelworks or any Subsidiary of Pixelworks or were present on any other Pixelworks Business Facility at the time it ceased to be owned, leased, operated or occupied by Pixelworks or any Subsidiary of Pixelworks. For the purpose of this Section 4.14, “Pixelworks Business Facility” means any property, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon, that is or at any time has been owned, operated, occupied, controlled, or leased by Pixelworks or any Subsidiary of Pixelworks in connection with the operation of its business.

4.15    Employees.

(a)    Substantially all current and past employees of Pixelworks and its Subsidiaries have entered into a confidentiality and assignment of inventions agreement with Pixelworks, a copy or form of which has previously been delivered or made available to Genesis. To the knowledge of Pixelworks, no employee of Pixelworks or any Subsidiary of Pixelworks is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Pixelworks or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Pixelworks or any of its Subsidiaries or to the use of trade secrets or proprietary information of others, the consequences of which, individually or in the aggregate, are reasonably likely to have a Pixelworks Material Adverse Effect. To the knowledge of Pixelworks, no key employee or group of employees has any plans to terminate employment with Pixelworks or its Subsidiaries.

(b)    Neither Pixelworks nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither Pixelworks nor any of its Subsidiaries is the subject of any proceeding asserting that Pixelworks or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, is reasonably likely to have a Pixelworks Material Adverse Effect, nor is there pending or, to the knowledge of Pixelworks, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Pixelworks or any of its Subsidiaries.

4.16    Employee Benefit Plans.

(a)    All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document and including, without limitation all “Employee Benefit Plans” within the meaning of Section 3(3) of ERISA covering any active, former employee, director or consultant of Pixelworks, any of its Subsidiaries, any Pixelworks ERISA Affiliate (as defined below) or any trade or business (whether or not incorporated) (a “Pixelworks Employee”) which is a member of a controlled group or which is under common control with Pixelworks within the meaning of Section 414 of the Code (a “Pixelworks ERISA Affiliate”), or with respect to which Pixelworks has or may in the future have liability, are listed in Section 4.16(a) of the Pixelworks Disclosure Letter (the “Pixelworks Employee Plans”). Pixelworks has provided or made available to Genesis: (i) correct and complete copies of all documents embodying each Pixelworks Employee Plan and each material management, employment, change of control, severance and consulting agreement, contract or understanding between Pixelworks, any Subsidiary of Pixelworks or any Pixelworks ERISA Affiliate and any Pixelworks Employee (a “Pixelworks Employment Agreement”), including (without limitation) all amendments thereto, and all related trust documents, and all material written agreements and contracts relating to each Pixelworks Employee Plan and Pixelworks Employment Agreement; (ii) the two (2) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Pixelworks Employee Plan; (iii) the most recent summary plan descriptions together with the summary or summaries of material modifications thereto, if any, required under ERISA with respect to each Pixelworks Employee Plan; (iv) all IRS or DOL determination, opinion, notification and advisory letters pertaining to any of the Pixelworks Employee Plans; (v) all material correspondence to or from the DOL or IRS pertaining to any of the Pixelworks Employee Plans, in each case which was received in the last three (3) years; (vi) all discrimination tests, if any, for each Pixelworks Employee Plan for the most recent three (3) plan years; (vii) the most recent annual actuarial valuations, if any, prepared for each Pixelworks Employee Plan; (viii) if the Pixelworks Employee Plan is funded, the most recent annual and periodic accounting of Pixelworks Employee Plan assets; (ix) all material written agreements and contracts currently in effect relating to each Pixelworks Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (x) all material communications to employees or former employees, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability under any Pixelworks Employee Plan or proposed Pixelworks Employee Plan that were given within the last three (3)

years; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with any Pixelworks Employee Plan intended to qualify as a retirement plan.

(b)    Each Pixelworks Employee Plan has been maintained and administered in all material respects in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including but not limited to ERISA and the Code, which are applicable to such Pixelworks Employee Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Pixelworks Employee Plan activities) has been brought or is pending, or to the knowledge of Pixelworks, is threatened, against or with respect to any such Pixelworks Employee Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Pixelworks, threatened by the IRS or DOL with respect to any Pixelworks Employee Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Pixelworks Employee Plans have been timely made or accrued. Any Pixelworks Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either obtained a favorable determination notification, advisory and/or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation enacted before 2002. Pixelworks does not have any plan or commitment to establish any new Pixelworks Employee Plan, to modify any Pixelworks Employee Plan (except to the extent required by law or to conform any such Pixelworks Employee Plan to the requirements of any applicable law (including any law governing the tax-favored status of any Pixelworks Employee Plan) in each case as previously disclosed to Pixelworks in writing, or as required by this Agreement), or to enter into any new Pixelworks Employee Plan. Each Pixelworks Employee Plan or Pixelworks Employment Agreement can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Genesis, Pixelworks or any of its ERISA Affiliates (other than ordinary administration expenses and expenses for benefits properly accrued but not yet paid).

(c)    Neither Pixelworks, any of its Subsidiaries, nor any Pixelworks ERISA Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has Pixelworks, any of its Subsidiaries or any Pixelworks ERISA Affiliate contributed to or been requested to contribute to any Multiemployer Plan, and neither Pixelworks, any of its Subsidiaries, nor any Pixelworks ERISA Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any Multiemployer Plan, or to any plan described in Section 413 of the Code. Neither Pixelworks, any of its Subsidiaries, nor any officer or director of Pixelworks or any of its Subsidiaries is subject to any material liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. No material Prohibited Transaction and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Pixelworks Employee Plan.

(d)    Neither Pixelworks, any of its Subsidiaries, nor any Pixelworks ERISA Affiliates has, prior to the Effective Time and in any material respect, violated any of the health continuation requirements of COBRA. None of the Pixelworks Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither Pixelworks nor any of its Subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any Pixelworks Employee, or other person, except to the extent required by statute.

(e)    Neither the execution and delivery of this Agreement, nor the performance of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events): (i) constitute an event under any Pixelworks Employee Plan, Pixelworks Employment Agreement, trust, loan or other agreement that will or may result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Pixelworks Employee; (ii) materially increase any benefits otherwise payable under any Pixelworks Employee Plan or Pixelworks Employment Agreement, except as set forth under Section 4.16(e) of the Pixelworks Disclosure Letter; or (iii) result in any payment or benefit which will or may be made by Pixelworks or any Subsidiaries with respect to any Pixelworks Employee which will or may be characterized as an Excess Parachute Payment within the meaning of Section 280G(b)(2) of the Code.

(f)    Pixelworks International Employee Plan. Each Pixelworks International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Pixelworks International Employee Plan. No Pixelworks International Employee Plan has material unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Pixelworks or any Subsidiary of Pixelworks from terminating or amending any “Pixelworks International Employee Plan” at any time for any reason without material liability to Pixelworks or any of its Subsidiaries (other than ordinary administration expenses or routine claims for benefits). For purposes of this Agreement, Pixelworks International Employee Plan shall mean each Pixelworks Plan or Pixelworks Employment Agreement that has been adopted or maintained by Pixelworks or any of its Subsidiaries, whether formally or informally or with respect to which Pixelworks or any of its Subsidiaries will or may have any liability for the benefit of any Pixelworks Employee or any employee of its Subsidiaries who perform services outside the United States.

4.17    Compliance With Laws.  Neither Pixelworks nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any Legal Requirement applicable to Pixelworks or any of its Subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Pixelworks or any of its Subsidiaries is a party or by which Pixelworks or any of its Subsidiaries or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not have or be reasonably expected to have a Pixelworks Material Adverse Effect. To the knowledge of Pixelworks, no investigation or review by any governmental or regulatory body or authority is pending or threatened against Pixelworks or its Subsidiaries, nor has any governmental or regulatory body or authority indicated in writing to Pixelworks or any of its Subsidiaries an intention to conduct the same, other than, in each such case, those the outcome of which would not, individually or in the aggregate, reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of Pixelworks or any of its Subsidiaries, any acquisition of material property by Pixelworks or any of its Subsidiaries or the conduct of business by Pixelworks or any of its Subsidiaries.

4.18    Permits.  Pixelworks and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to operation of the business of Pixelworks and its Subsidiaries taken as a whole (collectively, the “Pixelworks Permits”). Pixelworks and its Subsidiaries are in compliance in all material respects with the terms of the Pixelworks Permits, except where such failure to comply would not have or be reasonably expected to have a Pixelworks Material Adverse Effect.

4.19    Absence of Liens and Encumbrances.  Pixelworks and each of its Subsidiaries has good and valid title to, or, in the case of leased properties, including the Pixelworks Leases, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected on the Pixelworks Balance Sheet and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to Pixelworks.

4.20    Insurance.  Each of Pixelworks and its Subsidiaries maintains insurance policies (the “Pixelworks Insurance Policies”) with reputable insurance carriers against all risks of a character as are usually insured against, and in such coverage amounts as are usually maintained, by similarly situated companies in the same or similar businesses. Each Pixelworks Insurance Policy is in full force and effect.

4.21    No Existing Discussions.  As of the date of this Agreement, neither Pixelworks nor any of its Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal.

4.22    Opinion of Financial Advisor.  The financial advisor of Pixelworks, Salomon Smith Barney, has delivered to Pixelworks an opinion dated the date of this Agreement to the effect, as of such date, that the Exchange Ratio is fair to Pixelworks from a financial point of view.

4.23    State Takeover Statutes.  The Board of Directors of Pixelworks has approved this Agreement and the Genesis Voting Agreements and the Merger and the other transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, and the other transactions contemplated hereby and thereby, the restrictions contained in Section 60.835 of the Oregon Business Corporation Act to the extent, if any, such restrictions would otherwise be applicable to the Merger, this Agreement and the Genesis Voting Agreements and the other transactions contemplated by this Agreement and the Genesis Voting Agreements. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement, the Genesis Voting Agreements or the transactions contemplated hereby and thereby.

4.24    Brokers.  No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of Pixelworks or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Salomon Smith Barney, whose fees and expenses shall be paid by Pixelworks. Pixelworks has delivered to Genesis a complete and correct copy of all agreements pursuant to which Salomon Smith Barney is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

4.25    Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.26    Vote Required.  The affirmative vote of the holders of a majority of the outstanding shares of Pixelworks Common Stock present or represented by proxy and voting at the Pixelworks Meeting at which a quorum is present is the only vote of the holders of any class or series of Pixelworks’s capital stock necessary to approve this Agreement and the transactions contemplated hereby. There are no bonds, debentures, notes or other indebtedness of Pixelworks having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Pixelworks may vote.

ARTICLE V

CONDUCT OF BUSINESS

5.1    Covenants.

(a)    During the period from the date of this Agreement and continuing until the earlier of termination of this Agreement or the Effective Time, each of Genesis and Pixelworks and their respective Subsidiaries shall, except (i) as set forth in Section 5.1 of the Genesis Disclosure Letter or the Pixelworks Disclosure Letter, as applicable, (ii) in connection with specific actions that a party is explicitly required or permitted to take pursuant to this Agreement, or (iii) to the extent that the other party shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), carry on its business in all material respects, in the Ordinary Course of Business and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (x) preserve intact its present business organization, (y) keep available the services of its present officers and employees and (z) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings.

(b)    During the period from the date of this Agreement and continuing until the earlier of termination of this Agreement or the Effective Time, except (i) as set forth in Section 5.1 of the Genesis Disclosure Letter or the Pixelworks Disclosure Letter, as applicable, (ii) in connection with specific actions that a party is explicitly required to take pursuant to this Agreement, or (iii) to the extent that the other party shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), neither Genesis nor Pixelworks shall do any of the following nor shall either permit its Subsidiaries to do any of the following:

(i)  (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned subsidiary to its parent), (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities (except, in the case of this clause (C), for the acquisition of shares of common stock from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services);

(ii)  issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than (A) the issuance of shares of common stock upon the exercise of stock options outstanding on the date of this Agreement in accordance with their present terms, (B) the grant of options to purchase common stock, which grants shall not exceed 1,600,000 shares in the aggregate with respect to Genesis (including the shares described in Section 5.1(iv)(B)), and 1,500,000 shares in the aggregate with respect to Pixelworks (including the shares described in Section 5.1(iv)(B)), and shall have an exercise price equal to the fair market value of the respective common stock on the date of grant and shall otherwise be upon Genesis’s or Pixelworks’s customary terms, respectively, and (C) the grant of options and the issuance of common stock under such party’s employee stock purchase plan as currently in effect);

(iii)  amend (A) its Certificate of Incorporation, Articles of Incorporation, Bylaws or other comparable charter or organizational documents (or similar governing instruments of any of its direct or indirect wholly owned subsidiaries), except as expressly provided by this Agreement or (B) with respect to Pixelworks, amend or modify the charters of any committee of the Pixelworks Board, or otherwise adopt or modify any resolutions relating to the authority delegated by the Pixelworks Board to any such committee;

(iv)  acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to Genesis and its Subsidiaries, or Pixelworks and its Subsidiaries, as the case may be, taken as a whole;

(v)  except in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets;

(vi)  whether or not in the Ordinary Course of Business, sell, dispose of or otherwise transfer any assets material to Genesis and its Subsidiaries, or Pixelworks and its Subsidiaries, as the case may be, taken as a whole (including any accounts, leases, contracts or intellectual property or any assets or the stock of any of its Subsidiaries, but excluding the sale or license of products in the Ordinary Course of Business);

(vii)  (A) with respect to Genesis, redeem the Genesis Rights or amend, waive any rights under or otherwise modify or terminate the Genesis Rights Plan in connection with an Acquisition Proposal or render the Genesis Rights Plan inapplicable to any Acquisition Proposal, unless, and only to the extent that, it is required to do so by a court of competent jurisdiction, and (B) with respect to Pixelworks, adopt or implement any stockholder rights plan;

(viii)  except for a confidentiality agreement as permitted by Section 6.1, enter into an agreement with respect to (A) any merger, consolidation, liquidation or business combination, (B) any acquisition or disposition of all or substantially all of Genesis or its Subsidiaries’ or Pixelworks and its Subsidiaries’ assets or securities, or (C) any other Acquisition Proposal (as defined in Section 6.1(e));

(ix)  (A) incur or suffer to exist any indebtedness for borrowed money or guarantee any such indebtedness of another person, (B) issue, sell or amend any of its debt securities or warrants or other rights to acquire any of its debt securities, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (C) make any loans, advances (other than routine advances to employees in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than any of its direct or indirect wholly owned Subsidiaries;

(x)  make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $5,000,000 in the aggregate, other than as set forth in such party’s budget for capital expenditures previously made available;

(xi)  make any changes in accounting methods, principles or practices, except insofar as may have been required by the SEC or a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve, or revalue any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the Ordinary Course of Business;

(xii)  except in the Ordinary Course of Business, modify, amend or terminate any material contract or agreement to which it or any of its direct or indirect wholly owned subsidiaries is party, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any of its or any Subsidiary’s accounts receivable);

(xiii)  (A) except in the Ordinary Course of Business, enter into any material contract or agreement or (B) license any material intellectual property rights to or from any third party;

(xiv)  except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (A) (1) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan, employee stock purchase or employee stock option plan, for the benefit or welfare of any current or former director or officer, (A) (2) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan, employee stock purchase or employee stock option plan, for the benefit or welfare of any employee or consultant or any collective bargaining agreement except in the Ordinary Course of Business, (B) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except for annual increases of the salaries of employees in the Ordinary Course of Business and option grants to officers not to exceed 400,000 shares in the aggregate with respect to Genesis, and 300,000 shares in the aggregate with respect to Pixelworks), (C) accelerate, amend, modify or waive the payment, right to payment, vesting or period of exercisability or other material terms of any compensation or benefits, including any outstanding options, warrants or restricted stock awards, (D) reprice or exchange options or warrants granted under any employee, consultant or director stock plans or otherwise; or authorize cash payments in exchange for any options, warrants or restricted stock granted under any of such plans or otherwise, (E) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (F) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, or (G) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

(xv)  make or rescind any material Tax election, settle or compromise any material Tax liability or amend any material Tax return;

(xvi)  initiate, compromise or settle any material litigation or arbitration proceeding;

(xvii)  fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

(xviii)  fail to pay accounts payable and other obligations in the Ordinary Course of Business;

(xix)  make any payments outside of the Ordinary Course of Business in excess of $2,500,000 in the aggregate;

(xx)  whether or not in the Ordinary Course of Business, amend, modify or change, in any way, the Organizational Structure (as defined in Section 6.16); or

(xxi)  authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2    Confidentiality.  The parties acknowledge that Pixelworks and Genesis have previously executed a Confidentiality Agreement dated as of January 27, 2003 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified by this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1    No Solicitation.

(a)    No Solicitation or Negotiation.  Except as set forth in this Section 6.1, Genesis and Pixelworks shall not, nor shall either of them authorize or permit any of their respective Subsidiaries or any of their or their Subsidiaries’ respective directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to directly or indirectly:

(i)  solicit, initiate, induce, encourage or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined in Section 6.1(e)), including amending or granting any waiver or release under any standstill or similar agreement with respect to any Genesis Common Stock or Pixelworks Common Stock, respectively; or

(ii)  enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.

Notwithstanding the foregoing, prior to (1) in the case of Genesis, the adoption of this Agreement at the Genesis Meeting or, (2) in the case of Pixelworks, the approval of the issuance of the Pixelworks Common Stock in the Merger at the Pixelworks Meeting (in each case, the “Specified Time”), Genesis or Pixelworks may, so long as there has been no breach of this Section 6.1(a), in response to an Acquisition Proposal received by it and otherwise in compliance with its obligations under Section 6.1(b): (x) request clarifications from, or furnish information to (but not enter into discussions with), any Person which makes an unsolicited, bona fide written Acquisition Proposal if (A) such action is taken subject to a confidentiality agreement containing customary terms and conditions no less restrictive than those in the Confidentiality Agreement with the party receiving the Acquisition Proposal; (B) such action is taken solely for the purpose of obtaining information reasonably necessary to ascertain whether such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal (as defined in Section 6.1(e)), and (C) the Genesis Board or the Pixelworks Board, as the case may be, reasonably determines in good faith, after consultation with outside legal counsel and independent nationally recognized financial advisors, that it is necessary to take such actions in order to comply with its fiduciary duties under applicable law; or (y) participate in discussions with, request clarifications from, or furnish information to, any Person which makes such unsolicited, bona fide written Acquisition Proposal if (A) such action is taken subject to a confidentiality agreement containing customary terms and conditions no less restrictive than those in the Confidentiality Agreement with the party receiving the Acquisition Proposal, (B) the Genesis Board or the Pixelworks Board, as the case may be, reasonably determines in good faith, after consultation with outside legal counsel and independent nationally recognized financial advisors, that such Acquisition Proposal is a Superior Proposal, and (C) the Genesis Board or the Pixelworks Board, as the case may be, reasonably determines in good faith, after consultation with outside legal counsel, that it is necessary to take such actions to comply with its fiduciary duties under applicable law.

Without limiting the foregoing, Genesis and Pixelworks agree that any violation of the restrictions set forth in this Section 6.1 by any Representative of Genesis or Pixelworks, as the case may be, or their respective Affiliates (other than any such Person who is an Affiliate or employee of Genesis or Pixelworks, as the case may be), whether or not such Person is purporting to act on behalf of Genesis or Pixelworks, as the case may be, or their respective Affiliates, shall constitute a breach by Genesis or Pixelworks, as the case may be, of this Section 6.1. Genesis and Pixelworks shall enforce, to the fullest extent permitted under applicable law, the provisions of any standstill, confidentiality or similar agreement entered into by it or any of its Subsidiaries or their respective Affiliates or Representatives, including, without limitation, where necessary, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

(b)    Notices; Additional Negotiations.  Each party shall immediately advise the other party orally, with written confirmation to follow promptly (and in any event within two (2) business days), of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or of any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the person making any such Acquisition Proposal or inquiry. Neither party shall provide any information to or participate in discussions or negotiations with the person or entity making any Acquisition Proposal until two (2) business days after such party has first notified the other party of such Acquisition Proposal as required by the preceding sentence. The party receiving an Acquisition Proposal shall (i) keep the other party fully informed, on a current basis, of the status and details (including any change, whether written or oral, to the terms) of any such Acquisition Proposal or inquiry, (ii) provide to the other party as soon as practicable after receipt, or contemporaneously with delivery thereof, copies of all correspondence and other written material sent or provided to the party receiving an Acquisition Proposal from any third party in connection with any Acquisition Proposal or sent or provided by such party to any third party in connection with any Acquisition Proposal, and (iii) if the other party shall make a counterproposal, consider and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such counterproposal.

(c)    Certain Permitted Disclosure.  Nothing contained in this Section 6.1 or in Section 6.5 shall be deemed to prohibit either party or its respective Board of Directors from taking and disclosing to its securityholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement. Without limiting the foregoing proviso, neither party shall effect a change in recommendation unless specifically permitted pursuant to the terms of Section 6.5(d).

(d)    Cessation of Ongoing Discussions.  Each party shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.

(e)    Definitions.  For purposes of this Agreement:

“Acquisition Proposal” means, with respect to any party, any offer or proposal (other than an offer or proposal by Pixelworks) relating to any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase by any person or “Group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of Genesis, Pixelworks or any of their Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or Group beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of Genesis, Pixelworks or any of their Subsidiaries or any merger, consolidation, business combination or similar transaction involving Genesis or Pixelworks pursuant to which the securityholders of such party immediately preceding such transaction hold less than eighty five percent (85%) of the equity interests in the surviving or resulting entity of such transaction, (B) any sale, lease (other than in the Ordinary Course of Business), exchange, transfer, license (other than in the Ordinary Course of Business), acquisition or disposition of more than fifteen percent (15%) of the assets of the Genesis or Pixelworks, or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Genesis or Pixelworks.

“Superior Proposal,” with respect to any party, shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of such party or a majority of the total outstanding voting securities of such party and as a result of which the stockholders of such party immediately preceding such transaction would hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, on terms that the Board of Directors of such party has in good faith concluded (after consultation with outside legal counsel and independent nationally recognized financial advisors), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the Person making the offer, to be more favorable, from a financial point of view, to such party’s stockholders (in their capacities as stockholders) than the terms of the Merger and is reasonably capable of being consummated and is not conditioned on any financing.

6.2    Joint Proxy Statement/Prospectus; Registration Statement.

(a)    As promptly as practical after the execution of this Agreement, Pixelworks and Genesis shall jointly prepare the Registration Statement, which shall include the Joint Proxy Statement/Prospectus, and Pixelworks shall file the Registration Statement with the SEC. Each of Pixelworks and Genesis shall respond to any comments of the SEC and shall use its respective commercially reasonable efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings and Pixelworks and Genesis shall cause the Joint Proxy Statement/Prospectus to be mailed to their respective securityholders at the earliest practicable time after both the Joint Proxy Statement/Prospectus is cleared by the SEC and the Registration Statement is declared effective under the Securities Act. Each of Pixelworks and Genesis shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Joint Proxy Statement/Prospectus or any filing pursuant to Section 6.2(b) or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement/Prospectus, the Merger or any filing pursuant to Section 6.2(b). Each of Pixelworks and Genesis shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, the Registration Statement or any filing pursuant to Section 6.2(b), Pixelworks or Genesis, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other Governmental Entity or government officials, and/or mailing to securityholders of Pixelworks and Genesis, such amendment or supplement.

(b)    Pixelworks and Genesis shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable Blue Sky Laws, the applicable laws of any other jurisdiction and the rules and regulations thereunder.

6.3    Nasdaq Quotations.  Prior to the Effective Time, Pixelworks and Genesis each agree to continue the quotation of the Pixelworks Common Stock and Genesis Common Stock, respectively, on Nasdaq.

6.4    Access to Information.  Subject to the terms of the Confidentiality Agreement and all other applicable legal restrictions, each of Pixelworks and Genesis shall (and shall cause each of its Subsidiaries to) afford to the other party’s counsel, accountants and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, each of Pixelworks and Genesis shall (and shall cause each of its Subsidiaries to) furnish promptly to the other party: (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws or the securities laws of any other applicable jurisdiction; and (ii) all other information concerning its business, properties, assets and personnel as the other party may reasonably request; provided, however, that any party may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity requires such party or its Subsidiaries to restrict or prohibit the other party’s access to such information or properties. Each of Pixelworks and Genesis will hold any such information, which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation or notification pursuant to this Section 6.4 or 6.13 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

6.5    Stockholders Meetings.

(a)    Genesis, acting through the Genesis Board, shall take all actions in accordance with applicable law, its Certificate of Incorporation and Bylaws and the rules of The Nasdaq Stock Market, Inc. to promptly and duly call, give notice of, convene and hold as promptly as practicable after the declaration of effectiveness of the Registration Statement, the Genesis Meeting for the purpose of considering and voting upon the Genesis Voting Proposal. Except as set forth in Section 6.5(d), to the fullest extent permitted by applicable law, (i) the Genesis Board shall recommend approval of the Genesis Voting Proposal by the stockholders of Genesis and include such recommendation in the Joint Proxy Statement/Prospectus, and (ii) neither the Genesis Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Pixelworks, the recommendation of the Genesis Board that Genesis’s stockholders vote in favor of the Genesis Voting Proposal. Genesis shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Genesis Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the Genesis stockholders required by Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, after consultation with Pixelworks, Genesis may adjourn or postpone the Genesis Meeting to the extent necessary (i) to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to Genesis’s stockholders, (ii) to enable Genesis to solicit additional votes in favor of the Genesis Voting Proposal such that the required vote of the Genesis stockholders is received, or (iii) if as of the time for which the Genesis Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Genesis Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Genesis Meeting.

(b)    Pixelworks, acting through the Pixelworks Board, shall take all actions in accordance with applicable law, its Articles of Incorporation and Bylaws and the rules of The Nasdaq Stock Market, Inc. to promptly and duly call, give notice of, convene and hold as promptly as practicable after the declaration of effectiveness of the Registration Statement, the Pixelworks Meeting for the purpose of considering and voting upon the Pixelworks Voting Proposal. Except as set forth in Section 6.5(d), to the fullest extent permitted by applicable law, (i) the Pixelworks Board shall recommend approval of the Pixelworks Voting Proposal by the stockholders of Pixelworks and include such recommendation in the Joint Proxy Statement/Prospectus, and (ii) neither the Pixelworks Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Genesis, the recommendation of the Pixelworks Board that Pixelworks’s stockholders vote in favor of the Pixelworks Voting Proposal. Pixelworks shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Pixelworks Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of Pixelworks required by the rules of The Nasdaq Stock Market, Inc. to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, after consultation with Genesis, Pixelworks may adjourn or postpone the Pixelworks Meeting to the extent necessary (i) to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to Pixelworks’s stockholders, (ii) to enable Pixelworks to solicit additional votes in favor of the Pixelworks Voting Proposal such that the required vote of the Pixelworks stockholders is received or, (iii) if as of the time for which the Pixelworks Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Pixelworks Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Pixelworks Meeting.

(c)    Genesis and Pixelworks shall call, give notice of, convene and hold the Genesis Meeting and the Pixelworks Meeting, respectively, in accordance with this Section 6.5 for the purpose of voting upon the Genesis Voting Proposal and the Pixelworks Voting Proposal, respectively, and shall submit the Genesis

Voting Proposal and the Pixelworks Voting Proposal, respectively, to their respective stockholders for the purpose of acting upon such proposal whether or not (i) the Genesis Board or the Pixelworks Board, as the case may be, at any time subsequent to the date hereof determines in the manner permitted by Section 6.5(d) that this Agreement is no longer advisable or recommends that the stockholders of Genesis or Pixelworks, as the case may be, reject it, or (ii) any actual, potential or purported Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to Genesis or Pixelworks, as the case may be.

(d)    Notwithstanding this Section 6.5, the Pixelworks Board or the Genesis Board, as applicable (the “Withdrawing Party,” and the other party being the “Non-Withdrawing Party”) may, in response to a Superior Proposal that did not result from a breach by the Withdrawing Party, as the case may be, of Section 6.1, withdraw or modify its recommendation with respect to the Pixelworks Voting Proposal or the Genesis Voting Proposal, as the case may be, or recommend or declare advisable any Superior Proposal (such withdrawal or modification, a “Change of Recommendation”), to the extent required by its fiduciary obligations, as determined in good faith by the Board of Directors of the Withdrawing Party, after consultation with outside legal counsel and independent nationally recognized financial advisors, but only at a time that is prior to the Specified Time and is after the fifth (5th) business day following receipt by the Non-Withdrawing Party of written notice advising it that the Withdrawing Party desires to make a Change of Recommendation due to the existence of a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; provided, that, in the event a Withdrawing Party delivers such Change of Recommendation notice and the Non-Withdrawing Party proposes to the Withdrawing Party modifications to the terms of the Merger or this Agreement (the “Modified Terms”) during the three (3) business day period following receipt by the Non-Withdrawing Party of the Change of Recommendation notice, the Withdrawing Party shall not be entitled to effect a Change of Recommendation unless the Board of Directors of the Withdrawing Party reasonably determines in good faith, after consideration of the Modified Terms and after consultation with outside legal counsel and independent nationally recognized financial advisors, that it is necessary to effect a Change of Recommendation in order to comply with its fiduciary duties under applicable law. Nothing in this Section 6.5(d) shall be deemed to affect any obligation of Pixelworks or Genesis under this Agreement or limit Pixelworks’s or Genesis’s obligation to call, give notice of, convene and hold the Pixelworks Meeting or the Genesis Meeting, respectively, regardless of whether the Pixelworks Board or the Genesis Board, as the case may be, has withdrawn or modified its recommendation. In the event of a withdrawal or modification of its recommendation with respect to the Genesis Voting Proposal or the Pixelworks Voting Proposal, as the case may be, the Withdrawing Party shall use its reasonable best efforts, if so requested by the Non-Withdrawing Party, to promptly furnish or cause to be furnished (in such formats, including electronic formats, as the Non-Withdrawing Party or its agents, advisors or attorneys may reasonably request) to the Non-Withdrawing Party and its agents, advisors and attorneys, at the expense of the Non-Withdrawing Party, the most current, accurate and complete stockholder lists of the Withdrawing Party, including non-objecting beneficial owner lists, as may be requested by the Non-Withdrawing Party or its agents, advisors or attorneys from time to time so the Non-Withdrawing Party can solicit proxies from the Withdrawing Party’s stockholders. Nothing in this Section 6.5 shall prohibit the Board of Directors of Genesis or Pixelworks from complying with its duty of candor under Delaware law or Oregon law, if any.

6.6    Further Assurances.

(a)    Subject to the terms hereof, including Section 6.6(b), Genesis and Pixelworks shall each use commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective this Agreement and the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Genesis or Pixelworks or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and the comparable laws of other jurisdictions reasonably determined to apply, including any related governmental request thereunder, and (C) any other applicable law and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Genesis and Pixelworks shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. Genesis and Pixelworks shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Pixelworks and Genesis agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Section 6.6(b).

(b)    As soon as may be reasonably practicable, Pixelworks and Genesis each shall file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United Stated Department of Justice (the “DOJ”) Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as reasonably agreed by the parties to apply. Pixelworks and Genesis each shall promptly (i) supply the other with any information which may be required in order to effectuate such filings and (ii) thereafter use its reasonable efforts to certify as soon as practicable its substantial compliance with any requests for additional information or documentary material that may be made under the HSR Act by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and (iii) thereafter use its reasonable efforts to take, or cause to be taken, all other actions consistent with Section 6.6 of this Agreement necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Each of Pixelworks and Genesis will keep the other informed of any material communication, and provide to the other copies of all correspondence, between it (or its advisors) and the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction relating to this Agreement or any of the matters described in this Section 6.6(b); and each of Pixelworks and Genesis shall permit the other to review any material communication to be given by it to, and shall consult with each other in advance of any telephonic calls, meeting or conference with the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and, to the extent permitted, give the other party the opportunity to attend and participate in such telephonic calls, meetings and conferences.

(c)    As soon as practicable following the date hereof, Genesis and Pixelworks will each use all reasonable efforts to obtain any material consents, waivers and approvals under any of the Genesis Contracts or the Pixelworks Contracts, as the case may be, required to be obtained in connection with the consummation of the transactions contemplated hereby.

6.7    Public Disclosure.  Except as may be required by law or stock market regulations, Pixelworks and Genesis shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on any press release or public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to using such efforts. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

6.8    Section 368(a) Reorganization and Certain Conditions.  None of Pixelworks, Merger Sub or Genesis shall, and they shall not permit any of their respective Subsidiaries to, take any action that would be reasonably expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code or the conditions set forth in Sections 7.2(c) and 7.3(c) hereof to fail to be satisfied. The parties hereto hereby adopt this Agreement as a plan of reorganization.

6.9    Affiliate Legends.  Section 6.9 of the Genesis Disclosure Letter sets forth a list of those Persons who are, in Genesis’s reasonable judgment, “affiliates” of Genesis within the meaning of Rule 145 promulgated under the Securities Act (“Rule 145 Affiliates”). Genesis shall notify Pixelworks in writing of any change in the identity of its Rule 145 Affiliates prior to the Closing, and shall use reasonable best efforts to cause any Person who currently is or becomes a Rule 145 Affiliate following the date of this Agreement to enter into an Affiliate Agreement prior to the Closing. Pixelworks shall be entitled to place appropriate legends on the certificates Common Stock evidencing any Pixelworks Common Stock to be received by Rule 145 Affiliates of Genesis in the Merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for Pixelworks Common Stock (provided that such legends or stop transfer instructions shall be removed, one year after the Effective Time, upon the request of any holder of certificates representing Pixelworks Common Stock issued in the Merger if such holder is not then a Rule 145 Affiliate of Pixelworks).

6.10    Nasdaq National Market Listing.  Pixelworks shall, if required by the Rules of the Nasdaq Stock Market, Inc., submit to the Nasdaq Stock Market, Inc., a Notification Form: Listing of Additional Shares with respect to the shares of Pixelworks Common Stock issuable pursuant to the transactions contemplated by this Agreement.

6.11    Stockholder Litigation.  Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, each party shall give the other party the opportunity to participate in the defense or settlement of any stockholder litigation relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without the other party’s prior written consent, which will not be unreasonably withheld or delayed.

6.12    Indemnification.

(a)    From and after the Effective Time, Pixelworks will, and will cause the Surviving Corporation to, maintain in effect in all respects the current obligations of Genesis pursuant to any indemnification agreements between Genesis and its directors and officers in effect immediately prior to the Effective Time and any indemnification provisions under the Genesis Certificate of Incorporation and Bylaws as in effect on the date hereof (the “Indemnified Parties”). The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Genesis Certificate of Incorporation and Bylaws as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by law.

(b)    For a period of six (6) years after the Effective Time, Pixelworks will cause the Surviving Corporation to maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by Genesis’s directors’ and officers’ liability insurance policy on terms comparable, if available, to those applicable to the current directors and officers of Genesis; provided, however, that after that date which is two (2) years after the Effective Time, in no event will Pixelworks or the Surviving Corporation be required to expend an annual premium for such coverage in excess of one hundred and seventy five percent (175%) of the greater of (x) the annual premium paid by Genesis for the year immediately prior to the Effective Time, (y) the annual premium paid by Pixelworks for the first year following the Effective Time or (z) the annual premium paid by Pixelworks for the second year following the Effective Time; provided, further, that, if the annual premiums for such insurance exceed such amount, Pixelworks shall be obligated to obtain a policy with the greatest coverage available not exceeding such amount.

(c)    If Pixelworks, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, in each such case, proper provisions shall be made so that the successors and assigns of Pixelworks or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.12.

(d)    This Section 6.12 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives and shall be binding on Pixelworks and the Surviving Corporation and their successors and assigns.

6.13    Notification of Certain Matters.  Pixelworks shall give prompt notice to Genesis, and Genesis shall give prompt notice to Pixelworks, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (i) (A) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (B) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (ii) any material failure of Pixelworks and Merger Sub or Genesis, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section 6.13 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

6.14    Board of Directors of Pixelworks.  The Pixelworks Board will take all actions necessary to cause the Pixelworks Board, immediately after the Effective Time, to consist of nine (9) persons, four (4) of whom shall have served on the Pixelworks Board immediately prior to the Effective Time (the “Pixelworks Board Designees”), four (4) of whom shall have served on the Genesis Board immediately prior to the Effective Time (the “Genesis Board Designees”), and one (1) of whom shall be designated by a majority of the Pixelworks Board Designees and shall be reasonably acceptable to a majority of the Genesis Board Designees (the “Additional Director”). The Pixelworks Board will take all actions necessary to ensure that, immediately after the Effective Time, the Pixelworks Board shall be divided into three equal classes, with each class consisting of at least one (1) Pixelworks Board Designee and at least one (1) Genesis Board Designee; provided, further, that Class I shall consist of two (2) Pixelworks Board Designees and one (1) Genesis Board Designee (the “Class I Directors”); Class II shall consist of one (1) Pixelworks Board Designee and two (2) Genesis Board Designees (the “Class II Directors”); and Class III shall consist of one (1) Pixelworks Board Designee, one (1) Genesis Board Designee and the Additional Director (the “Class III Directors”). The Pixelworks Board will take all actions necessary to ensure that, for a period from the Effective Time until the latter of (i) the one (1) year anniversary of the Effective Time and (ii) the date immediately following the date of Pixelworks’s first annual meeting of stockholders following the Effective Time (the “2004 Annual Meeting”) (the “Initial Director Term”), each of the committees of the Pixelworks Board shall consist of not less than one of the Pixelworks Board Designees and not less than one of the Genesis Board Designees. The Chairman of the Pixelworks Board immediately following the Effective Time (the “Pixelworks Chairman”) shall be the Chairman of the Genesis Board immediately prior to the Effective Time or, at the discretion of the Genesis Board Designees, the Pixelworks Chairman immediately after the Effective Time shall be a Genesis Board Designee designated by a majority of the Genesis Board Designees. If, after the Effective Time but within twelve (12) months of the Effective Time, the Pixelworks Chairman resigns, declines or is unable to continue to serve as a director, or as the Pixelworks Chairman, a majority of the remaining Genesis Board Designees then in office shall select a replacement as Chairman, which director shall be reasonably acceptable to a majority of the Pixelworks Board Designees then in office; provided, that, nothing in this sentence shall effect the immediately preceding sentence. If, during the Initial Director Term, any Pixelworks Board Designee shall resign, decline or be unable to serve as a director, a majority of the remaining Pixelworks Board Designees then in office shall select a replacement for such Pixelworks Board Designee, which person shall be reasonably acceptable to a majority of the Genesis Board Designees then in office. If, during the Initial Director Term, any Genesis Board Designee shall decline or be unable to serve as a director, a majority of the remaining Genesis Board Designees then in office shall select a replacement for such Genesis Board Designee, which person shall be reasonably acceptable to a majority of the Pixelworks Board Designees then in office. In addition to the foregoing, and notwithstanding anything to the contrary contained herein, (i) the Genesis Board Designees and the Pixelworks Board Designees shall be the nominees for election as directors by the stockholders of Pixelworks at the 2004 Annual Meeting in accordance with this Agreement and (ii) Pixelworks shall use its best efforts to provide for a staggered board such that

(A) the Class I Directors shall serve an initial term of one (1) year from the 2004 Annual Meeting and shall stand for reelection at the annual meeting of stockholders in 2005, (B) the Class II Directors shall serve an initial term of two (2) years from the 2004 Annual Meeting and shall stand for reelection at the annual meeting of stockholders in 2006, and (C) the Class III Directors shall serve an initial term of three (3) years from the 2004 Annual Meeting and shall stand for reelection at the annual meeting of stockholders in 2007 (Clause A, B and C above being referred to herein as the “Staggered Board”).

6.15    Officers of Pixelworks.

(a)    Immediately after the Effective Time, the following individuals shall hold the following positions of Pixelworks: Allen Alley, President and Chief Executive Officer; Hans Olsen, Executive Vice President and Chief Operating Officer; Jeff Bouchard, Executive Vice President and Chief Financial Officer; and certain other employees of Pixelworks shall hold the positions of Pixelworks as set forth on Section 6.15(a) of the Pixelworks Disclosure Letter (each, the “Pixelworks Officer Designees”). Immediately after the Effective Time, the following individuals shall hold, and Pixelworks shall cause such individuals to hold, the following positions of Pixelworks: Anders Frisk, Executive Vice President, Products and Marketing; Eric Erdman, Executive Vice President, Corporate Development; and certain other employees of Genesis shall hold the positions of Pixelworks as set forth on Section 6.15 of the Pixelworks Disclosure Letter (each, the “Genesis Officer Designees”). Each of the Pixelworks Officer Designees and Genesis Officer Designees shall hold office from and after the Effective Time until their respective successors are duly appointed and qualified in the manner provided in this Agreement and the Pixelworks Amended Bylaws or as otherwise provided by law or their earlier resignation or removal. If, prior to the Effective Time, any Pixelworks Officer Designee or Genesis Officer Designee shall decline or be unable to serve in such capacity as of the Effective Time, a replacement for such individual may be selected by mutual consent of Pixelworks and Genesis prior to the Effective Time; provided, that, if such replacement is not selected prior to the Effective Time, such replacement shall be approved by not less than seventy percent (70%) of the members of the Pixelworks Board then in office following the Effective Time. The Chief Technology Officer (“CTO”) for Pixelworks immediately following the Effective Time shall be selected by either (i) mutual consent of Pixelworks and Genesis prior to the Effective Time or (ii) not less than seventy percent (70%) of the members of the Pixelworks Board then in office immediately following the Effective Time. If, after the Effective Time but within twelve (12) months of the Effective Time, any Pixelworks Officer Designee, any Genesis Officer Designee or the CTO shall cease to be employed by Pixelworks in such capacity, the approval of at least seventy percent (70%) of the members of the Pixelworks Board then in office shall be required to approve a replacement for such officer. For the period from the Effective Time until twelve (12) months after the Effective Time, the Pixelworks Board may terminate the employment of, or significantly reduce the duties or position of, any Pixelworks Officer Designee, Genesis Officer Designee or the CTO only upon the affirmative vote of at least seventy percent (70%) of the members of the Pixelworks Board then in office.

(b)    The officers set forth in Section 6.15(b) of the Pixelworks Disclosure Letter shall within three (3) months of the Effective Time be based and have their primary office at the locations set forth next to their respective names in such Section 6.15(b).

6.16    Headquarters of Pixelworks and Organizational Structure.  Immediately following the Effective Time, the headquarters of Pixelworks shall be located in Alviso, California and shall remain in Alviso, California for no less than two (2) years following the Effective Time, except as otherwise agreed by at least seventy percent (70%) of the members of the Pixelworks Board then in office. Immediately following the Effective Time, the organizational structure of Pixelworks shall be as set forth in Section 6.16 of the Pixelworks Disclosure Letter (the “Organizational Structure”), and the persons named in it will be serving in the roles assigned in the Organizational Structure, subject to any person’s inability or unwillingness to serve in the capacity next to such person’s name in the Organizational Structure. During the twelve (12) months following the Effective Time, any modifications to the Organizational Structure shall be approved by at least seventy percent (70%) of the members of the Pixelworks Board then in office.

6.17    Corporate Name and Trading Symbol.  Following the Effective Date the corporate name of Pixelworks shall be Genesis Pixelworks Inc., and the Pixelworks Common Stock shall be listed on the Nasdaq National Market under the trading symbol “GNPX,” if available, or such other trading symbol as agreed by a majority of the members of the Genesis Board and the Pixelworks Board prior to the Effective Time.

6.18    Employee Benefits.

(a)    Except as otherwise provided in this Agreement, Pixelworks shall take reasonable actions to ensure that all employees of Genesis who continue employment with Pixelworks or a subsidiary of Pixelworks following the Effective Time (“Continuing Employees”) and their eligible dependents continue participation in the same Genesis health and welfare plans and arrangements in effect prior to the Effective Time. Notwithstanding the foregoing, Pixelworks may, in its sole and absolute discretion, terminate any such benefit plans and arrangements; provided, however, that, all Continuing Employees (and their eligible dependents as the case may be for participation in such plans) are provided with equivalent levels of health and welfare benefits as those provided to similarly situated eligible employees of Pixelworks. Following the Effective Time, Pixelworks will, or will cause the Surviving Corporation to, recognize the prior service with Genesis or its Subsidiaries (or any predecessor company) of each of the Continuing Employees in connection with all employee benefit plans of Pixelworks or its Subsidiaries in which employees of Pixelworks comparably situated to the Continuing Employees are eligible to participate following the Effective Time, for purposes of eligibility, vesting and levels of benefits. From and after the Effective Time, Pixelworks will, or will cause the Surviving Corporation to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Pixelworks or its affiliates to be waived with respect to Continuing Employees and their eligible dependents and (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time for which payment has been made.

(b)    Effective as of the day immediately preceding the Effective Time, Genesis and its ERISA Affiliates, as applicable, shall each terminate any and all plans intended to include a Code Section 401(k) arrangement (unless Pixelworks provides advance written notice to Genesis that such 401(k) plan(s) shall not be terminated). Unless Pixelworks provides such written notice to Genesis no later than three (3) business days prior to the Effective Time, Genesis shall provide Pixelworks with evidence that such 401(k) plan(s) have been terminated (effective as of the day immediately preceding the Effective Time) pursuant to resolutions of Genesis’s board of directors. The form and substance of such resolutions shall be subject to review and approval by Pixelworks, the approval of which shall not be unreasonably withheld. Genesis also shall take such other actions in furtherance of terminating such 401(k) plan(s) as Pixelworks may reasonably require. In the event such 401(k) plans are terminated pursuant to this subsection 6.18(b), Pixelworks shall permit participants in such terminated plans the opportunity to rollover their account balances (and any outstanding loans) in such terminated plan to the plan of Pixelworks that is intended to include a Code Section 401(k) arrangement in which similarly situated employees of Pixelworks participate.

(c)    Following the Effective Time, Pixelworks or the Surviving Corporation shall provide to Continuing Employees an employer matching contribution and/or employer contribution, as the case may be, at a level not less than is currently provided by Genesis to employees who are participants in Genesis’s 401(k) Plan established for the benefit of Genesis’s employees providing services in the United States and its Retirement Savings Plan established for the benefit of Genesis’s employees providing services in Canada.

(d)    Following the Effective Time, Pixelworks or the Surviving Corporation shall permit Continuing Employees to participate in any corporate bonus program or similar arrangement established by Pixelworks for the benefit of its similarly situated employees.

(e)    Following the Effective Time, Pixelworks or the Surviving Corporation shall establish an employee stock purchase loan program similar (but in no event providing loans for less than the amount currently provided for under such program) to Genesis’s 2001 Employee Stock Purchase Loan Plan; provided, however; that (i) the terms of any such program and the implementation of the program shall be subject to compliance with all applicable legal and regulatory requirements, (ii) Pixelworks shall have reasonably determined that such a program will not disqualify the Pixelworks Employee Stock Purchase Plan from being an “employee stock purchase plan” as defined under Section 423 of the Code, (iii) no loan shall be extended under such program in violation of the Sarbanes-Oxley Act of 2002 and any outstanding loan under such program shall be repaid in full if any person is or is to become an “executive officer” of Pixelworks (within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002), (iv) any outstanding loan under such program shall become due and payable in full upon a termination of employment, (v) any loan under such program shall be secured by any stock purchased with the proceeds of such loan and shall be a full recourse obligation, and (vi) Pixelworks may provide that any loan under such program shall bear interest at the lowest rate necessary to satisfy applicable legal and regulatory requirements so as to avoid the imputation of interest under the Code.

(f)    Notwithstanding any other provision of this Agreement, each of Genesis and Pixelworks agrees that each of them shall take such actions prior to the Effective Time such that the Genesis Stock Options and the Pixelworks Stock Options, as the case may be, held by members of the Genesis Board who are not Genesis Board Designees, or members of the Pixelworks Board who are not Pixelworks Board Designees, shall (i) fully vest as of the Effective Time and (ii) remain exercisable for a period of two (2) years following the Effective Time.

6.19    Section 16 Matters.  Prior to the Effective Time, Pixelworks shall take all such steps as may be required to cause any dispositions of Genesis Common Stock (including derivative securities with respect to Genesis Common Stock) or acquisitions of Pixelworks Common Stock (including derivative securities with respect to Pixelworks Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Genesis to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.20    Charter Documents.  Pixelworks agrees to use all reasonable efforts to effect the amendment of the Pixelworks Charter Documents to implement the provisions in Sections 6.14, 6.15(a) and 6.16 as of the Effective Time, including amending the Bylaws of Pixelworks to be in substantially the form attached as Appendix 6.20A to the Pixelworks Disclosure Letter (the “Pixelworks Amended Bylaws”), and, if necessary, the articles of incorporation of Pixelworks to provide for the Staggered Board (the current Articles of Incorporation of Pixelworks, if such Articles of Incorporation provide for a Staggered Board, or the current Articles of Incorporation of Pixelworks as amended pursuant to this Section 6.20 being referred to herein as the “Pixelworks Amended Articles”).

ARTICLE VII

CONDITIONS TO MERGER

7.1    Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)    Approvals.  The Genesis Voting Proposal shall have been approved and adopted at the Genesis Meeting, at which a quorum is present, by the requisite vote of the stockholders of Genesis under applicable law and the Genesis Charter Documents. The Pixelworks Voting Proposal shall have been approved at the Pixelworks Meeting, at which a quorum is present, by the requisite vote of the stockholders of Pixelworks under applicable law, the rules of The Nasdaq Stock Market, Inc. and the Pixelworks Charter Documents.

(b)    HSR Act.  The waiting period applicable to the consummation of the Merger under the HSR Act, and of the comparable laws of any foreign jurisdiction reasonably determined by the parties to apply, shall have expired or been terminated.

(c)    Governmental Approvals.  Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have a Pixelworks Material Adverse Effect or an Genesis Material Adverse Effect shall have been filed, been obtained or occurred on terms and conditions which could not reasonably be likely to have a Pixelworks Material Adverse Effect or an Genesis Material Adverse Effect.

(d)    Registration Statement; Joint Proxy Statement/Prospectus.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing (and not abandoned or withdrawn) by the SEC or its staff.

(e)    No Injunctions or Proceedings.  No Governmental Entity of competent jurisdiction shall have (i) enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by Sections 6.12, 6.14, 6.15, 6.16 or 6.20 of this Agreement, or (ii) commenced (and not withdrawn or otherwise terminated) any action or proceeding seeking any of the foregoing.

(f)    Nasdaq Notification.  Pixelworks shall, if required by the Rules of the Nasdaq Stock Market, Inc., have submitted to The Nasdaq Stock Market, Inc. a Notification Form: Listing of Additional Shares with respect to the Pixelworks Common Stock to be issued pursuant to the transactions contemplated by this Agreement.

7.2    Additional Conditions to the Obligations of Pixelworks and Merger Sub.  The obligations of Pixelworks and Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived in writing exclusively by Pixelworks and Merger Sub:

(a)    Representations and Warranties.  The representations and warranties of Genesis (i) contained in this Agreement (other than as set forth in Section 3.3 hereto) shall be true and correct on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not constitute an Genesis Material Adverse Effect, and (ii) contained in Section 3.3 hereto shall be true and correct, on the date hereof and as of the Closing Date, in all material respects (it being understood that, for purposes of determining the accuracy of such representations and warranties, any updates to the Genesis Disclosure Letter made or purported to have been made after the date hereof shall be disregarded); and Pixelworks shall have received a certificate signed on behalf of Pixelworks by the chief executive officer and chief financial officer of Genesis to such effect (the delivery of such certificate to be deemed the making of a representation and warranty by Genesis for purposes of this Agreement).

(b)    Performance of Obligations of Genesis.  Genesis shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and Pixelworks shall have received a certificate signed on behalf of Genesis by the chief executive officer and the chief financial officer of Genesis to such effect.

(c)    Tax Opinion.  Pixelworks shall have received a written opinion from O’Melveny & Myers LLP, counsel to Pixelworks, to the effect that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if O’Melveny & Myers LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Wilson Sonsini Goodrich & Rosati, Professional Corporation, renders such opinion to Pixelworks (it being agreed that Pixelworks and Genesis shall each provide reasonable cooperation to Wilson Sonsini Goodrich & Rosati, Professional Corporation, and O’Melveny & Myers LLP, including making reasonable and customary representations to Wilson Sonsini Goodrich & Rosati, Professional Corporation, and O’Melveny & Myers LLP (and not to any other person, whether or not a party to this Agreement) substantially in the form attached as Appendix 7.2(c) to each of the Genesis Disclosure Letter (in the case of Genesis) and to the Pixelworks Disclosure Letter (in the case of Pixelworks and Merger Sub), to enable them to render such opinion and that counsel shall be entitled to rely on such representations and assumptions as they may deem appropriate in rendering such opinion).

(d)    Third Party Consents.  Genesis shall have obtained all consents and approvals of third parties (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have an Genesis Material Adverse Effect.

7.3    Additional Conditions to the Obligations of Genesis.  The obligation of Genesis to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Genesis:

(a)    Representations and Warranties.  The representations and warranties of Pixelworks (i) contained in this Agreement (other than as set forth in Section 4.3 hereto) shall be true and correct on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not constitute a Pixelworks Material Adverse Effect and (ii) contained in Section 4.3 hereto shall be true and correct, on the date hereof and as of the Closing Date, in all material respects (it being understood that, for purposes of determining the accuracy of such representations and warranties, any updates to the Pixelworks Disclosure Letter made or purported to have been made after the date hereof shall be disregarded); and Genesis shall have received a certificate signed on behalf of Pixelworks by the chief executive officer and the chief financial officer of Pixelworks to such effect (the delivery of such certificate to be deemed the making of a representation and warranty by Pixelworks for purposes of this Agreement).

(b)    Performance of Obligations of Pixelworks and Merger Sub.  Pixelworks and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date, and Genesis shall have received a certificate signed on behalf of Pixelworks by the chief executive officer or the chief financial officer of Pixelworks to such effect.

(c)    Tax Opinion.  Genesis shall have received the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Genesis, to the effect that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Wilson

Sonsini Goodrich & Rosati, Professional Corporation does not render such opinion, this condition shall nonetheless be deemed satisfied if O’Melveny & Myers LLP renders such opinion to Genesis (it being agreed that Pixelworks and Genesis shall each provide reasonable cooperation to Wilson Sonsini Goodrich & Rosati, Professional Corporation, and O’Melveny & Myers LLP, including making reasonable and customary representations to Wilson Sonsini Goodrich & Rosati, Professional Corporation, and O’Melveny & Myers LLP (and not to any other person, whether or not a party to this Agreement) substantially in the form attached as Appendix 7.2(c) to each of the Genesis Disclosure Letter (in the case of Genesis) and to the Pixelworks Disclosure Letter (in the case of Pixelworks and Merger Sub), to enable them to render such opinion and that counsel shall be entitled to rely on such representations and assumptions as they may deem appropriate in rendering such opinion).

(d)    Third Party Consents.  Pixelworks shall have obtained all consents and approvals of third parties (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a Pixelworks Material Adverse Effect.

(e)    Organizational Structure.  The Organizational Structure adopted by the Pixelworks Board shall not have been amended, modified or waived in any respect without the prior written consent of Genesis; provided, however, that the inability or unwillingness of any person or persons named in the Organizational Structure to serve in the capacity next to such person’s name in the Organizational Structure, after giving effect to the Merger, shall not result in the failure of the condition set forth in this Section 7.3(e) to be satisfied, and Genesis shall have received a certificate signed on behalf of Pixelworks by its chief executive officer and chief financial officer to such effect (the delivery of such certificate to be deemed the making of a representation and warranty by Pixelworks for purposes of this Agreement).

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1     Termination.  This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(i), by written notice by the terminating party to the other party), whether before or after approval of the Merger by the stockholders of Genesis or the approval by Pixelworks of the issuance of the Pixelworks Common Stock by the stockholders of Pixelworks:

(a)    by mutual written consent of the Pixelworks Board and the Genesis Board; or

(b)    by either Pixelworks or Genesis if the Merger shall not have been consummated by September 17, 2003 (which date shall be extended to November 17, 2003 if the Merger shall not have been consummated as a result of the failure to satisfy the conditions set forth in Sections 7.1(b), 7.1(c) or 7.1(e)) (as appropriate, the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

(c)    by either Pixelworks or Genesis if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

(d)    by either Pixelworks or Genesis if at the Genesis Meeting (including any adjournment or postponement permitted by this Agreement), at which a vote on the Genesis Voting Proposal is taken, the requisite vote of the stockholders of Genesis in favor of the Genesis Voting Proposal shall not have been obtained; provided, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure to obtain such requisite vote; or

(e)    by either Pixelworks or Genesis if at the Pixelworks Meeting (including any adjournment or postponement permitted by this Agreement), at which a vote on the Pixelworks Voting Proposal is taken, the requisite vote of the stockholders of Pixelworks in favor of the Pixelworks Voting Proposal shall not have been obtained; provided, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure to obtain such requisite vote; or

(f)    by Pixelworks, if: (i) the Genesis Board shall have failed to give its recommendation to the approval of the Genesis Voting Proposal in the Joint Proxy Statement/Prospectus or shall have withdrawn or modified its recommendation of the Genesis Voting Proposal; (ii) after the receipt by Genesis of an Acquisition Proposal, Pixelworks requests in writing that the Genesis Board reconfirm its recommendation of this Agreement or the Merger and the Genesis Board fails to do so within five business days after its receipt of Pixelworks’s request; (iii) the Genesis Board (or any committee thereof) shall have approved or recommended to the stockholders of Genesis an Acquisition Proposal; (iv) a tender offer or exchange offer for outstanding shares of Genesis Common Stock is commenced (other than by Pixelworks or an Affiliate of Pixelworks), and the Genesis Board (or any committee thereof) recommends that the stockholders of Genesis tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, the Genesis Board fails to recommend against acceptance of such offer; (v) Genesis shall have breached its obligations under Section 6.1 or Section 6.5(a) of this Agreement; or (vi) Genesis shall have failed to hold the Genesis Stockholders Meeting and submit the Genesis Voting Proposal to Genesis’s stockholders by the date which is one business day prior to the Outside Date; or

(g)    by Genesis, if: (i) the Pixelworks Board shall have failed to give its recommendation to the approval of the Pixelworks Voting Proposal in the Joint Proxy Statement/Prospectus or shall have withdrawn or modified its recommendation of the Pixelworks Voting Proposal; (ii) after the receipt by

Pixelworks of an Acquisition Proposal, Genesis requests in writing that the Pixelworks Board reconfirm its recommendation of this Agreement or the Merger and the Pixelworks Board fails to do so within five business days after its receipt of Genesis’s request; (iii) the Pixelworks Board (or any committee thereof) shall have approved or recommended to the stockholders of Pixelworks an Acquisition Proposal; (iv) a tender offer or exchange offer for outstanding Pixelworks Common Stock is commenced (other than by Genesis or an Affiliate of Genesis), and the Pixelworks Board (or any committee thereof) recommends that the Stockholders of Pixelworks tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, the Pixelworks Board fails to recommend against acceptance of such offer; (v) Pixelworks shall have breached its obligations under Section 6.1 or Section 6.5(b) of this Agreement; or (vi) Pixelworks shall have failed to hold the Pixelworks Stockholders Meeting and submit the Pixelworks Voting Proposal to Pixelworks’s stockholders by the date which is one business day prior to the Outside Date; or

(h)    by Pixelworks, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement (other than those referred to elsewhere in this Section 8.1) on the part of Genesis set forth in this Agreement, which breach (i) would cause the conditions set forth in Section 7.2(a) or (b) not to be satisfied, and (ii) shall not have been cured within 30 days following receipt by Genesis of written notice of such breach from Pixelworks; or

(i)    by Genesis, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement (other than those referred to elsewhere in this Section 8.1) on the part of Pixelworks set forth in this Agreement, which breach (i) would cause the conditions set forth in Section 7.3(a) or (b) not to be satisfied, and (ii) shall not have been cured within 30 days following receipt by Pixelworks of written notice of such breach from Genesis.

8.2     Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Pixelworks, Genesis, Merger Sub or their respective officers, directors, stockholders or Affiliates; provided, that (i) any such termination shall not relieve any party from liability for any willful breach of this Agreement (which includes without limitation the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate when made) and (ii) the provisions of this Section 8.2, Section 8.3 and Article IX of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3     Fees and Expenses.

(a)    Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Genesis and Pixelworks shall share equally (i) the aggregate filing fees of both Parties’ pre-merger notification report under the HSR Act, (ii) the aggregate filing fees for all international merger notifications, (iii) the fees incurred by all jointly retained counsel to effectuate any foreign competition filings that the parties deem necessary provided that the parties will make reasonable efforts to retain common counsel for these filings where appropriate, (iv) all experts and/or consultants retained in connection with any merger investigation, and (v) all fees and expenses, other than accountant’s and attorneys’ fees, incurred with respect to the printing and filing of the Joint Proxy Statement/Prospectus (including any related preliminary materials) and the Registration Statement and any amendments or supplements thereto.

(b)    Genesis shall pay Pixelworks a termination fee of Twenty Million Dollars ($20,000,000) (the “Termination Fee”) in the event that:

(i) this Agreement is terminated by Pixelworks or Genesis pursuant to Section 8.1(b) or Section 8.1(d) and (A) following the execution and delivery of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal for Genesis shall have been publicly announced or shall have become publicly known and not withdrawn, and (B) within twelve (12) months following the termination of this Agreement, either a Third-Party Acquisition (as defined below) is consummated, or Genesis enters into a definitive agreement providing for a Third-Party Acquisition and such Third-Party Acquisition is consummated within twelve (12) months following execution of such definitive agreement;

(ii)  this Agreement is terminated by Pixelworks pursuant to Section 8.1(f); or

(iii)  this Agreement is terminated by Pixelworks pursuant to Section 8.1(h), where (A) Genesis’s breach is willful or intentional and intended to facilitate, assist or otherwise benefit, or such breach has the effect, directly or indirectly, of facilitating or assisting or otherwise benefiting, an Acquisition Proposal or the Person making such Acquisition Proposal, (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal for Genesis shall have been publicly announced or shall have become publicly known and not withdrawn, and (C) within twelve (12) months following the termination of this Agreement, either a Third-Party Acquisition (as defined below) is consummated, or Genesis enters into a definitive agreement providing for a Third-Party Acquisition and such Third-Party Acquisition is consummated within twelve (12) months following execution of such definitive agreement.

For the purposes of this Agreement, the term “Third-Party Acquisition” means, with respect to each of Pixelworks and Genesis, any of the following transactions (other than the transactions contemplated by this Agreement): (A) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction as a result of which the stockholders of Genesis or the stockholders of Pixelworks, as the case may be, immediately preceding such transaction hold less than fifty percent (50%) of the aggregate equity interests in the surviving or resulting entity of such transaction, (B) a sale or other disposition of assets representing in excess of thirty percent (30%) of the aggregate fair market value of the business of Pixelworks or Genesis, as the case may be, immediately prior to such sale, or (C) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of thirty percent (30%) of the voting power of the then outstanding shares of capital stock of Pixelworks or Genesis, as the case may be.

(c)    Pixelworks shall pay Genesis the Termination Fee if:

(i)  this Agreement is terminated by Pixelworks or Genesis pursuant to Section 8.1(b) or Section 8.1(e) and (A) following the execution and delivery of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal for Pixelworks shall have been publicly announced or shall have become publicly known and not withdrawn, and (B) within twelve (12) months following the termination of this Agreement, either a Third-Party Acquisition is consummated, or Pixelworks enters into a definitive agreement providing for a Third-Party Acquisition and such a Third-Party Acquisition is consummated within twelve (12) months following execution of such definitive agreement;

(ii)  this Agreement is terminated by Genesis pursuant to Section 8.1(g) or

(iii)  this Agreement is terminated by Genesis pursuant to Section 8.1(i), where (A) Pixelworks’s breach is willful or intentional and intended to facilitate, assist or otherwise benefit, or such breach has the effect, directly or indirectly, of facilitating or assisting or otherwise benefiting, an Acquisition Proposal or the Person making such Acquisition Proposal, (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal for Pixelworks shall have been publicly announced or shall have become publicly known and not withdrawn, and (C) within twelve (12) months following the termination of this Agreement, either a Third-Party Acquisition is consummated, or Pixelworks enters into a definitive agreement providing for a Third-Party Acquisition and such Third-Party Acquisition is consummated within twelve (12) months following execution of such definitive agreement.

(d)    The Termination Fee due under this Section 8.3 shall be paid by wire transfer of same-day funds within one business day after:

(i)  the date of termination of this Agreement if this agreement is terminated pursuant to Section 8.3(b)(ii) or Section 8.3(c)(ii); or

(ii)  the date on which a Third-Party Acquisition is consummated if this Agreement is terminated pursuant to Section 8.3(b)(i) or (iii) or Section 8.3(c)(i) or (iii).

(e)    In the event that, prior to the time of the termination of this Agreement under circumstances giving rise to an obligation to pay the Termination Fee pursuant to this Section 8.3, the party that would otherwise be obligated to pay such Termination Fee has delivered a notice of breach and/or termination under Section 8.1(h) or Section 8.1(i) and such party is entitled to terminate this Agreement thereunder but for the failure of the 30-day cure period to have expired, such party shall not be obligated to pay such Termination Fee, and any obligation to pay the Termination Fee under this Section 8.3 shall instead be determined based on such notice of breach and/or termination under Section 8.1(h) or Section 8.1(i).

(f)    The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If one party fails to promptly pay to the other any Termination Fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America, N.A. plus five percent per annum, compounded quarterly, from the date such Termination Fee was required to be paid. Payment of the Termination Fee described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (i) of Section 8.2.

8.4     Amendment.  This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the securityholders of any of the parties, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5     Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. No extension or waiver in any one instance shall be deemed to extend to any prior or subsequent instance. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

9.1     Nonsurvival of Representations and Warranties.  The respective representations and warranties of Genesis, Pixelworks and Merger Sub contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time. This Section 9.1 shall have no effect upon any other obligations of the parties hereto, whether to be performed before or after the consummation of the Merger.

9.2     Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) on the date of delivery, if delivered personally, or by facsimile, upon confirmation of receipt, (ii) four (4) business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (iii) one (1) business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

(a)	if to Pixelworks or Merger Sub, to

Pixelworks, Inc.

8100 SW Nyberg Road

Tualatin, OR 97062

Attention:  Chief Operating Officer and Chief Financial Officer

Fax No.:  (503) 612-0848

with a copy to:

O’Melveny & Myers, LLP

990 Marsh Road

Menlo Park, CA 94024

Attention:  Karen Dreyfus

Fax No.:  (650) 473-2601

(b)	if to Genesis, to

Genesis Microchip Inc.

2150 Gold Street

Alviso, CA 95002

Attention:  Chief Operating Officer and Chief Financial Officer

Fax No.:  (408) 262-6365

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attn:  Selim Day

Fax No.  (650) 493-6811

Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3     Entire Agreement.  This Agreement (including the Pixelworks Disclosure Letter, the Genesis Disclosure Letter and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4     No Third Party Beneficiaries.  Except for Section 6.12, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

9.5     Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6     Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

9.7     Counterparts and Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

9.8     Interpretation; Definitions.

(a)    When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

(b)    For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

9.9     Governing Law and Jurisdiction.  Except for those provisions dealing with the effect of the Merger which shall be governed by Delaware Law or Oregon law, as applicable, this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. Each of the parties to this Agreement irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in the Chancery or other courts of the State of Delaware, and each party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (d) any right to a trial by jury.

9.10     Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11     Waiver of Jury Trial.  EACH OF PIXELWORKS, MERGER SUB AND GENESIS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PIXELWORKS, MERGER SUB OR GENESIS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

[the remainder of this page intentionally left blank – signature page follows]

IN WITNESS WHEREOF, Pixelworks, Merger Sub and Genesis have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

PIXELWORKS, INC.

By:	/S/ ALLEN ALLEY

Title:	Chief Executive Officer

By:	/S/ JEFF BOUCHARD

Title:	Chief Financial Officer

DISPLAY ACQUISITION CORPORATION

By:	/S/ ALLEN ALLEY

Title:	President

GENESIS MICROCHIP INC.

By:	/S/ JAMES DONEGAN

Title:	Chief Executive Officer

By:	/S/ ANDERS FRISK

Title:	EVP & Chief Operating Officer

ANNEX B

[SALOMON SMITH BARNEY INC. LETTERHEAD]

March 17, 2003

The Board of Directors

Pixelworks, Inc.

8100 SW Nyberg Road

Tualatin, OR 97062

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to Pixelworks, Inc. (“Pixelworks”) of the Exchange Ratio (as defined below) in connection with the Merger (as defined below) contemplated by the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among Pixelworks, Display Acquisition Corporation, a wholly owned subsidiary of Pixelworks (“Merger Sub”) and Genesis Microchip Inc. (the “Company”).

As more fully described in the Agreement, Merger Sub will merge with and into the Company (the “Merger”), and each outstanding share of the common stock, par value $0.001 per share (“Company Common Stock”), of the Company (other than certain shares specified in the Agreement) will be converted into the right to receive 2.3366 (the “Exchange Ratio”) of a share of the common stock, par value $0.001 per share (“Pixelworks Common Stock”), of Pixelworks.

In arriving at our opinion, we reviewed a draft of the Agreement, dated March 15, 2003, and held discussions with certain senior officers and other representatives and advisors of each of Pixelworks and the Company concerning the businesses, operations and prospects of Pixelworks and the Company. We examined certain publicly available business and financial information relating to Pixelworks and the Company as well as certain financial forecasts and other information and data for Pixelworks and the Company which were provided to or otherwise discussed with us by the managements of Pixelworks and the Company, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Agreement in relation to, among other things, current and historical market prices and trading volumes of Pixelworks Common Stock and Company Common Stock; the historical and projected earnings and other operating data of Pixelworks and the Company; and the historical and projected capitalization and financial condition of Pixelworks and the Company. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Pixelworks and the Company. We also evaluated the pro forma financial impact of the Merger on Pixelworks. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us and have further relied upon the assurances of the managements of Pixelworks and the Company that they are not aware of any facts that would make any of such information inaccurate or misleading. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of Pixelworks and the Company that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available

B-1

estimates and judgments of the managements of Pixelworks and the Company as to the future financial performance of Pixelworks and the Company and the strategic implications and operational benefits anticipated to result from the Merger. We express no view with respect to such forecasts and other information and data or the assumptions on which they were based. We have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for United States federal income tax purposes. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Pixelworks or the Company, nor have we made any physical inspection of the properties or assets of Pixelworks or the Company. You have advised us, and we have assumed, that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us. We have further assumed that the Merger will be consummated in a timely fashion in accordance with the terms of the Agreement without waiver of any of the conditions precedent to the Merger contained in the Agreement.

Our opinion, as set forth herein, relates to the relative values of Pixelworks and the Company. We are not expressing any opinion as to what the value of Pixelworks Common Stock actually will be when issued in the Merger or the price at which Pixelworks Common Stock will trade subsequent to the Merger. We were not requested to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for Pixelworks or the effect of any other transaction in which Pixelworks might engage. Our opinion necessarily is based upon information available to us and financial, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof.

Salomon Smith Barney Inc. is acting as financial advisor to Pixelworks in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of our opinion and a portion of which is payable only upon the consummation of the Merger. We have in the past provided and currently are providing investment banking services to Pixelworks unrelated to the Merger, for which we have received and may receive compensation. In the ordinary course of business, we and our affiliates may actively trade or hold the securities of Pixelworks for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney Inc. and its affiliates (including Citigroup Inc. and its affiliates) may maintain other relationships with Pixelworks, the Company and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Pixelworks in its evaluation of the Merger, and our opinion is not intended to be and does not constitute a recommendation of the Merger to Pixelworks or its stockholders, nor does it constitute a recommendation to any stockholder as to how such stockholder should vote on any matter relating to the Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Pixelworks.

Very truly yours,

/s/    SALOMON SMITH BARNEY INC.

SALOMON SMITH BARNEY INC.

B-2

ANNEX C

March 17, 2003

Board of Directors

Genesis Microchip Inc.

2150 Gold Street

P.O. Box 2150

Alviso, California

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the stockholders of Genesis Microchip Inc. (“Genesis Microchip” or the “Company”) of the Exchange Ratio (as defined below) provided for pursuant to the terms of the Agreement and Plan of Merger, dated as of March 17, 2003 (the “Merger Agreement”), between the Company, Pixelworks, Inc. (“Pixelworks”) and Display Acquisition Corporation, a wholly owned subsidiary of Pixelworks (“Merger Sub”). The Merger Agreement provides for, among other things, a merger of Merger Sub with and into the Company (the “Merger”) pursuant to which each outstanding share of common stock, par value $0.001 per share, of the Company (other than any such shares held in the treasury of Genesis Microchip or owned by Pixelworks, Merger Sub or their respective subsidiaries) will be converted into 2.3366 shares of common stock, par value $0.001 per share, of Pixelworks (the “Exchange Ratio”). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

In connection with rendering our opinion, we have reviewed a draft of the Merger Agreement, and for purposes hereof, we have assumed that the final form of this document will not differ in any material respect from the draft provided to us. We have also reviewed and analyzed certain publicly available business and financial information relating to Genesis Microchip and Pixelworks for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of the Company and Pixelworks and provided to us for purposes of our analysis, and we have met with management of the Company and Pixelworks to review and discuss such information and, among other matters, each of the Company’s and Pixelworks’s business, operations, assets, financial condition and future prospects.

We have reviewed and considered certain financial and stock market data relating to the Company and Pixelworks, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Company and Pixelworks or one or more of their respective businesses or assets, and we have reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the semiconductor industry specifically, and in the technology industry generally, that we believe to be reasonably comparable to the Merger or otherwise relevant to our inquiry. We have also performed such other financial studies, analyses, and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

Board of Directors

March 17, 2003

In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all of the historical financial and other information provided to or discussed with us or publicly available, and we have not assumed any responsibility for independent verification of any of such information. We have also assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to us (including estimates of certain cost savings and other operating efficiencies expected to result from consummation of the Merger), and we have assumed that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company’s and Pixelworks’s management. We express no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, we have not reviewed any of the books and records of the Company or Pixelworks, or assumed any responsibility for conducting a physical inspection of the properties or facilities of the Company or Pixelworks, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company or Pixelworks, and no such independent valuation or appraisal was provided to us. We are not experts in the evaluation of litigation or other actual or threatened claims, and we have assumed that the allowances or other reserves of the Company established to cover losses in connection with any such litigation or other claims will be adequate to cover all such losses. We express no opinion with respect to such allowances or reserves or the assumptions upon which they are based. We note that the Merger is intended to qualify as a tax free reorganization for United States Federal tax purposes, and we have assumed that the Merger will so qualify. We also have assumed that obtaining all regulatory and other approvals and third party consents required for consummation of the Merger will not have an adverse impact on the Company or Pixelworks or on the anticipated benefits of the Merger, and we have assumed that the transactions described in the Merger Agreement will be consummated without waiver or modification of any of the material terms or conditions contained therein by any party thereto. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof. We are not expressing any opinion herein as to the prices at which any securities of Pixelworks or the Company will actually trade at any time.

It should be noted that in the context of our current engagement by the Company, we were not authorized to and did not solicit third party indications of interest in acquiring all or any part of the Company, or investigate any alternative transactions that may be available to the Company.

In the ordinary course of our business, we may actively trade the debt and equity securities of the Company and Pixelworks for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

We are acting as financial advisor to the Company in connection with the proposed Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger, as well as a fee for rendering this opinion. In addition, we have performed various investment banking services for the Company from time to time in the past and have received customary fees for rendering such services.

Our opinion addresses only the fairness from a financial point of view to the shareholders of the Company of the Exchange Ratio provided for pursuant to the Merger Agreement, and we do not express any views on any other term of the Merger. Specifically, our opinion does not address the Company’s underlying business decision to effect the transactions contemplated by the Merger Agreement.

It is understood that this letter is for the benefit and use of the Board of Directors of the Company in its consideration of the Merger and except for inclusion in its entirety in any registration statement or proxy statement required to be circulated to shareholders of the Company relating to the Merger, may not be quoted,

Board of Directors

March 17, 2003

referred to or reproduced at any time or in any manner without our prior written consent. This opinion does not constitute a recommendation to any shareholder or as to how such holder should vote with respect to the Merger, and should not be relied upon by any shareholder as such.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof the Exchange Ratio provided for pursuant to the Merger Agreement is fair to the shareholders of the Company from a financial point of view.

Very truly yours,

/s/    DRESDNER KLEINWORT WASSERSTEIN, INC.

DRESDNER KLEINWORT WASSERSTEIN, INC.

ANNEX D

PIXELWORKS VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of March 17, 2003 by and among Genesis Microchip Inc., a Delaware corporation (“Genesis”), and the undersigned stockholder and/or option holder (the “Stockholder”) of Pixelworks, Inc., an Oregon corporation (“Pixelworks”).

RECITALS

A.    Pixelworks, Display Acquisition Corporation (“Merger Sub”), a Delaware corporation and wholly owned direct subsidiary of Pixelworks, and Genesis have entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into Genesis. Pursuant to the Merger, all outstanding common stock of Genesis will be canceled and extinguished and converted into the right to receive common stock of Pixelworks, as set forth in the Merger Agreement, and Genesis will become a wholly owned direct subsidiary of Pixelworks.

B.    The Stockholder is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of (i) shares of the outstanding common stock of Pixelworks and (ii) shares of common stock of Pixelworks issuable upon the exercise of outstanding options, warrants and other rights to acquire such shares of common stock of Pixelworks, in each case as is set forth on the signature page of this Agreement.

C.    As an inducement and condition to entering into the Merger Agreement, Genesis has required that the Stockholder agree, and the Stockholder has agreed (solely in his or her capacity as such), to enter into this Agreement.

D.    In consideration of the execution of the Merger Agreement by Genesis, the Stockholder (solely in his capacity as such) is hereby agreeing to vote, or cause to be voted, the Shares (as defined below) and other such shares of capital stock of Pixelworks over which the Stockholder has voting power so as to facilitate the consummation of the Merger.

NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

1.    Certain Definitions.    Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement, the following terms shall have the following respective meanings:

(a)    “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VIII thereof, or (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions of the Merger Agreement.

(b)    “Person” shall mean any individual, corporation, limited liability company, general or limited partnership, business trust, unincorporated association or other business organization or entity, or any governmental body or authority.

(c)    “Shares” shall mean: (i) all securities of Pixelworks (including all shares of Pixelworks Common Stock and all options, warrants and other rights to acquire shares of Pixelworks Common Stock) owned by the Stockholder as of the date of this Agreement, as indicated on the signature page of this Agreement; and (ii) all additional securities of Pixelworks (including all additional shares of Pixelworks Common Stock and all additional options, warrants and other rights to acquire shares of Pixelworks Common Stock) of which the Stockholder acquires ownership during the period from the date of this Agreement through the

Expiration Date, including, without limitation, through the exercise of options, warrants or other rights to acquire such securities of Pixelworks, or the conversion of other securities of Pixelworks into such securities of Pixelworks. In the event of a stock dividend or distribution, or any change in the Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

2.    Agreement to Vote Shares.

(a)    Agreement to Vote.    Until the Expiration Date, at every meeting of the stockholders of Pixelworks called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Pixelworks, the Stockholder (solely in his or her capacity as such) shall cause all Shares then owned by the Stockholder to be voted in favor of the adoption of the Merger Agreement (as the same may be amended from time to time), in favor of the issuance of the shares of common stock of Pixelworks and in favor of each of the transactions contemplated by the Merger Agreement (as the same may be amended from time to time) and against any matter that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage, or adversely affect the consummation of the Merger and other transactions contemplated by the Merger Agreement (as the same may be amended from time to time).

(b)    No Other Agreement.    Prior to the Expiration Date, the Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

3.    Irrevocable Proxy.    As security for the agreements of the Stockholder provided for herein, the Stockholder hereby grants and delivers to Genesis, concurrently with the execution and delivery of this Agreement, a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permitted by applicable law, with respect to the Shares owned by the Stockholder to be voted in favor of the adoption of the Merger Agreement (as the same may be amended from time to time), in favor of the issuance of the shares of common stock of Pixelworks and in favor of each of the transactions contemplated by the Merger Agreement (as the same may be amended from time to time) and against any matter that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage, or adversely affect the consummation of the Merger and other transactions contemplated by the Merger Agreement (as the same may be amended from time to time).

4.    Representations and Warranties of the Stockholder.    The Stockholder hereby represents and warrants to Genesis, as of the date hereof and at all times until the Expiration Date (unless indicated otherwise), that the Stockholder (a) is the beneficial owner of, and has good and valid title to, the Shares at such time owned by him, free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances as of the date hereof, (b) as of the date hereof, does not beneficially own or have any written or unwritten agreement or arrangement to acquire any securities of Pixelworks other than the shares of Pixelworks Common Stock and options and warrants to purchase shares of Common Stock of Pixelworks indicated on the signature page of this Agreement, and (c) has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Sections 2 and 3 hereof, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares at such time owned by him, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

5.    No Solicitation.    Prior to the Expiration Date, the Stockholder agrees (solely in his or her capacity as such) that neither he nor any of his representatives (including any investment banker, attorney or accountant retained by Stockholder) shall, and that he shall use his reasonable best efforts to cause his employees and other agents not to (and shall not authorize any of them to) directly or indirectly, (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal with respect to Pixelworks, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal with respect to Pixelworks, (iii) engage in discussions with any Person with respect to any Acquisition Proposal with respect to Pixelworks, except as to the existence of the terms contained in this Section 6, (iv) approve, endorse or recommend any Acquisition Proposal with respect to Pixelworks, (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby with respect to Pixelworks, or (vi) engage in any other activity that Pixelworks is prohibited from undertaking under Section 6.1 of the Merger Agreement. The Stockholder and his representatives (including any investment banker, attorney or accountant retained by him) shall, and shall use his reasonable best efforts to cause his employees and other agents to, immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal with respect to Pixelworks. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 6 by any investment banker, attorney or other advisor or representative of the Stockholder shall be deemed to be a breach of this Section 6 by the Stockholder. Notwithstanding anything to the contrary stated herein, this Section 6 shall not apply to the Stockholder in his capacity as either an officer or director of Pixelworks and any actions undertaken or omissions by the Stockholder in any such capacity shall be governed exclusively by Section 6.1 and 6.5 of the Merger Agreement.

6.    No Solicitation of Proxies.    Prior to the Expiration Date, the Stockholder agrees (solely in his capacity as such) that neither he nor any of his representatives (including any investment banker, attorney or accountant retained by him) shall, and that he shall use his reasonable best efforts to cause his employees and other agents not to (and shall not authorize any of them to) directly or indirectly, engage in any solicitation (as defined in Regulation 14A of the Rules and Regulations of the Exchange Act) of other stockholders of Pixelworks against the Merger Agreement (as the same may be amended from time to time) and the Merger or any of the other transactions contemplated by the Merger Agreement (as the same may be amended from time to time).

7.    Further Assurances.    From time to time, at the other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably deemed necessary or appropriate to consummate the transactions contemplated by this Agreement.

8.    Termination.    This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.

9.    Miscellaneous.

(a)    Waiver.    No waiver by any party hereto of any condition or any breach of any term or provision set forth in this Agreement shall be effective unless in writing and signed by each party hereto. The waiver of a condition or any breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other previous or subsequent breach of any term or provision of this Agreement.

(b)    Severability.    In the event that any term, provision, covenant or restriction set forth in this Agreement, or the application of any such term, provision, covenant or restriction to any person, entity or set of circumstances, shall be determined by a court of competent jurisdiction to be invalid, unlawful, void or unenforceable to any extent, the remainder of the terms, provisions, covenants and restrictions set forth in this Agreement, and the application of such terms, provisions, covenants and restrictions to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall remain in full force and effect, shall not be impaired, invalidated or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by applicable law.

(c)    Binding Effect; Assignment.    This Agreement and all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the Stockholder may be assigned to any other Person without the prior written consent of Genesis.

(d)    Amendments.    This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

(e)    Specific Performance; Injunctive Relief.    Each of the parties hereto hereby acknowledges that (i) the representations, warranties, covenants and restrictions set forth in this Agreement are necessary, fundamental and required for the protection of Genesis and to preserve for Genesis the benefits of the Merger; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each such representation, warranty, covenant and restriction a special, unique, and extraordinary value; and (iii) a breach of any such representation, warranty, covenant or restriction, or any other term or provision of this Agreement, will result in irreparable harm and damages to Genesis which cannot be adequately compensated by a monetary award. Accordingly, Genesis and the Stockholder hereby expressly agree that in addition to all other remedies available at law or in equity, Genesis shall be entitled to the immediate remedy of specific performance, a temporary and/or permanent restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any representations, warranties, covenants or restrictions set forth in this Agreement, or to specifically enforce the terms and provisions hereof.

(f)    Governing Law.    This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision, rule or principle (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(g)    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or facsimile or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	If to Genesis:

Genesis Microchip Inc.

2150 Gold Street

Alviso, CA 95002

Attention: Chief Operating Officer and Chief Financial Officer

Fax: (408) 262-6365

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94034

Attention: Selim Day

Fax: (650) 493-6811

(ii)	If to the Stockholder: To the address for notice set forth on the signature page hereof.

with a copy to:

Pixelworks Inc.

8100 SW Nyberg Road

Tualatin, OR 97062

Attention: Chief Operating Officer and Chief Financial Officer

Fax: (503) 612-0848

and

O’Melveny & Myers LLP

990 Marsh Road

Menlo Park, California 94025-1949

Attention: Karen Dreyfus

Fax: (650) 473-2601

(h)    Enforcement; Consent to Jurisdiction; Waiver of Jury Trial.

(i)    Each of the parties hereto:

(A)    consents to submit itself to the personal jurisdiction of (x) the United States District Court for the District of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such court would have subject matter jurisdiction with respect to such dispute and (y) the Chancery or other courts of the State of Delaware;

(B)    agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court;

(C)    agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts;

(D)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to a party at its address set forth in Section 11(g) or at such other address of which a party shall have been notified pursuant thereto; and

(E)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

(ii)    EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

(iii)    All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(i)    Entire Agreement.    This Agreement, the Proxy, the Merger Agreement and any other agreements referred to in the Merger Agreement contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

(j)    Headings.    The section headings set forth in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement in any manner.

(k)    Counterparts.    This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

GENESIS MICROCHIP INC.		STOCKHOLDER

By:		By:
	Signature of Authorized Signatory	Signature

Name:		Name:

Title:		Title:

Print Address

Telephone Number

Facsimile Number

Shares Beneficially Owned:

__________ shares of Pixelworks Common Stock

__________ shares of Pixelworks Common Stock issuable upon exercise of outstanding options or warrants

[SIGNATURE PAGE TO PIXELWORKS VOTING AGREEMENT]

EXHIBIT A

IRREVOCABLE PROXY

The undersigned stockholder of Pixelworks Inc., an Oregon corporation (“Pixelworks”), hereby irrevocably (to the fullest extent permitted by law) appoints Alex Lushtak and Anders Frisk, affiliates of Genesis Inc., a Delaware corporation (“Genesis”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Pixelworks that are owned of record by the undersigned as of the date of the meeting of stockholders of Pixelworks called (and at every adjournment or postponement thereof), and as of the date that any action or approval by written consent of the stockholders of Pixelworks solicited, for the purpose of considering the adoption and approval of the Merger Agreement and the Merger (collectively, the “Shares”) in accordance with the terms of this Proxy. As used herein, the “Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of March 17, 2003, by and among Pixelworks, Display Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Pixelworks (“Merger Sub”), and Genesis, which provides for the merger (the “Merger”) of Merger Sub with and into Genesis and the other transactions contemplated by the Merger Agreement. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

This Irrevocable Proxy is irrevocable (to the fullest extent permitted by applicable law), is coupled with an interest and is granted pursuant to that certain Pixelworks Voting Agreement of even date herewith by and among Genesis and the undersigned stockholder (the “Pixelworks Voting Agreement”), and is granted in consideration of Genesis entering into the Merger Agreement. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VIII thereof or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of stockholders of Pixelworks and in every written consent in lieu of such meeting in favor of the issuance of the shares of common stock of Pixelworks, in favor of the adoption of the Merger Agreement (as the same may be amended from time to time), in favor of each of the actions contemplated by the Merger Agreement (as the same may be amended from time to time) and against any matter that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage, or adversely affect the consummation of the Merger or other transactions contemplated by the Merger Agreement (as the same may be amended from time to time).

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

[Remainder of Page Intentionally Left Blank]

This Irrevocable Proxy is irrevocable (to the fullest extent permitted by law). This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: March __, 2003

Signature of Stockholder:

Name of Stockholder:

Name and Title of Authorized Signatory:

Shares beneficially owned:

__________ shares of Pixelworks Common Stock

__________ shares of Pixelworks Common Stock issuable upon exercise of outstanding options or warrants

[IRREVOCABLE PROXY]

ANNEX E

GENESIS VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of March 17, 2003 by and among Pixelworks, Inc., an Oregon corporation (“Pixelworks”), and the undersigned stockholder and/or option holder (the “Stockholder”) of Genesis Microchip Inc., a Delaware corporation (“Genesis”).

RECITALS

A.    Pixelworks, Display Acquisition Corporation (“Merger Sub”), a Delaware corporation and wholly owned direct subsidiary of Pixelworks, and Genesis have entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into Genesis. Pursuant to the Merger, all outstanding common stock of Genesis will be canceled and extinguished and converted into the right to receive common stock of Pixelworks, as set forth in the Merger Agreement, and Genesis will become a wholly owned direct subsidiary of Pixelworks.

B.    The Stockholder is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of (i) shares of the outstanding common stock of Genesis and (ii) shares of common stock of Genesis issuable upon the exercise of outstanding options, warrants and other rights to acquire such shares of common stock of Genesis, in each case as is set forth on the signature page of this Agreement.

C.    As an inducement and condition to entering into the Merger Agreement, Pixelworks has required that the Stockholder agree, and the Stockholder has agreed (solely in his or her capacity as such), to enter into this Agreement.

D.    In consideration of the execution of the Merger Agreement by Pixelworks, the Stockholder (solely in his capacity as such) is hereby agreeing to vote, or cause to be voted, the Shares (as defined below) and other such shares of capital stock of Genesis over which the Stockholder has voting power so as to facilitate the consummation of the Merger.

NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

1.    Certain Definitions.    Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement, the following terms shall have the following respective meanings:

(a)  “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VIII thereof, or (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions of the Merger Agreement.

(b)  “Person” shall mean any individual, corporation, limited liability company, general or limited partnership, business trust, unincorporated association or other business organization or entity, or any governmental body or authority.

(c)  “Shares” shall mean: (i) all securities of Genesis (including all shares of Genesis Common Stock and all options, warrants and other rights to acquire shares of Genesis Common Stock) owned by the Stockholder as of the date of this Agreement, as indicated on the signature page of this Agreement; and (ii) all additional securities of Genesis (including all additional shares of Genesis Common Stock and all additional options, warrants and other rights to acquire shares of Genesis Common Stock) of which the Stockholder acquires ownership during the period from the date of this Agreement through the Expiration Date, including, without limitation, through the exercise of options, warrants or other rights to acquire such securities of Genesis, or the conversion of other securities of Genesis into such securities of Genesis. In the event of a stock dividend or distribution, or any change in the Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

2.    Agreement to Vote Shares.

(a)  Agreement to Vote.    Until the Expiration Date, at every meeting of the stockholders of Genesis called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Genesis, the Stockholder (solely in his or her capacity as such) shall cause all Shares then owned by the Stockholder to be voted in favor of the adoption of the Merger Agreement (as the same may be amended from time to time), and in favor of each of the transactions contemplated by the Merger Agreement (as the same may be amended from time to time) and against any matter that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage, or adversely affect the consummation of the Merger and other transactions contemplated by the Merger Agreement (as the same may be amended from time to time).

(b)  No Other Agreement.    Prior to the Expiration Date, the Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 2.

3.    Irrevocable Proxy.    As security for the agreements of the Stockholder provided for herein, the Stockholder hereby grants and delivers to Pixelworks, concurrently with the execution and delivery of this Agreement, a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permitted by applicable law, with respect to the Shares owned by the Stockholder at the time of the meeting of the stockholders of Genesis called, and as of the date of every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Genesis.

4.    Representations and Warranties of the Stockholder.    The Stockholder hereby represents and warrants to Pixelworks, as of the date hereof and at all times until the Expiration Date (unless indicated otherwise), that the Stockholder (a) is the beneficial owner of, and has good and valid title to, the Shares at such time owned by him, free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances as of the date hereof, (b) as of the date hereof, does not beneficially own or have any written or unwritten agreement or arrangement to acquire any securities of Genesis other than the shares of Genesis Common Stock and options and warrants to purchase shares of Common Stock of Genesis indicated on the signature page of this Agreement, and (c) has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Sections 2 and 3 hereof, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares at such time owned by him, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

5.    No Solicitation.    Prior to the Expiration Date, the Stockholder agrees (solely in his or her capacity as such) that neither he nor any of his representatives (including any investment banker, attorney or accountant retained by Stockholder) shall, and that he shall use his reasonable best efforts to cause his employees and other agents not to (and shall not authorize any of them to) directly or indirectly, (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal with respect to Genesis, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal with respect to Genesis, (iii) engage in discussions with any Person with respect to any Acquisition Proposal with respect to Genesis, except as to the existence of the terms contained in this Section 5, (iv) approve, endorse or recommend any Acquisition Proposal with respect to Genesis, (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby with respect to Genesis, or (vi) engage in any other activity that Genesis is prohibited from undertaking under Section 6.1 of the Merger Agreement. The Stockholder and his representatives (including any investment banker, attorney or accountant retained by him) shall, and shall use his reasonable best efforts to cause his employees and other agents to, immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal with respect to Genesis. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5 by any investment banker, attorney or other advisor or representative of the Stockholder shall be deemed to be a breach of this Section 5 by the Stockholder. Notwithstanding anything to the contrary stated herein, this Section 5 shall not apply to the Stockholder in his capacity as either an officer or director of Genesis and any actions undertaken or omissions by the Stockholder in any such capacity shall be governed exclusively by Section 6.1 and 6.5 of the Merger Agreement.

6.    No Solicitation of Proxies.    Prior to the Expiration Date, the Stockholder agrees (solely in his capacity as such) that neither he nor any of his representatives (including any investment banker, attorney or accountant retained by him) shall, and that he shall use his reasonable best efforts to cause his employees and other agents not to (and shall not authorize any of them to) directly or indirectly, engage in any solicitation (as defined in Regulation 14A of the Rules and Regulations of the Exchange Act) of other stockholders of Genesis against the Merger Agreement (as the same may be amended from time to time) and the Merger or any of the other transactions contemplated by the Merger Agreement (as the same may be amended from time to time).

7.    Further Assurances.    From time to time, at the other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably deemed necessary or appropriate to consummate the transactions contemplated by this Agreement.

8.    Termination.    This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.

9.    Miscellaneous.

(a)  Waiver.    No waiver by any party hereto of any condition or any breach of any term or provision set forth in this Agreement shall be effective unless in writing and signed by each party hereto. The waiver of a condition or any breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other previous or subsequent breach of any term or provision of this Agreement.

(b)  Severability.    In the event that any term, provision, covenant or restriction set forth in this Agreement, or the application of any such term, provision, covenant or restriction to any person, entity or set of circumstances, shall be determined by a court of competent jurisdiction to be invalid, unlawful, void or unenforceable to any extent, the remainder of the terms, provisions, covenants and restrictions set forth in this Agreement, and the application of such terms, provisions, covenants and restrictions to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall remain in full force and effect, shall not be impaired, invalidated or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by applicable law.

(c)  Binding Effect; Assignment.    This Agreement and all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the Stockholder may be assigned to any other Person without the prior written consent of Pixelworks.

(d)  Amendments.    This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

(e)  Specific Performance; Injunctive Relief.    Each of the parties hereto hereby acknowledges that (i) the representations, warranties, covenants and restrictions set forth in this Agreement are necessary, fundamental and required for the protection of Pixelworks and to preserve for Pixelworks the benefits of the Merger; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each such representation, warranty, covenant and restriction a special, unique, and extraordinary value; and (iii) a breach of any such representation, warranty, covenant or restriction, or any other term or provision of this Agreement, will result in irreparable harm and damages to Pixelworks which cannot be adequately compensated by a monetary award. Accordingly, Pixelworks and the Stockholder hereby expressly agree that in addition to all other remedies available at law or in equity, Pixelworks shall be entitled to the immediate remedy of specific performance, a temporary and/or permanent restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any representations, warranties, covenants or restrictions set forth in this Agreement, or to specifically enforce the terms and provisions hereof.

(f)  Governing Law.    This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision, rule or principle (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(g)  Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or facsimile or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)  If to Pixelworks:

Pixelworks, Inc.

8100 SW Nyberg Road

Tualatin, OR 97062

Attention: Chief Operating Officer and Chief Financial Officer

Fax: (503) 612-0848

with a copy to:

O’Melveny & Myers LLP

990 Marsh Road

Menlo Park, California 94025-1949

Attention: Karen Dreyfus

Fax: (650) 473-2601

(ii)  If to the Stockholder: To the address for notice set forth on the signature page hereof.

with a copy to:

Genesis Microchip Inc.

2150 Gold Street

Alviso, CA 95002

Attention: Chief Operating Officer and Chief Financial Officer

Fax: (408) 262-6365

and

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attention: Selim Day

Fax No.: (650) 493-6811

(h)  Enforcement; Consent to Jurisdiction; Waiver of Jury Trial.

(i)  Each of the parties hereto:

(A)  consents to submit itself to the personal jurisdiction of (x) the United States District Court for the District of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such court would have subject matter jurisdiction with respect to such dispute and (y) the Chancery or other courts of the State of Delaware;

(B)  agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court;

(C)  agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts;

(D)  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to a party at its address set forth in Section 11(g) or at such other address of which a party shall have been notified pursuant thereto; and

(E)  agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

(ii)  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

(iii)  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(i)  Entire Agreement.    This Agreement, the Proxy, the Affiliate Agreement between the Stockholder and Pixelworks dated the date hereof, the Merger Agreement and any other agreements referred to in the Merger Agreement contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

(j)  Headings.    The section headings set forth in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement in any manner.

(k)  Counterparts.    This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

PIXELWORKS, INC.		STOCKHOLDER

By:		By:
	Signature of Authorized Signatory	Signature

Name:		Name:

Title:

Print Address

Telephone Number

Facsimile Number

Shares Beneficially Owned:

shares of Genesis Common Stock

shares of Genesis Common Stock issuable upon exercise of outstanding options or warrants

[SIGNATURE PAGE TO GENESIS VOTING AGREEMENT]

EXHIBIT A

IRREVOCABLE PROXY

The undersigned stockholder of Genesis Microchip Inc., a Delaware corporation (“Genesis”), hereby irrevocably (to the fullest extent permitted by law) appoints Allen Alley and Hans Olsen, President & Chief Executive Officer and Executive Vice President and Chief Operating Officer, respectively, of Pixelworks, Inc., an Oregon corporation (“Pixelworks”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Genesis that are owned of record by the undersigned as of the date of the meeting of stockholders of Genesis called (and at every adjournment or postponement thereof), and as of the date that any action or approval by written consent of the stockholders of Genesis solicited, for the purpose of considering the adoption and approval of the Merger Agreement and the Merger (collectively, the “Shares”) in accordance with the terms of this Proxy. As used herein, the “Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of March 17, 2003, by and among Pixelworks, Display Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Pixelworks (“Merger Sub”), and Genesis, which provides for the merger (the “Merger”) of Merger Sub with and into Genesis and the other transactions contemplated by the Merger Agreement. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

This Irrevocable Proxy is irrevocable (to the fullest extent permitted by applicable law), is coupled with an interest and is granted pursuant to that certain Genesis Voting Agreement of even date herewith by and among Pixelworks and the undersigned stockholder (the “Genesis Voting Agreement”), and is granted in consideration of Pixelworks entering into the Merger Agreement. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VIII thereof or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of stockholders of Genesis and in every written consent in lieu of such meeting in favor of the adoption of the Merger Agreement (as the same may be amended from time to time), in favor of each of the actions contemplated by the Merger Agreement (as the same may be amended from time to time) and against any matter that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage, or adversely affect the consummation of the Merger or other transactions contemplated by the Merger Agreement (as the same may be amended from time to time).

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

[Remainder of Page Intentionally Left Blank]

This Irrevocable Proxy is irrevocable (to the fullest extent permitted by law). This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated:  March             , 2003

Signature of Stockholder:

Name of Stockholder:

Shares beneficially owned:

shares of Genesis Common Stock

shares of Genesis Common Stock issuable upon exercise of outstanding options or warrants

[IRREVOCABLE PROXY]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

Pixelworks’ articles of incorporation provide that, to the fullest extent permitted by the Oregon Business Corporation Act, its directors are not liable to Pixelworks or its shareholders for monetary damages for breach of fiduciary duty as a director. Under Oregon law, liability of a director may not be limited (a) for any breach of the director’s duty of loyalty to Pixelworks or its shareholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (d) for any transaction from which the director derives an improper personal benefit. The effect of these provisions of Pixelworks’ articles of incorporation is to eliminate the rights of Pixelworks and its shareholders to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in clauses (a) through (d) above. This provision does not limit or eliminate Pixelworks’ rights or the rights of any shareholder to seek nonmonetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

In Pixelworks’ articles of incorporation, Pixelworks has also agreed to indemnify its directors, officers, employees and agents to the maximum extent provided by applicable law against all costs, liabilities and other losses actually and reasonably incurred or suffered by them arising out of their capacity as a director, officer, employee or agent of Pixelworks or any other corporation for which Pixelworks requests them to serve as a director, officer, employee or agent. Pixelworks’ directors, officers, employees and agents are also entitled to an advance of expenses to the maximum extent authorized or permitted by law in advance of the final disposition of any proceeding, subject to, to the extent required by applicable law, the receipt of an undertaking to repay the advancement if the person is ultimately determined not to be entitled to be indemnified.

Any repeal or limitation of Pixelworks’ ability to provide indemnification as described above may not diminish any of their indemnification rights with respect to actions, suits or proceedings relating to transactions or facts occurring before the modification or repeal.

Pixelworks maintains insurance policies for its directors and officers against certain liabilities arising out of their capacity as a director or officer of Pixelworks. In addition, Pixelworks has entered into an indemnification agreement with each of its officers and directors with respect to losses arising out of their capacity as director or officer, and it is anticipated that similar agreements may be entered into, from time to time, with its future directors and officers.

Item 21.    Exhibits and Financial Statement Schedules.

Exhibit Number	Description

2.1•

Agreement and Plan of Merger, dated March 17, 2003, by and among Pixelworks, Inc., Display Acquisition Corporation and Genesis Microchip Inc. (incorporated by reference to Annex A of this joint proxy statement/prospectus)

5.1*	Form of opinion of Ater Wynne LLP regarding the legality of the shares of Pixelworks common stock registered hereunder

8.1*	Form of tax opinion of O’Melveny & Myers LLP

8.2*	Form of tax opinion of Wilson Sonsini Goodrich & Rosati Professional Corporation

10.1•

Form of Pixelworks Voting Agreement, dated March 17, 2003, by and among Genesis Microchip Inc. and each of the directors of Pixelworks, Inc. (incorporated by reference to Annex D of this joint proxy statement/prospectus)

Exhibit Number	Description

10.2•

Form of Genesis Microchip Voting Agreement, dated March 17, 2003, by and among Pixelworks, Inc. and each of the directors of Genesis Microchip Inc. (incorporated by reference to Annex E of this joint proxy statement/prospectus)

10.3*	Form of Pixelworks Change of Control Severance Agreement (as entered into between Pixelworks and each of Allen Alley, Marc Fleischmann, Robert Greenberg, Michael West and Bradley Zenger)

10.4*	Change of Control Severance Agreement between Pixelworks and Jeff Bouchard dated as of March 14, 2003

10.5*	Change of Control Severance Agreement between Pixelworks and Hans Olsen dated as of March 14, 2003

10.6*	Form of Relocation Agreement between Pixelworks, Inc. and Hans Olsen

23.1†	Consent of KPMG LLP (consent of independent auditors of Pixelworks, Inc.)

23.2†	Consent of KPMG LLP (consent of independent auditors of Genesis Microchip Inc.)

23.3*	Consent of Ater Wynne LLP (included in 5.1, executed legal opinion to be filed by amendment)

23.4*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in 8.1, executed legal opinion to be filed by amendment)

23.5*	Consent of O’Melveny & Myers LLP (included in 8.2, executed legal opinion to be filed by amendment)

24.1*	Pixelworks Powers of Attorney

99.1*	Form of Proxy Card for the registrant

99.2*	Form of Proxy Card for Genesis Microchip Inc.

99.3•	Opinion of Citigroup Global Markets Inc. (formerly Salomon Smith Barney Inc.), financial advisor to registrant (incorporated by reference to Annex B to this joint proxy statement/prospectus)

99.4•	Opinion of Dresdner Kleinwort Wasserstein, Inc., financial advisor to Genesis Microchip Inc. (incorporated by reference to Annex C to this joint proxy statement/prospectus)

99.5†	Consent of Citigroup Global Markets Inc. (formerly Salomon Smith Barney Inc.)

99.6*	Consent of Dresdner Kleinwort Wasserstein, Inc.

99.8*	Form of Genesis Microchip Change of Control Severance Agreement (as entered into between Genesis Microchip and each of Anders Frisk, Matthew Ready, Tzoyao Chan, Ken Murray and Mohammad Tafazzoli)

•	Attached as an annex to this joint proxy statement/prospectus.

†	Filed herewith.

*	Previously filed.

Item 22.    Undertakings.

(a)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)    The undersigned registrant hereby undertakes as follows:

(1)    that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

(2)    that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)    The undersigned registrant undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Pixelworks, Inc. has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tualatin, Oregon, on July 3, 2003.

PIXELWORKS, INC.

By:	/s/ ALLEN H. ALLEY
Allen H. Alley President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ALLEN H. ALLEY Allen H. Alley	Chairman, President and Chief Executive Officer	July 3, 2003

/s/ ALLEN H. ALLEY Jeffrey B. Bouchard*	Vice President, Finance and Chief Financial Officer	July 3, 2003

/s/ ALLEN H. ALLEY Oliver D. Curme*	Director	July 3, 2003

/s/ ALLEN H. ALLEY Frank Gill*	Director	July 3, 2003

/s/ ALLEN H. ALLEY Mark A. Stevens*	Director	July 3, 2003

/s/ ALLEN H. ALLEY C. Scott Gibson*	Director	July 3, 2003

*By:	/s/ ALLEN H. ALLEY
Allen Alley Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

2.1•

Agreement and Plan of Merger, dated March 17, 2003, by and among Pixelworks, Inc., Display Acquisition Corporation and Genesis Microchip Inc. (incorporated by reference to Annex A of this joint proxy statement/prospectus)

5.1*	Form of opinion of Ater Wynne LLP regarding the legality of the shares of Pixelworks common stock registered hereunder

8.1*	Form of tax opinion of O’Melveny & Myers LLP

8.2*	Form of tax opinion of Wilson Sonsini Goodrich & Rosati Professional Corporation

10.1•

Form of Pixelworks Voting Agreement, dated March 17, 2003, by and among Genesis Microchip Inc. and each of the directors of Pixelworks, Inc. (incorporated by reference to Annex D of this joint proxy statement/prospectus)

10.2•

Form of Genesis Microchip Voting Agreement, dated March 17, 2003, by and among Pixelworks, Inc. and each of the directors of Genesis Microchip Inc. (incorporated by reference to Annex E of this joint proxy statement/prospectus)

10.3*	Form of Pixelworks Change of Control Severance Agreement (as entered into between Pixelworks and each of Allen Alley, Marc Fleischmann, Robert Greenberg, Michael West and Bradley Zenger)

10.4*	Change of Control Severance Agreement between Pixelworks and Jeff Bouchard dated as of March 14, 2003

10.5*	Change of Control Severance Agreement between Pixelworks and Hans Olsen dated as of March 14, 2003

10.6*	Form of Relocation Agreement between Pixelworks, Inc. and Hans Olsen

23.1†	Consent of KPMG LLP (consent of independent auditors of Pixelworks, Inc.)

23.2†	Consent of KPMG LLP (consent of independent auditors of Genesis Microchip Inc.)

23.3*	Consent of Ater Wynne LLP (included in 5.1, executed legal opinion to be filed by amendment)

23.4*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in 8.1, executed legal opinion to be filed by amendment)

23.5*	Consent of O’Melveny & Myers LLP (included in 8.2, executed legal opinion to be filed by amendment)

24.1*	Pixelworks Powers of Attorney

99.1*	Form of Proxy Card for the registrant

99.2*	Form of Proxy Card for Genesis Microchip Inc.

99.3•	Opinion of Citigroup Global Markets Inc. (formerly Salomon Smith Barney Inc.), financial advisor to registrant (incorporated by reference to Annex B to this joint proxy statement/prospectus)

99.4•	Opinion of Dresdner Kleinwort Wasserstein, Inc., financial advisor to Genesis Microchip Inc. (incorporated by reference to Annex C to this joint proxy statement/prospectus)

99.5†	Consent of Citigroup Global Markets Inc. (formerly Salomon Smith Barney Inc.)

99.6*	Consent of Dresdner Kleinwort Wasserstein, Inc.

99.8*	Form of Genesis Microchip Change of Control Severance Agreement (as entered into between Genesis Microchip and each of Anders Frisk, Matthew Ready, Tzoyao Chan, Ken Murray, and Matthew Tafazzoli)

•	Attached as an annex to this joint proxy statement/prospectus.

†	Filed herewith.

*	Previously filed.